    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 1998


                                                      REGISTRATION NO. 333-63727
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       INFINITY BROADCASTING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                             4832                            13-4030071
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                    NO.)


                              40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 314-9200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 FARID SULEMAN
                       INFINITY BROADCASTING CORPORATION
                              40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 314-9200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              MARC S. ROSENBERG, ESQ.                             VINCENT J. PISANO, ESQ.
              CRAVATH, SWAINE & MOORE                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                 825 EIGHTH AVENUE                                   919 THIRD AVENUE
             NEW YORK, NEW YORK 10019                            NEW YORK, NEW YORK 10022
                  (212) 474-1000                                      (212) 735-3000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent underwritten offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except for the front and back cover pages and the section entitled "Underwriting." The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. The alternate pages for the International Prospectus included herein are each labeled "Alternate Page for International Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act.

 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 9, 1998

PROSPECTUS

                               135,000,000 SHARES

                                 INFINITY LOGO

                       INFINITY BROADCASTING CORPORATION

                              CLASS A COMMON STOCK
                            ------------------------

    All of the shares of Class A Common Stock, par value $.01 per share, offered hereby are being sold by Infinity Broadcasting Corporation (the "Company"). Of the 135,000,000 shares of Class A Common Stock offered hereby, 114,750,000 shares are being offered for sale initially in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters and 20,250,000 shares are being offered for sale initially in a concurrent offering outside the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offerings") by the International Managers (collectively with the U.S. Underwriters, the "Underwriters"). The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

    Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price
of the Class A Common Stock offered hereby will be between $         and
$         per share. For a discussion of the factors considered in determining the initial public offering price of the Class A Common Stock, see
"Underwriting."


    The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "INF", subject to official notice of issuance.


                                                        (continued on next page)



     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN MATERIAL RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                     PRICE TO               UNDERWRITING             PROCEEDS TO
                                                      PUBLIC                DISCOUNT(1)               COMPANY(2)
-----------------------------------------------------------------------------------------------------------------------
Per Share................................... $                        $                        $
-----------------------------------------------------------------------------------------------------------------------
Total(3).................................... $                        $                        $
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $         .

(3) The Company has granted the U.S. Underwriters and the International Managers options to purchase up to an additional 17,212,500 and 3,037,500 shares of Class A Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."
                            ------------------------

    The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New York, New
York on or about              , 1998.
                            ------------------------

                              MERRILL LYNCH & CO.


BT ALEX. BROWN                                              GOLDMAN, SACHS & CO.



ALLEN & COMPANY INCORPORATED                          CREDIT SUISSE FIRST BOSTON


DONALDSON, LUFKIN & JENRETTE                                     LEHMAN BROTHERS


MORGAN STANLEY DEAN WITTER                 NATIONSBANC MONTGOMERY SECURITIES LLC


                              SALOMON SMITH BARNEY


BEAR, STEARNS & CO. INC.     DEUTSCHE BANK SECURITIES     ING BARING FURMAN SELZ
LLC                                                      LAZARD FRERES & CO. LLC


PAINEWEBBER INCORPORATED     SANFORD C. BERNSTEIN & CO., INC.     SCHRODER & CO.
INC.                                                                    SG COWEN


ABN AMRO ROTHCHILD      BANCBOSTON ROBERTSON STEPHENS      CHASE SECURITIES INC.


J.P. MORGAN & CO.                           WASSERSTEIN PERELLA SECURITIES, INC.

                            ------------------------

              The date of this Prospectus is              , 1998.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZATION, THE PURCHASE OF THE CLASS A COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

(continued from previous page)



     Following the Offerings, the Company will have two classes of authorized common stock, the Class A Common Stock and the Class B Common Stock, par value $.01 per share. The rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical, except with respect to voting, conversion and transfer. Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to five votes, on all matters submitted to a vote of stockholders. CBS Corporation beneficially owns all of the Company's outstanding Common Stock and will, immediately after the Offerings, beneficially own all of the Company's issued and outstanding Class B Common Stock. Immediately after consummation of the Offerings (assuming no exercise of the over-allotment options granted to the U.S. Underwriters and the International Managers), such Class B Common Stock will represent approximately 96.3% of the combined voting power of the Company. As a result of such ownership, CBS Corporation will be able to control the vote on substantially all matters submitted to a vote of stockholders, including the election of directors and the approval of extraordinary corporate transactions. The net proceeds from the Offerings will be used to prepay debt owed to CBS. See "Risk Factors -- Risks Relating to Control by CBS," "Use of Proceeds," "Principal Stockholder and Stock Ownership" and "Relationships Between the Company and CBS."


                            ------------------------

     The Company intends to furnish its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three fiscal quarters of each fiscal year containing interim unaudited financial information.

                            ------------------------

     For investors outside the United States: No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Class A Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Class A Common Stock and the distribution of this Prospectus.

                            ------------------------

     The "Infinity" name and mark and the Company's associated brand names and logos are trade and service marks of the Company. The "CBS" name and mark and the "eye" logo and CBS's associated brand names are trade and service marks of CBS Corporation and its subsidiaries.

      FORWARD-LOOKING STATEMENTS; CERTAIN DEFINED TERMS; MARKET SHARE DATA

     Certain statements made in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Relationships Between the Company and CBS" and elsewhere in this Prospectus are forward-looking statements that are not historical facts but rather reflect the Company's current expectations concerning future results and events. The words "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions identify such forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those forecast or anticipated in such forward-looking statements.

     Such risks, uncertainties and factors include, but are not limited to: business conditions and growth in the radio broadcasting and outdoor advertising industry and the general economy; competitive factors; changes in interest rates; the failure or inability to renew one or more of the Company's broadcast licenses; and the factors described in "Risk Factors."

     Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management's view only as of the date of this Prospectus. The Company undertakes no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements which it may make to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                            ------------------------

     As used herein, "Class A Common Stock" means the Class A Common Stock, $.01 par value per share, of the Company; "Class B Common Stock" means the Class B Common Stock, $.01 par value per share, of the Company; "Common Stock" means the Class A Common Stock and the Class B Common Stock; "Offerings" means the U.S. Offering and the International Offering; "FCC" means the Federal Communications Commission; "LMAs" means local marketing agreements which would be considered time brokerage agreements ("TBAs") for FCC purposes; "NYSE" means the New York Stock Exchange, Inc.; "Commission" means the Securities and Exchange Commission; "Exchange Act" means the Securities Exchange Act of 1934, as amended; and "Securities Act" means the Securities Act of 1933, as amended.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors." Throughout this Prospectus, except where the context otherwise requires: (i) the term "CBS" refers collectively to CBS Corporation and its direct and indirect subsidiaries (other than the Company), and their respective predecessors; and (ii) the term "Company" refers collectively to Infinity Broadcasting Corporation and its direct and indirect subsidiaries and their respective predecessors. Except where the context otherwise requires, all information in this Prospectus: (i) gives effect to the amendment of the Company's Certificate of Incorporation to change its authorized capital stock to Class A Common Stock, Class B Common Stock and preferred stock, par value $.01 per share (the "Preferred Stock"); (ii) gives effect to the conversion of each outstanding share of the Company's current common stock, par value $1.00 per share, into 700,000 shares of its newly created Class B Common Stock (see "Description of Capital Stock"); (iii) assumes the Underwriters' over-allotment options, as described in "Underwriting," are
not exercised; and (iv) assumes an initial public offering price of $     per
share of Class A Common Stock.

                                  THE COMPANY

     The Company is one of the largest radio broadcasting and outdoor advertising companies in the United States. The Company's 161 radio stations, which serve 34 markets, collectively accounted for approximately 11% of total 1997 U.S. radio advertising expenditures. The Company's stations collectively ranked first or second, in terms of 1997 pro forma radio revenues, in 28 out of the 34 markets in which the Company operates stations. Approximately 70%, 87% and 99% of the Company's pro forma 1997 net radio revenues were generated in the 10, 25 and 50 largest U.S. radio markets, respectively. The Company's outdoor advertising business is conducted through its wholly owned subsidiary, TDI Worldwide, Inc. ("TDI"). TDI is one of the largest outdoor advertising companies in the United States, and operates predominantly in major metropolitan markets, 14 of which are also served by the Company's radio stations. TDI also operates internationally with offices in the United Kingdom, the Republic of Ireland and Northern Ireland.

     The Company operates and seeks to opportunistically acquire radio and outdoor, or "out-of-home," media properties in the largest markets in the United States. The Company characterizes its business as out-of-home because the majority of radio listening, and virtually all viewing of outdoor advertising, takes place in automobiles, transit systems, on the street and other locations outside the consumer's home. The Company believes that out-of-home media are an attractive alternative to other advertising media, particularly as "in-home" media, including broadcast television, cable and the Internet, increasingly compete for advertising revenue in the home.

     The Company's radio stations serve diverse target demographics through a broad range of programming formats such as rock, oldies, news/talk, adult contemporary, sports/talk and country, and the Company has established leading franchises in news, sports and personality programming. The Company believes that this diversity provides advertisers with "one-stop-shopping" by enabling advertisers to select stations to reach a targeted demographic group or to select groups of stations and outdoor advertising properties to reach broad groups of consumers within and across markets. The Company believes that this diversity also reduces its dependence on any single station, local economy, format or advertiser.


     CBS Corporation beneficially owns all of the Company's outstanding common stock. After giving effect to the Offerings, CBS will beneficially own approximately 83.8% of the equity, which will represent approximately 96.3% of the combined voting power, of the Company. CBS also owns, among other assets, 14 television stations covering approximately 31% of U.S. television households, several cable television networks and the CBS television network, as well as equity interests in certain Internet Web site providers.

     The Company was formed to own and operate the out-of-home media business of CBS Corporation, which prior to December 1, 1997, was known as Westinghouse Electric Corporation ("Westinghouse"). In November 1995, Westinghouse acquired CBS Inc. In December 1996, Westinghouse acquired the former Infinity Broadcasting Corporation ("Old Infinity"), which also owned TDI and had a minority equity interest in and managed Westwood One Inc. ("Westwood One"). On June 4, 1998, CBS acquired the radio broadcasting operations of American Radio Systems Corporation ("American Radio"). Both Old Infinity and American Radio were publicly traded companies prior to their acquisition by Westinghouse and CBS, respectively. Prior to the Offerings, CBS will have transferred substantially all its radio, outdoor advertising and related assets to the Company.

     Infinity Broadcasting Corporation is a corporation organized under the laws of Delaware. Its principal executive offices are located at 40 West 57th Street, New York, New York 10019, and its telephone number is (212) 314-9200.

                  BUSINESS STRATEGY AND COMPETITIVE STRENGTHS

     Growth Potential for Out-of-Home Media. The Company believes that the radio business has significant growth potential. Radio currently represents approximately 7% of all advertising spending in the United States. The Company believes that this market share may not yet fully reflect the operational benefits which it expects will result from the consolidation that has taken place in the radio business since the enactment of the Telecommunications Act of 1996 (the "Telecom Act"). The Telecom Act eliminated the national ownership ceiling previously applicable to radio broadcasters and relaxed restrictions previously applicable to ownership of radio stations within single markets, providing an opportunity for increased consolidation within the radio industry. The Company believes that this consolidation has made radio more competitive with newspapers, television and other media which can deliver large audiences across a wide range of demographics. The Company believes that the outdoor advertising business has also become more competitive due to similar industry consolidation. In addition, should the number and variety of in-home media continue to increase (whether as a result of the introduction of new technologies or otherwise), the Company believes that the smaller number of media competing in the out-of-home market will provide it with a greater competitive advantage than it has to date.

     Focus on Large Market Assets. Approximately 94% of the Company's radio stations are located in the 50 largest radio markets in the United States. As of September 30, 1998, the Company owned 9 of the 16 highest billing radio stations (measured by 1997 net revenues) in the United States. The Company believes that this focus on large markets makes it more appealing to advertisers, enables it to attract more highly skilled management, employees and on-air talent, and also enables it to more efficiently manage its business and generate higher levels of cash flow than would be the case if it managed a larger number of smaller stations.

     Strategic Acquisitions. While the Company does not believe that it needs to make acquisitions to grow its business, it intends to pursue acquisition opportunities that would enable it to continue to compete more effectively for advertising revenues and to increase its growth rate of cash flow. As an experienced operator of out-of-home media properties, the Company believes that it will have opportunities to acquire additional properties and to improve their operating performance. In general, the Company intends to pursue acquisitions of radio stations primarily in the 50 largest radio markets in the United States. This strategy may include acquiring radio stations in markets where the Company currently owns stations, as well as in markets in which the Company does not currently operate. The Company will also seek to acquire additional outdoor properties both in the United States and internationally.

     Diversification of Revenues. The Company seeks to maintain substantial diversity among its stations in many respects. The geographically wide-ranging stations serve diverse target demographics through a broad range of programming formats such as rock, oldies, news/talk, adult contemporary, sports/talk and country. This diversity reduces the Company's dependence on any particular station, local economy, format, on-air personality or advertiser. Similarly, the Company places an emphasis on increasing local and regional advertising revenues to avoid dependence on national advertising. During the year ended December 31, 1997, the Company generated approximately 72% of its net radio revenues from local and regional advertising.

     Proven Management Team. The Company's four executive officers have more than 70 years combined experience in the radio and outdoor advertising business, and Mel Karmazin, the Company's Chairman, President and Chief Executive Officer, and Farid Suleman, the Company's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, have worked together at the Company's predecessors since 1986. The Company believes that this proven management team is a significant competitive asset for the Company.

     Cost Controls. The Company strives to maximize its stations' cash flow by instituting strict financial reporting requirements and cost controls, directing promotional activities, developing programming to improve the stations' appeal to a targeted audience group and enhancing advertising sales efforts. While the Company's local management is responsible for the day-to-day operations of each station, corporate management is responsible for long-range planning, establishing policies and procedures, maximizing cost savings where centralized activity is appropriate, allocating resources and maintaining overall control of the stations.

     Programming. The overall mix of each station's programming is designed to fit the station's specific format and serve its local community. The Company's general programming strategy includes acquiring significant on-air talent, sports franchises and news for its radio stations. The Company believes that this strategy, in addition to developing loyal audiences for its radio stations, creates the opportunity for the Company to obtain additional revenues from syndicating such programming franchises to other radio stations. Similarly, the Company's relationship with CBS gives it access to certain CBS programming.

                             RELATIONSHIPS WITH CBS

     CBS beneficially owns all of the Company's outstanding common stock. After the Offerings, CBS will beneficially own approximately 83.8% of the equity, which will represent approximately 96.3% of the combined voting power, of the Company. As a result of such ownership, CBS will be able to control the vote on substantially all matters submitted to a vote of the Company's stockholders, including the election of directors and the approval of extraordinary corporate transactions.

     The Company believes that it derives substantial benefits from its relationships with CBS. CBS owns, among other assets, 14 television stations covering approximately 31% of U.S. television households, several cable television networks (including The Nashville Network and Country Music Television) and the CBS television network, as well as equity interests in certain Internet Web site providers. Through its affiliation with CBS, the Company is able to offer its customers "one-stop shopping" in a broader array of media and markets than that available to the Company's competitors. Because the Company's Chief Executive Officer will also be the Chief Executive Officer of CBS, the Company believes it is well positioned to identify and benefit from the synergies between the Company's businesses and those of CBS.

     After the Offerings, the relationship between CBS and the Company will be governed by an Intercompany Agreement and a Tax Sharing Agreement. The Intercompany Agreement will require CBS to make available to the Company the services of Mr. Karmazin, the Company's Chairman, President and Chief Executive Officer, and Mr. Suleman, the Company's Executive Vice President, Chief Financial Officer, Treasurer and Secretary. CBS will also make available certain services, including financial, tax and legal services, to the Company. The Company will pay CBS its allocated costs for these management and other services. The Intercompany Agreement also establishes certain principles governing the allocation of marketing opportunities, costs and revenues, the provision of promotional time and space, access to programming and other aspects of the Company's operating relationship with CBS on terms that are generally consistent with past practices between the parties. As a result of CBS's controlling interest in the Company and their overlapping managements and boards of directors, relationships between CBS and the Company will not always be on arm's-length terms.

     On September 18, 1998, Old Infinity issued a floating rate promissory note as a dividend to CBS, in the aggregate principal amount of $2.5 billion (the "CBS Note"). The dividend was declared and paid in the form of the CBS Note, in order to provide CBS with funds to be used for CBS's general corporate purposes. The CBS Note is payable on September 18, 2003. The Company intends to use the net proceeds of the Offerings to prepay the CBS Note, and any proceeds in excess thereof will be used for the Company's general corporate purposes, including working capital, repayment of debt and possible acquisitions. See "Use of Proceeds."

     For a more detailed discussion of the Company's relationships with CBS, see "Risk Factors -- Risks Relating to Control by CBS" and "Relationships Between the Company and CBS."

                                 THE OFFERINGS

     Of the 135,000,000 shares of Class A Common Stock being offered hereby by the Company, 114,750,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters and 20,250,000 shares are being offered initially outside the United States and Canada by the International Managers. See "Underwriting."

Class A Common Stock Offered by the
Company(1):

  U.S. Offering........................     114,750,000 shares

  International Offering...............      20,250,000 shares

          Total(1).....................     135,000,000 shares

Common Stock to be Outstanding After
the Offerings:

  Class A Common Stock(1)(2)...........     135,000,000 shares

  Class B Common Stock(3)..............     700,000,000 shares

          Total(1)(2)..................     835,000,000 shares

Voting Rights..........................     The Class A Common Stock and Class B
                                            Common Stock vote as a single class
                                            on all matters, except as otherwise
                                            required by law, with each share of
                                            Class A Common Stock entitling its
                                            holder to one vote and each share of
                                            Class B Common Stock entitling its
                                            holder to five votes. All of the
                                            shares of Class B Common Stock are
                                            beneficially owned by CBS. After the
                                            Offerings, CBS will beneficially own
                                            shares of Common Stock having
                                            approximately 96.3% of the combined
                                            voting power of the outstanding
                                            shares of Common Stock
                                            (approximately 95.8% if the over-
                                            allotment options are exercised in
                                            full). See "Principal Stockholder
                                            and Stock Ownership" and
                                            "Description of Capital Stock."

Use of Proceeds........................     The Company intends to use the net
                                            proceeds from the Offerings to
                                            prepay the CBS Note, and any
                                            proceeds in excess thereof will be
                                            used for the Company's general
                                            corporate purposes, including for
                                            working capital, repayment of debt
                                            and possible acquisitions. See "Use
                                            of Proceeds."


Listing................................     The Class A Common Stock has been
                                            approved for listing on the NYSE
                                            under the symbol "INF", subject to
                                            official notice of issuance.


---------------
(1) Does not include up to 17,212,500 and 3,037,500 shares subject to over-allotment options granted by the Company to the U.S. Underwriters and the International Managers, respectively.

(2) Excludes 19,750,000 shares of Class A Common Stock reserved for issuance under the Company's 1998 Plan, Annual Incentive Plan and Savings Plans (each as defined herein). See "Management -- Long-Term Incentives," "-- Annual Incentives" and "-- Savings Plans."

(3) All of the Class B Common Stock will be beneficially owned by CBS.

                                  RISK FACTORS

     See "Risk Factors" for a description of certain risks to be considered before making an investment in the Class A Common Stock.

                 SUMMARY COMBINED AND PRO FORMA FINANCIAL DATA
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

     The summary historical combined financial data of the Company presented below as of December 31, 1996 and 1997, and for the years ended December 31, 1995, 1996 and 1997 have been derived from, and are qualified by reference to, the audited Combined Financial Statements of the Company included elsewhere in this Prospectus. The summary historical combined financial data of the Company presented below as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 have been derived from, and are qualified by reference to, the unaudited combined financial statements of the Company included elsewhere in this Prospectus. The summary historical combined financial data of the Company presented below as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 have been derived from unaudited Combined Financial Statements of the Company not included in this Prospectus. The summary combined financial data should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the related Notes thereto and the other financial information included elsewhere in this Prospectus. The Company's unaudited financial statements as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations of the Company for these periods. Results for the nine-month periods are not necessarily indicative of the results to be expected for the full year.

     The summary pro forma statement of earnings and other operating data give pro forma effect to the acquisition of American Radio and its acquisitions as if they had taken place on January 1, 1997. The pro forma statement of earnings and other operating data do not give pro forma effect to the issuance of the CBS Note because it is expected to be substantially or entirely repaid from the proceeds of the Offerings. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of the Company which actually would have occurred had the American Radio acquisition taken place on the date indicated, nor are they necessarily indicative of future operating results. The summary pro forma statement of earnings and other operating data should be read in conjunction with "Unaudited Combined Pro Forma Financial Information."


                                                   YEAR ENDED DECEMBER 31,
                        ------------------------------------------------------------------------------
                                                   HISTORICAL                                  PRO
                        ----------------------------------------------------------------      FORMA
                           1993          1994          1995         1996         1997        1997(1)
                        -----------   -----------   ----------   ----------   ----------   -----------
STATEMENT OF EARNINGS
  DATA:
Net revenues..........   $180,739      $174,722     $  216,288   $  554,088   $1,480,091   $1,873,413
Operating expenses
  excluding
  depreciation and
  amortization........    113,908       103,456        136,419      343,920      888,405    1,147,155
Depreciation and
  amortization........     14,670        15,591         17,914       57,528      197,135      285,685
Corporate expenses....      8,134         8,492          8,736       13,434       22,277       30,484
                         --------      --------     ----------   ----------   ----------   ----------
Operating earnings....     44,027        47,183         53,219      139,206      372,274      410,089
Interest expense,
  net.................         --            --             --           --        3,645       50,639
Net earnings..........     28,243        42,649         27,673       71,566      177,629      160,527
Net earnings per
  common share --
  basic and diluted...       0.04          0.06           0.04         0.10         0.25         0.23
Weighted average
  shares
  outstanding -- basic
  and diluted.........    700,000       700,000        700,000      700,000      700,000      700,000

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,
                        ---------------------------------------
                               HISTORICAL               PRO
                        -------------------------      FORMA
                           1997          1998         1998(1)
                        -----------   -----------   -----------
STATEMENT OF EARNINGS
  DATA:
Net revenues..........  $1,068,289    $1,319,690    $1,487,065
Operating expenses
  excluding
  depreciation and
  amortization........     654,489       767,507       886,345
Depreciation and
  amortization........     149,061       177,249       214,356
Corporate expenses....      16,881        13,145        18,615
                        ----------    ----------    ----------
Operating earnings....     247,858       361,789       367,749
Interest expense,
  net.................       3,519        22,038        41,843
Net earnings..........     115,967       165,580       155,713
Net earnings per
  common share --
  basic and diluted...        0.17          0.24          0.22
Weighted average
  shares
  outstanding -- basic
  and diluted.........     700,000       700,000       700,000


                                                   (footnotes on following page)


                                                   YEAR ENDED DECEMBER 31,
                        ------------------------------------------------------------------------------
                                                   HISTORICAL                                  PRO
                        ----------------------------------------------------------------      FORMA
                           1993          1994          1995         1996         1997        1997(1)
                        -----------   -----------   ----------   ----------   ----------   -----------
OTHER OPERATING DATA:
EBITDA(2).............   $ 61,413      $ 93,095     $   71,324   $  197,043   $  575,387   $  703,751
Capital
  expenditures........      3,438         7,843          9,368        6,682       15,264       17,311
After-tax Cash
  Flow(2).............     42,913        58,240         45,587      129,094      374,764      446,212
Cash flow from
  operating
  activities..........     40,582        25,287         49,401      103,943      310,264      342,289
Cash flow from
  investing
  activities..........    (15,789)        3,976     (1,213,810)  (1,000,847)      21,870     (406,697)
Cash flow from
  financing
  activities..........    (24,743)      (29,131)     1,164,221      916,771     (329,494)     195,798

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,
                        ---------------------------------------
                               HISTORICAL               PRO
                        -------------------------      FORMA
                           1997          1998         1998(1)
                        -----------   -----------   -----------
OTHER OPERATING DATA:
EBITDA(2).............  $  397,489    $  540,825    $  584,141
Capital
  expenditures........       9,818        19,793        23,372
After-tax Cash
  Flow(2).............     265,028       342,829       370,069
Cash flow from
  operating
  activities..........     239,099       316,417       340,538
Cash flow from
  investing
  activities..........      18,944    (1,397,696)   (1,437,823)
Cash flow from
  financing
  activities..........    (251,003)    1,133,053     1,170,455



                                                        AT DECEMBER 31,                             AT SEPTEMBER 30, 1998
                                   ----------------------------------------------------------   -----------------------------
                                     1993       1994        1995         1996         1997        ACTUAL       AS ADJUSTED(3)
                                   --------   --------   ----------   ----------   ----------   -----------    --------------
BALANCE SHEET DATA:
Total assets.....................  $477,568   $485,747   $1,878,208   $7,261,952   $7,074,103   $10,406,311     $10,406,311
Long-term debt (including current
  portion).......................        --         --           --      150,494        2,092     3,151,274
Stockholders' equity.............   454,813    511,453    1,659,602    6,418,701    6,397,388     5,831,054
Working capital..................    29,668     32,238       79,500      273,403      247,206       350,098         350,098


---------------

(1) The pro forma statement of earnings and other operating data give effect to:
    (i) the Company's acquisition of American Radio; and (ii) American Radio's acquisitions and dispositions in 1997 as if such transactions occurred at January 1, 1997. See "Unaudited Combined Pro Forma Financial Information." The pro forma statement of earnings and other operating data do not give effect to the issuance by Old Infinity of the CBS Note because it is expected to be substantially or entirely repaid from the net proceeds of the Offerings. To the extent the net proceeds of the Offerings are not sufficient to repay the CBS Note, additional interest expense would be incurred. Based on current interest rates, approximately $6.0 million in additional annual interest expense would result for every $100.0 million of unpaid principal of the CBS Note.



(2) EBITDA represents earnings before interest, taxes, depreciation and amortization. After-tax Cash Flow represents net earnings plus depreciation and amortization. Although EBITDA and After-tax Cash Flow are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating the Company because they are measures widely used in the broadcast industry to evaluate a company's operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Use of EBITDA." Nevertheless, EBITDA and After-tax Cash Flow should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. As EBITDA and After-tax Cash Flow are not measures of performance calculated in accordance with generally accepted accounting principles, these measures may not be comparable to similarly titled measures employed by other companies. Management's discretionary use of funds depicted by EBITDA and After-tax Cash Flow may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.



(3) As adjusted to give effect to the Offerings and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     Prospective purchasers should carefully consider the following factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the shares of Class A Common Stock offered hereby.

RISKS RELATING TO CONTROL BY CBS

     Immediately following the Offerings, CBS will continue to control the Company and CBS will beneficially own 100% of the outstanding Class B Common Stock, which will represent approximately 96.3% of the combined voting power of all the outstanding Common Stock. As a result of this ownership, CBS generally will be able to exercise a controlling influence over the business and affairs of the Company, and to unilaterally determine the outcome of any matter submitted to a vote of the Company's stockholders. See "-- Possible Anti-Takeover Effects of Certain Charter Provisions."

     Possible Conflicts of Interest. Because CBS and the Company are both engaged in the sale of advertising time and space, there exist numerous actual and potential conflicts of interest between them. The Company and CBS will to some extent be competing with each other when offering their products and services to potential customers, who often are deciding how much of their advertising budgets to allocate to television, radio, outdoor or other media. The Company's Restated Certificate of Incorporation (the "Restated Certificate") contains certain provisions addressing potential conflicts of interest between the Company and CBS and the allocation between the Company and CBS of certain transactions that, absent such allocation, could constitute corporate opportunities of both the Company and CBS. These provisions effectively create a presumption that such opportunities need not be made available to the Company absent a clear indication that they were directed to the Company. See "Certain Provisions of the Certificate of Incorporation and By-Laws of the Company -- Corporate Opportunity and Conflict of Interests Policies." In addition, as a major advertiser, CBS from time to time utilizes the Company's advertising time and space. Similarly, the Company promotes its programming on stations and networks owned by CBS.

     Prior to the Offerings, CBS and the Company will enter into the Intercompany Agreement, which will, among other things, govern the terms on which the parties will jointly market their products and services and provide promotional advertising time and space to each other. In particular, in certain circumstances consistent with past practice, the Intercompany Agreement will permit CBS to continue to utilize radio promotion time without charge. The Intercompany Agreement generally contemplates that the parties will maintain their relationships in a manner consistent with their past practice. However, neither the Intercompany Agreement nor any future agreements between the Company and CBS resulted or will necessarily result from arm's-length negotiations and such agreements therefore may be in some respects and in certain instances less favorable to the Company than those that it could obtain from unaffiliated third parties. Moreover, many of the transactions between the Company and CBS are of an informal nature and do not lend themselves to formulaic allocations of costs and benefits. Thus, there inevitably will be some discretion left to the parties, who are subject to the potentially conflicting interests described herein.

     In addition, to the extent that the Company derives benefits from its close relationship with CBS, those benefits could be reduced or eliminated in the future. CBS is not obligated to engage in any future business transactions or jointly pursue opportunities, except for those expressly provided for in the Intercompany Agreement.

     Risks Relating to Joint Management and Boards of Directors. Mr. Karmazin, the Company's Chairman, President and Chief Executive Officer, and Mr. Suleman, the Company's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, will continue to hold senior management positions with CBS after the Offerings (in Mr. Karmazin's case, as Chief Executive Officer of CBS effective January 1, 1999). These Company officers will be employed by CBS, rather than by the Company, and will spend a substantial part of their professional time and effort on behalf of CBS. In many instances, such efforts for CBS will relate to activities which are unrelated (and in some circumstances may be adverse) to the interests of the Company. The Company has not established any minimum time requirements for such officers. In addition, Messrs. Karmazin and Suleman will continue to participate in CBS stock option and other benefit plans and

Mr. Karmazin is one of CBS's largest stockholders. The Company's other executive officers and a significant number of its employees will continue to hold shares of and/or options to purchase shares of common stock of CBS granted or acquired prior to their transfer to the Company, and will not yet have received comparable interests under the Company's plans. These substantial interests in CBS's equity may present these officers and employees with incentives different from those of the Company's stockholders, and may exacerbate the conflicts described herein.

     In addition, immediately following the Offerings, only two of the Company's eight directors will be individuals who are not currently associated with CBS or the Company. In addition to Messrs. Karmazin and Suleman, the Company expects that its Board of Directors will include four non-management directors who will also be officers or directors of CBS. For so long as CBS maintains voting control of the Company, CBS will have the ability to change the size or composition of the Board of Directors.

     Mr. Karmazin is a Director of Westwood One and Mr. Suleman is the Chief Financial Officer and Secretary and a Director of Westwood One, which positions will continue to impose demands on their time and present potential conflicts of interest following the Offerings. Westwood One produces and distributes syndicated and network radio programming to the Company's radio stations as well as to competitors of the Company. See "Business -- Programming."

     Dependence upon CBS for Certain Services. Prior to the Offerings, the Company has been dependent upon CBS for various real estate, financial, tax, human resource, legal and other functions that typically are performed by in-house personnel of public companies. Following the Offerings and for at least some period of time thereafter, the Company will have to continue to rely on CBS for these services, which are to be made available pursuant to the Intercompany Agreement. Except as expressly required by the terms of the Intercompany Agreement, CBS could choose not to provide these services or to take actions which could result in increased allocations to the Company.

     Proceeds of Offerings to be Used to Pay the CBS Note. The net proceeds from the Offerings will be used to prepay the CBS Note. Therefore, it is possible that none of the amounts raised in the Offerings will be available for use in the Company's business.

     CBS Credit Agreement. The Company does not currently have any independent credit facilities with banks or other institutions. Prior to the Offerings, the Company expects to become a borrower under CBS's existing $4.0 billion senior unsecured revolving credit facility (the "CBS Credit Agreement"), pursuant to which up to $1.0 billion will be available to the Company for revolving loans.


     The terms of the CBS Credit Agreement impose restrictions on the ability of CBS and its material subsidiaries (including the Company) to create liens, grant negative pledges, sell assets and enter into affiliate transactions. In addition, the terms of the CBS Credit Agreement significantly restrict the Company's ability to incur additional debt, other than additional borrowings under the CBS Credit Agreement (which are limited to $1 billion). The terms of the CBS Credit Agreement require CBS to maintain specified financial ratios and meet certain tests, including a maximum consolidated leverage ratio and minimum interest coverage ratio and net worth. In addition, the occurrence of a change of control of CBS would be an event of default under the CBS Credit Agreement. Any event of default or declaration of acceleration under any debt instruments of CBS in an aggregate amount in excess of $100 million could also result in an event of default under the CBS Credit Agreement. The ability of CBS to comply with the terms of the CBS Credit Agreement is beyond the control of the Company and can be affected by events beyond CBS's control. Any defaults under the CBS Credit Agreement (whether or not related to the business of the Company) could preclude the Company from borrowing under the CBS Credit Agreement, and could entitle the lenders to declare all amounts outstanding thereunder to be due and payable immediately. See "Description of Indebtedness -- CBS Credit Agreement." The Company may obtain an independent credit facility in the future.


     Risks Relating to Tax Consolidation. For so long as CBS continues to own 80% of the vote and value of the Company's capital stock, the Company will be included in CBS's consolidated group for federal income tax purposes. Under the Tax Sharing Agreement, the Company will pay to CBS the amount of federal, and in some cases state and local, income taxes which it would be required to pay to the relevant taxing authorities if it were a separate taxpayer not included in CBS's consolidated or combined returns. In addition, by virtue of its controlling ownership and the Tax Sharing Agreement, CBS will effectively control all of the Company's tax decisions. Under the Tax Sharing Agreement, CBS will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all income tax returns on behalf of the consolidated group and to determine the amount of the Company's liability to (or entitlement to payment from) CBS under the Tax Sharing Agreement. Moreover, notwithstanding the Tax Sharing Agreement, federal law provides that each member of a consolidated group is liable for the group's entire tax obligation. Thus, to the extent CBS or other members of the group fail to make any federal income tax payments required of them by law, the Company would be liable for the shortfall. Similar principles apply for state income tax purposes in many states.


     Contingent Liability for CBS Obligations. For so long as CBS continues to own at least 80% of the voting power of the Company's capital stock, the Company will be jointly and severally liable (together with all other members of CBS's "control group") for certain pension funding, termination and excise taxes and for other pension-related matters. Because the Class B Common Stock held by CBS is entitled to five votes per share, the Company expects that CBS will retain its 80% voting interest for the foreseeable future. As of December 31, 1997, the present value of the liabilities under certain qualified pension plans, including the Westinghouse Pension Plan, exceeded the fair market value of the assets held in trust thereunder by approximately $740 million, based upon the assumptions used for financial reporting purposes under Statement of Financial Accounting Standards No. 87 and before any tax effect. CBS's liabilities and the Company's contingent liabilities would be substantially higher under these plans if such plans were terminated.

     In addition, as of September 30, 1998, CBS had outstanding an aggregate of approximately $2.6 billion principal amount of public debt issued pursuant to indentures which under certain circumstances could effectively require a transferee of assets from CBS (including the Company) to assume such debt. The Company does not believe that such assumption is now required or likely to be required in the future. Nevertheless, in the event that a CBS bondholder would assert a claim requiring the Company to assume such debt, it is likely that such matter would be the subject of litigation, which by its very nature is unpredictable.

     Although the Intercompany Agreement provides that CBS will indemnify the Company in respect of any such pension liabilities or debt obligations (including the costs of defending against any assertion of claims against the Company by CBS bondholders), there can be no assurance that CBS will be able to fulfill its obligations under such indemnity.

     For a more complete discussion of the Company's relationships with CBS, see "Relationships Between the Company and CBS."

RISK OF ECONOMIC RECESSION

     The Company derives substantially all of its revenues from the sale of advertising on its radio stations and outdoor displays. Because advertisers generally reduce their spending during economic downturns, the Company could be adversely affected by a future national recession. In addition, because a substantial portion of the Company's revenues are derived from local advertisers, the Company's ability to generate advertising revenues in specific markets could be adversely affected by local or regional economic downturns.

RISKS RELATING TO ACQUISITION STRATEGY

     The Company intends to pursue growth in part through the opportunistic acquisition of radio broadcasting companies, radio station groups, individual radio stations, outdoor advertising companies, individual outdoor advertising displays or other assets that the Company believes are best suited to the purpose of assisting its customers in marketing their products and services. The Company routinely engages in discussions and negotiations with respect to potential acquisitions. Such acquisitions could be material.

     Obstacles to Potential Acquisitions. The consummation of radio broadcasting acquisitions requires prior approval of the FCC with respect to the transfer of control or assignment of the broadcast licenses of the acquired stations. The number of radio stations the Company may acquire or operate in any geographic market, both overall and in each service (i.e., AM or FM) in that market, is limited by the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules and policies, and the Company has reached or is close to reaching the applicable limits in a significant number of the largest markets. The Company's capacity to acquire stations in a market would be further limited to the extent CBS now owns or later acquires media properties in that market, which CBS is free to do if otherwise permissible under FCC multiple ownership rules and policies. See "-- Government
Regulation -- Risks of Mandatory Dispositions; "One-to-a-Market" Limitation" and "Business -- Government Regulation."

     The FCC staff has recently adopted new procedures relating to local radio market concentration based upon revenue share, even where proposed acquisitions would comply with the Communications Act and the FCC's multiple-ownership rules. In particular, the FCC is inviting comment by the public on certain radio station transactions that the FCC believes, on initial analysis, present ownership concentration concerns in the relevant market. FCC approval of a number of pending radio station acquisitions by various parties has been delayed as a consequence of this procedure. This uncertainty, and the possibility that the FCC would take actions to reduce or preclude concentration even if otherwise allowed by the multiple ownership rules, could adversely affect the Company's ability to make broadcasting acquisitions that it considers advantageous.

     The consummation of certain radio acquisitions is also subject to applicable waiting periods and possible review by the Department of Justice (the "DOJ") or the Federal Trade Commission (the "FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and acquisitions that are not required to be reported under the HSR Act may still be investigated by the DOJ or the FTC under the antitrust laws before or after consummation. The DOJ has been active in reviewing radio broadcasting acquisitions and has challenged a number of such transactions, some of which have resulted in consent decrees requiring divestitures of certain stations, terminations of LMAs and other relief. In general, the DOJ has more closely scrutinized radio mergers and acquisitions that result in local market shares in excess of 40% of radio advertising revenues, depending on format, signal strength and other factors. Due to the level of concentration in the largest markets in the United States, these policies could limit the Company's ability to make certain acquisitions, particularly in these markets.

     Other Acquisition-Related Risks. To the extent the Company is able to complete acquisitions, the Company could be required to effectively manage an expanding and significantly larger portfolio of radio and outdoor advertising properties. Acquisitions involve numerous other risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired companies or stations. There can be no assurance that such acquisitions will benefit the Company.

     The Company will face competition from other radio and outdoor advertising companies for available acquisition opportunities, which could result in higher prices. There can be no assurances that the Company will find acceptable acquisition opportunities. In addition, payment of the purchase price of possible acquisitions could require the Company to incur additional debt or seek to obtain equity financing. The incurrence of additional debt could increase the Company's leverage, make the Company more vulnerable to economic downturns and limit its ability to withstand competitive pressures. Additional equity financing could result in dilution to the existing holders of the Common Stock.

GOVERNMENT REGULATION

     Regulation of Radio Broadcasting. The domestic radio broadcasting industry is subject to extensive federal regulation which, among other things, requires approval by the FCC for the issuance, renewal, transfer and assignment of broadcast station operating licenses and limits the number of broadcast properties the Company may own in any market. The Company's broadcasting business will continue to be dependent upon maintaining broadcast licenses issued by the FCC, which are issued for a maximum term of eight years. There can be no assurance that the FCC will approve future renewal applications, and it is possible that any renewals will include conditions or qualifications that could adversely affect the Company's operations. Moreover, governmental regulations and policies may change over time and such changes could have a material adverse impact upon the Company's business, financial condition and results of operations. In addition, the Telecom Act, which became law on February 8, 1996, created uncertainties as to how the FCC and the courts will enforce and interpret numerous existing provisions of the telecommunications laws.

     Restriction on Ownership by Aliens. The Communications Act provides that non-U.S. citizens or their representatives, or foreign governments or representatives thereof, or any corporation organized under the laws of a foreign country (collectively, "Aliens") may not own of record or vote more than 20% of the stock of a broadcast licensee, such as the Company, and that Aliens may not own of record or vote more than 25% of the stock of a corporation controlling a licensee, absent a finding by the FCC that such ownership by a controlling corporation would be in the public interest. In order to reduce the likelihood of such ownership, the Restated Certificate restricts the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act and the rules of the FCC, and prohibits the issuance of more than 20% of the Company's outstanding capital stock (or more than 20% of the voting rights it represents) to or for the account of Aliens or corporations otherwise subject to domination or control by Aliens. The Restated Certificate authorizes the Company's Board of Directors to enforce these prohibitions. In addition, the Restated Certificate provides that shares of capital stock of the Company determined by the Company's Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with these alien ownership restrictions. These provisions could adversely affect the rights of individual holders and, possibly, liquidity in the market for Class A Common Stock. See "Description of Capital Stock -- Class A Common Stock and Class B Common Stock -- Foreign Ownership Restrictions."

     Risks of Mandatory Station Dispositions; "One-to-a-Market"
Limitation. Under the FCC's "one-to-a-market" rule, a party may not have attributable interests in radio stations and a television station in the same market unless a waiver is granted by the FCC. For this purpose, the Company and CBS are considered one party. CBS has been granted certain temporary waivers of the "one-to-a-market" rule in certain markets in which the Company currently operates radio stations. These temporary waivers are subject to the outcome of pending rulemaking proceedings dealing with possible revisions to the "one-to-a-market" rule. There can be no assurance that these temporary waivers will be made permanent, and if they are not made permanent, the Company could be required to sell some or all of the relevant radio stations. Moreover, similar issues could arise in the future in connection with potential acquisitions either by the Company or by CBS (over which the Company would have no control). See "Business -- Government Regulation -- Ownership Matters."

     Regulation of Outdoor Advertising. The outdoor advertising industry is subject to governmental regulation at the federal, state and local level. These include regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on, outdoor advertising structures adjacent to federally-aided highways and to other thoroughfares. In addition, the Company is unable to predict what additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements and additional billboard restrictions has been introduced from time to time in the past, particularly with respect to alcohol and tobacco advertising. Changes in laws and regulations affecting outdoor advertising at any level of government could have an adverse effect on the Company.

COMPETITION; CHANGES IN AUDIENCE PREFERENCES

     The Company operates in a highly competitive industry. The Company's radio stations and outdoor advertising properties compete for audiences and advertising revenues directly with other radio stations and outdoor advertising companies, as well as with other media, such as broadcast television, newspapers, magazines, cable television, the Internet and direct mail, within their respective markets. Audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on the Company's revenues in that market and possibly adversely affect revenues in other markets. In addition, from time to time other stations may change their format or programming to compete directly with the Company's stations for audiences and advertisers, or engage in aggressive promotional campaigns, which could result in lower ratings and advertising revenues or increased promotion and other expenses and, consequently, lower earnings and cash flow for the Company. Audience preferences as to format or programming may also shift due to demographic or other reasons. Any failure by the Company to respond, or to respond as quickly as its competitors, could have an adverse effect on the Company. There can be no assurance that the Company will be able to maintain or increase its current audience ratings and advertising revenues.

SIGNIFICANT SUBSIDIARY DEBT COVENANTS

     Certain of the indentures pursuant to which American Radio issued bonds contain a number of covenants which impose significant restrictions on American Radio's ability to pay dividends to the Company and to engage in business transactions with other parts of the Company and CBS. On a pro forma basis, American Radio would have represented 21% and 18% of the Company's net revenues and EBITDA, respectively, during the year ended December 31, 1997. The bonds are not fully redeemable until January 15, 2002, and then only at a substantial premium. See "Description of Indebtedness."

DEPENDENCE ON KEY PERSONNEL

     The Company's business is dependent upon the performance of Mr. Karmazin, its Chairman, President and Chief Executive Officer. The loss of Mr. Karmazin, who is an employee of CBS and whose services are made available to the Company pursuant to the Intercompany Agreement, could have a material adverse effect on the Company. The Company also employs or independently contracts with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. There can be no assurance that all such individuals will remain with the Company or will retain their audiences.

LOSS OF RIGHTS TO OUTDOOR ADVERTISING MEDIA SPACES

     The Company sells advertising space on various outdoor media pursuant to contracts granting exclusive rights to such media. These contracts are generally limited to five-year terms, with renewal often being based upon competitive bids. There can be no assurance that the Company will be successful in retaining the rights to such media, the loss of which could have a material adverse effect on the Company.


SUBSTANTIAL LEVEL OF INDEBTEDNESS



     The Company has a substantial amount of outstanding indebtedness. As of September 30, 1998, after giving pro forma effect to the Offerings, the consolidated indebtedness of the Company would have been approximately $651 million ($648 million of which would have been outstanding indebtedness of American Radio). Prior to the Offerings, the Company expects to become a borrower under the CBS Credit Agreement, pursuant to which up to $1.0 billion will be available to the Company for revolving loans. See "Description of Indebtedness." The Company's level of indebtedness could have important consequences to the holders of Class A Common Stock, including the following:
(i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions.


RISKS RELATED TO AMERICAN RADIO ACQUISITION; RECENT NET LOSSES

     On June 4, 1998, CBS acquired the radio broadcasting operations of American Radio. This acquisition involves several risks, including increased debt service requirements, compliance with FCC multiple ownership rules and policies, difficulties in integrating the operations and systems of American Radio into the Company's business and the diversion of management's attention from other business concerns. There can be no assurance that the Company's management will be able to manage effectively the resulting business or that this acquisition will benefit the Company. See "-- Risks Relating to Acquisition Strategy" and "-- Government Regulation -- Risks of Mandatory Station Dispositions; "One-to-a-Market" Limitation."

     For the year ended December 31, 1997, and the three-month period ended March 31, 1998, American Radio realized a net loss from continuing operations of $4.1 million and $3.9 million, respectively. There can be no assurance that the broadcast business of American Radio will not continue to generate net losses in the future.


RISKS RELATED TO THE YEAR 2000

     Many existing computer programs were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the year 2000. The Year 2000 issue is a broad business issue, whose impact extends beyond traditional computer hardware and software to possible failure of a wide variety of automated systems and instrumentation, including equipment used by the Company and its third party vendors.

     The Company believes that it has substantially completed the process of assessing its systems and equipment and it is now engaged in remediation efforts. The Company estimates its cost to achieve Year 2000 compliance to be approximately $5 million, of which $2 million has been incurred to date. CBS is expected to incur additional costs of approximately $2 million on behalf of the Company to ensure compliance of the management information systems infrastructure. Approximately 60% of the total expenditures relate to the replacement of existing systems. The Company expects to fund these costs through its cash flows from operations. However, there can be no assurance that the Company will be able to successfully address all Year 2000 issues, or that the associated costs will not materially exceed the Company's estimates. If the Company is unable to resolve its Year 2000 issues in a timely manner, it could have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods.

     In addition, the Company has begun to contact significant third-party suppliers and customers to determine whether such third parties are addressing their own Year 2000 issues. There can be no assurance that such third parties will successfully ensure that their systems are Year 2000 compliant. If the Company's suppliers are unable to resolve such issues in a timely manner with respect to equipment or services upon which the Company is dependent, or if customers' businesses are significantly disrupted by Year 2000 problems, there could be material adverse effects on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

RISKS PRESENTED BY NEW TECHNOLOGIES

     The FCC is considering ways to introduce new technologies to the radio broadcasting industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of AM and FM broadcasts. New media technologies that are being developed or introduced include the delivery of audio programming by cable television systems, over the Internet, by digital audio broadcasting ("DAB") and by satellite digital audio radio service ("SDARS"). DAB and SDARS provide for the delivery by terrestrial and satellite means, respectively, of multiple new, high-quality audio programming formats to local and national audiences. DAB technology may be used in the future by radio stations either on existing or alternate broadcasting frequencies or on new frequency bands. If the radio industry were to implement any of these or other new technologies, the Company would likely incur increased expenses to install, operate and service the technology, or be at a competitive disadvantage for having failed to do so. CBS owns (and is not transferring to the Company) a majority equity interest in, and is the managing general partner of, USA Digital Radio L.P., which was formed to develop technology to transition AM and FM radio broadcasting from analog to digital transmission (including In Band On Channel 8 technology).

ABSENCE OF DIVIDENDS

     Following the Offerings, the Company does not anticipate paying any dividends on shares of its Common Stock. The payment of any future dividends will be determined by the Board of Directors in light of the conditions then existing, including the Company's financial condition and requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors. In addition, the Company's future financing documents may contain provisions which restrict the payment of dividends. See "Dividend Policy," "Description of Capital Stock" and "Description of Indebtedness."

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

     As the Company's controlling stockholder, CBS will be in a position to block any acquisition of the Company, even if it would be on terms favorable to the other stockholders. Because the Class B Common Stock is entitled to five votes per share on all matters submitted to a vote of the stockholders (as compared to one vote per share for the Class A Common Stock), CBS will be able to maintain a control position even if its economic interest is substantially diluted. See "-- Risks Relating to Control by CBS." Certain other provisions of the Restated Certificate and the Restated By-Laws of the Company (the "Restated By-Laws") also may make it more difficult for a third party to acquire control of the Company. These provisions include: (i) the availability of authorized but unissued shares of Preferred Stock for issuance from time to time at the discretion of the Board of Directors; (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting; (iii) the classification of the Board of Directors into three classes, each of which will serve for different three-year periods; (iv) a requirement pursuant to Section 141 of the General Corporation Law of the State of Delaware (the "DGCL"), that, due to the classification of the Board of Directors, directors of the Company may only be removed for cause; (v) a requirement that certain provisions of the Restated Certificate may be amended only with the approval of the holders of at least 80% of the combined voting power of the Common Stock then outstanding; (vi) requirements for advance notice for raising business or making nominations at stockholders' meetings; and (vii) the ability of the Board of Directors to increase the size of the Board of Directors and to appoint directors to fill newly created directorships. See "Certain Provisions of the Certificate of Incorporation and By-Laws of the Company -- Potential Limits on Change of Control."

RISKS RELATING TO POTENTIAL DISTRIBUTION OF CLASS B COMMON STOCK

     Each share of the Class B Common Stock will automatically convert into one share of Class A Common Stock upon its transfer by CBS or its affiliates to any person other than CBS or its affiliates. However, if CBS were to distribute its Class B Common Stock to its stockholders in a Tax-Free Spin-Off (as defined in "Description of Capital Stock"), the Class B Common Stock would, absent an amendment to the Restated Certificate, continue to entitle the holders thereof to five votes per share and would not be convertible into shares of Class A Common Stock. The distribution of shares of Class B Common Stock in a Tax-Free Spin-Off could have an adverse effect on the market price of the Class A Common Stock. CBS has agreed that if it distributes the Class B Common Stock to its stockholders in a Tax-Free Spin-Off, prior to the Tax-Free Spin-Off it will amend the Restated Certificate to provide for the automatic conversion of shares of Class B Common Stock into shares of Class A Common Stock at a specified time following the Tax-Free Spin-Off, if CBS determines that such conversion would be consistent with qualification of the transaction as a Tax-Free Spin-Off. No assurance can be given that such amendment or conversion will occur.

ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE


     There has not been a public market for the Class A Common Stock. The Class A Common Stock has been approved for listing on the NYSE under the symbol "INF", subject to official notice of issuance. The Company does not know the extent to which investor interest in the Company will lead to the development of a trading market or how liquid that market might be. The initial public offering price for the shares of Class A Common Stock was determined through negotiations between the Company and representatives of the Underwriters. See "Underwriting." Investors may not be able to resell their shares at or above the initial public offering price due to a number of factors, including variations in actual or anticipated operating results, changes in or failure to meet earnings estimates of securities analysts, market conditions in the industry, regulatory actions and general economic conditions.


     In addition, in recent years, the stock market has experienced extreme price fluctuations, sometimes without regard to the performance of particular companies. Broad market and industry fluctuations may adversely affect the trading price of the Class A Common Stock, regardless of the actual operating performance of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Class A Common Stock could drop as a result of sales of a large number of shares of Class A Common Stock in the market after the Offerings, or the perception that such sales could occur. These factors also could make it more difficult for the Company to raise funds through future offerings of Class A Common Stock.

     Upon consummation of the Offerings, there will be outstanding 135,000,000 shares of Class A Common Stock and 700,000,000 shares of Class B Common Stock. The shares of Class A Common Stock sold in the Offerings will be freely tradable without restriction, except for any shares acquired by an "affiliate" of the Company (which can be sold under Rule 144, subject to certain volume and other limitations). All of the shares of Class B Common Stock will be beneficially owned by CBS. The Class B Common Stock is convertible into Class A Common Stock at any time at CBS's option. Although it is an affiliate of the Company, CBS nevertheless could sell substantial amounts of Common Stock pursuant to Rule 144 and it could cause the Company to register some or all of its shares for public sale. See "Relationships Between the Company and CBS" and "Shares Eligible for Future Sale."

DILUTION

     Purchasers of the Class A Common Stock will experience immediate and
substantial dilution in net tangible book value of $     per share (or $     per
share if the Underwriters' over-allotment options are exercised in full) of Common Stock from the initial public offering price. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Class A Common Stock offered hereby, after deducting the underwriting discount and estimated offering
expenses payable by the Company, are estimated to be approximately $     ($
if the Underwriters' over-allotment options are exercised in full), assuming an
initial public offering price of $     per share.

     The Company intends to use the net proceeds from the Offerings to prepay the CBS Note, and any proceeds in excess thereof will be used for the Company's general corporate purposes, including for working capital, repayment of debt and possible acquisitions. The CBS Note bears interest at a rate per annum equal to the three-month London Interbank Offered Rate ("LIBOR") plus 0.50% and will mature on September 18, 2003. Unless net proceeds from the Offerings exceed amounts due in respect of the CBS Note, none of the amounts raised in the Offerings will be available for use in the Company's business.

                                DIVIDEND POLICY

     Following the Offerings, the Company does not anticipate paying any dividends on shares of Common Stock. The payment of any future dividends will be determined by the Board of Directors in light of the conditions then existing, including the Company's financial condition and requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors.

     The Company may enter into future loan or other agreements or issue debt securities or preferred shares which may restrict the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Indebtedness."

                                    DILUTION

     Dilution is the amount by which the initial public offering price per share paid by the purchasers of the shares of Class A Common Stock will exceed the net tangible book value per share of Common Stock after the Offerings. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company on a consolidated basis and dividing the difference by the number of shares of Common Stock deemed to be outstanding on the date on which such book value is determined.

     As of September 30, 1998, the Company had a deficit in net tangible book
value of $          million. After giving effect to the Offerings and the
application of the net proceeds therefrom, the pro forma deficit in net tangible book value of the Common Stock as of September 30, 1998, would have been
approximately $(          ) million, or $(     ) per share. This represents an
immediate increase in net tangible book value of $     per share to CBS (the
Company's existing beneficial stockholder) and an immediate dilution in net
tangible book value of $     per share to new investors. The following table
illustrates such per share dilution:

Initial public offering price per share.....................              $
  Deficit in net tangible book value per share as of
     September 30, 1998.....................................  $
  Increase in net tangible book value per share attributable to the Offerings.......................................
                                                              --------
Pro forma deficit in net tangible book value per share as of
  September 30, 1998, after giving effect to the
  Offerings.................................................              (       )
                                                                          --------
Immediate dilution per share to new investors in the
  Offerings.................................................              $
                                                                          ========

     The following table sets forth, on a pro forma basis, as of September 30, 1998, the number of shares of Class B Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid to the Company by CBS, as the existing beneficial stockholder, and by the investors purchasing shares of Class A Common Stock (before deducting underwriting discounts and commissions and offering expenses) pursuant to the Offerings.


                                         SHARES PURCHASED            TOTAL CONSIDERATION
                                     -------------------------    -------------------------     AVERAGE
                                         NUMBER                       AMOUNT                     PRICE
                                     (IN THOUSANDS)    PERCENT    (IN THOUSANDS)    PERCENT    PER SHARE
                                     --------------    -------    --------------    -------    ---------
Existing stockholder(1)............
New investors......................
                                        --------        -----        --------        -----
          Total....................                     100.0%                       100.0%
                                        ========        =====        ========        =====


     The calculations in the above tables exclude 19,750,000 shares of Class A Common Stock reserved for issuance under the Company's 1998 Plan, Annual Incentive Plan and Savings Plans. See "Management -- Long-Term Incentives," "-- Annual Incentives" and "-- Savings Plans."

(1) After giving effect to the conversion of 1,000 shares of common stock of the Company into 700,000,000 shares of Class B Common Stock.

                                 CAPITALIZATION

     The following table sets forth: (i) the actual capitalization of the Company as of September 30, 1998; and (ii) the capitalization of the Company as of September 30, 1998 as adjusted to give effect to the sale of 135,000,000 shares of Class A Common Stock in the Offerings and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Selected Combined and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements of the Company and the related Notes thereto included elsewhere in this Prospectus.

                                                              AT SEPTEMBER 30, 1998
                                                              ----------------------
                                                                          PRO FORMA
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $    74     $
                                                              =======     ========

Long-term debt(1)...........................................  $   651     $    651
CBS Note....................................................    2,500

Stockholders' equity:
  Preferred Stock, $.01 par value per share,
     50,000,000 shares authorized, zero shares issued and
      outstanding...........................................       --           --
  Class A Common Stock, $.01 par value per share,
     2,000,000,000 shares authorized, zero and
     135,000,000 shares issued and outstanding(2)...........       --            1
  Class B Common Stock, $.01 par value per share,
     2,000,000,000 shares authorized, zero and
     700,000,000 shares issued and outstanding..............       --            7
  Contributed capital in excess of par value................    5,831
  Accumulated earnings......................................       --           --
                                                              -------     --------
          Total stockholders' equity........................    5,831
                                                              -------     --------
Total capitalization........................................  $ 8,982     $
                                                              =======     ========

---------------
(1) Excludes the CBS Note and current portion of long-term debt (aggregating $0.7 million as of September 30, 1998). For information concerning the Company's long-term debt, see Note 9 to the Company's Combined Financial Statements. Prior to the Offerings, the Company expects to become a borrower under CBS's existing $4.0 billion revolving credit facility, pursuant to which up to $1.0 billion will be available to the Company for revolving loans. See "Description of Indebtedness -- CBS Credit Agreement."

(2) Excludes an aggregate of 19,750,000 shares of Class A Common Stock reserved for issuance under the Company's 1998 Plan, Annual Incentive Plan and Savings Plans. See "Management -- Long-Term Incentives," "-- Annual Incentives" and "-- Savings Plans."

                 SELECTED COMBINED AND PRO FORMA FINANCIAL DATA
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

     The selected historical combined financial data of the Company presented below as of December 31, 1996 and 1997, and for the years ended December 31, 1995, 1996 and 1997 have been derived from, and are qualified by reference to, the audited Combined Financial Statements of the Company included elsewhere in this Prospectus. The selected historical combined financial data of the Company presented below as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 have been derived from, and are qualified by reference to, the unaudited combined financial statements of the Company included elsewhere in this Prospectus. The selected historical combined financial data of the Company presented below as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 have been derived from unaudited Combined Financial Statements of the Company not included in this Prospectus. The selected combined financial data should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the related Notes thereto and the other financial information included elsewhere in this Prospectus. The Company's unaudited financial statements as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations of the Company for these periods. Results for the nine-month periods are not necessarily indicative of the results to be expected for the full year.

     The selected pro forma statement of earnings and other operating data give pro forma effect to the acquisition of American Radio and its acquisitions as if they had taken place on January 1, 1997. The pro forma statement of earnings and other operating data do not give pro forma effect to the issuance of the CBS Note because it is expected to be substantially or entirely repaid from the proceeds of the Offerings. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of the Company which actually would have occurred had the American Radio acquisition taken place on the date indicated, nor are they necessarily indicative of future operating results. The selected pro forma statement of earnings and other operating data should be read in conjunction with "Unaudited Combined Pro Forma Financial Information."


                                                     YEAR ENDED DECEMBER 31,
                            -------------------------------------------------------------------------
                                                     HISTORICAL                               PRO
                            ------------------------------------------------------------     FORMA
                              1993       1994        1995          1996          1997       1997(1)
                            --------   --------   -----------   -----------   ----------   ----------
STATEMENT OF EARNINGS
  DATA:
Net revenues..............  $180,739   $174,722   $   216,288   $   554,088   $1,480,091   $1,873,413
Operating expenses
  excluding depreciation
  and amortization........   113,908    103,456       136,419       343,920      888,405    1,147,155
Depreciation and
  amortization............    14,670     15,591        17,914        57,528      197,135      285,685
Corporate expenses........     8,134      8,492         8,736        13,434       22,277       30,484
                            --------   --------   -----------   -----------   ----------   ----------
Operating earnings........    44,027     47,183        53,219       139,206      372,274      410,089
Interest expense, net.....        --         --            --            --        3,645       50,639
Net earnings..............    28,243     42,649        27,673        71,566      177,629      160,527
Net earnings per common
  share -- basic and
  diluted.................      0.04       0.06          0.04          0.10         0.25         0.23
Weighted average shares
  outstanding -- basic and
  diluted.................   700,000    700,000       700,000       700,000      700,000      700,000

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,
                            ------------------------------------
                                  HISTORICAL             PRO
                            -----------------------     FORMA
                               1997         1998       1998(1)
                            ----------   ----------   ----------
STATEMENT OF EARNINGS
  DATA:
Net revenues..............  $1,068,289   $1,319,690   $1,487,065
Operating expenses
  excluding depreciation
  and amortization........     654,489      767,507      886,345
Depreciation and
  amortization............     149,061      177,249      214,356
Corporate expenses........      16,881       13,145       18,615
                            ----------   ----------   ----------
Operating earnings........     247,858      361,789      367,749
Interest expense, net.....       3,519       22,038       41,843
Net earnings..............     115,967      165,580      155,713
Net earnings per common
  share -- basic and
  diluted.................        0.17         0.24         0.22
Weighted average shares
  outstanding -- basic and
  diluted.................     700,000      700,000      700,000


                                                   (footnotes on following page)


                                                     YEAR ENDED DECEMBER 31,
                            -------------------------------------------------------------------------
                                                     HISTORICAL                               PRO
                            ------------------------------------------------------------     FORMA
                              1993       1994        1995          1996          1997       1997(1)
                            --------   --------   -----------   -----------   ----------   ----------
OTHER OPERATING DATA:
EBITDA(2).................  $ 61,413   $ 93,095   $    71,324   $   197,043   $  575,387   $  703,751
Capital expenditures......     3,438      7,843         9,368         6,682       15,264       17,311
After-tax Cash Flow(2)....    42,913     58,240        45,587       129,094      374,764      446,212
Cash flow from operating
  activities..............    40,582     25,287        49,401       103,943      310,264      342,289
Cash flow from investing
  activities..............   (15,789)     3,976    (1,213,810)   (1,000,847)      21,870     (406,697)
Cash flow from financing
  activities..............   (24,743)   (29,131)    1,164,221       916,771     (329,494)     195,798

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,
                            ------------------------------------
                                  HISTORICAL             PRO
                            -----------------------     FORMA
                               1997         1998       1998(1)
                            ----------   ----------   ----------
OTHER OPERATING DATA:
EBITDA(2).................  $  397,489   $  540,825   $  584,141
Capital expenditures......       9,818       19,793       23,372
After-tax Cash Flow(2)....     265,028      342,829      370,069
Cash flow from operating
  activities..............     239,099      316,417      340,538
Cash flow from investing
  activities..............      18,944   (1,397,696)  (1,437,823)
Cash flow from financing
  activities..............    (251,003)   1,133,053    1,170,455



                                                             AT DECEMBER 31,                            AT SEPTEMBER 30, 1998
                                        ----------------------------------------------------------   ----------------------------
                                          1993       1994        1995         1996         1997        ACTUAL      AS ADJUSTED(3)
                                        --------   --------   ----------   ----------   ----------   -----------   --------------
BALANCE SHEET DATA:
Total assets..........................  $477,568   $485,747   $1,878,208   $7,261,952   $7,074,103   $10,406,311    $10,406,311
Long-term debt (including current
  portion)............................        --         --           --      150,494        2,092     3,151,274
Stockholders' equity..................   454,813    511,453    1,659,602    6,418,701    6,397,388     5,831,054
Working capital.......................    29,668     32,238       79,500      273,403      247,206       350,098        350,098


---------------

(1) The pro forma statement of earnings and other operating data give effect to:
    (i) the Company's acquisition of American Radio; and (ii) American Radio's acquisitions and dispositions in 1997 as if such transactions occurred at January 1, 1997. See "Unaudited Combined Pro Forma Financial Information." The pro forma statement of earnings and other operating data do not give effect to the issuance by Old Infinity of the CBS Note because it is expected to be substantially or entirely repaid from the net proceeds of the Offerings. To the extent the net proceeds of the Offerings are not sufficient to repay the CBS Note, additional interest expense would be incurred. Based on current interest rates, approximately $6.0 million in additional annual interest expense would result for every $100.0 million of unpaid principal of the CBS Note.



(2) EBITDA represents earnings before interest, taxes, depreciation and amortization. After-tax Cash Flow represents net earnings plus depreciation and amortization. Although EBITDA and After-tax Cash Flow are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating the Company because they are measures widely used in the broadcast industry to evaluate a company's operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Use of EBITDA." Nevertheless, EBITDA and After-tax Cash Flow should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. As EBITDA and After-tax Cash Flow are not measures of performance calculated in accordance with generally accepted accounting principles, these measures may not be comparable to similarly titled measures employed by other companies. Management's discretionary use of funds depicted by EBITDA and After-tax Cash Flow may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.



(3) As adjusted to give effect to the Offerings and the application of the net proceeds therefrom. See "Use of Proceeds."

               UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the historical financial statements of the Company and American Radio and has been prepared to describe the effects of the following: (i) the Company's acquisition of the radio operations of American Radio; (ii) American Radio's acquisitions and dispositions of radio stations during the years ended December 31, 1997, and the nine months ended September 30, 1998; and (iii) related financing transactions.


     The acquisition of American Radio was accounted for using the purchase method. The acquisition was completed on June 4, 1998 and, accordingly, has been reflected in the historical combined balance sheet as of September 30, 1998 and the results of operations have been included subsequent to the acquisition. The unaudited pro forma combined statements of earnings give effect to the acquisition of American Radio as if such transaction had been completed on January 1, 1997.

     During 1997 and 1998, American Radio made certain acquisitions and dispositions of radio stations. The pro forma adjustments give effect to such transactions as if they had occurred on January 1, 1997.

     The Unaudited Combined Pro Forma Financial Information does not purport to present the actual results of operations of the Company if the acquisition of American Radio and its acquisitions had occurred on January 1, 1997, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Combined Pro Forma Financial Information is based on certain assumptions and adjustments described in the notes hereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Combined Financial Statements of the Company and Notes thereto and the Consolidated Financial Statements of American Radio and Notes thereto included elsewhere in this Prospectus.

                       INFINITY BROADCASTING CORPORATION

               UNAUDITED COMBINED PRO FORMA STATEMENT OF EARNINGS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                              AMERICAN
                                                              RADIO AS
                                                              ADJUSTED
                                                           JANUARY 1, 1998
                                               THE           TO JUNE 4,        PRO FORMA      COMBINED
                                             COMPANY           1998(1)        ADJUSTMENTS    PRO FORMA
                                          -------------    ---------------    -----------    ----------
Net revenues............................   $1,319,690         $167,375               --      $1,487,065
                                           ----------         --------          -------      ----------

Operating expenses excluding
  depreciation and amortization.........      767,507          118,838               --         886,345
Depreciation and amortization...........      177,249           27,503          $ 9,604(2)      214,356
Corporate expenses......................       13,145            5,470               --          18,615
                                           ----------         --------          -------      ----------
Total operating expenses................      957,901          151,811            9,604       1,119,316
                                           ----------         --------          -------      ----------
Operating earnings......................      361,789           15,564           (9,604)        367,749
Interest expense, net...................      (22,038)         (30,311)          10,506(3)      (41,843)
Other income, net.......................        1,787              249               --           2,036
                                           ----------         --------          -------      ----------
Earnings (loss) before income taxes.....      341,538          (14,498)             902         327,942
Income tax expense (benefit)............      175,958           (9,372)           5,643(4)      172,229
                                           ----------         --------          -------      ----------
Net earnings (loss).....................   $  165,580         $ (5,126)         $(4,741)     $  155,713
                                           ==========         ========          =======      ==========
Net earnings per common share -- basic
  and diluted...........................   $     0.24                                        $     0.22
                                           ==========                                        ==========
Weighted average shares
  outstanding -- basic and diluted......      700,000                                           700,000
                                           ==========                                        ==========


        See Notes to Unaudited Combined Pro Forma Financial Information

                       INFINITY BROADCASTING CORPORATION

               UNAUDITED COMBINED PRO FORMA STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                              AMERICAN
                                                  THE         RADIO AS      PRO FORMA      COMBINED
                                                COMPANY     ADJUSTED (5)   ADJUSTMENTS    PRO FORMA
                                               ----------   ------------   -----------    ----------
Net revenues.................................  $1,480,091     $393,322            --      $1,873,413
                                               ----------     --------       -------      ----------
Operating expenses excluding depreciation
  and amortization...........................     888,405      258,750            --       1,147,155
Depreciation and amortization................     197,135       72,400       $16,150(2)      285,685
Corporate expenses...........................      22,277        8,207            --          30,484
                                               ----------     --------       -------      ----------
Total operating expenses.....................   1,107,817      339,357        16,150       1,463,324
                                               ----------     --------       -------      ----------
Operating earnings...........................     372,274       53,965       (16,150)        410,089
Interest expense, net........................      (3,645)     (69,686)       22,692(3)      (50,639)
Other income, net............................       5,978        1,999            --           7,977
                                               ----------     --------       -------      ----------
Earnings (loss) before income taxes..........     374,607      (13,722)        6,542         367,427
Income tax expense (benefit).................     196,978       (2,991)       12,913(4)      206,900
                                               ----------     --------       -------      ----------
Net earnings (loss)..........................  $  177,629     $(10,731)      $(6,371)     $  160,527
                                               ==========     ========       =======      ==========
Net earnings per common share -- basic
  and diluted................................  $     0.25                                 $     0.23
                                               ==========                                 ==========
Weighted average shares outstanding -- basic
  and diluted................................     700,000                                    700,000
                                               ==========                                 ==========


        See Notes to Unaudited Combined Pro Forma Financial Information

          NOTES TO UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

(1) On June 4, 1998, the Company acquired the radio operations of American Radio. The acquisition was accounted for as a purchase and, accordingly, the Company recognized the results of the acquired radio operations subsequent to that date. The historical American Radio results for the period prior to the acquisition (January 1, 1998 to June 4, 1998) have been adjusted to give effect to American Radio's related acquisitions and dispositions as of January 1, 1997.

(2) The adjustment reflects the incremental amortization expense resulting from the increase in the value of FCC licenses and goodwill to their estimated fair value at the date of acquisition, based on an estimated 40 years.

(3) The adjustment represents a reduction in interest expense to reflect the following: (i) reduction of American Radio's stated interest rates to their estimated fair value at the acquisition date; (ii) adjustment to increase interest expense for amounts previously recorded as preferred stock dividends; and (iii) elimination of interest on American Radio's bank debt which was repaid in connection with the acquisition.

(4) The adjustment reflects the tax consequences of higher non-deductible goodwill and the net tax effect of lower interest cost and higher FCC license amortization.

(5) The results of American Radio for the year ended December 31, 1997 have been adjusted to give effect to American Radio's related acquisitions and dispositions as of January 1, 1997 as follows:


                                                                 YEAR ENDED DECEMBER 31, 1997
                                                              -----------------------------------
                                                                                         AMERICAN
                                                                                          RADIO
                                                              AMERICAN     PRO FORMA        AS
                                                               RADIO      ADJUSTMENTS    ADJUSTED
                                                              --------    -----------    --------
Net revenues................................................  $357,020      $36,302(a)   $393,322
                                                              --------      -------      --------
Operating expenses excluding depreciation and
  amortization..............................................  234,311        24,439(a)    258,750
Depreciation and amortization...............................   58,417        13,983(a)     72,400
Corporate expenses..........................................    8,207                       8,207
                                                              --------      -------      --------
Total operating expenses....................................  300,935        38,422       339,357
                                                              --------      -------      --------
Operating earnings..........................................   56,085        (2,120)       53,965
Interest expense, net.......................................  (54,596)      (15,090)      (69,686)
Other income (expense), net.................................   (5,520)        7,519(a)      1,999
                                                              --------      -------      --------
Loss before income taxes....................................   (4,031)       (9,691)      (13,722)
Income tax expense (benefit)................................       56        (3,047)       (2,991)
                                                              --------      -------      --------
Loss from continuing operations.............................  $(4,087)      $(6,644)     $(10,731)
                                                              ========      =======      ========


     (a) During 1997, American Radio made certain acquisitions and dispositions of radio stations. The pro forma adjustments give effect to such transactions as if they occurred on January 1, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Combined Financial Statements and the related Notes thereto included elsewhere in this Prospectus.



     The Company was formed to own and operate the out-of-home media business of CBS Corporation, which prior to December 1, 1997, was known as Westinghouse Electric Corporation. Initially, the Company consisted of the Westinghouse radio stations. In November 1995, Westinghouse acquired CBS Inc. In December 1996, Westinghouse acquired Old Infinity, which also owned TDI and had a minority equity interest in and managed Westwood One. On June 4, 1998, CBS acquired the radio broadcasting operations of American Radio. Prior to the Offerings, CBS expects to effect a reorganization (the "Reorganization") by contributing to the Company, at book value, certain subsidiaries (including Old Infinity and American Radio) and net assets comprising substantially all of CBS's out-of-home media business. CBS will retain its investment in USA Digital Radio L.P., which was formed to develop digital technology.



     Although the Company was not actually formed until September 1998, the combined financial statements present the operations of the out-of-home media business that will be owned and operated by the Company as if the Company had been a separate entity for all periods presented. Furthermore, although the acquisitions described above were actually consummated by Westinghouse or CBS, for purposes of the Combined Financial Statements and the following discussion and analysis, the acquisitions have been presented as if they were made by the Company and as if the consideration needed to effect the acquisitions was contributed to the Company by Westinghouse or CBS.



     Thus, for purposes of the Combined Financial Statements and the following discussion and analysis, on November 24, 1995, the Company (then consisting of Westinghouse's radio operations) is treated as having acquired the radio operations of CBS Inc., using cash contributed by CBS (which was then known as Westinghouse) of $1.2 billion. Similarly, the Company is treated as having acquired, on December 31, 1996, Old Infinity for $4.7 billion consisting of $3.8 billion of CBS's common stock and $0.9 billion of debt which was repaid immediately prior to the acquisition. For financial statement purposes, the CBS common stock and the cash used to repay the debt of Old Infinity are treated as having been contributed to the Company by CBS. The Company is treated as having completed, on June 4, 1998, the acquisition of the radio broadcasting operations of American Radio for $1.4 billion in cash plus the assumption of debt with a fair value of approximately $1.3 billion. In connection with the acquisition of American Radio, the Company is treated as having received a $1.4 billion capital contribution from CBS and as having recorded an additional $0.6 billion capital contribution which was used to repay debt assumed in the transaction. These acquisitions were accounted for under the purchase method of accounting. See "Business -- The Company."



     The combined historical financial information is not necessarily indicative of the results of operations, financial position and cash flows that would have resulted if the Reorganization had occurred on January 1, 1993 and if the Company had actually operated as a separate, stand-alone entity during this period. The combined historical financial information does not reflect the changes that will occur in the funding and operations of the Company as a result of the Reorganization and the Offerings. See "Relationships Between the Company and CBS."


SOURCES OF REVENUE

     The Company derives substantially all of its revenues from sales of advertising, either on its radio stations or on its outdoor advertising displays. The Company's revenues are affected primarily by the advertising rates the Company is able to charge. These rates are in large part based on conditions in the economy, conditions in each station's market and on a station's ability to attract audiences in the demographic groups targeted by its advertisers. The ability to attract radio audiences is measured principally by independent national rating services. Approximately 80% of the Company's revenues are derived from the operation of radio stations.

COMPONENTS OF EXPENSES

     The primary operating expenses involved in owning and operating radio stations and outdoor advertising facilities are employee costs, programming, solicitation of advertising and promotion. The Company's net earnings also reflect substantial amortization of broadcast licenses and goodwill. In addition, the Company's effective tax rate exceeds the federal statutory rate primarily because of the non-deductible goodwill acquired in recent business acquisitions.

USE OF EBITDA

     Management believes that EBITDA is an appropriate measure for evaluating the operating performance of the Company's business. EBITDA eliminates the effect of depreciation and amortization of tangible and intangible assets, most of which were acquired in acquisitions accounted for under the purchase method of accounting, including CBS's radio operations, Old Infinity and American Radio. The exclusion of amortization expense eliminates variations in results among stations or other entities caused by the timing of acquisitions. More recent acquisitions reflect higher amortization expense due to increasing prices paid for FCC licenses and goodwill. However, EBITDA should be considered in addition to, not as a substitute for, operating earnings, net earnings, cash flows and other measures of financial performance reported in accordance with generally accepted accounting principles. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

RESULTS OF OPERATIONS -- THE COMPANY

  Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

     Net revenues for the nine months ended September 30, 1998 were $1,320 million compared to $1,068 million for the nine months ended September 30, 1997, an increase of 24%. Driving this increase was the continued strong performance of the stations, as well as strong growth in outdoor advertising. In addition, the operations of American Radio subsequent to its June 1998 acquisition contributed to the increase. On a pro forma basis, assuming the American Radio acquisition had occurred as of January 1, 1997, net revenues for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997 would have increased by approximately 12%.

     Operating expenses (excluding depreciation and amortization expense) for the nine months ended September 30, 1998 were $768 million compared to $654 million for the nine months ended September 30, 1997, an increase of 17%. Operating expenses did not increase in the same proportion as the increase in revenues because a substantial portion of the Company's costs are fixed. On a pro forma basis, assuming the American Radio acquisition had occurred as of January 1, 1997, operating expenses for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997 would have increased by approximately 5%.

     Corporate expenses for the nine months ended September 30, 1998 were $13 million compared to $17 million for the nine months ended September 30, 1997.

     Depreciation and amortization expense for the nine months ended September 30, 1998 was $177 million compared to $149 million for the nine months ended September 30, 1997, an increase of approximately 19%. The increase represents additional depreciation and amortization expense resulting from the June 4, 1998 acquisition of American Radio. On a pro forma basis, assuming the American Radio acquisition had occurred as of January 1, 1997, depreciation and amortization expense for the nine months ended September 30, 1998 would have been comparable to the prior year.

     Operating earnings for the nine months ended September 30, 1998 were $362 million compared to $248 million for the nine months ended September 30, 1997, an increase of 46%. This increase was primarily attributable to the higher revenues and to the June 1998 acquisition of American Radio. On a pro forma basis, assuming the American Radio acquisition had occurred as of January 1, 1997, operating earnings for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997 would have increased by approximately 37%.

     EBITDA for the nine months ended September 30, 1998 was $541 million compared to $397 million for the nine months ended September 30, 1997, an increase of 36%. On a pro forma basis, assuming the American Radio acquisition had occurred as of January 1, 1997, EBITDA for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997 would have increased by approximately 21%. Cash flow from operating activities totaled $316 million for the nine months ended September 30, 1998 compared to $239 million for the same period of 1997. On a pro forma basis, cash flow from operating activities would have increased 28% for the same periods. Cash flow from operating activities includes cash paid for interest costs as well as certain changes in assets and liabilities. See "-- Liquidity and Capital Resources" for information regarding cash flows from investing and financing activities.


     Interest expense for the nine months ended September 30, 1998 was $22 million compared to $4 million for the nine months ended September 30, 1997. The interest expense for the 1998 period resulted from debt assumed in the American Radio acquisition and interest on the CBS Note, while interest for the 1997 period resulted primarily from $149 million of notes issued by Old Infinity, which were redeemed by the Company in March 1997.

     Income taxes for the nine months ended September 30, 1998 were $176 million compared to $129 million for the nine months ended September 30, 1997. The effective tax rate was 52% for the nine months ended September 30, 1998 compared to 53% for the nine months ended September 30, 1997.

     Net earnings for the nine months ended September 30, 1998 totaled $166 million compared to $116 million for the nine months ended September 30, 1997, an increase of $50 million or 43%.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net revenues for the year ended December 31, 1997 were $1,480 million compared to $554 million for the year ended December 31, 1996. This increase in revenues was driven primarily by the inclusion of the results of operations for Old Infinity, which was acquired on December 31, 1996, and the overall strong performance of the existing radio stations. On a pro forma basis, assuming the Old Infinity acquisition had occurred as of January 1, 1996, net revenues for the year ended December 31, 1997 would have increased approximately 20%. These results reflect strong markets combined with management's continued focus on improving revenue growth.

     Operating expenses (excluding depreciation and amortization expense) for 1997 were $888 million compared to $344 million for 1996. The increase was due principally to the above acquisition and expenses associated with higher revenues. On a pro forma basis, assuming the Old Infinity acquisition had occurred as of January 1, 1996, station operating expenses in 1997 would have increased approximately 6%.

     Corporate expenses for 1997 totaled $22 million compared to $13 million for 1996, an increase of $9 million primarily from the Old Infinity acquisition.

     Depreciation and amortization expense for 1997 was $197 million compared to $58 million for 1996. The increase was due to the amortization expense associated with the Old Infinity acquisition. On a pro forma basis, assuming the Old Infinity acquisition had occurred as of January 1, 1996, depreciation and amortization expense in 1997 would have been comparable to the prior year.

     Operating earnings for 1997 were $372 million compared to $139 million for 1996. The increase was due principally to the acquisition of Old Infinity and improved results at the Company's radio stations. On a pro forma basis, operating earnings in 1997 increased approximately 26% as a result of the revenue increase.


     EBITDA for 1997 was $575 million compared to $197 million for 1996. On a pro forma basis, assuming the Old Infinity acquisition had occurred as of January 1, 1996, EBITDA would have increased approximately 29%. Cash flow from operating activities totaled $310 million in 1997 compared to $104 million in 1996. On a pro forma basis, cash flow from operating activities would have increased 58%. Cash flow from operating activities includes cash paid for interest costs as well as certain changes in assets and liabilities. See
"-- Liquidity and Capital Resources" for information regarding cash flows from investing and financing activities.

     Interest expense for 1997 totaled $4 million, while there was no interest expense for 1996. The interest expense for 1997 resulted from debt originally issued by Old Infinity which was repaid by the Company in March 1997.

     Other income of $6 million for 1997 consists primarily of a gain on the disposal of a radio station.

     Income taxes for 1997 totaled $197 million compared to $68 million for 1996. The effective tax rate was 53% for 1997 compared to 49% for 1996. The increase resulted primarily from non-deductible goodwill associated with the Old Infinity acquisition.

     Net earnings for 1997 totaled $178 million compared to $72 million for 1996.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net revenues for the year ended December 31, 1996 were $554 million compared to $216 million for the year ended December 31, 1995, an increase of 156%. The increase was due principally to the acquisition of the radio operations of CBS Inc. (the "CBS Radio Acquisition"). On a pro forma basis, assuming the CBS Radio Acquisition had occurred as of January 1, 1995, net revenues for the year ended December 31, 1996 would have increased approximately 11%.

     Operating expenses (excluding depreciation and amortization expense) for 1996 were $344 million compared to $136 million for 1995. The increase was due principally to the CBS Radio Acquisition. On a pro forma basis, assuming the CBS Radio Acquisition had occurred as of January 1, 1995, operating expenses in 1996 would have decreased approximately 2%.

     Corporate expenses for 1996 totaled $13 million compared to $9 million for 1995, an increase of $4 million primarily from the CBS Radio Acquisition.

     Depreciation and amortization expense for 1996 was $58 million as compared to $18 million for 1995. The increase was due to the depreciation and amortization expense associated with the CBS Radio Acquisition. On a pro forma basis, assuming the acquisition had occurred as of January 1, 1995, depreciation and amortization expense in 1996 would have increased approximately 3%.

     Operating earnings for 1996 were $139 million compared to $53 million for 1995. The increase was primarily due to the CBS Radio Acquisition. On a pro forma basis, assuming the acquisition had occurred as of January 1, 1995, operating earnings in 1996 would have increased 95%.


     EBITDA for 1996 was $197 million compared to $71 million for 1995. On a pro forma basis, assuming the CBS Radio Acquisition had occurred as of January 1, 1995, EBITDA in 1996 would have increased approximately 49%. Cash flow from operating activities totaled $104 million in 1996 compared to $49 million in 1995. On a pro forma basis, cash flow from operating activities would have decreased 6%. Cash flow from operating activities includes cash paid for interest costs as well as certain changes in assets and liabilities. See
"-- Liquidity and Capital Resources" for information regarding cash flows from investing and financing activities.


     Income taxes for 1996 were $68 million compared to $26 million for 1995. The effective tax rate was 49% for 1996 compared to 48% for 1995.

     Net earnings for 1996 totaled $72 million compared to $28 million for 1995, an increase of $44 million.

SEASONALITY

     Seasonal revenue fluctuations are common in the out-of-home media industry and are primarily the result of fluctuations in advertising expenditures by retailers. The Company's revenue is typically lowest in the first quarter and highest in the second and fourth quarters.

NEW PRONOUNCEMENTS

     In April 1998, Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-up Activities" was issued. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not anticipate that the adoption of this standard will have a material impact on the Company's combined financial position or results of operations.

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company has entered into an insignificant number of derivative and hedging transactions and does not anticipate that the adoption of this standard will have a material impact on the Company's combined financial position, financial results of operations or disclosure.

LIQUIDITY AND CAPITAL RESOURCES

     During the Company's historical periods, its liquidity was managed by CBS. In general, the Company's operations generate cash substantially in excess of that required for recurring operations and capital expenditures. As a result, management expects that the Company will have sufficient liquidity to meet ordinary future business needs. Sources of liquidity generally available to the Company include cash from operations, cash and cash equivalents, borrowings or issuances of equity securities. The Company had approximately $3.2 billion of long-term debt (including the $2.5 billion CBS Note) outstanding at September 30, 1998. Additional debt or equity financing may be required for future material acquisitions, if any. The Company's ability to incur additional debt is subject to significant restrictions under the CBS Credit Agreement. See
"-- Financing Activities."

     The acquisition of American Radio by the Company in June 1998 resulted in significant changes in several balance sheet items, including the allowance for doubtful accounts, from December 31, 1997 to September 30, 1998.

     The Company had working capital of $350 million, $247 million and $273 million at September 30, 1998, December 31, 1997 and December 31, 1996, respectively.

  Operating Activities

     The Company's operating activities provided $316 million of cash in the nine months ended September 30, 1998 compared to $239 million in the nine months ended September 30, 1997. The increase relates primarily to the improved operating results for the nine months ended September 30, 1998 compared to the corresponding period of the prior year. The operating activities provided $310 million of cash in 1997 compared to $104 million in 1996. The increase in 1997 was primarily related to the cash provided by the operations of Old Infinity, acquired on December 31, 1996. In 1995, the operating activities provided $49 million of cash. The increase in operating cash flows from 1995 to 1996 was driven by the CBS Radio Acquisition in November 1995.

  Investing Activities

     The Company's investing activities used $1.4 billion of cash in the nine months ended September 30, 1998, primarily for the acquisition of American Radio, compared to $19 million of cash provided in the nine months ended September 30, 1997. Investing activities provided cash of $22 million during 1997. During 1996, investing activities used $1.0 billion, primarily for the cash portion of the consideration for Old Infinity while during 1995, the Company used $1.2 billion of cash for the CBS Radio Acquisition.

     The Company's capital expenditures totaled $15 million in 1997 compared to $7 million in 1996 and $9 million in 1995. The Company's business does not require substantial investment in capital.

  Financing Activities

     Cash provided by financing activities totaled $1.1 billion in the nine months ended September 30, 1998 compared to cash used of $251 million in the nine months ended September 30, 1997. Cash provided during the 1998 period relates primarily to cash provided by CBS to complete the acquisition of American Radio. Cash used during the nine months ended September 30, 1997 relates to the repayment of debt assumed in the

Old Infinity acquisition. Cash used by financing activities during 1997 totaled $329 million reflecting the repayment of Old Infinity debt as well as $180 million of net payments to CBS as the Company generated cash earnings. In 1996, financing activities generated $917 million of cash primarily reflecting the cash received from CBS for the cash portion of the consideration for the Old Infinity acquisition. In 1995, financing activities provided cash of $1.2 billion, which primarily represents cash from CBS used for the CBS Radio Acquisition.

     Prior to the Offerings, the Company expects to become a borrower under CBS's existing $4.0 billion revolving credit facility, pursuant to which up to $1.0 billion will be available to the Company for revolving loans. The CBS Credit Agreement terminates on August 29, 2001. CBS unconditionally and irrevocably guarantees the obligations of each subsidiary borrower under the CBS Credit Agreement. The terms of the CBS Credit Agreement impose significant restrictions on the ability of CBS's subsidiaries (including the Company) to incur debt, which restrictions are subject to certain exceptions, including in respect of indebtedness of a subsidiary under the CBS Credit Agreement, debt of a subsidiary at the time it is acquired and other indebtedness not covered by a specific exception in an aggregate principal amount not to exceed $300 million at any one time outstanding. The Company currently believes that the CBS Credit Agreement will provide it with financing at a lower cost than if the Company were to enter into an independent credit facility at this time. See "Description of Indebtedness -- CBS Credit Agreement." The Company may obtain an independent credit facility in the future.

     Following the Offerings, the Company does not anticipate paying any dividends on shares of Common Stock. See "Dividend Policy."

     As of September 30, 1998, the Company had $3.2 billion of long-term debt, consisting of the $2.5 billion CBS Note and $0.6 billion of debt primarily related to the debt assumed in the acquisition of American Radio. Under the most restrictive of the indentures relating to the American Radio long-term debt, approximately $1.95 billion of American Radio's net assets at September 30, 1998 are restricted. This, in turn, restricts the ability of American Radio to pay dividends to the Company.

YEAR 2000

     The Year 2000 issue is the result of the development of computer programs and computer chips using two digits rather than four digits to define the applicable year. Computer programs and/or equipment with time-sensitive software or computer chips may recognize the date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions to business operations.

     To address the Year 2000 issue, the Company has undertaken efforts to identify, modify or replace, and test systems that may not be Year 2000 compliant. The Company estimates its cost to achieve Year 2000 compliance to be approximately $5 million, of which $2 million has been incurred to date. CBS is expected to incur additional costs of approximately $2 million on behalf of the Company to ensure compliance of the management information systems infrastructure. Approximately 60% of the total expenditures relate to replacement of existing systems. The Company expects to fund these costs through its cash flows from operations. Such costs are expensed as incurred.

     Several CBS centrally managed critical systems for radio are currently Year 2000 compliant or will be replaced by Year 2000 compliant applications by early 1999. A significant portion of the Year 2000 work for radio systems has been performed or is underway. The Company is currently in the process of developing Year 2000 procedures and guidelines for individual radio stations. The Company plans to have all radio systems tested and compliant by the second quarter of 1999.

     The Year 2000 effort also includes communication with all significant third party suppliers and customers to determine the extent to which the Company's systems are vulnerable to those parties' failure to reach Year 2000 compliance. There can be no guarantee that the Company's third party suppliers or customers will be Year 2000 compliant on a timely basis and that failure to achieve compliance would not have a material adverse impact on the Company's business operations.

     The Company expects to develop a formal contingency plan to ensure continued business operations in case of non-compliance with the Year 2000 on a timely basis. Overall, the Company believes that it will complete its Year 2000 effort and will be compliant on time. Although there can be no assurances that this will occur, the Company will continuously monitor its progress and evaluate the need for a contingency plan. Based on its current plan, the Company believes that it will have adequate time to prepare for contingency measures if the need arises.

     The Company believes that it is difficult to fully assess the risks of the Year 2000 problem due to numerous uncertainties surrounding the issue. Management believes that primary risks are external to the Company and relate to the Year 2000 readiness of its third party business partners. The inability of the Company or its third party business partners to adequately address the Year 2000 issues on a timely basis could result in a material financial risk, including loss of revenue, substantial unanticipated costs and service interruptions. Accordingly, the Company plans to devote the resources it concludes are appropriate to address all significant Year 2000 issues in a timely manner.

                                    BUSINESS

THE COMPANY

     The Company is one of the largest radio broadcasting and outdoor advertising companies in the United States. The Company's 161 radio stations, which serve 34 markets, collectively accounted for approximately 11% of total 1997 U.S. radio advertising expenditures. The Company's stations collectively ranked first or second, in terms of 1997 pro forma radio revenues, in 28 out of the 34 markets in which the Company operates stations. Approximately 70%, 87% and 99% of the Company's pro forma 1997 net radio revenues were generated in the 10, 25 and 50 largest U.S. radio markets, respectively. The Company's outdoor advertising business is conducted through its wholly owned subsidiary, TDI. TDI is one of the largest outdoor advertising companies in the United States, and operates predominantly in major metropolitan markets, 14 of which are also served by the Company's radio stations. TDI also operates internationally with offices in the United Kingdom, the Republic of Ireland and Northern Ireland.

     The Company operates and seeks to opportunistically acquire radio and outdoor, or "out-of-home," media properties in the largest markets in the United States. The Company characterizes its business as out-of-home because a majority of radio listening, and virtually all viewing of outdoor advertising, takes place in automobiles, transit systems, on the street and other locations outside the consumer's home. The Company believes that out-of-home media are an attractive alternative to other advertising media, particularly as "in-home" media, including broadcast television, cable and the Internet, increasingly compete for advertising revenue in the home.


     The Company's radio stations serve diverse target demographics through a broad range of programming formats such as rock, oldies, news/talk, adult contemporary, sports/talk and country, and the Company has established leading franchises in news, sports and personality programming. The Company believes that this diversity provides advertisers with "one-stop-shopping" by enabling advertisers to select stations to reach a targeted demographic group or to select groups of stations and outdoor advertising properties to reach broad groups of consumers within and across markets. The Company believes that this diversity also reduces its dependence on any single station, local economy, format or advertiser.


     CBS Corporation beneficially owns all of the Company's outstanding common stock. After giving effect to the Offerings, CBS will beneficially own approximately 83.8% of the equity, which will represent approximately 96.3% of the combined voting power, of the Company. CBS also owns, among other assets, 14 television stations covering approximately 31% of U.S. television households, several cable television networks and the CBS television network, as well as equity interests in certain Internet Web site providers.

     The Company was formed to own and operate the out-of-home media business of CBS Corporation, which prior to December 1, 1997, was known as Westinghouse Electric Corporation. In November 1995, Westinghouse acquired CBS Inc. In December 1996, Westinghouse acquired Old Infinity, which also owned TDI and had a minority equity interest in and managed Westwood One. On June 4, 1998, CBS acquired the radio broadcasting operations of American Radio. Both Old Infinity and American Radio were publicly traded companies prior to their acquisition by Westinghouse and CBS, respectively. Prior to the Offerings, CBS will have transferred substantially all its radio, outdoor advertising and related assets to the Company.

BUSINESS STRATEGY AND COMPETITIVE STRENGTHS

     Growth Potential for Out-of-Home Media. The Company believes that the radio business has significant growth potential. Radio currently represents approximately 7% of all advertising spending in the United States. The Company believes that this market share may not yet fully reflect the operational benefits which it expects will result from the consolidation that has taken place in the radio business since the enactment of the Telecom Act. The Telecom Act eliminated the national ownership ceiling previously applicable to radio broadcasters and relaxed restrictions previously applicable to ownership of radio stations within single markets, providing an opportunity for increased consolidation within the radio industry. The Company believes that this consolidation has made radio more competitive with newspapers, television and other media which can deliver large audiences across a wide range of demographics. The Company believes that the outdoor advertising business has also become more competitive due to similar industry consolidation. In addition, should the number and variety of in-home media continue to increase (whether as a result of the introduction of new technologies or otherwise), the Company believes that the smaller number of media competing in the out-of-home market will provide it with a greater competitive advantage than it has to date.

     Focus on Large Market Assets. Approximately 94% of the Company's radio stations are located in the 50 largest radio markets in the United States. As of September 30, 1998, the Company owned 9 of the 16 highest billing radio stations (measured by 1997 net revenues) in the United States. The Company believes that this focus on large markets makes it more appealing to advertisers, enables it to attract more highly skilled management, employees and on-air talent, and also enables it to more efficiently manage its business and generate higher levels of cash flow than would be the case if it managed a larger number of smaller stations.

     Strategic Acquisitions. While the Company does not believe that it needs to make acquisitions to grow its business, it intends to pursue acquisition opportunities that would enable it to continue to compete more effectively for advertising revenues and to increase its growth rate of cash flow. As an experienced operator of out-of-home media properties, the Company believes that it will have opportunities to acquire additional properties and to improve their operating performance. In general, the Company intends to pursue acquisitions of radio stations primarily in the 50 largest radio markets in the United States. This strategy may include acquiring radio stations in markets where the Company currently owns stations, as well as in markets in which the Company does not currently operate. The Company will also seek to acquire additional outdoor properties both in the United States and internationally.

     Diversification of Revenues. The Company seeks to maintain substantial diversity among its stations in many respects. The geographically wide-ranging stations serve diverse target demographics through a broad range of programming formats such as rock, oldies, news/talk, adult contemporary, sports/talk and country. This diversity reduces the Company's dependence on any particular station, local economy, format, on-air personality or advertiser. Similarly, the Company places an emphasis on increasing local and regional advertising revenues to avoid dependence on national advertising. During the year ended December 31, 1997, the Company generated approximately 72% of its net radio revenues from local and regional advertising.

     Proven Management Team. The Company's four executive officers have more than 70 years combined experience in the radio and outdoor advertising business, and Mr. Karmazin, the Company's Chairman, President and Chief Executive Officer, and Mr. Suleman, the Company's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, have worked together at the Company's predecessors since 1986. The Company believes that this proven management team is a significant competitive asset for the Company.

     Cost Controls. The Company strives to maximize its stations' cash flow by instituting strict financial reporting requirements and cost controls, directing promotional activities, developing programming to improve the stations' appeal to a targeted audience group and enhancing advertising sales efforts. While the Company's local management is responsible for the day-to-day operations of each station, corporate management is responsible for long-range planning, establishing policies and procedures, maximizing cost savings where centralized activity is appropriate, allocating resources and maintaining overall control of the stations.

     Programming. The overall mix of each station's programming is designed to fit the station's specific format and serve its local community. The Company's general programming strategy includes acquiring significant on-air talent, sports franchises and news for its radio stations. The Company believes that this strategy, in addition to developing loyal audiences for its radio stations, creates the opportunity for the Company to obtain additional revenues from syndicating such programming franchises to other radio stations. Similarly, the Company's relationship with CBS gives it access to certain CBS programming.

RADIO STATIONS AND OUTDOOR DISPLAYS

     The following table sets forth certain selected information with regard to each of the Company's radio stations and outdoor displays as of October 29, 1998.

                                                             RADIO                                  TDI
                             MARKET        -----------------------------------------  -------------------------------
                             RANK BY
                         1997 METRO AREA              AM/
MARKET                     POPULATION      STATIONS   FM   FORMAT                              DISPLAY TYPE
------                   ---------------   --------   ---  ------                              ------------
New York, NY                 1             WCBS       FM   Oldies                     Bus, Commuter Rail, Phone
                                           WCBS       AM   News                       Kiosks, Billboards, Walls,
                                           WFAN       AM   Sports                     Trestles, "Spectacular
                                           WINS       AM   News                       Signage," In-station Displays
                                           WNEW       FM   Classic Rock
                                           WXRK       FM   Rock
Los Angeles, CA              2             KCBS       FM   Classic Rock               Bus, Phone Kiosks, Beach
                                           KFWB       AM   News                       Panels, Campus Kiosks
                                           KLSX       FM   Talk
                                           KNX        AM   News
                                           KRLA       AM   Oldies
                                           KROQ       FM   Alternative Rock
                                           KRTH       FM   Oldies
                                           KTWV       FM   Smooth Jazz
Chicago, IL                  3             WBBM       FM   Contemporary Hit           Bus, Bus Shelters, Rail, Bridge
                                                           Radio/Dance                Bulletins
                                           WBBM       AM   News
                                           WCKG       FM   Talk
                                           WJMK       FM   Oldies
                                           WMAQ       AM   News/Sports
                                           WSCR       AM   Sports/Talk
                                           WUSN       FM   Country
                                           WXRT       FM   Adult Alternative Rock
San Francisco, CA            4             KCBS       AM   News                       Bus, Cable Cars, Commuter Rail
                                           KFRC       FM   Oldies
                                           KFRC       AM   Oldies
                                           KITS       FM   Alternative Rock
                                           KLLC       FM   Modern Rock
                                           KYCY       AM   Country
                                           KYCY       FM   Country
Philadelphia, PA             5             KYW        AM   News                       Commuter Rail
                                           WIP        AM   Sports
                                           WOGL       FM   Oldies
                                           WPHT       AM   Talk
                                           WYSP       FM   Active Rock
Dallas -- Fort Worth,        6             KHVN       AM   Gospel                     Bus
TX                                         KLUV       FM   Oldies
                                           KLUV       AM   Oldies
                                           KOAI       FM   Smooth Jazz
                                           KRBV       FM   R&B Oldies
                                           KRLD       AM   News/Talk
                                           KVIL       FM   Adult Contemporary
                                           KYNG       FM   Country
Detroit, MI                  7             WKRK       FM   New Rock                   --
                                           WOMC       FM   Oldies
                                           WVMV       FM   Smooth Jazz
                                           WWJ        AM   News
                                           WXYT       AM   Talk/Sports
                                           WYCD       FM   Country

                                                             RADIO                                  TDI
                             MARKET        -----------------------------------------  -------------------------------
                             RANK BY
                         1997 METRO AREA              AM/
MARKET                     POPULATION      STATIONS   FM   FORMAT                              DISPLAY TYPE
------                   ---------------   --------   ---  ------                              ------------
Washington, D.C.             8             WARW       FM   Classic Rock               Bus, Commuter Rail
                                           WHFS       FM   Alternative Rock
                                           WJFK       FM   Talk
                                           WPGC       FM   Contemporary Hit Radio/
                                                           Rhythmic
                                           WPGC       AM   Gospel
Houston, TX                  9             KIKK       FM   Country                    --
                                           KIKK       AM   Country
                                           KILT       FM   Country
                                           KILT       AM   Sports
Boston, MA                  10             WBCN       FM   Modern Rock                --
                                           WBMX       FM   Modern Adult Contemporary
                                           WBZ        AM   News/Talk/Sports
                                           WODS       FM   Oldies
                                           WZLX       FM   Classic Rock
Atlanta, GA                 12             WAOK       AM   Gospel                     Bus, Commuter Rail, Eight-
                                           WVEE       FM   Urban                      Sheet Billboards
                                           WZGC       FM   Classic Rock
Seattle-Tacoma, WA          13             KBKS       FM   Modern Adult Contemporary  Bus
                                           KMPS       FM   Country
                                           KRPM       AM   Modern Adult Contemporary
                                           KYCW       FM   Country
                                           KZOK       FM   Classic Rock
Minneapolis, MN             14             WCCO       AM   Full Service               Bus
                                           WLTE       FM   Soft Adult Contemporary
                                           KMJZ       FM   Smooth Jazz
                                           KSGS       AM   Urban
St. Louis, MO               18             KEZK       FM   Soft Adult Contemporary    --
                                           KMOX       AM   News/Talk/Sports
                                           KYKY       FM   Adult Contemporary
Baltimore, MD               19             WBGR       AM   Gospel                     --
                                           WBMD       AM   Religion
                                           WJFK       AM   Talk
                                           WLIF       FM   Soft Adult Contemporary
                                           WQSR       FM   Oldies
                                           WWMX       FM   Hot Adult Contemporary
                                           WXYV       FM   Contemporary Hit Radio
Pittsburgh, PA              20             KDKA       AM   News/Talk                  Bus
                                           WBZZ       FM   Contemporary Hit Radio
                                           WDSY       FM   Country
                                           WZPT       FM   Classic Hits
Tampa, FL                   21             WLLD(1)    FM   Contemporary Hit Radio     Bus
                                           WQYK       FM   Country
                                           WQYK       AM   Talk
                                           WYUU(1)    FM   Oldies
Portland, OR                24             KBBT       FM   Modern Adult Contemporary  --
                                           KINK       FM   Adult Alternative Rock
                                           KKJZ       FM   Smooth Jazz
                                           KUFO       FM   Album Oriented Rock
                                           KUPL       FM   Country
                                           KUPL       AM   Classic Country
Cincinnati, OH              25             WGRR       FM   Oldies                     --
                                           WKRQ       FM   Contemporary Hit Radio
                                           WYLX       FM   Classic Hits

                                                             RADIO                                  TDI
                             MARKET        -----------------------------------------  -------------------------------
                             RANK BY
                         1997 METRO AREA              AM/
MARKET                     POPULATION      STATIONS   FM   FORMAT                              DISPLAY TYPE
------                   ---------------   --------   ---  ------                              ------------
Kansas City, MO             26             KBEQ       FM   Country                    --
                                           KFKF       FM   Country
                                           KMXV       FM   Contemporary Hit Radio
                                           KOWW       AM   Country
                                           KOZN       FM   Modern Adult Contemporary
Sacramento, CA              27             KHTK       AM   Talk                       --
                                           KNCI       FM   Country
                                           KOME       AM   Oldies
                                           KRAK       FM   Country
                                           KSFM       FM   Contemporary Hit Radio
                                           KYMX       FM   Adult Contemporary
                                           KZZO       FM   Modern Adult Contemporary
San Jose, CA                28             KBAY       FM   Soft Rock                  Bus
                                           KEZR       FM   Adult Contemporary
Riverside, CA               29             KFRG       FM   Country                    --
                                           KXFG       FM   Country
Columbus, OH                32             WAZU       FM   Album Oriented Rock        --
                                           WHOK       FM   Country
                                           WLVQ       FM   Classic Rock
Charlotte, NC               36             WBAV       FM   Urban Adult Contemporary   --
                                           WFNZ       AM   Sports/Talk
                                           WGIV       AM   Gospel
                                           WNKS       FM   Contemporary Hits Radio
                                           WPEG       FM   Urban
                                           WSOC       FM   Country
                                           WSSS       FM   Classic Hits
Buffalo, NY                 41             WBLK(2)    FM   Urban Adult Contemporary   Bus, Commuter Rail, Bus
                                           WECK       AM   Adult Standards            Shelters
                                           WJYE       FM   Soft Adult Contemporary
                                           WLCE       FM   Modern Adult Contemporary
                                           WYRK       FM   Country
Hartford, CT                42             WRCH       FM   Soft Adult Contemporary    --
                                           WTIC       FM   Top 40
                                           WTIC       AM   News/Talk
                                           WZMX       FM   Classic Hits
Las Vegas, NV               43             KLUC       FM   Contemporary Hit Radio     --
                                           KMXB       FM   Modern Adult Contemporary
                                           KMZQ       FM   Soft Adult Contemporary
                                           KSFN       AM   Sports
                                           KXNT       AM   News/Talk/Sports
                                           KXTE       FM   Alternative
Rochester, NY               47             WCMF       FM   Album Oriented Rock        --
                                           WPXY       FM   Contemporary Hit Radio
                                           WRMM       FM   Soft Adult Contemporary
                                           WZNE       FM   Modern Adult Contemporary
W. Palm Beach, FL           49             WEAT       FM   Soft Adult Contemporary    --
                                           WIRK       FM   Country
Austin, TX                  50             KAMX       FM   Modern Adult Contemporary  --
                                           KJCE       AM   Urban Adult Contemporary
                                           KKMJ       FM   Soft Adult Contemporary
                                           KQBT       FM   Rhythmic Contemporary Hit
                                                           Radio

                                                             RADIO                                  TDI
                             MARKET        -----------------------------------------  -------------------------------
                             RANK BY
                         1997 METRO AREA              AM/
MARKET                     POPULATION      STATIONS   FM   FORMAT                              DISPLAY TYPE
------                   ---------------   --------   ---  ------                              ------------
Fresno, CA                  64             KMJ        AM   News/Talk/Sports           --
                                           KNAX       FM   Jammin' Oldies
                                           KOOR       AM   Spanish
                                           KOQO       FM   Spanish
                                           KRNC       FM   Spanish
                                           KSKS       FM   Country
                                           KVSR       FM   Modern Adult Contemporary
Monterey-Salinas, CA        78             KLUE       FM   Adult Contemporary         --
Palm Springs, CA            150            KEZN       FM   Easy                       --
Great Britain               N/A            N/A        N/A  N/A                        Double Decker and Single Deck
                                                                                      Buses, Underground
Republic of Ireland         N/A            N/A        N/A  N/A                        Bus, Rail, Billboards, Bridge
                                                                                      Displays


RADIO STATIONS SUBJECT TO DISPOSITION

                             MARKET
                             RANK BY
                         1997 METRO AREA              AM/
MARKET                     POPULATION      STATIONS   FM   FORMAT
------                   ---------------   --------   ---  ------
Boston, MA                  10             WAAF(3)    FM   Album Oriented Rock
                                           WEEI(3)    AM   Sports
                                           WEGQ(3)    FM   70's Oldies
                                           WNFT(4)    AM   Urban
                                           WRKO(3)    AM   News/Talk
Worcester, MA               112            WWTM(3)    AM   Sports

---------------
(1) Being acquired from Entercom Communications Corp.; contract signed and FCC approval has been granted.
(2) Operated by the Company pursuant to a local marketing agreement ("LMA"). An LMA is a local marketing agreement which would be considered a time brokerage agreement for FCC purposes.
(3) Being sold to Entercom Communications Corp. to comply with the terms of a settlement with the DOJ following the acquisition of American Radio; contract signed and FCC approval has been granted.
(4) Held in trust for purposes of complying with FCC's radio local ownership rules, with the Company being the sole beneficial owner thereof. Being sold to Mega Communications of Boston, Inc.; contract signed and application for FCC approval pending.

ADVERTISING SALES

     The substantial majority of the Company's revenues are generated from the sale of local, regional and national advertising for broadcast on its radio stations. In 1997, approximately 72% and 28% of the Company's net radio revenues were generated from the sale of local and regional advertising, and national advertising, respectively. The major categories of radio advertisers include:
Automotive, Retail, Healthcare, Telecommunications, Fast Food, Beverage, Movies, Entertainment and Services. Each station's local sales staff solicits advertising either directly from the local advertiser or indirectly through an advertising agency. The Company employs a tiered commission structure to focus its individual sales staffs on new business development. The Company has also, consistent with its operating strategy of dedicated sales forces for each of its stations, significantly increased the number of sales persons per station upon the Company's acquisition of such station. The Company supports its strategy of building local direct accounts by employing personnel in each of its markets to produce custom commercials that respond to the needs of, and in turn help sell product for, its advertisers. In addition, in-house production provides advertisers greater flexibility in changing their commercial messages with minimal lead time.

     National sales are generally made by firms specializing in radio sales on the national level in exchange for a commission from the Company that is based on the Company's net revenues from the advertising obtained. Regional sales are generally made by the Company's local sales staff. The Company believes that both national and regional sales represent an attractive growth opportunity for the Company. Whereas the Company seeks to increase its local sales through larger and more customer-focused sales staffs, it seeks to increase its national and regional sales by offering clusters within specific markets and regions which will make the Company's stations more attractive to national and regional advertisers.

PROGRAMMING


     Each of the Company's stations provides programming designed to fit its specific format and serve its local community. In addition, the Company owns a 16% equity interest in Westwood One and vested warrants to purchase an additional 9% equity interest. Westwood One is one of the leading producers and distributors of syndicated and network radio programming in the United States, and distributes syndicated and network radio programming to the Company's radio stations as well as to competitors of the Company.



     Old Infinity, which will be a wholly owned subsidiary of the Company, is party to a management agreement (the "Management Agreement") with Westwood One, pursuant to which it provides Westwood One with the services of a chief executive officer, a chief financial officer, support and administrative personnel and such other officers and employees of the Company as may be required to perform management services for Westwood One. Mr. Karmazin was the President and Chief Executive Officer of Westwood One from February 1994 until October 1998. Mr. Karmazin was replaced as Chief Executive Officer by Mr. Joel Hollander, an employee of the Company who currently serves as Chief Executive Officer of Westwood One pursuant to the Management Agreement. Mr. Suleman has been the Chief Financial Officer of Westwood One since February 1994. Messrs. Karmazin and Suleman are Directors of Westwood One. The only compensation Messrs. Karmazin and Suleman have received in respect of duties performed for Westwood One are options to acquire common stock of Westwood One. As of October 31, 1998, Mr. Karmazin and Mr. Suleman had beneficial ownership of 658,900 and 240,000 shares, respectively, representing 2.2% and 0.8%, respectively, of the outstanding common stock of Westwood One. The Management Agreement requires Westwood One to pay Old Infinity a management fee in the amount of $2.0 million per annum, subject to increases in accordance with the consumer price index, and a performance bonus based on Westwood One's operating cash flow. The Management Agreement is terminable by Westwood One: (i) upon 30 days notice to the Company; or (ii) in the event that the Company wilfully commits a material act of fraud or gross misconduct in performing its obligations under the agreement and such act has a material adverse effect on Westwood One. Pursuant to the Management Agreement, certain subsidiaries of the Company and their respective officers will not, without the prior consent of Westwood One, manage, purchase, establish, participate in, own more than 5% of, or otherwise lend assistance to, any radio network company. Although the Management Agreement expires on March 30, 1999, the parties have agreed to renew the agreement for an additional five-year period on the same material economic terms as those of the existing Management Agreement.



     Pursuant to a representation agreement (the "Representation Agreement"), which will be assigned to the Company by CBS upon consummation of the Offerings, Westwood One conducts the day-to-day business and operations of the Company's radio networks, including the sale of advertising time, marketing and relations with the Company's network-affiliated radio stations. The Representation Agreement requires the Company to make certain radio programming available to Westwood One, although the Company retains all ownership interests with respect to the radio networks and their programming. In exchange for the right to retain all revenues in connection with the sale of advertising time and programming for these radio networks, Westwood One (one of whose principal businesses includes distributing radio programming obtained from many sources, including some of the Company's competitors) has agreed to pay CBS a representation rights fee of $22.0 million over a two-year period (the final $12.0 million of which is payable during the twelve-month period ending March 30, 1999). Upon consummation of the Offerings, the Company will be entitled to receive all remaining payments pursuant to the Representation Agreement. Westwood One bears all expenses in connection with operating the Company's radio networks. The Representation Agreement expires on March 30, 1999. The Representation Agreement is terminable by either party: (i) if the Management Agreement is terminated or expires without renewal; or (ii) the Representation Agreement becomes illegal or invalid because of a change in FCC rules or legal procedures. See "Relationships Between the Company and CBS -- Westwood One."

     Pursuant to a news programming agreement, CBS also provides Westwood One with news programming produced by CBS's news division. Westwood One has agreed to pay CBS $8.0 million per annum for this news programming.

COMPETITION

     The Company operates in a highly competitive industry. The Company's radio stations and outdoor advertising properties compete for audiences and advertising revenues directly with other radio stations and outdoor advertising companies, as well as with other media, such as broadcast television, newspapers, magazines, cable television, the Internet and direct mail, within their respective markets. The Company's audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on the Company's revenues in that market and possibly adversely affect revenues in other markets. There can be no assurance that the Company will be able to maintain or increase its current audience ratings and advertising revenues.

     The Company's radio stations compete for listeners and advertising revenues directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong listener base consisting of a specific demographic group in each of its markets, the Company is able to attract advertisers seeking to reach those listeners. In addition, from time to time other stations may change their format or programming to compete directly with the Company's stations for audiences and advertisers, or engage in aggressive promotional campaigns, which could result in lower ratings and advertising revenues or increased promotion and other expenses and, consequently, lower earnings and cash flow for the Company. Audience preferences as to format or programming may also shift due to demographic or other reasons. Any failure by the Company to respond, or to respond as quickly as its competitors, could have a material adverse effect on the Company's position in that market.

     Factors that are material to a radio station's competitive position include management experience, the station's audience rank in its local market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market area. The Company attempts to improve its competitive position in each market by extensively researching its stations' programming, by implementing advertising campaigns aimed at the demographic groups for which its stations program and by managing its sales efforts to attract a larger share of advertising dollars. The Company also competes with other radio station groups to purchase additional stations.

     Although the radio broadcasting industry is highly competitive, some barriers to entry exist (which can be mitigated to some extent by changing existing radio station formats and upgrading power, among other actions). The operation of a radio station requires a license or other authorization from the FCC, and the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities in that market. In addition, the FCC's multiple ownership rules regulate the number of stations that may be owned and controlled by a single entity in a given market. The FCC's multiple ownership rules have, in recent years, changed significantly as a result of the Telecom Act. For a discussion of FCC regulation and the provisions of the Telecom Act resulting in rapid consolidation in the radio industry, see "-- Government Regulation -- Federal Regulation of Radio Broadcasting."

     The out-of-home media industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite and by terrestrial delivery of digital audio broadcasting. DAB may deliver to nationwide and regional audiences, multi-channel, multi-format, digital radio services with sound quality equivalent to compact discs. The FCC has recently authorized spectrum for the use of a new technology, satellite digital audio radio services, to deliver audio programming. SDARS may provide a medium for the delivery by satellite of multiple new audio programming formats to local and national audiences. It is not known at this time whether digital technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies. There are also proposals before the FCC to permit a new "low power" radio or "microbroadcasting" service which could open up opportunities for low cost neighborhood service on frequencies which would not interfere with existing stations. No FCC action has been taken on these proposals to date.

     The delivery of information through the presently unregulated Internet also could create a new form of competition. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact discs. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

     The Company cannot predict what other matters might be considered in the future by the FCC, nor can it assess in advance what impact, if any, the implementation of any of these proposals or changes might have on its business. See "-- Government Regulation -- Federal Regulation of Radio Broadcasting."

TDI

     The Company participates in the outdoor advertising business through its wholly owned subsidiary, TDI. TDI is based in New York with 20 branch offices throughout the United States and 11 throughout the United Kingdom, the Republic of Ireland and Northern Ireland. TDI is one of the largest outdoor advertising companies in the United States, operating approximately 100 franchises, the majority of which are in large metropolitan areas (including New York, Los Angeles, Atlanta, Washington, D.C., Philadelphia, Chicago, San Francisco, Minneapolis and Phoenix). Fourteen of the major metropolitan areas in which TDI operates are also served by the Company's radio stations. TDI sells advertising space on various media including buses, trains, train platforms and terminals throughout commuter rail systems, and on billboards and phone kiosks. TDI also has the exclusive rights to manage advertising space within the London Underground and on more than 90% of the buses in London and the United Kingdom, and has the exclusive rights to transit advertising in the Republic of Ireland and parts of Northern Ireland.


     Through both its bus and rail markets, TDI has the ability to target specific audiences via the specified routes of buses or trains. TDI has the resources with which to provide clients with comprehensive packages encompassing displays from its approximately 67,000 buses worldwide and approximately 1,200 billboards, approximately 4,300 phone kiosks, three commuter rail systems and three main rail stations in New York. As a result, an advertiser can obtain overall reach or target specific demographic areas.


SEASONALITY

     Seasonal revenue fluctuations are common in the out-of-home media industry and are primarily the result of fluctuations in advertising expenditures by retailers. The Company's revenues are typically lowest in the first quarter and highest in the second and fourth quarters.

EMPLOYEES

     As of September 30, 1998, the Company had approximately 5,900 full-time employees and approximately 2,000 part-time employees. Approximately 960 of the Company's full-time employees are represented by unions. Collective bargaining agreements with two unions have expired and the Company is currently negotiating new collective bargaining agreements with such unions. The Company believes that its relations with its employees and their unions are satisfactory.


     The Company employs several high-profile on-air personalities with large loyal audiences in their respective markets. The Company generally enters into employment agreements with its on-air talent and commissioned sales representatives to protect its interests in those relationships that it believes to be valuable. The Company has entered into employment agreements with certain of its executive officers and certain other executive officers have employment agreements with CBS. See "Management -- Employment Agreements."

GOVERNMENT REGULATION

  Federal Regulation of Radio Broadcasting

     The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; determines whether to approve changes in ownership or control of station licenses; establishes technical requirements for certain transmitting equipment used by stations; and adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations. The FCC has the power to impose penalties for violation of its rules or the Communications Act, including the imposition of monetary forfeitures, the issuance of short-term licenses, the imposition of a condition on the renewal of a license, and the revocation of operating authority.

     The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio stations.

     FCC Licenses. Generally, the FCC renews radio broadcast licenses without a hearing upon finding that: (i) the radio station has served the public interest, convenience and necessity; (ii) there have been no serious violations by the licensee of the Communications Act or FCC rules and regulations; and (iii) there have been no other violations by the licensee of the Communications Act or FCC rules and regulations that, taken together, indicate a pattern of abuse. After considering these factors, the FCC may grant the license renewal application with or without conditions, including renewal for a term lesser than the maximum otherwise permitted, or hold an evidentiary hearing. In addition, the Communications Act authorizes the filing of petitions to deny a license renewal during specific periods of time after a renewal application has been filed. Interested parties, including members of the public, may use such petitions to raise issues concerning a renewal applicant's qualifications. If a substantial and material question of fact concerning a renewal application is raised by the FCC or other interested parties, or if for any reason the FCC cannot determine that the grant of the renewal application would serve the public interest, convenience and necessity, the FCC will hold an evidentiary hearing on the application. If as a result of an evidentiary hearing the FCC determines that the licensee has failed to meet the requirements specified above and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Only after a license renewal application is denied will the FCC accept and consider competing applications for the vacated frequency. Historically, FCC licenses have generally been renewed. The Company has no reason to believe that its licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of the Company's licenses could have a material adverse effect on the Company.

     Ownership Matters. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant such approval, the FCC considers a number of factors pertaining to the proposed assignee or transferee, including compliance with the various rules limiting common ownership of media properties in a given market, the "character" of the proposed assignee or transferee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on alien ownership as well as compliance with other FCC policies, including FCC equal employment opportunity requirements. The equal opportunity requirements, as they relate to outreach efforts for the recruitment of minorities, have been declared unconstitutional by the U.S. Court of Appeals for the D.C. Circuit, and the court recently declined to review the decision en banc.

     A transfer of control of a corporation holding a broadcast license may occur in various ways. For example, a transfer of control occurs if an individual stockholder gains or loses "affirmative" or "negative" control of such corporation through issuance, redemption or conversion of stock. "Affirmative" control would consist of control of more than 50% of such corporation's outstanding voting power and "negative" control would consist of control of exactly 50% of such voting power. To obtain the FCC's prior consent to assign or transfer control of a broadcast license, appropriate applications must be filed with the FCC. If the application involves a

"substantial change" in ownership or control, in that new individuals approved by the FCC propose to acquire "affirmative" or "negative" control, the application must be placed on public notice for a period of not less than 30 days during which petitions to deny or other objections against the application may be filed by interested parties, including members of the public. Informal objections may be filed any time up until the FCC acts upon the application. If the application does not involve a "substantial change" in ownership or control, it is a "pro forma" application, which is not subject to the 30-day petition to deny procedure. The "pro forma" application is nevertheless subject to having informal objections filed against it. If the FCC grants an assignment or transfer application, interested parties have not less than 30 days from public notice of the grant to seek reconsideration of that grant. Generally, parties that do not file initial petitions to deny or informal objections against the application face a high hurdle in seeking reconsideration of the grant. The FCC normally has approximately an additional ten days to set aside on its own motion any grant made by the FCC staff acting pursuant to delegated authority. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer of the broadcast license to any party other than the assignee or transferee specified in the application.

     As a consequence of passage of the Telecom Act, the FCC amended its multiple ownership rules to eliminate the national limits on the ownership of AM and FM stations. Additionally, it established new local ownership rules that use a sliding scale of permissible ownership, depending on market size. In radio markets with 45 or more commercial radio stations, a party may own, operate or control up to eight stations, no more than five of which can be in a single radio service (i.e., no more than five AM or five FM). In radio markets with 30 to 44 commercial radio stations, a party may own, operate or control up to seven stations, no more than four of which can be in a single radio service. In radio markets having 15 to 29 commercial radio stations, a party may own, operate or control up to six radio stations, no more than four of which can be in a single radio service. Finally, in radio markets having 14 or fewer commercial radio stations, a party may own, operate or control up to five radio stations, no more than three of which can be in the same service; provided that the party may not own more than one half of the total number of radio stations in the market. FCC ownership rules continue to permit an entity to own one FM and one AM station in a local market regardless of market size. In addition to the numerical limitations on ownership depending on market size, the FCC is currently pursuing a new policy that involves review of proposed transactions if they would enable a single owner or two owners to attain a high degree of revenue concentration in a market.

     The FCC's "one-to-a-market" rule prohibits the common ownership, operation or control of a radio broadcast station and a television broadcast station serving the same geographic market (subject to a waiver of such prohibition if certain conditions are satisfied) and the common ownership, operation or control of a radio broadcast station and a daily newspaper serving the same geographic market. Under these rules, absent waivers, neither the Company nor CBS would be permitted to acquire any daily newspaper or television broadcast station (other than low-power television) in any geographic market in which the Company now owns radio broadcast properties. CBS has received, in the past, numerous permanent and temporary waivers to permit ownership of a television station and numerous radio stations in the same market. The temporary waivers, which affect 39 of the Company's radio stations, are subject to the outcome of pending rulemaking proceedings focusing upon the possible relaxation of the "one-to-a-market" rule. If these waivers are not made permanent, divestitures of certain of the Company's radio stations or of CBS's television stations may be required within certain time periods specified by the FCC. On October 1, 1996, the FCC commenced a proceeding to explore possible revisions of its policies concerning waiver of the newspaper/radio cross-ownership restrictions.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable. If a single individual or entity controls more than 50% of a corporation's outstanding voting stock, that individual or entity is viewed as a single majority stockholder; thus, the FCC views CBS as a single majority stockholder of the Company. In the case of a single majority stockholder, the interests of other stockholders are not attributable unless the stockholders are also officers or directors of the corporation. To assess whether a voting stock interest in a direct or indirect parent corporation of a broadcast licensee is attributable, the FCC uses a "multiplier" analysis in which non-controlling voting stock interests are deemed proportionally reduced at each non-controlling link in a multi-corporation ownership chain. The FCC treats all partnership interests as attributable, except for those limited partnership interests that under FCC policies are considered "insulated" from "material involvement" in the management or operation of media-related activities of the partnership. The FCC currently treats limited liability companies like limited partnerships for purposes of attribution. Similarly, under the FCC's attribution criteria, the ownership interests of trustors and beneficiaries are not treated as attributable if these interests are sufficiently insulated to prevent the exercise of control or influence over the trustee. The FCC is currently reviewing its attribution rules to determine whether changes in those rules are appropriate, including whether to continue the attribution exception in the case of a single majority stockholder.

     In determining whether the Company is in compliance with the local ownership limits on AM and FM stations, the FCC will consider the Company's AM and FM holdings, as well as the attributable broadcast interests of the Company's officers, directors and attributable stockholders, such as CBS. Accordingly, the attributable broadcast interests of the Company's officers and directors described in the preceding paragraph, as well as attributable broadcast interests of CBS, will limit the number of radio stations the Company may acquire or own in any market in which CBS or such officers or directors hold or acquire attributable interests. In addition, the Company's officers and directors or the officers and directors of CBS may from time to time hold various non-attributable interests in media properties, which, under certain circumstances, may also limit the number of radio stations the Company may acquire or own in a given market.

     Under its "cross-interest" policy, the FCC considers certain "meaningful" relationships among competing media outlets that serve "substantially the same area," even if the ownership rules do not specifically prohibit the relationship. Under the cross-interest policy, the FCC in certain instances may prohibit one party from holding an attributable interest in one media outlet and a substantial non-attributable economic interest in another media outlet in the same market. Under this policy, the FCC may consider significant equity interests combined with an attributable interest in a media outlet in the same market, joint ventures, or common key employees among competitors. The cross-interest policy does not necessarily prohibit all of these interests, but requires that the FCC consider whether, in a particular market, the "meaningful" relationships between competitors could have a significant adverse effect upon economic competition and program diversity. Heretofore, the FCC has not applied its cross-interest policy to TBAs and joint sales agreements ("JSAs") between broadcast stations. In its ongoing rulemaking proceeding concerning the attribution rules described below, the FCC has sought comment on, among other things: (i) whether the cross-interest policy should be applied only in smaller markets; and (ii) whether non-equity financial relationships such as debt, when combined with multiple business interrelationships such as TBAs and JSAs, raise concerns under the cross-interest policy.

     The Communications Act prohibits the issuance of broadcast licenses to, or the holding of broadcast licenses by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country. The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation (such as CBS in the case of the Company) of which more than 25% of the capital stock is owned of record or voted by Aliens. The FCC staff has interpreted this provision to require a public interest finding in favor of such a grant or holding before a broadcast license may be granted to or held by any such corporation. The FCC has issued interpretations of existing law: (i) under which these restrictions in modified form apply to other forms of business organizations, including partnerships; and (ii) indicating how alien interests in a company that are held directly through intermediate entities should be considered in determining whether that company is in compliance with these alien ownership restrictions. As a result of these provisions, the licenses granted to the Company by the FCC could be revoked if more than 20% of the Company's stock were directly or indirectly voted by Aliens or if more than 25% of CBS's stock were directly or indirectly held or voted by

Aliens. The Company's Restated Certificate restricts the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act and the rules of the FCC, and prohibits the issuance of more than 20% of the Company's outstanding capital stock (or more than 20% of the voting rights it represents) to or for the account of Aliens. The Restated Certificate authorizes the Company's Board of Directors to enforce these prohibitions. In addition, the Restated Certificate provides that shares of capital stock of the Company determined by the Company's Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with these alien ownership restrictions.

     Time Brokerage Agreements. Over the past few years, a number of radio stations have entered into what have commonly been referred to as TBAs. While these agreements may take varying forms, under a typical TBA, separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these arrangements, separately owned stations could agree to function cooperatively in programming, advertising sales and similar matters, subject to the requirement that the licensee of each station maintain independent control over the programming and operations of its own station. One typical type of TBA, commonly referred to as a local marketing agreement ("LMA"), is a programming agreement between two separately owned radio stations serving a common service area, whereby the licensee of one station provides substantial portions of the broadcast programming for airing on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during those program segments.

     The FCC has specifically revised its "cross-interest" policy to make that policy inapplicable to TBAs. Furthermore, the staff of the FCC's Mass Media Bureau has held that TBAs are not contrary to the Communications Act provided that the licensee of the station that is being substantially programmed by another entity: (i) maintains complete responsibility for, and control over, programming and operations of its broadcast station; and (ii) assures compliance with applicable FCC rules and policies.

     The FCC's multiple ownership rules specifically permit radio station TBAs to continue to be entered into and implemented, but provide that a licensee or a radio station that brokers more than 15% of the weekly broadcast time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market where it owns a radio station, the Company would not be permitted to enter into a TBA with another local radio station in the same market that it could not own under the local ownership rules, unless the Company's programing on the brokered station constituted 15% or less of the other local station's programming time on a weekly basis. The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) through a TBA where the brokered and brokering stations which it owns or programs serve substantially the same area. Such 25% simulcasting limitation also applies to commonly owned stations in the same broadcast service that serve substantially the same area.

     The Company is party to LMAs in three markets, and all but one of these LMAs are in connection with the pending acquisition and disposition of stations from and to Entercom Communications Corp. These LMAs are interim agreements pending consummation of such acquisitions and dispositions following FCC approval of such acquisitions and dispositions, which approval has already been granted. In addition, the Company is party to an LMA with a station in Buffalo, NY, pursuant to which the Company has acquired virtually all of the programming time on the station and is entitled to sell all of the advertising inventory within such acquired time. All of the foregoing LMAs involve programming more than 15% of the broadcast time of the relevant station.

     Joint Sales Agreements. Over the past few years, a number of radio stations have entered into cooperative arrangements commonly knows as JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling party of certain sales, accounting and "back office" services to the station whose advertising is being sold. The typical JSA is distinct from a TBA in that a JSA normally does not involve programming.

     The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore does not generally regulate joint sales practices between stations. Currently, stations for which another licensee sells time under a JSA are not deemed by the FCC to be an attributable interest of that licensee. However, in connection with its ongoing rulemaking proceeding concerning the attribution rules, the FCC is considering whether JSAs should be attributable interests or within the scope of the FCC's cross-interest policy, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with TBAs. If JSAs become attributable interests as a result of changes in the FCC rules, the Company may be required to terminate any JSA it might have with a radio station which the Company could not own under the FCC's multiple ownership rules. The Company at present has no JSAs.

     Programming and Operations. The Communications Act requires broadcasters to serve the "public interest." A licensee is required to present programming that is responsive to issues of the station's community of license and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although listener complaints may be filed at any time, are required to be maintained in the station's public file and generally may be considered by the FCC at any time. Stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on human exposure to radio frequency radiation. In addition, the FCC rules require that licensees must develop and implement affirmative action programs designed to promote equal employment opportunities and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. However, the U.S. Court of Appeals for the D.C. Circuit has declared these rules unconstitutional and the Court recently declined to review the decision en banc. In addition, the FCC recently has proposed to establish a system of random audits to ensure and verify licensee compliance with various FCC rules and regulations.

     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short term" (less than the maximum eight-year term) license renewal, the imposition of a condition on the renewal of a license or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     Proposed and Recent Changes. The FCC has pending a rulemaking proceeding that seeks, among other things, comment on whether the FCC should modify its radio and television broadcast ownership "attribution" rules by: (i) raising the basic benchmark for attributing ownership in a corporate licensee from 5% to 10% of the licensee's outstanding voting power; (ii) increasing from 10% to 20% of the licensee's outstanding voting power the attribution benchmark for institutional investors in corporate licensees holding interests deemed "passive" in nature; (iii) attributing certain minority stockholdings in corporations with a single majority stockholder; and (iv) attributing certain LMAs, TBAs, JSAs, debt or non-voting stock interests that have heretofore been non-attributable.

     Moreover, Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio stations, result in the loss of audience share and advertising revenues for the Company's radio stations, and affect the ability of the Company to acquire additional radio stations or to finance those acquisitions. Such matters may include spectrum use or other fees on FCC licenses; foreign ownership of broadcast licenses; revisions to the FCC's equal employment opportunity rules and rules relating to political broadcasting; technical and frequency allocation matters; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and attribution policies; new technologies such as DARS and microbroadcasting; and the development of rules to govern auctions for the right to use the radio broadcast spectrum. Finally, as required by the Telecom Act, the FCC has instituted a proceeding to investigate, among other things, the effect of the revised ownership rules for radio stations adopted in accordance with the Telecom Act, and the resulting consolidation in the radio industry, on the diversity of programming and ownership, and on programming and advertising competition. The FCC may conclude, as a consequence of this review, to modify the radio ownership rules.

     The Company cannot predict what other matters might be considered in the future by the FCC or Congress, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     Outdoor Advertising. The outdoor advertising industry is subject to governmental regulation at the federal, state and local level. These include regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on outdoor advertising structures adjacent to federally-aided highways and to other thoroughfares. Regulations affecting outdoor advertising at any level of government could have a material adverse effect on the Company.

     Alcohol and Tobacco Advertising. There are significant legal and regulatory constraints on the use of out-of-home media to advertise alcohol and tobacco products. Additional limitations have been proposed from time to time, particularly in connection with a possible global settlement of tobacco-related litigation. The Company is not aware of similar proposals to further restrict alcohol advertising, although any significant reduction in beer and wine advertising could have a material adverse effect on the Company.

     Antitrust. An element of the Company's growth strategy involves the acquisition of additional radio stations and other outdoor advertising properties, many of which are likely to require antitrust review by the FTC and the DOJ prior to such acquisition. Following passage of the Telecom Act, the DOJ has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks, particularly in instances where the proposed acquirer already owns one or more radio station properties in a particular market and the acquisition involves another radio station in the same market. Recently, the DOJ has obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. The DOJ has also been active in reviewing proposed acquisitions of outdoor advertising properties. There can be no assurance that the DOJ or the FTC will not seek to bar the Company from acquiring additional radio stations or other media-related and outdoor advertising properties in any market where the Company already has a significant position. In addition, to the extent the Company makes acquisitions of international broadcasting properties or display faces, the Company will also be subject to the antitrust laws of foreign jurisdictions.

     Environmental. As the owner, lessee or operator of various real properties and facilities, the Company is subject to various federal, state and local environmental laws and regulations. Historically, compliance with such laws and regulations has not had a material adverse effect on the Company's business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require the Company to make significant expenditures in the future.

PROPERTIES

     The Company's corporate headquarters are located in midtown Manhattan and are leased from third parties. The types of properties required to support each of the Company's radio stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in downtown or business districts. The transmitter sites and antenna sites are generally located so as to provide maximum market coverage. TDI's transit displays are owned by the transit system or other franchisor and are managed by the Company pursuant to three to five year agreements, and its outdoor displays are generally located on leased properties.

     No one property is material to the Company's overall operations. The Company believes that its properties are in good condition and suitable for its operations; however, the Company continually looks for opportunities to upgrade its properties.

     The Company owns substantially all of the equipment used in its radio broadcasting business.

LEGAL PROCEEDINGS

     The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management of the Company, however, there are no legal proceedings pending against the Company likely to have a material adverse effect on the Company. For a description of certain matters before the FCC, see "-- Government Regulation."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the name, age and position of each of the directors and executive officers of the Company as of September 17, 1998. Executive officers are elected by the Board of Directors and hold office until the earlier of his or her resignation and removal.

               NAME                 AGE                      POSITIONS
               ----                 ---                      ---------
Mel Karmazin......................   55  Chairman, President and Chief Executive Officer
                                         and Director
Farid Suleman.....................   46  Executive Vice President, Chief Financial Officer,
                                           Treasurer and Secretary and Director
Daniel Mason......................   47  President, Infinity Radio Group, and Vice
                                         President of the Company
William Apfelbaum.................   51  President and Chief Executive Officer, TDI

     Messrs. Karmazin and Suleman are employees of CBS and will provide services to the Company pursuant to the terms of the Intercompany Agreement. As employees of CBS, Messrs. Karmazin and Suleman will continue to render services to CBS. See "Risk Factors -- Risks Relating to Control by CBS" and "Relationships Between the Company and CBS."


     Mr. Karmazin has been Chairman, President and Chief Executive Officer and a Director of the Company since September 17, 1998. He joined CBS (then Westinghouse Electric Corporation) in December 1996 as Chairman and Chief Executive Officer of CBS Radio. In May 1997, he also assumed responsibility for CBS's owned television stations and became Chairman and Chief Executive Officer of the CBS Station Group. In April 1998, Mr. Karmazin became President and Chief Operating Officer of CBS Corporation, and Mr. Karmazin will become Chief Executive Officer of CBS Corporation on January 1, 1999. Mr. Karmazin was first elected to the Board of CBS Corporation in 1997. Prior to joining CBS, from 1981 to 1988, Mr. Karmazin served as Executive Vice President of Old Infinity and, from 1988 until its acquisition by CBS in December 1996, as its President and Chief Executive Officer. Mr. Karmazin is a Director of Westwood One and a member of the Board of Trustees for the Museum of Television and Radio.


     Mr. Suleman has been Executive Vice President, Chief Financial Officer, Treasurer and Secretary and a Director of the Company since September 17, 1998. He has been Senior Vice President and Chief Financial Officer of the CBS Station Group since June 1997 and Senior Vice President -- Finance of CBS Corporation since August 1998. From January 1997 to June 1997, he served as Senior Vice President and Chief Financial Officer of CBS Radio. Prior to joining CBS, he was Vice President -- Finance and Chief Financial Officer of Old Infinity from 1986 until 1996. Mr. Suleman has also been the Executive Vice President, Chief Financial Officer, Secretary and a Director of Westwood One since February 1994.

     Mr. Mason has been Vice President of the Company since September 17, 1998. He has been President of CBS Radio (renamed Infinity Radio) since November 1995. From 1993 to 1995, Mr. Mason served as President of Group W Radio. Mr. Mason was President of Cook Inlet Radio Partners, LP from 1988 to 1993. Mr. Mason is currently a member of the Board of Directors of the National Association of Broadcasters.

     Mr. Apfelbaum has been President and Chief Executive Officer of TDI since August 1989. Prior to joining TDI, from July 1988 to July 1989, Mr. Apfelbaum served as President of Gannett Transit, Inc. (formerly New York Subway Advertising Co., Inc.). From 1971 to 1988, Mr. Apfelbaum served as President of New York Subway Advertising Co., Inc. Mr. Apfelbaum is a Director of the America Foundation for Aids Research (AmFAR).

     Promptly following the consummation of the Offerings, CBS and the Company expect to elect two additional directors of the Company who will be independent directors. The Board of Directors will then consist of eight members, including six who are directors, officers or executives of CBS. For so long as CBS maintains voting control of the Company, it will have the ability to change the size and composition of the Board of Directors. Members of the Board of Directors will be divided into three classes with staggered three-year terms and each class as equal in number as possible. Each director will hold office until the end of the term for the respective class to which such director is assigned and otherwise in accordance with the By-Laws.

EMPLOYMENT AGREEMENTS

     In June 1996, Mr. Karmazin entered into an employment agreement with CBS that became effective on December 31, 1996, the time of the acquisition of Old Infinity by CBS. The employment agreement will terminate on December 31, 2000. The employment agreement provides for an initial annual base salary of $925,000 and, thereafter, Mr. Karmazin's annual base salary shall be subject to merit review and may be increased (but not decreased) at the sole discretion of the CBS Compensation Committee. The employment agreement provides that Mr. Karmazin will have the opportunity to receive performance-based annual incentive bonuses with a target award opportunity of $1,500,000 and to defer payment of any such bonuses under CBS's deferral program as in effect from time to time. Mr. Karmazin received a stock option grant pursuant to the employment agreement on December 31, 1996, for 500,000 CBS shares, with the options generally becoming exercisable after the first and second anniversaries of the grant date. All previously granted unvested options shall vest effective: (i) on the date of Mr. Karmazin's death; (ii) upon the occurrence of a change in control of the Westinghouse/CBS Radio Group; or (iii) on the date on which Mr. Karmazin's employment is terminated without cause or for disability. The employment agreement provides that Mr. Karmazin's employment is terminable for cause upon the occurrence of any: (i) action involving willful malfeasance or gross misconduct in connection with such employment having a material adverse effect on CBS; (ii) substantial and continuing refusal to perform ordinary duties of a chief executive officer; or (iii) felony conviction. In the event Mr. Karmazin's employment is terminated without cause or CBS otherwise breaches the employment agreement, CBS would be obligated to pay to Mr. Karmazin a lump-sum payment equal to the compensation, including annual incentive compensation, that otherwise would have been paid to Mr. Karmazin for the remainder of the term of the employment agreement.

     In May 1996, Mr. Mason entered into an employment agreement with CBS Broadcasting Inc. (formerly CBS Inc.) that became effective as of November 28, 1995. The agreement was amended as of January 29, 1997. The employment agreement, which will terminate on November 27, 1999, provided for an initial annual base salary of $575,000, which increased to $815,000 as of January 1, 1997, and, thereafter, Mr. Mason's annual base salary is subject to merit review and may be increased in accordance with CBS compensation guidelines. The employment agreement also provides that Mr. Mason will have the opportunity to receive performance-based annual incentive bonuses with a target award opportunity of 40% of Mr. Mason's annual base salary. Mr. Mason's employment is terminable for cause upon the occurrence of any: (i) fraud, misappropriation or embezzlement; or (ii) the willful failure to perform services under the employment agreement. In the event that Mr. Mason's employment is terminated other than for cause, CBS Broadcasting Inc. would be obligated to pay to Mr. Mason his base salary for the remainder of the term of the agreement, so long as he is ready, willing and able to render services under the agreement. In the event that Mr. Mason terminates his employment for good reason (as described in the agreement), CBS Broadcasting Inc. will be obligated to pay Mr. Mason an amount equal to his annual base salary.

     In December 1989, Mr. Apfelbaum entered into an employment agreement with TDI that was amended in March 1996 at the time of the acquisition of TDI by Old Infinity. The employment agreement will terminate on March 25, 2001. The employment agreement provides for an annual base salary of $950,000 and that Mr. Apfelbaum will have the opportunity to receive performance-based annual incentive bonuses with a target award opportunity of $1,000,000. Mr. Apfelbaum's employment is terminable for cause upon the occurrence of any: (i) felony or act of bad faith having a material adverse affect on TDI; (ii) breach of the agreement that is unremedied; or (iii) willful failure or refusal to follow the reasonable directions of the Board of TDI as are consistent with his duties as President and Chief Executive of TDI. In the event that Mr. Apfelbaum's employment is terminated by the Board of TDI, TDI would be obligated to pay to Mr. Apfelbaum his base salary and benefits for the remainder of the contract in accordance with the terms of the employment agreement.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors expects to establish an Audit Committee and a Compensation Committee. The Audit Committee of the Board of Directors will consist of at least two independent directors. The Audit Committee will review and report to the Board of Directors with respect to the selection, retention, termination and terms of engagement of the Company's independent public accountants, and maintain communications among the Board of Directors, the independent public accountants and the Company's internal accounting staff with respect to accounting and audit procedures. The Audit Committee will also review, with management and the Company's independent auditors, the Company's annual financial statements, the adequacy of the Company's internal accounting and control procedures and policies and related matters. The Compensation Committee will consist of at least two persons who are non-employee directors within the meaning of Rule 16b-3 under the Exchange Act and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee will be responsible for administering the Company's stock plans and reviewing and making decisions with respect to the other compensation of executive officers and key executives of the Company. The Board may, from time to time, establish other committees of the Board.

COMPENSATION OF DIRECTORS

     Directors who are officers or employees of CBS or any of its subsidiaries (including the Company) will not be compensated for service on the Board of Directors or any committee thereof. It is anticipated that non-employee directors will receive an annual fee, payable in cash or in a combination of cash and securities of the Company and that directors will be reimbursed for out-of-pocket expenses incurred in connection with such services.

COMPENSATION, BENEFIT AND RETIREMENT PLANS


     As described below, prior to the consummation of the Offerings, the Company is expected to adopt, and the stockholder of the Company is expected to approve, a long-term incentive plan and an annual incentive plan in which certain key executives of the Company are expected to participate after the consummation of the Offerings. Prior to the consummation of the Offerings, the Named Executive Officers (as defined herein) were eligible to participate in certain executive benefit plans of CBS, including the CBS 1993 Long-Term Incentive Plan (the "CBS Stock Plan"), the CBS Annual Performance Plan (the "CBS Annual Bonus Plan") and, in the case of Mr. Karmazin only, the CBS 1998 Executive Annual Incentive Plan. After completion of the Offerings, the Named Executive Officers will continue to hold options to acquire CBS common stock. Further, after completion of the Offerings, as part of the compensation paid by CBS for services rendered to CBS and the Company: (i) Mr. Karmazin will continue to be eligible under and participate in the CBS Stock Plan and the CBS 1998 Executive Annual Incentive Plan; and (ii) Mr. Suleman will continue to be eligible under and participate in the CBS Stock Plan and the CBS Annual Bonus Plan. None of the Named Executive Officers, other than Messrs. Karmazin and Suleman, is expected to be eligible to participate in the CBS Stock Plan or the CBS Annual Bonus or 1998 Executive Annual Incentive Plans. The Company will reimburse CBS for any direct costs, distributions and other expenses associated with post-Offerings payments to Company employees in respect of the CBS Stock Plan and the other CBS plans referred to above pursuant to the terms of the Intercompany Agreement. See "Relationships Between the Company and CBS -- Intercompany
Arrangements -- Intercompany Agreement."


EXECUTIVE COMPENSATION

     Compensation Summary. For 1997, the Company's executive officers were compensated by CBS or subsidiaries thereof for services rendered to CBS and its subsidiaries (including subsidiaries of the Company), participated in executive benefit plans sponsored by CBS and did not receive compensation from the Company. The following table reflects compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the three most highly compensated executive officers, other than the Chief Executive Officer of the Company (the "Named Executive Officers"), for services rendered in all capacities to CBS for the fiscal year ended December 31, 1997.

        SUMMARY COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                    LONG-TERM COMPENSATION
                                             ANNUAL COMPENSATION                            AWARDS
                                 -------------------------------------------   ---------------------------------
                                                                   OTHER       RESTRICTED   SECURITIES
                                                                   ANNUAL        STOCK      UNDERLYING              ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR   SALARY     BONUS(1)     COMPENSATION    AWARD(S)    OPTIONS(3)   PAYOUTS   COMPENSATION
  ---------------------------    ----  --------   ----------    ------------   ----------   ----------   -------   ------------
Mel Karmazin...................  1997  $925,000   $3,000,000(2)     N/A            0         500,000        0         $3,749(4)
  Chairman, President & Chief
  Executive Officer
Farid Suleman..................  1997   500,000    1,000,000        N/A            0         100,000        0            345(4)
  Executive Vice President,
  Chief Financial Officer,
  Treasurer & Secretary
Daniel Mason...................  1997   815,000      400,000        N/A            0          60,000        0          4,800(5)
  President, Infinity Radio
  Group, and Vice President of
  the Company
William Apfelbaum..............  1997   950,000    1,000,000        N/A            0          50,000        0          2,289(4)
  President & Chief Executive
  Officer, TDI

---------------

(1) Represents incentive compensation awarded for 1997. Each of the Named Executive Officers may elect to defer up to 100% of his annual incentive award, to be paid either: (i) in one installment in any future year not later than the year of normal retirement; or (ii) in one installment or annual installments after termination of service. Amounts deferred by any such named executive officer are credited with interest based on the one-year U.S. Treasury Bill rate (or such other rate as determined by the CBS Compensation Committee), reset every January. In the event of a change in control of CBS, the value of any unpaid deferred amounts are paid to a trustee or otherwise on such terms as the CBS Compensation Committee may prescribe or permit.



(2) The bonus received by Mr. Karmazin for 1997 exceeded his target award opportunity due to an expansion of Mr. Karmazin's responsibilities, after his target had been established, to include CBS's owned television stations, and due to the performance of the businesses under his management.


(3) Represents grants of standard non-qualified stock options to acquire CBS common stock.

(4) Represents imputed income with respect to executive life insurance.

(5) Represents contributions by CBS to the account of Daniel Mason pursuant to the provisions of the Westinghouse Savings Program.

     Option Grants. The following table provides information on grants of options in fiscal year 1997 to the Named Executive Officers to purchase shares of CBS common stock. No options to acquire Common Stock of the Company have been granted or are outstanding.

 OPTION GRANTS OF CBS COMMON STOCK TO COMPANY EXECUTIVES IN YEAR ENDED DECEMBER
                                    31, 1997

                                                         INDIVIDUAL GRANTS
                                        ---------------------------------------------------
                                                       % OF TOTAL                                   GRANT DATE
                                                        OPTIONS         PER                      PRESENT VALUE(2)
                                                     GRANTED TO CBS    SHARE                  ----------------------
                                         OPTIONS      EMPLOYEES IN    EXERCISE   EXPIRATION
                 NAME                   GRANTED(1)        1997         PRICE        DATE      PER SHARE     TOTAL
                 ----                   ----------   --------------   --------   ----------   ---------   ----------
Mel Karmazin..........................   500,000          3.9%         $18.56     1/28/07       $8.57     $4,285,000
Farid Suleman.........................   100,000          0.8%          18.56     1/28/07        8.57        857,000
Daniel Mason..........................    60,000          0.5%          18.56     1/28/07        8.57        514,200
William Apfelbaum.....................    50,000          0.4%          18.56     1/28/07        8.57        428,500

---------------

(1) All CBS stock options were granted to the Named Executive Officers on January 29, 1997. All CBS stock options were granted in tandem with limited rights. CBS options have a term of ten years from the date of grant or such lesser term as may be determined by the CBS Compensation Committee. The exercise price under each option may not be less than the fair market value of CBS's common stock on the option grant date. Except in the event of a change in control of CBS, generally an option is exercisable in whole or in part after the commencement of the second year of its term and until the option terminates. Limited rights are exercisable only in the event of a change in control of CBS and during the 30 days immediately following such change and only when the fair market value on the exercise date exceeds the exercise price. When a limited right is exercised, the employee is entitled to receive in cash the difference between the exercise price of the related option and the greater of: (i) the highest closing sales price of the CBS common stock on the NYSE during the 60 days prior to exercise; and (ii) the highest price paid for the CBS common stock in the change in control transaction during such period. Reload options are granted to employees at the time of an exercise of a stock option through a stock swap (payment of the exercise price by surrender of previously owned shares of CBS common stock), unless the CBS Compensation Committee cancels the reload feature before such exercise. The reload option is granted for the number of CBS shares the employee tenders to pay the exercise price of the related option.


(2) These values were derived using the following common assumptions: CBS stock price volatility 0.3023; dividend yield 1.08%; interest rate 6.3785%; reload premium 10%; and for each option, its full term and exercise price. There were no adjustments made for non-transferability or risk of forfeiture. The values and assumptions were based on the Black-Scholes option pricing model. The actual value, if any, that an executive officer may realize from his or her CBS stock options (assuming that they are exercised) will depend solely on the gain in CBS stock price over the exercise price when the shares are sold.

     The following table provides information on option exercises in 1997 by the Named Executive Officers and the value of each such Named Executive Officer's unexercised options to acquire common stock of CBS at December 31, 1997.

          AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1997
                   AND OPTION VALUES AS OF DECEMBER 31, 1997

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                            OPTIONS AT                       OPTIONS AT
                           SHARES                        FISCAL YEAR-END                 FISCAL YEAR-END(1)
                          ACQUIRED      VALUE     ------------------------------   -------------------------------
         NAME            ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE(2)   EXERCISABLE    UNEXERCISABLE(2)
         ----            -----------   --------   -----------   ----------------   ------------   ----------------
Mel Karmazin...........       0           $0       9,262,519        750,000        $235,138,415      $7,601,600
Farid Suleman..........       0            0       1,473,271        100,000          34,220,261       1,053,130
Daniel Mason...........       0            0         374,500         60,000           4,964,941         631,878
William Apfelbaum......       0            0              --         50,000                  --         526,565

---------------
(1) Based on the closing price of CBS's common stock as reported on the NYSE composite tape on December 31, 1997 ($29.0938).
(2) These options are unexercisable because they have not vested under their terms.

LONG-TERM INCENTIVES

     Prior to the Offerings, the Company expects to adopt the 1998 Long-Term Incentive Plan (the "1998 Plan"), which will authorize the grant of the following types of awards to key executives of the Company: (i) incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) and nonstatutory options (intended not to qualify as incentive stock options), including reload options; (ii) tandem or stand-alone stock appreciation rights ("SARs") and tandem limited rights; (iii) performance awards; and (iv) restricted stock and restricted units (hereinafter collectively referred to as "Awards"). The provisions of the 1998 Plan relating to tandem limited rights and reload options will be substantially similar in all material respects to the provisions relating to such rights and options under the CBS Stock Plan, which are described in footnote (1) to the table set forth under "-- Executive Compensation -- Option Grants." The maximum number of shares of Class A Common Stock that may be made subject to Awards granted pursuant to the 1998 Plan is 15,000,000. The 1998 Plan will be administered by the Company's Compensation Committee. Unless earlier terminated, the 1998 Plan will terminate on the tenth anniversary of the effective date thereof.

     Stock Options. The Compensation Committee will establish the terms of the stock options and procedures governing the exercise of options. The exercise price per share for a stock option must be at least the fair market value per share of the stock as of the date of grant. Options may be exercised at such times as the Compensation Committee specifies. The Compensation Committee may provide that if an option is exercised using already-owned stock, such participant will receive an additional option (a "Reload Option") to purchase a number of shares equal to the shares used to pay the exercise price at the fair market value on the day of exercise of the original option. Reload Options will expire on the expiration date of the original option and will be subject to other conditions as determined by the Compensation Committee.

     Stock Appreciation Rights and Limited Rights. An SAR is an award entitling the recipient to receive an amount, in cash or stock or a combination thereof, determined by reference to the appreciation in fair market value of such stock and may be granted alone or in tandem with stock options. Limited rights to purchase stock, exercisable for thirty days following a change in control, may be granted only in tandem with stock options. Tandem SARs and limited rights terminate on the termination of the related option. Terms and conditions of SARs and limited rights are determined by the Compensation Committee.

     Performance Awards. A performance award provides for the recipient to receive an amount in cash or stock or a combination thereof contingent upon the attainment of established performance objectives or upon the occurrence of established trigger events over a period to be determined by the Compensation Committee.

     Restricted Stock and Restricted Units. The Compensation Committee may make awards of restricted stock or restricted units and may determine the length of the restrictive period, the events which will cause a forfeiture of the award and any and all other terms and conditions of the award.

     Change in Control. In the event of a change in control, a participant would generally be entitled to the following treatment: (i) each outstanding option and limited right would be immediately exercisable; (ii) all performance awards would be deemed earned and paid as prescribed by the Compensation Committee; (iii) restricted stock and restricted units would become earned and restrictions would expire; and (iv) any amounts deferred under the 1998 Plan would be paid to a trustee or otherwise as the Compensation Committee determines.

     Messrs. Karmazin and Suleman will continue to be eligible to receive awards under the CBS Stock Plan, which authorizes the grant of non-statutory and incentive stock options (with or without reload options and/or tandem limited rights), tandem or stand-alone stock appreciation rights, performance awards and restricted stock and the deferral of award payments.

ANNUAL INCENTIVES

     Prior to the Offerings, the Company expects to adopt the Executive Annual Incentive Plan (the "Annual Incentive Plan"), which would authorize the payment of annual incentives to key executives of the Company based on the level of performance achieved against one or more pre-established objective performance goals for a calendar year (or other specified performance period). The performance goals will be determined by the Compensation Committee and will be based on one or more business criteria, such as EBITDA, EBIT, free cash flow, earnings per share and stock price. Awards to any one participant for a given performance period will be limited to $6 million (adjusted for increases in the consumer price index). Awards will be payable in the form determined by the Compensation Committee, which could include cash, stock options, stock appreciation rights or other securities of the Company (not including Class B Common Stock). The Annual Incentive Plan will be administered by the Compensation Committee, which will have exclusive authority to interpret, administer, and make determinations under the Annual Incentive Plan, including the exclusive authority to select participants, establish performance goals and approve incentive awards.

     The maximum number of shares of Class A Common Stock that can be issued under the Annual Incentive Plan is 1,000,000, and the maximum number of shares of Class A Common Stock subject to stock options and stock appreciation rights that may be granted to any one participant under the Annual Incentive Plan in any one performance period is 600,000. The exercise or reference price of stock options or stock appreciation rights will not be less than the fair market value on the grant date.

     In the event of a change in control, the Compensation Committee may deem all or part of any incentive award opportunities to have been earned, and incentive awards and outstanding derivative securities and deferrals may then be paid and stock options, stock appreciation rights and other derivative securities may then be modified as the Compensation Committee prescribes.

     Messrs. Karmazin and Suleman will continue to be eligible to receive annual incentive awards under the CBS 1998 Executive Annual Incentive Plan and the CBS Annual Bonus Plan, respectively. These plans each provide for the payment of performance-based annual incentives in the form of cash, stock or other securities of CBS, or a combination thereof.

RETIREMENT BENEFITS


     At the time of the Offerings, it is expected that the Company will: (i) make available the same tax-qualified defined benefit pension plans for eligible employees of the Company in which such employees were participating immediately prior to the Offerings; and (ii) maintain the Old Infinity pension plan, which is frozen (the "Frozen Infinity Pension Plan").


     Mr. Karmazin has a vested benefit under the Frozen Infinity Pension Plan. Because this plan was frozen effective November 30, 1987, Mr. Karmazin is no longer accruing any additional benefits under the plan. As of

December 31, 1997, the estimated monthly benefit amount payable upon retirement at normal retirement age to Mr. Karmazin under the Frozen Infinity Pension Plan is $1,408.

     Mr. Mason has a vested benefit under the Group W component of the CBS Combined Pension Plan (the "Group W Plan"). As of December 31, 1997, the estimated monthly benefit amount payable upon retirement at normal retirement age to Mr. Mason under the Group W Plan is $1,284.

     Mr. Suleman and Mr. Apfelbaum do not participate in any tax-qualified defined benefit pension plan sponsored by the Company or CBS.

WESTINGHOUSE PENSION PLAN

     During 1997, Mr. Mason participated in the Westinghouse Pension Plan, which is a defined benefit plan. The Westinghouse Pension Plan is designed to provide retirement income related to an employee's salary and years of active service. The cost of the Westinghouse Pension Plan is paid by both CBS and employee contributions. All CBS contributions are actuarially determined.

     In addition to the benefits provided by the Westinghouse Pension Plan, the Westinghouse Executive Pension Plan (the "Executive Pension Plan") provides for supplemental pension payments to Mr. Mason. In accordance with the terms of the Executive Pension Plan, if, upon retirement, Mr. Mason has at least five continuous years of service as an executive immediately prior to retirement, meets the retirement eligibility requirements of the Executive Pension Plan and contributes to the Westinghouse Pension Plan, he will be entitled to receive supplemental payments under the Executive Pension Plan. Such payments, when added to his pension under the Westinghouse Pension Plan, result in a total annual pension equal to 1.47% for each year of executive benefit service multiplied by his average annual compensation. Average annual compensation is equal to the sum of the average of the five highest annualized December base salaries and the average of the five highest annual incentive awards, each in the last 10 years of employment. In the event of retirement prior to the age 60, the total annual pension will be reduced by an amount equal to the reduction in the benefits payable under the Westinghouse Pension Plan. Participants become vested in the event of a change in control of CBS and benefits under the Executive Pension Plan may be paid on a present value or other basis.

     For purposes of illustration, the following table indicates the approximate amounts of annual retirement income that would be payable at the present time under various assumptions as to average annual compensation and years of service to employees who participate in the Westinghouse Pension Plan and are eligible for supplemental payments pursuant to the Executive Pension Plan.

           WESTINGHOUSE PENSION PLAN AND EXECUTIVE PENSION PLAN TABLE

   FIVE-YEAR
    AVERAGE
    ANNUAL
 COMPENSATION
   INCLUDING          ESTIMATED ANNUAL PENSION FOR SPECIFIED YEARS OF CREDITED SERVICE
   INCENTIVE      -------------------------------------------------------------------------
     AWARD           15          20           25           30           35           40
---------------   --------   ----------   ----------   ----------   ----------   ----------
  $  100,000      $ 22,050   $   29,400   $   36,750   $   44,100   $   51,450   $   58,800
     300,000        66,150       88,200      110,250      132,300      154,350      176,400
     500,000       110,250      147,000      183,750      220,500      257,250      294,000
     700,000       154,350      205,800      257,250      308,700      360,150      411,600
     900,000       198,450      264,600      330,750      307,900      463,050      529,200
   1,100,000       242,550      323,400      404,250      485,100      565,950      646,800
   1,500,000       330,750      441,000      551,250      661,500      771,750      882,000
   2,000,000       441,000      588,000      735,000      882,000    1,029,000    1,176,000
   2,500,000       551,250      735,000      918,750    1,102,500    1,286,250    1,470,000
   3,000,000       661,500      882,000    1,102,500    1,323,000    1,543,500    1,764,000
   3,500,000       771,750    1,029,000    1,286,250    1,543,500    1,800,750    2,058,000

     The amounts presented in the above table are based upon straight life annuity amounts and are not subject to any reduction for social security benefits or other offset amounts. As of December 31, 1997, Mr. Mason had 4.586 credited years of service under the Westinghouse Pension Plan.

     Effective January 1, 1998, Mr. Mason was transferred from the Westinghouse Pension Plan to the Group W Plan, which has terms substantially similar to the Westinghouse Pension Plan. Mr. Mason continues to participate in the Executive Pension Plan.

SAVINGS PLANS

     At the time of the Offerings, the Company will make available the same savings plans (tax-qualified under Section 401(k) of the Internal Revenue Code) for eligible employees of the Company and its subsidiaries, including the Named Executive Officers (the "Savings Plans"), in which such employees were participating immediately prior to the Offerings. The Savings Plans will permit matching employer contributions following the Offerings in the form of cash or common stock of CBS or the Company and such common stock will be available as an investment alternative with respect to employee contributions made following the Offerings.

                   PRINCIPAL STOCKHOLDER AND STOCK OWNERSHIP

STOCK OWNERSHIP OF THE COMPANY

     CBS Broadcasting Inc., 51 West 52nd Street, New York, New York 10019, an indirect wholly owned subsidiary of CBS Corporation, owns all of the outstanding shares of common stock of the Company. Immediately after consummation of the Offerings, CBS Broadcasting Inc. will own 700,000,000 shares of Class B Common Stock, which will represent 83.8% of the outstanding shares of Common Stock and approximately 96.3% of the combined voting power of the outstanding shares of Common Stock (approximately 81.8% and 95.8%, respectively, if the over-allotment options are exercised in full).

STOCK OWNERSHIP OF CBS CORPORATION

     The following table sets forth, as of September 30, 1998, the beneficial ownership of the outstanding common stock, par value $1.00 per share, of CBS Corporation (the only class of shares of CBS Corporation entitled to voting rights at such date) by the Company's directors, the Named Executive Officers and by all of the directors and executive officers of the Company as a group. Each person has sole voting and investment power over the shares of CBS common stock reported, except as otherwise noted.

            NAME OF BENEFICIAL OWNER                AMOUNT BENEFICIALLY OWNED     PERCENT OF CLASS
            ------------------------               ---------------------------    ----------------
William Apfelbaum................................  293,495 shares(1)                      *
Mel Karmazin.....................................  7,816,431 shares(1)(2)              1.1%
Daniel Mason.....................................  454,630 shares(1)                      *
Farid Suleman....................................  1,639,218 shares(1)(3)                 *
All directors and executive officers of the
  Company as a group (4 persons).................  10,203,774 shares(1)(2)(3)          1.4%

---------------
(1) Includes the following CBS shares not owned by the indicated executive officers on September 30, 1998, but with respect to which they had the right to acquire beneficial ownership within 60 calendar days through the exercise of stock options or warrants: Apfelbaum: 50,000; Karmazin 3,583,534; Mason 434,500; and Suleman 1,573,271, respectively.

(2) Includes 2,184,003 CBS shares as to which Mr. Karmazin has voting power but no investment power.

(3) Includes 17,313 CBS shares held by Mr. Suleman's children.

 *  Represents less than 1% of the outstanding common stock of CBS Corporation.

                   RELATIONSHIPS BETWEEN THE COMPANY AND CBS

GENERAL

     CBS is currently the beneficial owner of all the capital stock of the Company. Following the completion of the Offerings, CBS will continue to be the controlling stockholder of the Company and will beneficially own 100% of the outstanding Class B Common Stock, which will represent approximately 96.3% of the combined voting power of all the outstanding Common Stock and approximately 83.8% of the economic interest in the Company (or approximately 95.8% and 81.8%, respectively, if the Underwriters' over-allotment options are exercised in full). For so long as CBS continues to beneficially own shares of Common Stock representing more than 50% of the combined voting power of the outstanding Common Stock, it generally will be able to approve any matter submitted to a vote of the stockholders, including, among other things, the election of the entire Board of Directors or the amendment of the Restated Certificate and By-Laws, without the consent of the other stockholders of the Company. In addition, through its controlling beneficial ownership of the Company (as well as certain provisions of the Intercompany Agreement discussed below under "-- Intercompany Arrangements -- Intercompany Agreement"), CBS will be able to exercise a controlling influence over the business and affairs of the Company, including determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the Company's access to the capital markets, the payment of dividends and any change of control of the Company. In the foregoing situations or otherwise, various conflicts of interest between the Company and CBS could arise. Furthermore, ownership interests of directors and officers of the Company in common stock of CBS or service as a director or officer of both the Company and CBS could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and CBS. No assurance can be given that conflicts of interest will not arise or will be resolved in a manner favorable to the Company.

     CBS has advised the Company that its current intent is to continue to hold all the Class B Common Stock beneficially owned by it following the Offerings. However, CBS has no contractual obligation to retain its shares of Class B Common Stock. CBS has agreed not to sell or otherwise dispose of any shares of Class B Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. As a result, there can be no assurance concerning the period of time during which CBS will maintain its beneficial ownership of Common Stock owned by it following the Offerings. In addition, the Company has agreed that it will, upon the request of CBS, use its best efforts to effect the registration under applicable federal and state securities laws of any shares of Common Stock held by CBS or any of its affiliates. See "-- Intercompany Arrangements -- Intercompany Agreement."

COMPETITION

     Because CBS and the Company are both engaged in the sale of advertising time and space, there exist numerous actual and potential conflicts of interest between them. The Company and CBS will to some extent be competing with each other when offering their products and services to potential customers, who often are deciding how much of their advertising budgets to allocate to television, radio, outdoor or other media. In addition, as a major advertiser, CBS from time to time utilizes the Company's advertising time and space. Similarly, the Company promotes its programming on stations and networks owned by CBS.

     The Restated Certificate provides that, subject to any contractual agreements of the Company to the contrary, CBS will have the right to compete with the Company.

BOARD OF DIRECTORS

     Promptly following the consummation of the Offerings, CBS and the Company expect to elect two additional directors of the Company who will be independent directors. The Board of Directors will then consist of eight members, including six who are directors, officers or executives of CBS. See "Management -- Directors and Executive Officers of the Company." Members of the Board of Directors will be divided into three classes and serve staggered three-year terms. CBS will have the ability to change the size and composition of the Company's Board of Directors.

INTERCOMPANY ARRANGEMENTS

     Historically, the Company and CBS have maintained a number of financial and administrative arrangements and regularly engaged in transactions with each other and other respective affiliates. The Company's ongoing relationship with CBS will be governed by, among other things, certain agreements to be entered into prior to the Offerings and possibly in the future, including the Intercompany Agreement and the Tax Sharing Agreement, the material terms of which are summarized below. The agreements entered into in connection with the Offerings generally will maintain the relationship between the Company and CBS in a manner consistent in all material respects with past practice. It is the intention of the Company and CBS that such agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that is fair to both parties. However, neither of these agreements have resulted, nor will any agreements entered into in the future between the Company and CBS (for so long as CBS maintains controlling beneficial ownership in the Company) result, from arm's-length negotiations and, as a result, certain of the terms of such agreements may be less favorable to the Company than could be obtained from unaffiliated third parties. Moreover, many of the transactions between the Company and CBS are of an informal nature and do not lend themselves to formulaic allocations of costs and benefits. Thus, there inevitably will be some discretion left to the parties, who are subject to the potentially conflicting interests described above and under "Risk
Factors -- Risks Relating to Control by CBS."

     In addition, to the extent that the Company derives benefits from its close relationship with CBS, those benefits could be reduced or eliminated in the future. CBS is not obligated to engage in any future business transactions or jointly pursue opportunities, except for those expressly provided for in the Intercompany Agreement. The Restated Certificate contains certain provisions addressing potential conflicts of interest between the Company and CBS and the allocation between the Company and CBS of certain transactions that, absent such allocation, could constitute corporate opportunities of both the Company and CBS. These provisions effectively create a presumption that such opportunities need not be made available to the Company absent a clear indication that they were directed to the Company. See "Certain Provisions of the Certificate of Incorporation and By-Laws of the Company -- Corporate Opportunity and Conflict of Interest Policies." The Intercompany Agreement will not restrict CBS from owning or acquiring businesses similar to or which otherwise compete with the Company.

     The descriptions set forth below are intended to be summaries and, while material terms of the agreements are set forth herein, the descriptions are qualified in their entirety by reference to the relevant agreement or form thereof filed with the Registration Statement of which this Prospectus forms a part.

  Intercompany Agreement

     General Services. The Intercompany Agreement requires CBS to continue to make available to the Company the range of services provided by CBS prior to the Offerings and requires the Company to utilize such services in the conduct of its business. These services include, among others, certain investor relations, executive, legal, finance, real estate, information management, internal audit, tax and treasury services. The costs of such services will be allocated according to established methodologies determined on an annual basis by CBS, in its sole discretion, after consultation with the Company, and will evidence each such party's fair and reasonable share of such costs. The allocation of costs for certain of these services provided in prior years is reflected in the Company's Combined Financial Statements. The costs for certain other services have not been allocated to the Company in prior years and are not reflected in the Company's Combined Financial Statements, but will be so allocated following the Offerings. The Company believes that the costs for services that were not allocated to the Company in prior years are not material. The Intercompany Agreement also provides CBS with unlimited access to the corporate books and records of the Company.

     Executive Officer Services. The Intercompany Agreement provides that, after the Offerings, CBS will make available to the Company the services of Mr. Karmazin, the Company's Chairman, President and Chief

Executive Officer, and Mr. Suleman, the Company's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, as well as such other executive officers and employees of CBS as the Company and CBS may from time to time agree. CBS will charge the Company an allocable portion of the compensation and benefits costs of such persons, determined in the same manner as set forth under "-- General Administrative Services." Prior to the Offerings, costs for such services were allocated on a different basis and, accordingly, the Company's Combined Financial Statements do not reflect the method by which the Company will allocate such costs in the future. The Company believes that the costs for services that were not reflected in the Company's Combined Financial Statements are not material. These Company officers will be employed by CBS, rather than by the Company, and will spend a substantial part of their professional time and effort on behalf of CBS. In many instances, such efforts for CBS will relate to activities that are unrelated (and in some circumstances may be adverse) to the interests of the Company. The Company has not established any minimum time requirements for such officers. In addition, Messrs. Karmazin and Suleman will continue to participate in CBS stock option and other benefit plans and Mr. Karmazin is one of CBS's largest stockholders. The Company's other executive officers and a significant number of its employees will continue to hold shares of and/or options to purchase shares of common stock of CBS granted or acquired prior to their transfer to the Company, and will not yet have received comparable interests under the Company's plans. These substantial interests in CBS's equity may present these officers and employees with incentives different from those of the Company's stockholders, and may exacerbate the conflicts described herein.

     Mr. Karmazin is a Director of Westwood One and Mr. Suleman is the Chief Financial Officer and Secretary and a Director of Westwood One, which positions will continue to impose demands on their time and present potential conflicts of interest following the Offerings. Westwood One produces and distributes syndicated and network radio programming to competitors of the Company. See "Business -- Programming."

     Free Promotional Time; Joint Marketing and Corporate Opportunities. The Intercompany Agreement requires each party to make available at favorable rates or without charge advertising time and space for promotional purposes in a manner substantially consistent with past practice. In general, the Company and CBS have provided each other with promotional time and space without charge in circumstances where the party providing the time or space concludes that doing so would not significantly impact its potential revenues. CBS has received, and is likely to continue to receive, more time under this arrangement than the Company. Certain of the Company's radio stations also receive certain CBS television programming in exchange for running promotional spots for CBS during those broadcasts. While it is not possible to quantify the amounts involved in these arrangements, they have not had a material impact on the Company's results of operations, and they are not expected to be material in the future.

     The Intercompany Agreement also provides that the parties will use their best efforts in appropriate situations to cooperate in jointly marketing their products and services to potential advertisers and to refer advertisers to each other. Relevant costs and revenues are to be split in a manner which, when considered in light of their overall relationship, is intended to be fair to both parties, as determined by CBS, in its sole discretion, after consultation with the Company. The Intercompany Agreement expressly permits the parties to compete with each other in selling advertising time and space and in making acquisitions of media properties.

     The Company does not anticipate that providing discounted or free promotional time to CBS or participating in joint marketing opportunities with CBS will constitute or affect a material portion of its net revenues.

     Lease Arrangements. Certain of the Company's facilities are located in premises owned or leased by CBS or entities in which CBS has an interest. Further, certain facilities of CBS are located in premises owned or leased by the Company. The Intercompany Agreement provides for the apportionment of costs related to the use of such facilities.

     Employee Matters. The Intercompany Agreement sets forth the understanding between the parties with respect to current and former employees of CBS and the Company, including claims arising out of or relating to any employee benefit or compensation plan, agreement, arrangement or program, as well as collective bargaining agreements, if any, accrued wages and workers' compensation, holiday, vacation and sick day benefits. It is expected that following the Offerings, the Company will assume and be solely responsible for all liabilities and obligations with respect to current officers and employees of the business owned and operated by the Company and former officers and employees of such businesses who, immediately prior to the termination of their employment, were employed in such businesses.

     Trademarks. The Intercompany Agreement provides that the Company will be entitled to use: (i) on a non-exclusive basis, the "CBS" trademark and the CBS "eye" trademark logo with respect to day-to-day operations of the CBS Radio networks in connection with the CBS Radio Network tradename; and (ii) certain other CBS marks in connection with the Company's radio stations. Uses of the marks will be subject to CBS's prior written approval. CBS may terminate the Company's use of the marks in certain circumstances including: (i) a breach by the Company of a material term or condition of the Intercompany Agreement; and
(ii) at any time CBS ceases to own at least 50% of the voting power of the Company.

     CBS Credit Agreement. The Company does not currently have any independent credit facilities with banks or other institutions. Prior to the Offerings, the Company expects to become a borrower under CBS's existing $4.0 billion senior unsecured revolving credit facility, pursuant to which up to $1.0 billion will be available to the Company for revolving loans. See "Risk Factors -- Risks Relating to Control by CBS -- CBS Credit Agreement" and "Description of Indebtedness -- CBS Credit Agreement."

     CBS Note; the Offerings. On September 18, 1998, prior to being transferred by CBS to the Company, Old Infinity issued the CBS Note as a dividend to CBS, in the aggregate principal amount of $2.5 billion, bearing interest at the rate per annum equal to three-month LIBOR plus 0.50%. The dividend was declared and paid in the form of the CBS Note, in order to provide CBS with funds to be used for CBS's general corporate purposes. The CBS Note is payable on September 18, 2003. The Company intends to use the net proceeds of the Offerings to prepay the CBS Note, and any proceeds in excess thereof will be used for the Company's general corporate purposes, including working capital, repayment of debt and possible acquisitions.

     Registration Rights. The Intercompany Agreement provides that, upon the request of CBS or any other rights holder, the Company will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Common Stock (and any other securities issued in respect of or in exchange therefor) beneficially owned by CBS or any such other rights holder, as applicable, for sale in accordance with CBS's intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Intercompany Agreement. CBS and any other rights holder also will each have the right, subject to certain limitations, to include at any time and from time to time the shares of Common Stock (and any other securities issued in respect of or in exchange therefor) beneficially owned by it in certain other registrations of such securities initiated by the Company on its own behalf or on behalf of its other stockholders. Subject to the provisions of the Intercompany Agreement, the Company generally will be required to pay all out-of-pocket costs and expenses in connection with each such registration that CBS or any other rights holder requests or in which CBS or any other rights holder participates. Subject to certain limitations specified in the Intercompany Agreement, such registration rights will be assignable by CBS or any other rights holder and their assigns. The Intercompany Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification and contribution granted by the parties thereunder in connection with such a registration.

     Indemnification. The Intercompany Agreement provides for the assumption of liabilities and cross-indemnities allocating liability in respect of the Company's businesses to the Company and in respect of CBS's businesses to CBS.

     The Intercompany Agreement provides that any sales or use tax arising from or imposed upon the transfer of property or services by the Company or CBS following the completion of the Offerings will be the liability of the party receiving such property or services. The Intercompany Agreement also provides that the Company will be liable for any payroll tax attributable to 1998 that arises from the employment by the Company after the completion of the Offerings of individuals who perform services for the Company during 1998.

     In addition, provided that CBS continues to beneficially own at least 80% of the combined voting power or the value of the outstanding capital stock of the Company, the Company will be included for purposes of the Employee Retirement Income Security Act of 1974, as amended, in the controlled group of which CBS is the common parent. Each member of a controlled group is jointly and severally liable for pension funding and pension termination liabilities of each other member of the controlled group, as well as certain benefit plan taxes. Accordingly, the Company could be liable (subject to indemnification by CBS under the Intercompany Agreement) for pension funding, pension termination liabilities and certain other pension-related excise taxes as well as other taxes of another member of the CBS-controlled group in the event any such liability is incurred, and not discharged, by such other member. The Intercompany Agreement will provide, however, that CBS will indemnify the Company to the extent that, as a result of being a member of the controlled group of which CBS is the common parent, the Company becomes liable for a pension funding, pension termination liabilities and any other pension-related excise or other taxes of another member of the CBS-controlled group (other than any of the Company's subsidiaries). See "Risk Factors -- Risks Relating to Control by CBS -- Contingent Liability for CBS Obligations."

     As of September 30, 1998, CBS had outstanding an aggregate of approximately $2.6 billion principal amount of public debt issued pursuant to indentures which under certain circumstances could effectively require a transferee of assets from CBS (including the Company) to assume such debt. The Company does not believe that such assumption is now required or likely to be required in the future. The Intercompany Agreement provides that CBS will indemnify the Company in respect of any such debt obligations (including the costs of defending any assertion of claims against the Company by CBS bondholders). See "Risk
Factors -- Risks Relating to Control by CBS -- Contingent Liability for CBS Obligations."

     Term. The Intercompany Agreement generally will terminate on the date on which CBS ceases to own 50% or more of the combined voting power of the capital stock of the Company then outstanding. The Intercompany Agreement will not provide for termination of the provisions in respect of the registration rights and indemnification discussed above.

     Tax Sharing Agreement and Tax Consolidation


     Following the Offerings, the Company and certain of its subsidiaries will continue to be included in the consolidated group of CBS for U.S. federal income tax purposes and the combined, consolidated or unitary group of CBS for certain state and local income tax purposes (the "Consolidated Group"). Prior to the consummation of the Offerings, the Company and CBS will enter into a tax sharing agreement (the "Tax Sharing Agreement"). Pursuant to the Tax Sharing Agreement, the Company, its subsidiaries and CBS generally will make payments between them such that, with respect to income tax returns for any taxable period in which the Company or any of its subsidiaries is included in the Consolidated Group, the amount of such consolidated or combined taxes to be paid by the Company, subject to certain adjustments, generally will be determined as if the Company and each of its subsidiaries included in the Consolidated Group were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of CBS arising from an audit or otherwise). With respect to certain tax items, however, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, the Company's right to reimbursement will be determined based on the usage of such credits or losses by the Consolidated Group.



     CBS will continue to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), will be the sole and exclusive agent for the Company in any and all matters relating to the income tax liabilities of the Company, will have sole and exclusive responsibility for the preparation and filing of all income tax returns (or amended returns) with respect to the Consolidated Group and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company. The Company will be responsible for any income taxes with respect to tax returns that include only the Company and its subsidiaries.

     CBS will control all the tax decisions of the Company, as is presently the case, by virtue of its controlling beneficial ownership of the Company and the terms of the Tax Sharing Agreement. Under the Tax Sharing Agreement, CBS will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, file all income tax returns on behalf of the Company and determine the amount of the Company's liability to (or entitlement to payment from) CBS under the Tax Sharing Agreement. This arrangement may result in conflicts of interest between the Company and CBS. For example, under the Tax Sharing Agreement, CBS will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to CBS and detrimental to the Company.


     Provided that CBS continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the consolidated group of which CBS is the common parent. It is the present intention of CBS and its subsidiaries to continue to file a single consolidated federal income tax return. In certain circumstances, certain of the Company's subsidiaries also will be included with certain subsidiaries of CBS (other than Company subsidiaries) in combined, consolidated or unitary income tax groups for state and local tax purposes. Each member of a consolidated group for federal income tax purposes is liable for the federal income tax liability of each other member of the Consolidated Group. Similar principles apply with respect to members of a combined group for state law tax purposes. Accordingly, although the Tax Sharing Agreement will allocate tax liabilities between the Company and CBS during the period in which the Company is included in the Consolidated Group, the Company could be liable for the federal income tax liability of any other member of the Consolidated Group in the event any such liability is incurred, and not discharged, by such other member. The Tax Sharing Agreement will provide, however, that CBS will indemnify the Company to the extent that, as a result of being a member of the Consolidated Group, the Company becomes liable for the federal income tax liability of any other member of the Consolidated Group (other than a subsidiary of the Company).


     Under Section 482 of the Internal Revenue Code, the Internal Revenue Service has the authority in certain instances ("482 Authority") to redistribute, reapportion or reallocate gross income, deductions, credits or allowances between or among the Company and CBS (each, along with its subsidiaries, an "Indemnifiable Group"). Other taxing authorities have similar authority under comparable provisions of state, local or foreign tax law. The Tax Sharing Agreement provides that each Indemnifiable Group will indemnify the other Indemnifiable Group to the extent that, as a result of the Internal Revenue Service exercising its 482 Authority (or any other taxing authority exercising a similar authority), the tax liability of one Indemnifiable Group is reduced while the tax liability of the other Indemnifiable Group is increased.


  Historical Relationships Between the Company and CBS


     The Company has utilized various services provided by CBS. These services include, among others, certain investor relations, executive, human resources, legal, finance, real estate, information management, internal audit, tax and treasury services. The costs of such services have been allocated according to established methodologies and are determined on an annual basis by CBS. Such methodologies used to allocate costs depend on the specific service provided and include allocating costs that directly relate to the Company or allocating costs that represent a pro rata portion of the total costs for the services provided. Management of the Company believes these allocations to be a fair and reasonable share of such costs. The Company expects that the method of allocating costs in the future will be consistent with past practices. During 1996, 1997 and the nine months ended September 30, 1998, such allocated expenses included: legal services of approximately $1.5 million, $1.9 million and $0.8 million; corporate rent of approximately $3.4 million, $2.0 million and $1.1 million; management information services of approximately $4.8 million, $6.8 million and $2.0 million; human resources of approximately $1.5 million, $1.5 million and $0.3 million; and insurance of approximately $1.4 million, $1.2 million and $1.1 million, respectively. In 1995, such allocated expenses included management information services of $2.4 million, insurance of approximately $1.0 million and all other services of approximately $4.9 million. During 1995, 1996, 1997 and the nine months ended September 30, 1998, the Company's allocated expense under certain pension plans and postretirement benefit arrangements sponsored by CBS was $6.7 million, $7.0 million, $7.0 million and $4.7 million, respectively.


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

     During 1995, 1996, 1997 and the nine months ended September 30, 1998, (a) CBS paid to the Company approximately $1.4 million, $7.8 million, $6.4 million and $5.9 million, respectively, in respect of promotional advertising time and space purchased by CBS from the Company and (b) the Company paid to CBS approximately $0.5 million, $0.5 million, $0.6 million and $0.4 million, respectively, in respect of promotional advertising time and space purchased by the Company from CBS. See "Relationships between the Company and CBS -- Intercompany Arrangements."

     On September 18, 1998, prior to being transferred by CBS to the Company, Old Infinity issued the CBS Note as a dividend to CBS, in the aggregate principal amount of $2.5 billion. The CBS Note is payable on September 18, 2003. The Company intends to use the net proceeds of the Offerings to prepay the CBS Note.

WESTWOOD ONE


     Pursuant to the Management Agreement, Westwood One has agreed to pay to a subsidiary of the Company: (i) a management fee in the amount of $2.0 million per annum, subject to increases in accordance with the consumer price index; and
(ii) a performance bonus based on Westwood One's operating cash flow. Pursuant to the Representation Agreement, Westwood One has agreed to pay to CBS Broadcasting Inc. (and, following the Offerings, to the Company): (i) a representation rights fee of $22.0 million over a two-year period (the final $12.0 million of which is payable during the twelve-month period ended March 30,
1999); and (ii) a commitment fee of $10.0 million per annum, subject to certain adjustments. In 1997 and the nine months ended September 30, 1998, Westwood One paid $17.2 million and $14.2 million, respectively, pursuant to the Management Agreement and the Representation Agreement.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately prior to the closing of the Offerings, the Company will amend its Certificate of Incorporation to change its authorized capital stock to 2,000,000,000 shares of Class A Common Stock, 2,000,000,000 shares of Class B Common Stock and 50,000,000 shares of Preferred Stock, and to convert each outstanding share of its current common stock into 700,000 shares of its newly created Class B Common Stock. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the form of Restated Certificate of Incorporation of the Company (the "Restated Certificate") and form of Restated By-Laws of the Company (the "By-Laws"), a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Restated Certificate provides for two classes of common stock, Class A Common Stock and Class B Common Stock, which are substantially identical, except with respect to voting, conversion and transfer. See "Risk Factors -- Possible Anti-Takeover Effects of Certain Charter Provisions."

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  Voting Rights

     Holders of Class A Common Stock and Class B Common Stock generally have identical voting rights and vote together as a single class (and not as separate classes), except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share and the shares of Class B Common Stock maintain certain conversion rights and transfer restrictions as described below. Except as required by law or as provided below, all matters to be voted on by stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast in person or by proxy by all shares of Class A Common Stock and Class B Common Stock, voting together as a single class, subject to any voting rights granted to holders of any outstanding Preferred Stock. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided by law or in the Restated Certificate, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Restated Certificate (including any such amendment to increase or decrease the authorized shares of any class) must be approved by a majority of the votes entitled to be cast in person or by proxy by all outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. However, amendments to the Restated Certificate that would alter or change the powers, preferences and relative participating, optional or other special rights of the Class A Common Stock or Class B Common Stock so as to affect them adversely also must be approved by a majority of the outstanding shares of such class, voting as a separate class. The superior voting rights of the holders of the Class B Common Stock described above may discourage unsolicited tender offers and merger proposals. See "Certain Provisions of the Certificate of Incorporation and By-Laws of the Company."

  Dividends and Other Distributions

     Holders of Class A Common Stock and Class B Common Stock will share equally on a per share basis in any dividends declared by the Board of Directors, subject to the rights of the holders of any series of Preferred Stock and any other provisions of the Restated Certificate. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock, and shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and (ii) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A Common Stock and Class B Common Stock. The Company may not reclassify, subdivide or combine shares of either class of Common Stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to the holders of any Preferred Stock of the Company that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

  Issuance of Class B Common Stock, Options, Rights or Warrants

     Subject to certain provisions regarding dividends and other distributions described above, the Company will not be entitled to issue additional shares of Class B Common Stock, or issue options, rights or warrants to subscribe for additional shares of Class B Common Stock, except that the Company may make a pro rata offer to all holders of Common Stock of rights to purchase additional shares of the class of Common Stock already held by them. The Class A Common Stock and the Class B Common Stock will be treated equally with respect to any offer by the Company to holders of Common Stock of options, rights or warrants to subscribe for any other capital stock of the Company.

  Merger

     In the event of a merger, the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive the same per share consideration, if any, except that if such consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for or convertible into voting securities), the Company may (but is not required
to) provide for the holders of Class B Common Stock to receive consideration entitling them to five times the number of votes per share as the consideration being received by holders of the Class A Common Stock.

  Conversion of Class B Common Stock

     Each share of Class B Common Stock is convertible while held by CBS or any of its affiliates at the option of the holder thereof into one share of Class A Common Stock. Except as provided below, any shares of Class B Common Stock transferred to a person other than CBS or any of its affiliates shall automatically convert into shares of Class A Common Stock upon such transfer.

     In connection with a Tax-Free Spin-Off (as defined below), shares of Class B Common Stock will not convert, and thereafter will not be convertible, into shares of Class A Common Stock (subject to applicable laws). However, the Intercompany Agreement requires CBS, prior to a Tax-Free Spin-Off, to amend the Restated Certificate to provide for the automatic conversion of shares of Class B Common Stock into shares of Class A Common Stock, at a specified time following the Tax-Free Spin-Off, if CBS determines that such conversion would be consistent with qualification of the transaction as a Tax-Free Spin-Off.

     A "Tax-Free Spin-Off" means the transfer of the Class B Common Stock beneficially owned by CBS to the stockholders of CBS in a transaction intended to be tax-free under Section 355 of the Internal Revenue Code (or any successor provision).

  Preemptive Rights

     No shares of either class of Common Stock have preemptive rights with respect to any outstanding or newly issued capital stock of the Company.

  Foreign Ownership Restrictions

     The Restated Certificate includes the following provisions designed to ensure that control and management of the Company remains with United States persons, as required by the Communications Act:


     (a) If the Company is a direct licensee of a broadcast station, the Company will not issue to "Aliens" (which term includes: (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; and (iv) a representative of, or an individual or entity controlled by, any of the foregoing), either individually or in the aggregate, in excess of 20% of the total number of shares of capital stock of the Company outstanding at any time and will seek not to permit the transfer on the books of the Company of any capital stock to any Alien that would result in the total number of shares of such capital stock held by Aliens exceeding such 20% limit. If the Company is not a direct licensee of a broadcast station but directly or indirectly controls such licensee, the foregoing limit will be 25%. In the event that the FCC amends the foregoing limits, the amended limits will apply.



     (b) If the Company is a direct licensee of a broadcast station, no Alien or Aliens will be entitled to vote or direct or control the vote of more than 20% of: (i) the total number of shares of capital stock of the Company outstanding and entitled to vote at any time and from time to time; or (ii) the total voting power of all shares of capital stock of the Company outstanding and entitled to vote at any time and from time to time. If the Company is not a direct licensee of a broadcast station but directly or indirectly controls such licensee, the foregoing limit will be 25%. In the event that the FCC amends the foregoing limits, the amended limits will apply.


     (c) Any shares of capital stock of the Company determined by the Board of Directors to be owned by an Alien or Aliens will always be subject to redemption by the Company by action of the Board of Directors or any other applicable provision of law, to the extent necessary in the judgment of the Board of Directors to comply with the Alien ownership restrictions. The terms, conditions and procedures of such redemption will be as follows: (i) the redemption price of the shares to be redeemed will be equal to the fair market value of the shares to be redeemed, as determined by the Board of Directors in good faith;
(ii) the redemption price of such shares may be paid in cash, securities or any combination thereof; (iii) if the aggregate redemption price for all of the Alien-owned shares to be redeemed exceeds $5 million in the aggregate during any one year period consisting of any 12 consecutive calendar months, then the Company may elect to pay the balance of any redemption price after the Company has paid $5 million in any such period in installments not to exceed $5 million per year in the aggregate, with interest payable semi-annually at a rate equal to the six-month LIBOR rate for such six-month period from time to time as determined by the Board of Directors in good faith; (iv) if less than all the shares held by Aliens are to be redeemed, the shares to be redeemed will be selected in any manner determined by the Board of Directors to be fair and equitable; (v) at least 10 days' prior written notice of the redemption, which notice will specify the date the redemption is to be effective (the "Redemption Date"), will be given to the holders of record of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice will be given to holders if the cash or securities necessary to effect the redemption will have been deposited in trust for the benefit of such holders and such cash and securities are subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed duly endorsed in blank or accompanied by duly executed proper instruments of transfer; (vi) from and after the Redemption Date, the shares to be redeemed will cease to be regarded as outstanding and any and all rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature (including without limitation any rights to vote or participate in dividends declared on capital stock of the same class or series as such shares, excepting only payment of dividends declared prior to the Redemption Date for which the record date precedes the Redemption Date) will cease and terminate, and the holders thereof thereafter will be entitled only to receive the cash or securities payable upon redemption; and (vii) such other terms and conditions as the Board of Directors determine.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue authorized and unissued shares of Preferred Stock in one or more series and to fix the powers, rights, preferences, privileges and restrictions thereof, any or all of which may be greater than the rights of the Class A Common Stock or the Class B Common Stock. Depending upon the rights of such Preferred Stock, the issuance thereof could adversely affect the voting power of holders of the Class A Common Stock or the Class B Common Stock and could result in restrictions upon the payment of dividends or other distributions to the holders of Common Stock and could have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock will be
               .

           CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
                             BY-LAWS OF THE COMPANY

CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION


     The Restated Certificate requires the affirmative vote of the holders of at least 80% of the combined voting power of all the then outstanding shares of Common Stock, voting together as a single class, to alter, amend or repeal, or adopt any provision of the Restated Certificate (whether directly or indirectly through any merger of the Company with any other entity) which is inconsistent with, among other things, any provision of the Restated Certificate relating to the classification of the Board of Directors, the determination of the size of, and the filling of vacancies on, the Board of Directors, the prohibition on the taking of actions by stockholders by written consent in lieu of a meeting and the calling of a special meeting of stockholders, advance notice requirements for raising business or making nominations at stockholder meetings, provisions permitting the Board of Directors to amend the Company's By-Laws, provisions with respect to corporate opportunity and conflict of interests, the provision requiring an 80% vote for stockholders to amend the By-Laws in the absence of Board approval and the provision requiring such an 80% vote to effect such an alteration, amendment, repeal or adoption.


POTENTIAL LIMITS ON CHANGE OF CONTROL

     Certain provisions of the Restated Certificate and By-Laws may delay, defer or prevent a tender offer, proxy contest or other takeover attempt involving the Company. These provisions include: (i) the availability of shares of Preferred Stock for issuance from time to time at the discretion of the Board of Directors; (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting; (iii) the classification of the Board of Directors into three classes, each of which will serve for different three-year periods; (iv) a requirement pursuant to Section 141 of the DGCL, that, due to the classification of the Board of Directors, directors of the Company may only be removed for cause; (v) a requirement that certain provisions of the Restated Certificate may be amended only with the approval of the holders of at least 80% of the combined voting power of the Common Stock then outstanding; (vi) requirements for advance notice for raising business or making nominations at stockholder meetings; and (vii) the ability of the Board of Directors to increase the size of the board and to appoint directors to fill newly created directorships. CBS, as owner of more than 80% of the combined voting power of all classes of voting stock, could sell or otherwise dispose of a substantial portion of its holdings and still be able to block any tender offer, proxy contest or other takeover attempt by any third party and certain other material transactions and matters.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


     As permitted by applicable provisions of the DGCL, the Restated Certificate contains a provision eliminating, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the liability of a director to the Company and its stockholders for monetary damages for breaches of fiduciary duty as a director. However, the DGCL does not currently allow such provision to limit the liability of a director for: (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;
(iii) payment of dividends, stock purchases or redemptions that violate the DGCL; or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.



     The By-Laws of the Company also provide that, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the Company will indemnify any officer or director, and may indemnify any employee or agent, who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an officer, director, employee or agent of the Company or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding other than by or in the right of the Company, had no reasonable cause to believe such person's conduct was unlawful. With respect to indemnification other than by or in the right of the Company, the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that such person's conduct was unlawful. No indemnification will be made in connection with actions by or in the right of the Company in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. In addition, to the fullest extent permitted by the DGCL, expenses (including attorneys' fees), judgments, fines incurred by and amounts paid in settlement may be advanced by the Company prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on the behalf of such director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized in accordance with the DGCL and the By-Laws. The By-Laws also state that such indemnification is not exclusive of any other rights of the indemnified party, including rights under any indemnification agreements or otherwise.


     CBS Corporation currently maintains insurance in the aggregate amount of $85 million on behalf of officers and directors of CBS Corporation and its subsidiaries (including the Company) against any liability which may be asserted against any such officer or director, subject to certain customary exclusions.

CORPORATE OPPORTUNITY AND CONFLICT OF INTERESTS POLICIES

     In order to address certain potential conflicts of interest between the Company and CBS, the Restated Certificate contains provisions concerning the conduct of certain affairs of the Company as they may involve CBS and its subsidiaries (other than the Company and its subsidiaries) and their respective officers and directors, and the powers, rights, duties and liabilities of the Company and its subsidiaries and their respective officers, directors and stockholders in connection therewith. In general, these provisions recognize that the Company and CBS and their respective subsidiaries may engage in the same or similar business activities and lines of business and have an interest in the same areas of corporate opportunities and that the Company and CBS and their subsidiaries will continue to have contractual and business relations with each other (including service of directors and officers of CBS as directors and officers of the Company). See "Management -- Directors and Executive Officers of the Company."


     For purposes of these provisions, the terms "Company" and "CBS" include their subsidiaries and other entities in which they respectively beneficially own, directly or indirectly, 50% or more of the outstanding voting securities or interests (except that "CBS" does not include the Company and its subsidiaries and such other entities), and, in the case of CBS, any person or entity with a controlling interest in CBS and all successors to CBS by way of merger, consolidation, sale or other transfer of all or substantially all its assets.


     The Restated Certificate provides that any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to these provisions.


     Corporate Opportunity Policy. The Restated Certificate provides that, except as CBS may otherwise agree in writing, CBS will have the right to: (i) engage in the same or similar business activities or lines of business as the Company; (ii) do business with any potential or actual customer or supplier of the Company; or (iii) employ or engage any officer, director or employee of the Company. Neither CBS nor any officer or director thereof will be liable to the Company or its stockholders for breach of any fiduciary duty by reason of these activities.

     If CBS acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both CBS and the Company, CBS will have no duty to communicate that opportunity to the Company. Furthermore, CBS will not be liable to the Company or its stockholders because CBS pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or entity or does not present that corporate opportunity to the Company.

     If a director or officer of the Company who is also a director, officer or employee of CBS acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and CBS, the Restated Certificate requires that the director or officer of the Company act in good faith in accordance with the following three-part policy:

     First, a corporate opportunity offered to any person who is a director but not an officer or employee of the Company and who is also an officer or employee (whether or not a director) of CBS will belong to CBS, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of the Company, in which case the opportunity will belong to the Company.

     Second, a corporate opportunity offered to any person who is an officer or employee (whether or not a director) of the Company and who is also a director but not an officer or employee of CBS will belong to the Company, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of CBS, in which case the opportunity will belong to CBS.

     Third, a corporate opportunity offered to any other person who is either an officer or employee of both the Company and CBS or a director of both the Company and CBS will belong to CBS or to the Company, as the case may be, if the opportunity is expressly offered to the person primarily in his or her capacity as an officer, director or employee of CBS or of the Company, respectively. Otherwise, the opportunity will belong to CBS.

     For purposes of these corporate opportunity provisions, a director of the Company who is chairman of the Board of Directors of the Company (or a committee thereof) or chief executive officer of the Company will not be deemed to be an officer of the Company by reason of holding such position, unless such person is a full-time employee of the Company.

     Under the Restated Certificate, any corporate opportunity that belongs to CBS or to the Company pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until CBS or the Company, as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

     A director or officer of the Company who acts in accordance with the foregoing three-part policy: (i) will be deemed fully to have satisfied his or her fiduciary duties to the Company and its stockholders with respect to such corporate opportunity; (ii) will not be liable to the Company or its stockholders for any breach of fiduciary duty by reason of the fact that CBS pursues or acquires such opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such opportunity to the Company; (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of the Company; and (iv) will be deemed not to have breached his or her duty of loyalty to the Company or its stockholders and not to have derived an improper benefit therefrom.


     Under the Restated Certificate, "corporate opportunities" potentially allocable to the Company consist solely of business opportunities which: (i) the Company is financially able to undertake; (ii) are, from their nature, in the Company's line or lines of business and are of practical advantage to the Company; and (iii) are ones in which the Company has an interest or reasonable expectancy. "Corporate opportunities" do not include transactions in which the Company or CBS is permitted to participate pursuant to any agreement between the Company and CBS that is in effect as of the time any equity security of the Company is first held of record by any person other than CBS or subsequently entered into with the approval of the Disinterested

Directors (defined as directors of the Company who are not: (i) officers or employees of either the Company or CBS; or (ii) directors of CBS).



     Conflict of Interests Policy. The Restated Certificate provides that no contract, agreement, arrangement or transaction between the Company and CBS or any customer or supplier thereof or any entity in which a director of the Company has a financial interest (a "Related Entity"), or between the Company and one or more of the directors, officers or employees of the Company, CBS or any Related Entity, or any amendment, modification or termination thereof, will be voidable solely because CBS or such customer or supplier, any Related Entity, or any one or more of the officers or directors of the Company, CBS or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination (each, a "Transaction") or solely because their votes are counted for such purpose, if a specified standard is satisfied. That standard will be satisfied, and CBS, the Related Entity and the directors and officers of the Company, CBS or the Related Entity, as applicable, will be deemed to have acted reasonably and in good faith and fully to have satisfied any duties of loyalty and fiduciary duties to the Company and its stockholders with respect to such transaction if any of the following four requirements are met:


          (i) the material facts as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by a majority of the Disinterested Directors on the Board of Directors or such committee, even if the Disinterested Directors are less than a quorum;

          (ii) the material facts as to the Transaction are disclosed or known to the stockholders entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the then outstanding Common Stock not owned by CBS or such Related Entity, voting together as a single class;

          (iii) the Transaction is effected pursuant to guidelines which are in good faith approved by a majority of the Disinterested Directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding capital stock not owned by CBS or such Related Entity, voting together as a single class; or

          (iv) the Transaction is fair to the Company as of the time it is approved by the Board of Directors, a committee thereof or the stockholders of the Company.

     The Restated Certificate also provides that any such Transaction authorized, approved or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, shall be deemed to be entirely fair to the Company and its stockholders; provided that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption shall arise that such Transaction or guideline is not fair to the Company and its stockholders. In addition, the Restated Certificate provides that CBS shall not be liable to the Company or its stockholders for breach of any fiduciary duty that CBS may have by reason of the fact that CBS takes any action in connection with any transaction between CBS and the Company.


     The conflict of interests and corporate opportunity provisions in the Restated Certificate will expire on the date that CBS ceases to beneficially own Common Stock representing at least 20% of the combined voting power of outstanding shares of Common Stock and no person who is a director or officer of the Company is also a director or officer of CBS.


DELAWARE STATUTE

     The Company is a Delaware corporation subject to Section 203 of the DGCL.
Section 203 provides that, subject to certain exceptions specified therein, a corporation may not engage in any business combination, including mergers or consolidations or acquisitions of assets or additional shares of the corporation, with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203 of the DGCL, an "interested stockholder" is defined to include: (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the relevant date; and (b) the affiliates and associates of any such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for the above-referenced three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. By virtue of its beneficial ownership of the Class B Common Stock, CBS is in a position to elect to exclude the Company from the restrictions under Section 203 of the DGCL, although it currently has no intention to do so.

                          DESCRIPTION OF INDEBTEDNESS

     Each of the following summaries of certain indebtedness of the Company and American Radio is subject to and qualified in its entirety by reference to the detailed provisions of the respective agreements and instruments to which each summary relates. Copies of such agreements and instruments have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. Capitalized terms used below and not defined have the meanings set forth in the respective agreements.

CBS CREDIT AGREEMENT


     Prior to the Offerings, the Company expects to become a borrower under CBS's existing $4.0 billion revolving credit facility, pursuant to which up to $1.0 billion will be available to the Company for revolving loans. Revolving loans bear interest at a rate equal to, at the borrower's option, either: (a) the Alternate Base Rate, defined to mean the greater of: (i) the Prime Rate; and
(ii) the Federal Funds Effective Rate plus 1/2 of 1%; or (b) the Eurodollar Rate plus a margin based upon the type of loan and CBS's senior unsecured debt rating and leverage ratio. The cost of the facility includes commitment fees, which are based on the unutilized facility and vary with CBS's debt ratings. The CBS Credit Agreement terminates on August 29, 2001.


     CBS unconditionally and irrevocably guarantees the obligations of each subsidiary borrower under the CBS Credit Agreement.


     The CBS Credit Agreement contains restrictive covenants which impose restrictions on the ability of CBS and its material subsidiaries (including the Company) to: (i) create liens or other encumbrances on its assets or properties, grant negative pledges or dispose of a substantial part of its assets; (ii) engage in merger or acquisition transactions; and (iii) enter into transactions with affiliates (which term does not include subsidiaries of CBS) other than upon terms at least as favorable to CBS (or an applicable subsidiary) as it could obtain on an arm's length basis. In addition, the terms of the CBS Credit Agreement impose restrictions on the ability of CBS's subsidiaries to incur debt, which restrictions are subject to certain exceptions, including in respect of indebtedness of a subsidiary borrower under the CBS Credit Agreement, debt of a subsidiary at the time it is acquired and other indebtedness not covered by a specific exception in an aggregate principal amount not to exceed $300 million at any one time outstanding. In addition to the foregoing, the CBS Credit Agreement requires CBS to maintain specified financial ratios and meet certain tests, including a maximum consolidated leverage ratio and a minimum interest coverage ratio and net worth.



     Events of default under the CBS Credit Agreement include: (i) a default by any borrower in the payment when due of any principal of any loan under the CBS Credit Agreement; (ii) a default by any borrower in the payment when due of any interest or other amounts payable under the CBS Credit Agreement for five days after the due date thereof; (iii) the failure by CBS to comply with certain negative covenants in the CBS Credit Agreement, subject in certain instances to grace periods; (iv) subject to certain exceptions, the failure by CBS or any of its subsidiaries to pay at maturity or upon acceleration any indebtedness in an aggregate amount in excess of $100 million; (v) an admission by CBS or any of its material subsidiaries of an inability to pay its debts as such debts become due; (vi) certain events of bankruptcy, insolvency, reorganization, dissolution or winding-up with respect to CBS or any of its material subsidiaries; (vii) certain events with regard to multiemployer plans pursuant to which CBS or certain of its affiliates incur a liability to such plans which would have a material adverse effect on CBS; (viii) a change of control of CBS; or (ix) termination of CBS's guarantee of subsidiary borrowings under the CBS Credit Agreement.


9% NOTES

     On February 1, 1996, American Radio issued and sold $175.0 million principal amount of 9% Senior Subordinated Notes Due 2006 (the "9% Notes"). The 9% Notes have been registered under the Securities Act and applicable state securities laws. The 9% Notes bear interest at 9% per annum, payable semiannually on each February 1 and August 1. American Radio's payment obligations under the 9% Notes are fully and unconditionally guaranteed (the "9% Subsidiary Guarantees") on a joint and several basis on a senior subordinated basis by all of its present and any future Restricted Subsidiaries. The 9% Notes are unsecured obligations of American Radio and the 9% Notes and the 9% Subsidiary Guarantees are subordinated in right of payment to all existing and future Senior Debt. The 9% Notes will mature on February 1, 2006.

     The 9% Notes are redeemable at the option of American Radio, in whole or in part at any time on or after February 1, 2001, and prior to maturity, at a redemption price of 104.5% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date. The redemption price reduces over three years to a redemption price of 100% of the principal amount in 2004 and thereafter. Notwithstanding the foregoing, at any time prior to February 1, 1999, American Radio may redeem up to $58.3 million principal amount of the 9% Notes from the net proceeds of a public equity offering at a redemption price equal to 109.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, provided that at least $116.7 million principal amount of the 9% Notes remain outstanding immediately after the occurrence of any such redemption. Upon a Change of Control, and subject to certain conditions, American Radio will be required to make an offer to repurchase all the outstanding 9% Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.


     The indenture pursuant to which the 9% Notes were issued (the "9% Note Indenture") contains various restrictive covenants that, among other things, limit: (i) the incurrence of additional debt and the issuance of redeemable preferred stock by American Radio; (ii) the incurrence of debt and the issuance of preferred stock by American Radio's Restricted Subsidiaries; (iii) the incurrence of liens on the assets of American Radio and its Restricted Subsidiaries; (iv) the sale of assets of American Radio and the Restricted Subsidiaries and of equity interests in the Restricted Subsidiaries; and (v) consolidations, mergers and transfers of all or substantially all American Radio's assets. The 9% Note Indenture prohibits certain restrictions on distributions from the Restricted Subsidiaries. In addition, the 9% Note Indenture contains restrictions on the ability of American Radio and the Restricted Subsidiaries to: (i) pay dividends or make other distributions in respect of their capital stock, subject to certain exceptions, including the satisfaction of certain financial requirements; and (ii) enter into transactions with any of their affiliates (including CBS, the Company and any of their other subsidiaries) other than transactions on terms that are no less favorable to American Radio or the applicable Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unaffiliated person. There can be no assurance that such restrictions will not limit the ability of the Company to conduct and expand its business or to take advantage of business opportunities or transactions that it otherwise could if such restrictions did not exist. All of these limitations and prohibitions, however, are subject to a number of important qualifications.



     Events of default under the 9% Note Indenture include, among other things:
(i) a default continuing for 30 days in the payment of interest when due; (ii) a default in the payment of any principal when due; (iii) the failure to comply with the covenants in the 9% Note Indenture, subject in certain instances to grace periods; (iv) a failure to pay other indebtedness of American Radio or any of its Restricted Subsidiaries in excess of $5 million upon final maturity or as a result of such indebtedness becoming accelerated and such default continues for a period of 30 days; (v) certain events of bankruptcy, insolvency or reorganization of American Radio or any of its Restricted Subsidiaries; and (vi) the failure to pay any final judgment in excess of $5 million.


9 3/4% NOTES

     In connection with the acquisition by American Radio of EZ Communications Inc. ("EZ"), American Radio assumed all obligations of EZ under the indenture (the "9 3/4% Note Indenture") pursuant to which the $150.0 million principal amount of 9 3/4% Senior Subordinated Notes Due 2005 (the "9 3/4% Notes") were issued. The 9 3/4% Notes bear interest at 9 3/4% per annum, payable semiannually on each June 1 and December 1. American Radio's payment obligations under the 9 3/4% Notes are fully and unconditionally guaranteed (the "9 3/4% Subsidiary Guarantees") on a joint and several basis on a senior basis by all of its present and any future Restricted Subsidiaries. The 9 3/4% Notes are general unsecured obligations of American Radio and the 9 3/4% Notes and the 9 3/4% Subsidiary Guarantees rank pari passu in right of payment with all Senior Debt. The 9 3/4% Notes will mature on February 1, 2006.

     The 9 3/4% Notes are redeemable at the option of American Radio, in whole or in part at any time on or after December 1, 2000, and prior to maturity, at a redemption price of 104.875% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date. The redemption price reduces over three years to a redemption price of 100% of the principal amount in 2003 and thereafter. Notwithstanding the foregoing, at any time prior to December 1, 1998, American Radio may redeem up to $50.0 million principal amount of the 9 3/4% Notes from the net proceeds of a public equity offering at a redemption price equal to 109.75% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, provided that at least $100.0 million principal amount of the 9 3/4% Notes remain outstanding immediately after the occurrence of any such redemption. Upon a Change of Control, and subject to certain conditions, American Radio will be required to make an offer to repurchase all the outstanding 9 3/4% Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

     The 9 3/4% Note Indenture contains various restrictive covenants and events of default that are substantially similar in all material respects to the terms of the 9% Note Indenture.

11 3/8% DEBENTURES

     On July 15, 1998, American Radio issued $210.6 million principal amount of 11 3/8% Subordinated Exchange Debentures Due 2009 (the "11 3/8% Debentures") in exchange for American Radio's $210.6 million liquidation preference of 11 3/8% Series B Cumulative Exchangeable Preferred Stock, par value $.01 per share. The 11 3/8% Debentures bear interest at 11 3/8% per annum, payable semiannually on each January 15 and July 15. Through and including January 15, 2002, the entire amount of the interest payment on the 11 3/8% Debentures may be paid in cash or in additional 11 3/8% Debentures, at the discretion of American Radio. The
11 3/8% Debentures are unsecured obligations of American Radio and are subordinated in right of payment to all existing and future Senior Debt. The
11 3/8% Debentures will mature on January 15, 2009.

     The 11 3/8% Debentures are redeemable at the option of American Radio, in whole or in part, at any time on or after January 15, 2002, and prior to maturity, at a redemption price of 105.688% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date. The redemption price reduces over four years to a redemption price of 100% of principal amount in 2007 and thereafter. Notwithstanding the foregoing, at any time prior to January 15, 2000, American Radio may redeem up to 35% of the outstanding 11 3/8% Debentures from the net proceeds of a public or Rule 144A equity offering at a redemption price equal to 111.375% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, provided that at least $130.0 million principal amount of the 11 3/8% Debentures remain outstanding immediately after the occurrence of any such redemption. Upon a Change of Control and in the event of an Asset Sale, and in each case subject to certain conditions, American Radio will be required to make an offer to repurchase all the outstanding 11 3/8% Debentures at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

     The indenture pursuant to which the 11 3/8% Debentures were issued contains various restrictive covenants and events of default that are substantially similar in all material respects to the terms of the 9% Note Indenture.

7% DEBENTURES

     On September 30, 1998, American Radio issued $78.7 million principal amount of 7% Convertible Subordinated Debentures Due 2011 (the "7% Debentures") in exchange for the then outstanding shares of its 7% Convertible Exchangeable Preferred Stock. The 7% Debentures bear interest at 7% per annum, payable quarterly on each March 31, June 30, September 30 and December 31. The 7% Debentures are unsecured obligations of American Radio and are subordinated in right of payment to all existing and future Senior Indebtedness. The 7% Debentures will mature on June 30, 2011.

     The 7% Debentures are redeemable at the option of American Radio, in whole or in part, at any time on or after July 15, 1999, and prior to maturity, at a redemption price of 104.9% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date. The redemption price reduces over six years to a redemption price of 100% of the principal amount in 2006 and thereafter. Upon a Change of Control, and subject to certain conditions, each holder of 7% Debentures will have the right to require American Radio to purchase all or any portion of such holder's outstanding 7% Debentures at a price in cash equal to the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

     Holders of $42.50 principal amount of 7% Debentures will be entitled at any time to convert such 7% Debentures, in whole or in part, into $44.00 in cash and one share of Class A Common Stock of American Tower Corporation. As of September 30, 1998, the outstanding balance of the 7% Debentures on this basis was $81.5 million.


     The indenture pursuant to which the 7% Debentures were issued (the "7% Debenture Indenture") contains a restrictive covenant that limits consolidations, mergers and transfers of all or substantially all American Radio's assets, subject to certain qualifications. Events of default under the 7% Debenture Indenture include, among other things: (i) a default continuing for 30 days in the payment of interest when due; (ii) a default in the payment of any principal when due; (iii) the failure to comply with the covenants in the 7% Debenture Indenture, subject to grace periods; and (iv) certain events of bankruptcy, insolvency or reorganization of American Radio.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offerings, the Company will have outstanding 135,000,000 shares of Class A Common Stock (155,250,000 shares if the Underwriters' over-allotment options are exercised in full). In addition, the Company will have outstanding 700,000,000 shares of Class B Common Stock, all of which will be beneficially owned by CBS, which shares are convertible into Class A Common Stock as described under "Description of Capital Stock." All of the shares of Class A Common Stock offered hereby will generally be freely tradable without restrictions or further registration under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 promulgated under the Securities Act ("Rule 144"), described below. All the outstanding shares of Class B Common Stock held by CBS will continue to be "restricted securities" as defined in Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144. The Company has agreed that it will, upon the request of CBS or any other rights holder, except for a limited period described in "Underwriting," use its best efforts to effect the registration under the applicable federal and state securities laws of any shares of Common Stock held by CBS or any such other rights holder, as applicable, or any of its affiliates with such rights to be assignable by CBS or any such other rights holder under certain circumstances. See "Relationships Between the Company and CBS -- Intercompany Arrangements -- Intercompany Agreement -- Registration Rights."


     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 ("Restricted Securities") for at least one year, and including the holding period of any prior owner other than an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of: (i) 1% of the then-outstanding shares of Class A Common Stock; and
(ii) the average weekly trading volume of the Class A Common Stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale with the Commission. Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person (or persons whose shares are aggregated) who is not deemed an "affiliate" during the three months preceding a sale and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders) is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. Sales of Restricted Securities by affiliates, even after a two-year holding period, must continue to be made in brokers' transactions, subject to the volume limitations described above. An "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls or is controlled by or under common control with such issuer.


     The Company, CBS and Mr. Karmazin have agreed, subject to certain exceptions, not to sell, offer or otherwise dispose of any shares of Common Stock (other than in the Offerings) or securities convertible into or exchangeable or exercisable for Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Underwriting."

     The Company intends to file one or more registration statements on Form S-8 pursuant to the Securities Act to register the shares of Class A Common Stock that will be reserved for issuance under certain of its benefit plans, thus permitting the resale in the public market, without restrictions or further registration under the Securities Act, of any shares of Class A Common Stock issued upon exercise of options that will be granted by the Company under such benefit plans to non-affiliates. Any such registration statements will become effective immediately upon filing. As of the date of this Prospectus, no options to purchase shares of Class A Common Stock have been granted by the Company to any of its employees under its benefit plans.

     Prior to the Offerings, there has been no public market for the Class A Common Stock. The Company can make no predictions as to the number of shares that may be sold in the future or the effect, if any, that sales of such shares, or the availability of such shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time. Future sales of substantial amounts of Class A Common Stock or Class B Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock and could impair the Company's future ability to raise capital through public offerings of equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS


     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the Class A Common Stock applicable to Non-United States Holders of such Class A Common Stock. For the purpose of this discussion, a "Non-United States Holder" is any holder that for United States federal income tax purposes is not a "United States person" (as defined below). This discussion does not address all aspects of United States federal income and estate taxation that may be relevant in light of such Non-United States Holder's particular facts and circumstances (such as being a U.S. expatriate) and does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The Company has not and will not seek a ruling from the Internal Revenue Service ("IRS") with respect to the United States Federal income and estate tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion. For purposes of this discussion, the term "United States person" means: (i) a citizen or resident of the United States; (ii) a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) an estate whose income is included in gross income for United States federal income tax purposes regardless of its source; or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.


DIVIDENDS

     If the Company pays a dividend, any dividend paid to a Non-United States Holder of Class A Common Stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from such withholding tax. However, such effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to United States persons.

     In addition to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a United States trade or business of the corporate Non-United States Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

     A Non-United States Holder of Class A Common Stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of his Class A Common Stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder (which gain, in the case of a corporate Non-United States Holder, must also be taken into account for branch profits tax purposes); (ii) the Non-United States Holder is an individual who holds such Class A Common Stock as a capital asset (within the meaning of Section 1221 of the Code) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met; or
(iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company has determined that it is not and does not believe that it will become a "United States real property holding corporation" for United States federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, the Company must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a Non-United States Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to the payer. Backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the United States on or prior to December 31, 1999 (unless the payer has knowledge that the payee is a United States person). Under recently finalized Treasury Regulations regarding withholding and information reporting (the "Final Regulations"), payment of dividends to Non-United States Holders at an address outside the United States after December 31, 1999 may be subject to backup withholding at a rate of 31% unless such Non-United States Holder satisfies certain certification requirements.


     Under current Treasury Regulations, the payment of the proceeds of the disposition of Class A Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-United States Holder of Class A Common Stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is: (i) a United States person; (ii) a "controlled foreign corporation" for United States tax purposes; or (iii) a foreign person 50% or more of whose gross income for certain periods is from the conduct of a United States trade or business unless such broker has documentary evidence in its files of the holder's non-United States status and certain conditions are met or the holder otherwise establishes an exemption.


     In general, the recently promulgated Final Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of Class A Common Stock. Non-United States Holders should consult their tax advisors regarding the effect, if any, of the Final Regulations on an investment in the Class A Common Stock. The Final Regulations are generally effective for payments made after December 31, 1999.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

ESTATE TAX

     An individual Non-United States Holder who owns Class A Common Stock at the time of his death or had made certain lifetime transfers of an interest in Class A Common Stock will be required to include the value of such Class A Common Stock in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK BY NON-UNITED STATES HOLDERS. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.
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

                                  UNDERWRITING


     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), BT Alex. Brown Incorporated and Goldman, Sachs & Co. are acting as representatives (the "U.S. Representatives") of each of the Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company and the U.S. Underwriters, and concurrently with the sale of 20,250,000 shares of Class A Common Stock to the International Managers (as defined below), the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Company, the aggregate number of shares of Class A Common Stock set forth opposite its name below.



                                                                    NUMBER OF
                             U.S. UNDERWRITERS                        SHARES
                             -----------------                     ------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated......................................
BT Alex. Brown Incorporated....................................
Goldman, Sachs & Co. ..........................................
Allen & Company Incorporated...................................
Credit Suisse First Boston Corporation.........................
Donaldson, Lufkin & Jenrette Securities Corporation............
Lehman Brothers Inc. ..........................................
Morgan Stanley & Co. Incorporated..............................
NationsBanc Montgomery Securities LLC..........................
Salomon Smith Barney Inc. .....................................
Bear, Stearns & Co. Inc. ......................................
Deutsche Bank Securities Inc. .................................
ING Baring Furman Seiz LLC.....................................
Lazard Freres & Co. LLC........................................
PaineWebber Incorporated.......................................
Sanford C. Bernstein & Co., Inc. ..............................
Schroder & Co. Inc. ...........................................
SG Cowen Securities Corporation................................
ABN AMRO Incorporated..........................................
BancBoston Robertson Stephens Inc. ............................
Chase Securities Inc. .........................................
J.P. Morgan Securities Inc. ...................................
Wasserstein Perella Securities, Inc. ..........................
                                                                   ------------
             Total.............................................     114,750,000
                                                                   ============



     The Company has also entered into an international purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (the "International Managers" and together with the U.S. Underwriters, the "Underwriters"), for whom Merrill Lynch International, BT Alex. Brown International and Goldman, Sachs International are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 114,750,000 shares of Class A Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Company, an aggregate of 20,250,000 shares of Class A Common Stock. The initial public offering price per share of Class A Common Stock and the total underwriting discount per share of Class A Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of the Class A Common Stock being sold pursuant to each such Purchase Agreement if any of the shares of Class A Common Stock being sold pursuant to each such Purchase Agreement are purchased. Under certain circumstances under the Purchase Agreements, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Class A Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $     per share of Class A Common Stock. The U.S. Underwriters may
allow, and such dealers may reallow, a discount not in excess of $     per share
of Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 17,212,500 additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of the Class A Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company has also granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 3,037,500 additional shares of Class A Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

     At the request of the Company, the U.S. Underwriters have reserved for
sale, at the initial public offering price, up to           shares of Class A
Common Stock offered hereby to be sold to certain directors, officers and employees of CBS and the Company (including Messrs. Karmazin, Suleman, Mason and Apfelbaum). The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered by this Prospectus.


     The Company, CBS and Mr. Karmazin have agreed, subject to certain exceptions, with the Underwriters not to directly or indirectly: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock (other than in the Offerings, pursuant to the Company's 1998 Plan, Annual Incentive Plan and Savings Plans or in connection with any acquisitions to be made by the Company in the future in consideration for shares of Class A Common Stock) or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing; or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly; or indirectly the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."


     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives and Lead Managers believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.


     The Class A Common Stock has been approved for listing on the NYSE under the symbol "INF", subject to official notice of issuance. In order to meet the requirements for listing of the Class A Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and International Managers may be required to make in respect thereof.

     Until the distribution of the Class A Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

     If the Underwriters create a short position in the Class A Common Stock in connection with the Offerings, i.e., if they sell more shares of the Class A Common Stock than are set forth on the cover pages of this Prospectus, the U.S. Representatives and Lead Managers, respectively, may reduce that short position by purchasing Class A Common Stock in the open market. The U.S. Representatives and Lead Managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives and Lead Managers, respectively, may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the Lead Managers purchase shares of the Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Class A Common Stock to the extent that it were to discourage resales of the Class A Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The U.S. Underwriters and the International Managers have informed the Company that they do not intend to confirm sales of the shares of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Certain of the Underwriters or their affiliates from time to time provided investment banking financial advisory services to the Company, CBS Corporation and their respective affiliates, for which they have received customary compensation, and may continue to do so in the future.

                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The combined financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, included in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Such financial statements have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of American Radio as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Such financial statements have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



     The consolidated financial statements of Old Infinity (formerly known as Infinity Broadcasting Corporation) as of December 31, 1995 and 1996, and for each of the years in the two-year period ended December 31, 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Such financial statements have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     Upon the effectiveness of a Registration Statement on Form S-1, of which this Prospectus is a part, the Company will become subject to the information requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     In addition, CBS is subject to the information requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the locations set forth above.

     The Company has filed with the Commission a Registration Statement on Form S-l under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Electronic filings made by the Company through the Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's World Wide Web site (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Upon listing on the NYSE (for which application will be made), reports and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

               I  INFINITY BROADCASTING CORPORATION (THE COMPANY)

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Combined Statements of Earnings for the years ended December
  31, 1995, 1996 and 1997 and the nine months ended
  September 30, 1997 and 1998 (unaudited)...................   F-3
Combined Balance Sheets as of December 31, 1996 and 1997 and
  September 30, 1998 (unaudited)............................   F-4
Combined Statements of Changes in Stockholders' Equity for
  the years ended December 31, 1995, 1996 and 1997 and the
  nine months ended September 30, 1998 (unaudited)..........   F-5
Combined Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997 and the nine months ended
  September 30, 1997 and 1998 (unaudited)...................   F-6
Notes to Combined Financial Statements......................   F-7

                              II  CBS RADIO, INC.
                 (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION)
                                AND SUBSIDIARIES

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-21
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................  F-22
Consolidated Statements of Operations for the years ended
  December 31, 1995, 1996 and 1997..........................  F-24
Consolidated Statements of Stockholders' Equity (Deficiency)
  for the years ended December 31, 1995, 1996 and 1997......  F-25
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997..........................  F-27
Notes to Consolidated Financial Statements..................  F-28
Condensed Consolidated Balance Sheets as of December 31,
  1997 and March 31, 1998...................................  F-66
Unaudited Condensed Consolidated Statements of Operations
  for the three months ended
  March 31, 1997 and 1998...................................  F-68
Unaudited Condensed Consolidated Statements of Cash Flows
  for the three months ended March 31, 1997 and 1998........  F-69
Notes to Consolidated Unaudited Condensed Financial
  Statements................................................  F-70

                        III  INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                        AND SUBSIDIARIES (OLD INFINITY)

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-82
Consolidated Balance Sheets as of December 31, 1995 and
  1996......................................................  F-83
Consolidated Statements of Earnings for the years ended
  December 31, 1995 and 1996................................  F-84
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995 and 1996................................  F-85
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1995 and 1996............  F-86
Notes to Consolidated Financial Statements..................  F-87

     When the Reorganization referred to in note 16 has been consummated, we will be in a position to render the following report.

                                          /s/  KPMG Peat Marwick LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Infinity Broadcasting Corporation

     We have audited the accompanying combined balance sheets of Infinity Broadcasting Corporation as of December 31, 1996 and 1997 and the related combined statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Infinity Broadcasting Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

New York, New York
September 15, 1998, except for
note 16 which is as of
November   , 1998.

                       INFINITY BROADCASTING CORPORATION

                        COMBINED STATEMENTS OF EARNINGS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                           NINE MONTHS ENDED
                                       YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                  ----------------------------------    ------------------------
                                    1995        1996         1997          1997          1998
                                  --------    --------    ----------    ----------    ----------
                                                                              (UNAUDITED)
Total revenues..................  $245,653    $637,883    $1,691,517    $1,220,207    $1,507,011
Less agency commissions.........   (29,365)    (83,795)     (211,426)     (151,918)     (187,321)
                                  --------    --------    ----------    ----------    ----------
Net revenues....................   216,288     554,088     1,480,091     1,068,289     1,319,690
                                  --------    --------    ----------    ----------    ----------
Operating expenses excluding
  depreciation and
  amortization..................   136,419     343,920       888,405       654,489       767,507
Depreciation and amortization
  (notes 6 and 7)...............    17,914      57,528       197,135       149,061       177,249
Corporate expenses..............     8,736      13,434        22,277        16,881        13,145
                                  --------    --------    ----------    ----------    ----------
Total operating expenses........   163,069     414,882     1,107,817       820,431       957,901
                                  --------    --------    ----------    ----------    ----------
Operating earnings..............    53,219     139,206       372,274       247,858       361,789
Interest expense................        --          --        (3,645)       (3,519)      (22,038)
Other income, net...............       191         309         5,978           570         1,787
                                  --------    --------    ----------    ----------    ----------
Earnings before income taxes....    53,410     139,515       374,607       244,909       341,538
Income taxes (note 5)...........    25,737      67,949       196,978       128,942       175,958
                                  --------    --------    ----------    ----------    ----------
Net earnings....................  $ 27,673    $ 71,566    $  177,629    $  115,967    $  165,580
                                  ========    ========    ==========    ==========    ==========
Net earnings per common share --
  basic and diluted.............  $   0.04    $   0.10    $     0.25    $     0.17    $     0.24
                                  ========    ========    ==========    ==========    ==========
Weighted average shares
  outstanding (in thousands) --
  (basic and diluted)(note 2)...   700,000     700,000       700,000       700,000       700,000
                                  ========    ========    ==========    ==========    ==========


            See accompanying Notes to Combined Financial Statements.

                       INFINITY BROADCASTING CORPORATION

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                              DECEMBER 31,
                                                        ------------------------    SEPTEMBER 30,
                                                           1996          1997            1998
                                                        ----------    ----------    --------------
                                                                                     (UNAUDITED)
                                              ASSETS

Cash and cash equivalents.............................  $   19,882    $   22,522     $    74,296
Receivables (net of allowance for doubtful accounts of
  $11,417, $15,086 and $27,802, respectively).........     299,532       334,914         435,644
Prepaid and other current assets......................      31,541        27,255          60,067
Deferred tax assets (note 5)..........................      16,473        14,334          19,641
Assets held for sale..................................      70,347            --              --
                                                        ----------    ----------     -----------
Total current assets..................................     437,775       399,025         589,648
Property and equipment, net (note 6)..................     124,615       118,471         236,972
Intangible assets, net (note 7).......................   6,588,242     6,433,283       9,397,290
Other assets..........................................     111,320       123,324         182,401
                                                        ----------    ----------     -----------
Total assets..........................................  $7,261,952    $7,074,103     $10,406,311
                                                        ==========    ==========     ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses (note 8)........  $  131,815    $  120,356     $   178,484
Accrued compensation..................................      26,554        30,904          42,486
Accrued interest......................................       5,440            27          17,910
Other current liabilities.............................         563           532             670
                                                        ----------    ----------     -----------
Total current liabilities.............................     164,372       151,819         239,550
Note payable to CBS (note 9)..........................          --            --       2,500,000
Long-term debt (note 9)...............................     149,931         1,560         650,604
Deferred taxes (note 5)...............................     479,987       484,364       1,148,031
Other non-current liabilities.........................      48,961        38,972          37,072
                                                        ----------    ----------     -----------
Total liabilities.....................................     843,251       676,715       4,575,257
                                                        ----------    ----------     -----------

Contingent liabilities and other commitments (notes 10
  and 11).............................................

Stockholders' equity:
Preferred stock, par value $0.01, 50,000,000 shares
  authorized, no shares issued and outstanding........          --            --              --
Class A common stock, par value $0.01, 2,000,000,000
  shares authorized, no shares issued and
  outstanding.........................................          --            --              --
Class B common stock, par value $0.01, 2,000,000,000
  shares authorized, no shares issued and
  outstanding.........................................          --            --              --
Contributed capital in excess of par value............   6,216,175     6,017,233       5,831,054
Accumulated earnings..................................     202,526       380,155              --
                                                        ----------    ----------     -----------
Total stockholders' equity............................   6,418,701     6,397,388       5,831,054
                                                        ----------    ----------     -----------
Total liabilities and stockholders' equity............  $7,261,952    $7,074,103     $10,406,311
                                                        ==========    ==========     ===========


            See accompanying Notes to Combined Financial Statements.

                       INFINITY BROADCASTING CORPORATION

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   (DOLLARS IN THOUSANDS; SHARES IN MILLIONS)



                                                   CLASS A COMMON        CLASS B       CONTRIBUTED
                               PREFERRED STOCK         STOCK          COMMON STOCK       CAPITAL                        TOTAL
                               ----------------   ----------------   ---------------   IN EXCESS OF   ACCUMULATED   STOCKHOLDERS'
                               SHARES   AMOUNT    SHARES   AMOUNT    SHARES   AMOUNT    PAR VALUE      EARNINGS        EQUITY
                               ------   -------   ------   -------   ------   ------   ------------   -----------   -------------
Balance at December 31,
  1994.......................    --     $    --     --     $    --     --     $  --    $   408,166     $ 103,287     $   511,453
Net earnings.................                                                                             27,673          27,673
Contribution for CBS Inc.
  Radio acquisition (note
  3).........................                                                            1,204,442                     1,204,442
Cash from operations returned
  to CBS.....................                                                              (40,221)                      (40,221)
Other intercompany activity,
  net........................                                                              (43,745)                      (43,745)
                                 --     -------     --     -------    ---     ------   -----------     ---------     -----------
Balance at December 31,
  1995.......................    --          --     --          --     --        --      1,528,642       130,960       1,659,602
Net earnings.................                                                                             71,566          71,566
Contribution for Old Infinity
  acquisition (note 3).......                                                            4,706,794                     4,706,794
Contribution for other
  acquisition................                                                               58,165                        58,165
Cash from operations returned
  to CBS.....................                                                              (77,426)                      (77,426)
                                 --     -------     --     -------    ---     ------   -----------     ---------     -----------
Balance at December 31,
  1996.......................    --          --     --          --     --        --      6,216,175       202,526       6,418,701
Net earnings.................                                                                            177,629         177,629
Contribution to prepay
  long-term debt (note 9)....                                                              149,931                       149,931
Cash from operations returned
  to CBS.....................                                                             (329,493)                     (329,493)
Other intercompany activity,
  net........................                                                              (19,380)                      (19,380)
                                 --     -------     --     -------    ---     ------   -----------     ---------     -----------
Balance at December 31,
  1997.......................    --          --     --          --     --        --      6,017,233       380,155       6,397,388
Net earnings (unaudited).....                                                                            165,580         165,580
Contribution for American
  Radio acquisition (note 3)
  (unaudited)................                                                            1,400,000                     1,400,000
Contribution to repay
  American Radio assumed debt
  (note 3) (unaudited).......                                                              566,576                       566,576
Contribution to repay
  American Radio long-term
  debt (note 9)
  (unaudited)................                                                               68,455                        68,455
Dividend declared -- CBS
  (unaudited)................                                                           (1,954,265)     (545,735)     (2,500,000)
Cash from operations returned
  to CBS (unaudited).........                                                             (266,945)                     (266,945)
                                 --     -------     --     -------    ---     ------   -----------     ---------     -----------
Balance at September 30, 1998
  (note 16) (unaudited)......    --     $    --     --     $    --     --     $  --    $ 5,831,054     $      --     $ 5,831,054
                                 ==     =======     ==     =======    ===     ======   ===========     =========     ===========


            See accompanying Notes to Combined Financial Statements.

                       INFINITY BROADCASTING CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                NINE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                     -------------------------------------   -----------------------
                                        1995          1996         1997        1997         1998
                                     -----------   -----------   ---------   ---------   -----------
                                                                                   (UNAUDITED)
Net cash flows from operating
  activities:
Net earnings.......................  $    27,673   $    71,566   $ 177,629   $ 115,967   $   165,580
Adjustments to reconcile net
  earnings to net cash provided by
  operating activities:
Depreciation and amortization......       17,914        57,528     197,135     149,061       177,249
Deferred taxes.....................        2,073         3,012      13,883       8,459         2,920
(Gain) loss on sales of assets,
  net..............................           --            --      (3,584)        416            --
Other noncash items................           --            --          --          --        (4,033)
Changes in assets and liabilities,
  net of acquisitions and
  dispositions:
Increase in accounts receivable....       (4,015)      (10,248)    (35,382)     (4,009)      (12,373)
(Increase) decrease in other
  assets...........................        1,500        (3,100)    (14,924)    (21,332)       (4,305)
Increase (decrease) in accounts
  payable and accrued expenses.....        2,259         4,611     (11,459)      4,888        (5,820)
Increase (decrease) in accrued
  interest.........................           --            --      (3,858)     (5,423)       11,006
Increase (decrease) in other
  liabilities......................        1,997       (19,426)     (9,176)     (8,928)      (13,807)
                                     -----------   -----------   ---------   ---------   -----------
Net cash provided by operating
  activities.......................       49,401       103,943     310,264     239,099       316,417
                                     -----------   -----------   ---------   ---------   -----------
Cash flows from investing
  activities:
Proceeds from dispositions.........           --            --      87,475      74,526        56,731
Business acquisitions and
  investments......................   (1,204,442)     (994,165)    (50,341)    (45,764)   (1,399,999)
Deposit in acquisition trust.......           --            --          --          --       (34,635)
Capital expenditures...............       (9,368)       (6,682)    (15,264)     (9,818)      (19,793)
                                     -----------   -----------   ---------   ---------   -----------
Net cash (used for) provided by
  investing activities.............   (1,213,810)   (1,000,847)     21,870      18,944    (1,397,696)
                                     -----------   -----------   ---------   ---------   -----------
Cash flows from financing
  activities:
Receipts from (payments to) CBS,
  net..............................    1,164,221       916,771    (179,563)   (101,072)    1,768,084
Repayment of debt..................           --            --    (149,931)   (149,931)     (635,031)
                                     -----------   -----------   ---------   ---------   -----------
Net cash provided by (used for)
  financing activities.............    1,164,221       916,771    (329,494)   (251,003)    1,133,053
                                     -----------   -----------   ---------   ---------   -----------
Increase (decrease) in cash and
  cash equivalents.................         (188)       19,867       2,640       7,040        51,774
Cash and cash equivalents at
  beginning of period..............          203            15      19,882      19,882        22,522
                                     -----------   -----------   ---------   ---------   -----------
Cash and cash equivalents at end of
  period...........................  $        15   $    19,882   $  22,522   $  26,922   $    74,296
                                     ===========   ===========   =========   =========   ===========
Supplemental disclosures of cash
  flow information:
Cash paid during the year for:
Interest...........................  $        --   $        --   $   9,058   $   8,942   $    16,714
Income taxes.......................       23,664        64,937     163,720     120,483       173,038

  For information related to non-cash transactions, see note 3 to the combined financial statements.

            See accompanying Notes to Combined Financial Statements.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998 AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

(1) BASIS OF PRESENTATION


     Infinity Broadcasting Corporation (the "Company") was incorporated in September 1998. The Company was formed to own and operate CBS Corporation's ("CBS") out-of-home media business consisting of radio and outdoor advertising. CBS, prior to December 1, 1997, was known as Westinghouse Electric Corporation ("Westinghouse"). Initially, the Company consisted of the Westinghouse radio stations.


     On November 24, 1995, Westinghouse acquired CBS Inc. On December 31, 1996, Westinghouse acquired Infinity Broadcasting Corporation and subsidiaries which included TDI Worldwide, Inc. ("TDI") (collectively referred to as "Old Infinity"). On June 4, 1998, CBS acquired the radio broadcasting operations of American Radio Systems Corporation, which was subsequently renamed CBS Radio, Inc. (herein referred to as "American Radio"). The combined financial statements have been prepared assuming the consideration to effect these acquisitions was contributed to the Company and has been recorded by the Company as a capital contribution. Accordingly, these acquisitions have been presented as the Company's transactions and have been recorded under the purchase method of accounting. The Company's Combined Statements of Earnings include the operating results of the radio stations acquired from CBS Inc., Old Infinity and American Radio from their respective dates of acquisition. See note 3 to the combined financial statements.


     Subsequent to September 30, 1998, CBS will effect a reorganization (the "Reorganization") by contributing to the Company at book value substantially all of its assets and subsidiaries comprising the out-of-home media business. Included in this contribution will be all of CBS's out-of-home media assets, including those acquired from CBS Inc., Old Infinity (including TDI) and American Radio. CBS will retain its investment in USA Digital Radio L.P., which was formed to develop digital technology. During the period covered by these combined financial statements, these assets were under common control as an integral part of CBS's overall operations. These combined financial statements have been prepared from CBS's historical accounting records and present the operations of the business that will be owned and operated by the Company as if the Company had been a separate entity for all periods presented. During these periods CBS provided various services to the Company (see note 14). Furthermore, acquisitions consummated by CBS have been presented as if they were made by the Company and the consideration to effect these acquisitions was contributed by CBS.


     The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in stockholders' equity and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The combined financial statements include the net assets and entities described in note 1. All material intercompany accounts and transactions have been eliminated.

  Revenue Recognition

     Revenues are primarily derived from the sale of radio advertising spots and are recognized when the spots are broadcast. The Company also receives advertising revenues on the sale of outdoor advertising space. Revenues from outdoor advertising space are recognized proportionately over the contract term.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

  Stock-Based Compensation


     The Company measures compensation cost for stock-based awards, including awards issued by CBS, using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The pro forma net earnings and pro forma earnings per share disclosures using the fair value based method defined in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," and other related information are provided in note 13 to the combined financial statements.


  Property and Equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives. Depreciation is generally computed on the straight-line method based on useful lives of 27.5 to 40 years for buildings, 20 years for land improvements, and 3 to 12 years for equipment. Leasehold improvements are amortized over the shorter of the useful life or the term of the lease. Expenditures for additions and improvements are capitalized, and costs for repairs and maintenance are charged to operations as incurred.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and investments in money market accounts.

  Intangible Assets

     Intangible assets primarily include goodwill, Federal Communications Commission ("FCC") licenses, which are limited as to availability and have historically appreciated in value with the passage of time, and transit franchise agreements. Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of tangible and identifiable intangible net assets acquired. FCC licenses and goodwill are amortized using the straight-line method over 40 years. Transit franchise agreements are amortized over the anticipated life of the contract. Subsequent to the acquisition of an intangible or other long-lived asset, the Company evaluates whether later events and circumstances indicate the remaining estimated useful life of that asset may warrant revision or that the remaining carrying value of such asset may not be recoverable. When factors indicate that an intangible or other long-lived asset should be evaluated for possible impairment, the Company uses an estimate of the related asset's undiscounted future cash flows over the remaining life of that asset in measuring recoverability. If such an analysis indicates that impairment has in fact occurred, the Company writes down the book value of the intangible or other long-lived asset to its fair value.

  Fair Value of Financial Instruments

     The estimated fair value of financial instruments is determined by the Company using the best available market information and appropriate valuation methodologies. However, considerable judgment is necessary in interpreting market data to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that ultimately will be realized by the Company upon maturity or disposition. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

     Most of the Company's financial instruments, including cash, trade receivables and payables and accruals, are short-term in nature. Accordingly, the carrying amount of the Company's financial instruments approximates their fair value. The carrying amount of long-term debt approximates fair value.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

  Income Taxes

     Income taxes are provided using the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized based on differences between book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to taxable income for that year and the net changes during the year in the Company's deferred tax assets and liabilities other than changes arising from acquisitions and dispositions.

     The Company provides for income taxes at the end of each interim period based on the estimated effective tax rate for the full fiscal year. Cumulative adjustments to the tax provision are recorded in the interim period in which a change in the estimated annual effective rate is determined.

     During the periods presented, the Company was part of the CBS consolidated tax return. The Company has provided for income taxes as if it were a stand-alone tax payer in accordance with SFAS 109.

     The Company intends to enter into a tax sharing agreement with CBS (see note 14). Current taxes payable have been paid immediately through contributed capital. In the future, the Company will reimburse CBS based upon the terms of the Tax Sharing Agreement.


  Earnings Per Share



     The historical earnings per share have been presented assuming that 700 million shares of Class B Common Stock were outstanding for the entire period.



  Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to intangible assets, program rights, contracts, allowances for doubtful accounts, income taxes and litigation based on currently available information. Changes in facts and circumstances may result in revised estimates.

  New Pronouncements

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," were issued. SFAS 130 requires that an enterprise report by major component and as a single total the change in its net assets from non-owner sources during the period. SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Both statements are effective for fiscal years beginning after December 15, 1997 and were adopted during 1998. Adoption of these statements did not impact the Company's combined financial position, results of operations, or cash flows.

     At December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share," which establishes standards for computing and disclosing basic and diluted earnings per common share. Earnings per common share for all periods presented reflect the provisions of SFAS 128.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

     In April 1998, Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-up Activities" was issued. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not anticipate that the adoption of this standard will have a material impact on the Company's combined financial position or results of operations.

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company has entered into an insignificant number of derivative and hedging transactions and does not anticipate that the adoption of this standard will have a material impact on the Company's combined financial position, results of operations or disclosure.

(3) ACQUISITIONS

     On November 25, 1995, the Company acquired the radio operations of CBS Inc. for cash contributed by CBS of approximately $1.2 billion. This acquisition was accounted for using the purchase method of accounting.

     On December 31, 1996, the Company acquired Old Infinity for $4.7 billion consisting of $3.8 billion of CBS common stock and $.9 billion of debt, which was repaid immediately prior to the acquisition. The CBS common stock and cash used to repay the debt were contributed to the Company for purposes of this acquisition and recorded as contributed capital. In connection with the acquisition of Old Infinity, the Company was required to divest certain radio stations to comply with the FCC limitations on the number of broadcasting properties the Company may own. The assets of the divested stations were included as assets held for sale as of December 31, 1996, and the divestitures were completed during the first quarter of 1997.

     On June 4, 1998, the Company completed the acquisition of the radio broadcasting operations of American Radio for approximately $1.4 billion in cash plus the assumption of debt with a fair value of approximately $1.3 billion. The Company received a $1.4 billion capital contribution to effect this acquisition. In conjunction with the acquisition, the Company received an additional capital contribution of $566.6 million to repay a portion of the debt assumed in the American Radio acquisition.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

     The estimated fair values of assets acquired and liabilities assumed (which for American Radio are based upon preliminary estimates that may be modified at a later date) are summarized in the following table:

             FAIR VALUES OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
                                 (IN MILLIONS)

                                                         OLD INFINITY AT    AMERICAN RADIO AT
                                                          DECEMBER 31,           JUNE 4,
                                                              1996                1998
                                                         ---------------    -----------------
                                                                               (UNAUDITED)
Cash...................................................      $   --              $    18
Receivables............................................         180                   88
Investments, principally equity investment in Westwood
  One..................................................         107                   --
Assets held for sale...................................          70                   --
Property and equipment.................................          39                  121
Identifiable intangible assets:
FCC licenses...........................................         996                2,343
Transit franchise agreements...........................         277                   --
Goodwill...............................................       3,630                  807
Other assets...........................................          31                   53
Debt...................................................        (149)              (1,291)
Deferred income taxes..................................        (328)                (656)
Other liabilities......................................        (146)                 (83)
                                                             ------              -------
Total purchase price...................................      $4,707              $ 1,400
                                                             ======              =======

     The following unaudited pro forma information reflects the results of operations of the Company combined with those of the following acquisitions for
(i) the year ended December 31, 1997 and the nine month period ended September 30, 1998 as if the American Radio acquisition occurred on January 1, 1997, and
(ii) the year ended December 31, 1996 as if the acquisition of Old Infinity occurred on January 1, 1996. The pro forma results give effect to certain purchase accounting adjustments, including additional depreciation expense resulting from a step-up in the basis of fixed assets, additional amortization expense from goodwill and other identifiable intangible assets, increased interest expense from acquisition debt and related income tax effects.

                               PRO FORMA RESULTS
                            (UNAUDITED, IN MILLIONS)


                                                          YEAR ENDED        NINE MONTHS
                                                         DECEMBER 31,          ENDED
                                                       ----------------    SEPTEMBER 30,
                                                        1996      1997         1998
                                                       ------    ------    -------------
Net revenues.........................................  $1,305    $1,873       $1,487
Net earnings.........................................      82       161          156
Net earnings per common share -- basic and diluted...    0.12      0.23         0.22


     This pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the operating results that actually would have occurred had the Old Infinity and American Radio

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

acquisitions been consummated on January 1, 1996 and 1997, respectively. In addition, these results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

(4) EMPLOYEE BENEFIT PLANS

     Certain of the Company's employees are covered by various pension plans sponsored by CBS. Most pension plan benefits are based on either years of service and compensation levels at the time of retirement, a formula based on career earnings or a final average compensation amount. Pension benefits generally are paid from trusts funded by contributions from employees and/or CBS. The pension funding policy is consistent with funding requirements of U.S. federal and other governmental laws and regulations. Certain employees are also covered by postretirement benefit arrangements sponsored by CBS consisting of various retiree medical, dental and life insurance arrangements.

     The Company has accounted for these plans as a multi-employer plan. The Company's allocated expense under benefit plans sponsored by CBS was as follows for the years ended December 31, 1995, 1996 and 1997:

                                                            1995      1996      1997
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Pension plan cost........................................  $4,994    $5,393    $5,451
Postretirement benefit plan cost.........................   1,729     1,581     1,524

     SFAS No. 112, "Employers Accounting for Postemployment Benefits," does not have a significant effect on the Company's combined financial position or results of operations.

     Substantially all of the Company's employees can participate in various defined contribution savings plans sponsored by the Company or CBS. Such plans generally allow employees to contribute up to 20% of their income on a pretax basis. Depending on the particular plan, the Company will match 100% of the employee's contribution, match 50% of the first 6% of the employees base earnings, match up to $1,000 or match on a discretionary basis.

(5) INCOME TAXES

     Income tax expense included in the combined financial statements is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1995       1996        1997
                                                       -------    -------    --------
                                                               (IN THOUSANDS)
Current:
Federal..............................................  $19,476    $53,444    $150,689
State................................................    4,188     11,493      32,406
                                                       -------    -------    --------
Total current income tax expense.....................   23,664     64,937     183,095
                                                       -------    -------    --------
Deferred:
Federal..............................................    1,706      2,479      11,426
State................................................      367        533       2,457
                                                       -------    -------    --------
Total deferred income tax expense....................    2,073      3,012      13,883
                                                       -------    -------    --------
Income tax expense...................................  $25,737    $67,949    $196,978
                                                       =======    =======    ========

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

     During 1997, the Company utilized net operating loss carryforwards of $19.4 million arising from previous acquisition transactions.

     Deferred income taxes result from temporary differences in the financial bases and tax bases of assets and liabilities. The types of differences that give rise to deferred income tax assets and liabilities are presented in the table below:

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
Deferred tax assets:
Provision for expenses and losses...........................  $ 15,550    $  5,717
Operating losses and credit carryforwards...................        --       7,367
Other.......................................................       923       1,250
                                                              --------    --------
Total deferred tax asset....................................    16,473      14,334
Deferred tax liabilities:
Property, plant & equipment.................................    13,009      11,463
Intangibles.................................................   466,978     472,901
                                                              --------    --------
Total deferred tax liabilities..............................   479,987     484,364
                                                              --------    --------
Deferred income tax liabilities, net........................  $463,514    $470,030
                                                              ========    ========

     A reconciliation of the U.S. Federal statutory tax rate on earnings to the Company's effective tax rate on earnings before income taxes is summarized as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1995      1996      1997
                                                              -----     -----     -----
Federal income tax statutory rate...........................   35%       35%       35%
Increase in rate resulting from:
Amortization of non-deductible goodwill.....................    7         7        11
State income tax expense, net of federal effect.............    6         6         6
Other.......................................................   --         1         1
                                                               --        --        --
Income tax effective rate...................................   48%       49%       53%
                                                               ==        ==        ==

     The Company intends to enter into a tax sharing agreement with CBS (see notes 2 and 14).

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

(6) PROPERTY AND EQUIPMENT

                                                       DECEMBER 31,
                                                   --------------------    SEPTEMBER 30,
                                                     1996        1997          1998
                                                   --------    --------    -------------
                                                              (IN THOUSANDS)
Land and buildings...............................  $ 53,577    $ 70,030      $115,006
Equipment........................................   101,750      99,142       177,799
Construction in progress.........................     4,593       4,922        15,123
                                                   --------    --------      --------
                                                    159,920     174,094       307,928
Accumulated depreciation and amortization........   (35,305)    (55,623)      (70,956)
                                                   --------    --------      --------
Property and equipment, net......................  $124,615    $118,471      $236,972
                                                   ========    ========      ========

     For the years ended December 31, 1995, 1996 and 1997 and for the nine month periods ended September 30, 1997 and 1998, depreciation expense totaled $4.1 million, $11.7 million, $20.4 million, $14.9 million and $17.9 million, respectively.

(7) INTANGIBLE ASSETS

                                                      DECEMBER 31,
                                                ------------------------    SEPTEMBER 30,
                                                   1996          1997           1998
                                                ----------    ----------    -------------
                                                             (IN THOUSANDS)
Goodwill......................................  $4,966,766    $4,958,090     $5,776,454
FCC licenses..................................   1,456,525     1,486,797      3,791,692
Transit franchise agreements..................     276,700       276,801        276,801
                                                ----------    ----------     ----------
                                                 6,699,991     6,721,688      9,844,947
Accumulated amortization......................    (111,749)     (288,405)      (447,657)
                                                ----------    ----------     ----------
Intangible assets, net........................  $6,588,242    $6,433,283     $9,397,290
                                                ==========    ==========     ==========

     For the years ended December 31, 1995, 1996 and 1997 and for the nine month periods ended September 30, 1997 and 1998, amortization expense totaled $13.8 million, $45.8 million, $176.7 million, $134.2 million and $159.3 million, respectively.

     Goodwill, FCC licenses and transit franchise agreements are presented on the balance sheet net of accumulated amortization. As of December 31, 1996 and 1997 and September 30, 1998, accumulated amortization for goodwill was $99.3 million, $224.7 million and $326.2 million, respectively, accumulated amortization for FCC licenses was $12.5 million, $49.6 million and $96.7 million, respectively, and accumulated amortization for transit franchise agreements was $0, $14.1 million and $24.8 million, respectively.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

(8) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                         DECEMBER 31,
                                                     --------------------    SEPT. 30,
                                                       1996        1997        1998
                                                     --------    --------    ---------
                                                              (IN THOUSANDS)
Accounts payable...................................  $ 23,765    $ 30,931    $ 46,654
Accrued transit franchise payments.................    14,752      20,630      23,875
Accrued programming losses.........................    29,321      12,028      11,751
Other..............................................    63,977      56,767      96,204
                                                     --------    --------    --------
Total accounts payable and accrued expenses........  $131,815    $120,356    $178,484
                                                     ========    ========    ========

(9) LONG-TERM DEBT

     On September 18, 1998, Old Infinity declared a dividend to CBS in the amount of $2.5 billion evidenced by a note due September 18, 2003, which bears interest at a rate of LIBOR plus 0.50% per annum. The Company plans to issue new shares of Class A Common Stock, with the net proceeds being used to repay amounts due to CBS under such note.

     Other long-term debt consists of the following:

                                                          DECEMBER 31,
                                                       ------------------    SEPT. 30,
                                                         1996       1997       1998
                                                       --------    ------    ---------
                                                               (IN THOUSANDS)
9% Senior Subordinated Notes.........................  $     --    $   --    $168,485
9 3/4% Senior Subordinated Notes.....................        --        --     148,960
11 3/8% Subordinated Exchange Debentures.............        --        --     210,560
7% Convertible Subordinated Debentures...............        --        --      81,453
10 3/8% Notes........................................   149,931        --          --
Other................................................       563     2,092       4,110
Unamortized premium, net.............................        --        --      37,706
                                                       --------    ------    --------
Total debt...........................................   150,494     2,092     651,274
Less current portion.................................      (563)     (532)       (670)
                                                       --------    ------    --------
Long-term debt, net of current portion...............  $149,931    $1,560    $650,604
                                                       ========    ======    ========

     Of the long-term debt shown in the preceding table, at September 30, 1998, approximately $25 million was held by CBS. The Company may at any time, at its option, repurchase the debt from CBS at the price paid by CBS plus accrued interest.

     In conjunction with the acquisition of American Radio on June 4, 1998, the Company assumed approximately $1.3 billion of American Radio debt, of which $566.6 million borrowed under their revolving credit agreement was repaid shortly after the acquisition. The Senior Subordinated Notes and the 11 3/8% Cumulative Exchangeable Preferred Stock (subsequently exchanged into 11 3/8% Subordinated Exchange Debentures) were recorded at their fair market value as of the acquisition date, which resulted in a net premium of approximately $41.7 million.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

     The indentures for each of these obligations include certain covenants including, among others, limitations on sales of assets, dividend payments, future indebtedness and issuance of preferred stock, and require an offer to purchase within 15 days after the occurrence of a Change of Control (as defined) the outstanding securities at a price of 101% of the principal amount thereof, plus any accrued and unpaid interest. As a result of the change of control upon the acquisition of American Radio by CBS, an offer to purchase was made in June 1998. An offer to purchase will also be made in conjunction with the Reorganization discussed in note 1.

     At the time of the acquisition of American Radio, the American Radio 7% Convertible Exchangeable Preferred Stock remained outstanding. This preferred stock was converted into 7% Convertible Subordinated Debentures on September 30, 1998 as discussed below. Prior to conversion, quarterly dividends were paid in arrears on each March 31, June 30 and September 30 at an annual rate of 7%.

     Below are summarized the significant provisions of each of the American Radio debt obligations.

  9% Senior Subordinated Notes (the "9% Notes")

     During July 1998, $6.5 million of the outstanding principal was redeemed pursuant to the offer to purchase described above. Interest on these securities is payable semi-annually on February 1 and August 1 with the face amount of the 9% Notes due on February 1, 2006. The 9% Notes are redeemable at the option of American Radio, in whole or in part at any time on or after February 1, 2001 at a redemption price of 104.5% of principal amount, plus any accrued and unpaid interest. The redemption price reduces over three years to a redemption price of 100% of the principal amount beginning February 1, 2004.

  9 3/4% Senior Subordinated Notes (the "9 3/4% Notes")

     During July 1998, $1.0 million of the then outstanding principal was redeemed pursuant to the offer to purchase described above. Interest on these securities is payable semi-annually on June 1 and December 1 with the face amount of the 9 3/4% Notes due on February 1, 2006. The 9 3/4% Notes are redeemable at the option of American Radio, in whole or in part at any time on or after December 1, 2000 at a redemption price of 104.875% of the principal amount, plus any accrued and unpaid interest. The redemption price reduces over three years to a redemption price of 100% of the principal amount in 2003 and thereafter.

  11 3/8% Subordinated Exchange Debentures

     As of July 15, 1998 the 11 3/8% Cumulative Exchangeable Preferred Stock was converted into 11 3/8% Subordinated Exchange Debentures (the "11 3/8 Debentures") with the then outstanding principal amount of $210.6 million (face amount) due January 15, 2009. Interest on these securities is payable semi-annually on January 15 and July 15, with the principal amount due on January 15, 2009.

     The 11 3/8% Debentures are redeemable at the option of American Radio, for cash at any time on or after January 15, 2002, initially at 105.688% of the outstanding principal, declining ratably to par immediately after January 15, 2007, plus any accrued and unpaid interest.

  7% Convertible Subordinated Debentures

     On September 30, 1998 the outstanding shares of 7% Convertible Exchangeable Preferred Stock were converted into 7% Convertible Subordinated Debentures due June 30, 2011 (the "7% Debentures").Interest on these securities is payable quarterly on each March 31, June 30, September 30 and December 31. The 7% Debentures are unsecured obligations of the Company and are subordinated in right of payment to all existing

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

and future senior indebtedness. Prior to the American Radio acquisition, these securities were convertible at the option of the holder at any time into American Radio common stock. Subsequent to the American Radio acquisition, these securities are convertible at the option of the holder into merger consideration consisting of cash and shares of Tower common stock. During the third quarter of 1998, 58,823 shares (equivalent to $58.8 million principal amount of debentures) were so redeemed at a cost of $60.9 million.

     The 7% Debentures are redeemable, in whole or in part, at the option of American Radio, for cash at any time on or after July 15, 1999, initially at 104.7% of the outstanding principal, declining ratably to par in 2006, plus any accrued and unpaid interest. American Radio is required to offer to purchase the 7% Debentures within 15 days after the occurrence of a Change of Control (as defined) for cash at par, plus any accrued and unpaid interest. An offer to purchase will be made in conjunction with the Reorganization discussed in note 1.

  Other

     In March 1997, the Company redeemed for $149.9 million the 10 3/8% Notes, which were issued by Old Infinity prior to its acquisition by the Company.

     The Company has $0.5 million of long-term debt maturing during 1998. There are no significant scheduled long-term debt repayments from January 1, 1999 to December 31, 2002.

(10) LEGAL MATTERS

     The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management of the Company, however, there are no legal proceedings pending against the Company likely to have a material adverse effect on the Company.

(11) CONTINGENT LIABILITIES AND OTHER COMMITMENTS

  Leases

     The Company has commitments under operating leases for certain facilities and equipment. Rental expense for the years ended December 31, 1995, 1996, and 1997 was $2.7 million, $7.7 million, and $17.5 million, respectively. These amounts include immaterial amounts for contingent rentals and sublease income.

     Additionally, the Company's outdoor advertising business has franchise rights entitling it to display advertising on such media as buses, taxis, trains, bus shelters, terminals, billboards, and phone kiosks. Under most of these franchise agreements, the franchiser is entitled to receive the greater of a percentage of the relevant advertising revenues, net of advertising agency fees, or a specified guaranteed minimum annual payment. Franchise payments totaled $192.0 million in 1997.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

     At December 31, 1997, aggregate minimum rental payments due during the next five years and thereafter are as follows:

                            MINIMUM RENTAL PAYMENTS
                                 (IN THOUSANDS)

                                                                           GUARANTEED
                                                                            MINIMUM
                                                              OPERATING    FRANCHISE
DECEMBER 31,                                                   LEASES       PAYMENTS
------------                                                  ---------    ----------
  1998......................................................  $ 19,599      $152,927
  1999......................................................    16,798       156,719
  2000......................................................    14,965       126,201
  2001......................................................    13,098        86,521
  2002......................................................    13,092        40,702
  Thereafter................................................    40,495         4,377
                                                              --------      --------
  Minimum rental payments...................................  $118,047      $567,447
                                                              ========      ========

  Other Commitments

     The Company routinely enters into commitments to purchase the rights to broadcast sporting events. Expenses for broadcast rights totaled $4.7 million, $8.1 million and $34.0 million for the years ended December 31, 1995, 1996 and 1997, respectively. These contracts permit the broadcast of such properties for various periods. At December 31, 1997, the Company was committed to make payments under such broadcasting contracts, along with commitments for talent contracts, of $249.2 million. At December 31, 1997, aggregate payments related to these commitments during the next five years and thereafter are as follows:

DECEMBER 31,
------------                                                  (IN THOUSANDS)
  1998......................................................     $ 85,709
  1999......................................................       78,888
  2000......................................................       54,761
  2001......................................................       20,970
  2002......................................................        7,425
  Thereafter................................................        1,425
                                                                 --------
          Total other commitments...........................     $249,178
                                                                 ========

(12) STOCKHOLDERS' EQUITY

     Holders of Class A Common Stock and Class B Common Stock generally have identical voting rights and vote together as a single class (and not as separate classes), except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share and the shares of Class B Common Stock maintain certain conversion rights and transfer restrictions. Holders of Class A Common Stock and Class B Common Stock will share equally on a per share basis in any dividends declared by the Board of Directors. CBS and its subsidiaries own 100% of the outstanding Class B Common Stock.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

(13) STOCK BASED COMPENSATION PLANS


     Certain employees of the Company participate in CBS's stock based compensation plans. The Company accounts for stock-based compensation plans under Opinion 25. During 1995, 1996 and 1997, certain of the Company's employees were granted 418,500, 898,450 and 2,623,653 CBS stock options under CBS's stock based compensation plan. For stock options granted, the option price is not less than the market value of shares on the grant date; therefore, no compensation cost has been recognized for stock options granted.



     The stock option information in the following tables reflects options to acquire CBS common stock held by employees of the Company. These stock options will not be converted into the Company's common stock or options to acquire the Company's common stock.



                            STOCK OPTION INFORMATION



                                           1995                    1996                      1997
                                   --------------------   -----------------------   -----------------------
                                             WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                              AVERAGE                   AVERAGE                   AVERAGE
                                              EXERCISE                  EXERCISE                  EXERCISE
                                   SHARES      PRICE        SHARES       PRICE        SHARES       PRICE
                                   -------   ----------   ----------   ----------   ----------   ----------
Balance at January 1.............  351,614     $14.43        770,114     $15.10     23,723,498     $ 6.04
Options granted..................  418,500      15.67        898,450      19.36      2,623,653      18.56
Options exercised................       --         --        (46,350)     12.70       (846,829)      6.32
Options forfeited................       --         --        (21,250)     18.80        (43,882)     18.57
Awards assumed...................       --         --     22,122,534       5.21             --         --
                                   -------     ------     ----------     ------     ----------     ------
Balance at December 31...........  770,114     $15.10     23,723,498     $ 6.04     25,456,440     $ 7.30
                                   =======     ======     ==========     ======     ==========     ======
Exercisable at December 31.......  351,614     $14.43     17,327,276     $ 3.98     19,426,144     $ 4.96
                                   =======     ======     ==========     ======     ==========     ======



                                             1995                      1996                      1997
                                    -----------------------   -----------------------   -----------------------
                                    WEIGHTED-    WEIGHTED-    WEIGHTED-    WEIGHTED-    WEIGHTED-    WEIGHTED-
                                     AVERAGE      AVERAGE      AVERAGE      AVERAGE      AVERAGE      AVERAGE
                                       FAIR       EXERCISE       FAIR       EXERCISE       FAIR       EXERCISE
                                      VALUE        PRICE        VALUE        PRICE        VALUE        PRICE
                                    ----------   ----------   ----------   ----------   ----------   ----------
Options granted...................    $6.23        $15.67       $8.03        $19.36       $7.79        $18.56
                                      -----        ------       -----        ------       -----        ------



                 STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1997



                                                                       WEIGHTED-
                                          OPTIONS                       AVERAGE                     WEIGHTED-
                RANGE                   OUTSTANDING     WEIGHTED-      REMAINING    EXERCISABLE      AVERAGE
                  OF                         AT          AVERAGE      CONTRACTUAL        AT          EXERCISE
               EXERCISE                 DECEMBER 31,     EXERCISE        LIFE       DECEMBER 31,     PRICE OF
                PRICES                      1997          PRICE        IN YEARS         1997       EXERCISABLE
               --------                 ------------   ------------   -----------   ------------   ------------
$.0002 -  4.99........................   11,692,833       $ 0.71          2.0        11,692,833       $ 0.71
     5 -  9.99........................    5,523,029         7.01          6.5         4,167,309         7.03
    10 - 14.99........................    2,380,284        13.79          7.9           961,402        13.75
    15 - 19.99........................    5,842,694        18.02          8.7         2,587,000        17.37
    20 - 36.53........................       17,600        30.67          2.4            17,600        30.67
                                         ----------                                  ----------
Total.................................   25,456,440                                  19,426,144
                                         ==========                                  ==========

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)


     Had compensation cost for these options been determined under the provisions of SFAS 123, the Company's net earnings and earnings per common share would have been as follows:



                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1995       1996        1997
                                                       -------    -------    --------
                                                               (IN THOUSANDS)
Net earnings as reported.............................  $27,673    $71,566    $177,629
Pro forma net earnings...............................   26,097     67,205     165,274
Net earnings per common share as reported............     0.04       0.10        0.25
Pro forma net earnings per common share..............     0.04       0.10        0.24



     For purposes of the pro forma computation, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1995, 1996, and 1997, respectively: risk-free interest rates of 7.2%, 6.1%, and 6.4%; expected dividend yields of 1.4%, 1.1%, and 1.0%; expected volatility of 31%, 30%, and 30%; and expected lives of 7.3 years, 7.4 years, and 7.3 years, respectively.


(14) RELATED PARTY TRANSACTIONS


     The Company expects to enter into an Intercompany Agreement with CBS. The Company has utilized various services provided by CBS or its subsidiaries. These services included, among others, certain investor relations, executive, human resources, legal, investment, finance, real estate, information management, internal audit, tax, transportation and treasury. The costs of such services have been allocated according to established methodologies and are determined on an annual basis by CBS. Such methodologies depend on the specific service provided and include allocating costs that directly relate to the Company or allocating costs that represent a pro rata portion of the total costs for the services provided. Management of the Company believes these allocations to be a fair and reasonable share of such costs. For the years ended 1995, 1996, 1997 and for the nine months ended September 30, 1998 allocated expenses in the approximate amounts of $8.3 million, $12.6 million, $13.4 million, and $5.4 million, respectively, were included in the combined statements of earnings of the Company. It is anticipated that after completion of the Reorganization (see note 1), various arrangements will continue and that additional transactions may be entered into in the ordinary course of business. It is further anticipated that the method of allocating costs will be consistent with past practices. Substantially all costs relating to direct intercompany services have been reflected in the accompanying combined financial statements. In addition, the Company and CBS plan to enter into a Tax Sharing Agreement that will require the Company to pay to CBS the current federal income tax effect of its transactions as if the Company had been a stand-alone taxpayer (see note 5).


     The Company and CBS provide broadcast time to each other. The Company expects to continue this practice. The revenues or costs associated with these intercompany transactions were not significant in the periods presented.

     The Company and CBS have entered into and expect to continue to enter into joint advertising arrangements. Revenues are distributed to the parties providing the services based upon the contract terms. The revenues associated with such sales were not significant in the periods presented.

     Through its acquisition of Old Infinity, the Company acquired an equity interest in Westwood One, Inc. ("Westwood One"). The Company accounts for this investment under the equity method of accounting. The equity earnings of Westwood One were not significant to the Company. Westwood One also distributes nationally certain of the Company's network programming. In connection with these arrangements, the

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF SEPTEMBER 30, 1998
        AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

Company receives programming payments. In addition, certain officers of the Company serve as officers of Westwood One for which the Company receives a management fee. Revenue and expense reimbursements from these arrangements recorded by the Company totaled approximately $62 million in 1997.

(15) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             (IN THOUSANDS)
                                            1996                                        1997
                          -----------------------------------------   -----------------------------------------
                            1ST        2ND        3RD        4TH        1ST        2ND        3RD        4TH
                          QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                          --------   --------   --------   --------   --------   --------   --------   --------
Net revenues............  $120,955   $145,116   $135,988   $152,029   $313,034   $378,357   $376,898   $411,802
Operating expenses......   106,138    103,246     99,964    105,534    271,210    271,006    278,215    287,386
Operating earnings......    14,817     41,870     36,024     46,495     41,824    107,351     98,683    124,416
Net earnings............     7,650     21,418     18,449     24,049     18,658     50,655     46,654     61,662
Net earnings per
 share..................      0.01       0.03       0.03       0.03       0.03       0.07       0.06       0.09

                            (IN THOUSANDS)
                                       1998
                          ------------------------------
                            1ST        2ND        3RD
                          QUARTER    QUARTER    QUARTER
                          --------   --------   --------
Net revenues............  $329,608   $455,764   $534,318
Operating expenses......   265,729    314,856    377,316
Operating earnings......    63,879    140,908    157,002
Net earnings............    31,442     66,877     67,261
                                                --------
Net earnings per
 share..................      0.04       0.10       0.10


(16) SUBSEQUENT EVENT
  Reorganization (as of           , 1998)

     On             , 1998 the Reorganization discussed in note 1 was effected.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors


CBS Radio, Inc.:



We have audited the accompanying consolidated balance sheets of CBS Radio, Inc. (formerly known as "American Radio Systems Corporation") and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBS Radio, Inc. (formerly known as "American Radio Systems Corporation") and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                          /s/ KPMG Peat Marwick LLP



Boston, Massachusetts


November 2, 1998

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                ----------------------------------
                                                                     1996                1997
                                                                --------------      --------------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................       $  8,074           $   12,048
  Accounts receivable (less allowance for doubtful accounts
     of $4,513 in 1996 and $7,578 in 1997)..................         51,660               87,229
  Prepaid expenses and other assets.........................          3,523                4,363
  Current portion of investment notes receivable (less
     valuation allowance of $6,750 in 1997).................                               2,250
  Deferred income taxes.....................................          3,370                6,365
                                                                   --------           ----------
          Total current assets..............................         66,627              112,255
                                                                   --------           ----------
PROPERTY AND EQUIPMENT -- NET...............................         70,538              132,571
                                                                   --------           ----------
OTHER ASSETS:
  Restricted cash...........................................                              22,141
  Investment note receivable-related party (less valuation
     allowance of $500 in 1996).............................            743
  Investment notes receivable...............................         69,177               26,112
  Intangible assets--net:
     Goodwill...............................................        221,665              353,897
     FCC licenses...........................................        233,558            1,112,273
     Other intangible assets................................         23,746               30,460
  Deposits and other long-term assets.......................         25,637                9,140
  Net assets held under exchange agreement..................         47,495
  Net assets of discontinued operations.....................         29,727              153,207
                                                                   --------           ----------
          Total other assets................................        651,748            1,707,230
                                                                   --------           ----------
TOTAL.......................................................       $788,913           $1,952,056
                                                                   ========           ==========

                See notes to Consolidated Financial Statements.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                                                         DECEMBER 31,
                                                               ---------------------------------
                                                                    1996               1997
                                                               --------------     --------------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................      $    444          $       340
  Accounts payable..........................................         6,026                5,949
  Accrued compensation......................................         2,774                1,704
  Accrued expenses..........................................        15,640               16,216
  Accrued interest..........................................         7,303               13,263
                                                                  --------          -----------
          Total current liabilities.........................        32,187               37,472
                                                                  --------          -----------
DEFERRED INCOME TAXES.......................................        32,926              195,610
                                                                  --------          -----------
OTHER LONG-TERM LIABILITIES.................................         1,944                8,921
                                                                  --------          -----------
LONG-TERM DEBT..............................................       325,693              833,638
                                                                  --------          -----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK:
  Cumulative Exchangeable Preferred Stock, $0.01 par value;
     10,000,000 shares authorized; 2,105,602 shares issued
     and outstanding; liquidation preference $100 per
     share..................................................                            215,550
                                                                  --------          -----------
STOCKHOLDERS' EQUITY:
  Preferred Stock; $0.01 par value; 10,000,000 shares
     authorized: Convertible Exchangeable Preferred Stock;
     137,500 shares issued and outstanding (represented by
     2,750,000 depositary shares); liquidation preference
     $1,000 per share.......................................             1                    1
  Class A Common Stock; $.01 par value; 100,000,000 shares
     authorized; 15,101,022 and 24,708,096 shares issued and
     outstanding, respectively..............................           151                  247
  Class B Common Stock; $.01 par value; 15,000,000 shares
     authorized; 4,658,096 and 3,508,639 shares issued and
     outstanding, respectively..............................            47                   35
  Class C Common Stock; $.01 par value; 6,000,000 shares
     authorized; 1,295,518 shares issued and outstanding....            13                   13
  Additional paid-in capital................................       390,731              671,211
  Unearned compensation.....................................          (297)                (202)
  Retained earnings (accumulated deficit)...................         5,955               (9,982)
                                                                  --------          -----------
          Total.............................................       396,601              661,323
  Less:
  Treasury stock, at cost, 18,449 and 19,019 shares at
     December 31, 1996 and December 31, 1997,
     respectively...........................................          (438)                (458)
                                                                  --------          -----------
          Total stockholders' equity........................       396,163              660,865
                                                                  --------          -----------
TOTAL.......................................................      $788,913          $ 1,952,056
                                                                  ========          ===========

                See notes to Consolidated Financial Statements.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                    YEARS ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                1995          1996          1997
                                                              ---------    ----------    ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
NET REVENUES................................................   $97,609      $175,192      $357,020
                                                               -------      --------      --------
OPERATING EXPENSES:
  Operating expenses excluding depreciation and
     amortization, net local marketing agreement and
     corporate general and administrative expenses..........    66,158       117,881       231,997
  Net local marketing agreement expenses....................       600         8,128         2,314
  Depreciation and amortization.............................    12,307        16,820        58,417
  Corporate general and administrative......................     3,908         5,046         8,207
                                                               -------      --------      --------
       Total expenses.......................................    82,973       147,875       300,935
                                                               -------      --------      --------
OPERATING INCOME............................................    14,636        27,317        56,085
                                                               -------      --------      --------
OTHER INCOME (EXPENSE):
  Interest expense..........................................   (12,497)      (22,287)      (56,710)
  Interest income and other, net............................     2,435         5,489         2,114
  Gains (losses) on sale of assets and other, net...........    11,544          (123)       (5,520)
                                                               -------      --------      --------
       Total other income (expense).........................     1,482       (16,921)      (60,116)
                                                               -------      --------      --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES.....................................................    16,118        10,396        (4,031)
INCOME TAX PROVISION........................................    (6,903)       (4,781)          (56)
                                                               -------      --------      --------
INCOME (LOSS) FROM CONTINUING OPERATIONS....................     9,215         5,615        (4,087)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES......      (110)         (480)       (4,256)
EXTRAORDINARY LOSSES ON EXTINGUISHMENT OF DEBT, NET OF
  INCOME TAX BENEFIT OF $614 AND $1,013 IN 1995 AND 1997,
  RESPECTIVELY..............................................      (817)                     (1,639)
                                                               -------      --------      --------
NET INCOME (LOSS)...........................................     8,288         5,135        (9,982)
REDEEMABLE COMMON AND PREFERRED STOCK DIVIDENDS.............      (815)       (4,973)      (31,164)
                                                               -------      --------      --------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS.........   $ 7,473      $    162      $(41,146)
                                                               =======      ========      ========
BASIC PER SHARE AMOUNTS:
  Continuing operations.....................................   $  0.71      $   0.03      $  (1.29)
  Discontinued operations...................................     (0.01)        (0.02)        (0.16)
  Extraordinary items.......................................     (0.07)                      (0.06)
                                                               -------      --------      --------
  Net income (loss).........................................   $  0.63      $   0.01      $  (1.51)
                                                               =======      ========      ========
DILUTED PER SHARE AMOUNTS:
  Continuing operations.....................................   $  0.66      $   0.03      $  (1.29)
  Discontinued operations...................................     (0.01)        (0.02)        (0.16)
  Extraordinary items.......................................     (0.06)                      (0.06)
                                                               -------      --------      --------
  Net income (loss).........................................   $  0.59      $   0.01      $  (1.51)
                                                               =======      ========      ========
SHARES FOR BASIC............................................    11,838        19,550        27,290
                                                               =======      ========      ========
SHARES FOR DILUTED..........................................    12,585        20,510        27,290
                                                               =======      ========      ========


                See notes to Consolidated Financial Statements.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                        CONVERTIBLE
                                        EXCHANGEABLE             SERIES A               SERIES B               SERIES D
                                      PREFERRED STOCK          COMMON STOCK           COMMON STOCK           COMMON STOCK
                                    --------------------   --------------------   --------------------   --------------------
                                      SHARES                 SHARES                 SHARES                 SHARES
                                    OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT
                                    -----------   ------   -----------   ------   -----------   ------   -----------   ------
                                                                         (IN THOUSANDS)
BALANCE, JANUARY 1, 1995..........                            3,631       $36         374         $4         317        $ 3
Repayment of note receivable......
Stock options granted below fair
 market value.....................
Reclassification of Series A, B
 and C redeemable stock...........
Two-for-one stock exchange........                            3,631        36         374          4         317          3
Distributions on redeemable
 stock............................
Reversal of dividends payable.....
Conversion to Class A Common
 Stock............................                           (1,275)      (13)                              (539)        (5)
Conversion to Class B Common
 Stock............................                           (5,637)      (56)                               (95)        (1)
Conversion to Class C Common
 Stock............................                             (298)       (3)       (748)        (8)
Shares allocated to treasury......                              (52)
Issuance of Class A Common Stock,
 net of issuance costs of
 $8,303...........................
Exercise of common stock option
 and warrant......................
Conversion of Senior Series C
 Common Stock to Class B and Class
 C Common Stock...................
Acquisition of treasury stock.....
Amortization of unearned
 compensation.....................
Conversion of Class B Common Stock
 to Class A Common Stock..........
Retirement of treasury stock......
Net income........................
Reclassification of capital
 deficiency account...............
                                        ---         --       ------       ---        ----         --        ----        ---
BALANCE, DECEMBER 31, 1995........                                0         0           0          0           0          0
Dividends payable.................
Distributions paid................
Issuance of Class A Common Stock,
 net of issuance cost of $7,034...
Shareholder conversion in
 conjunction with issuance of
 Class A Common Stock.............
Issuance of Preferred Stock, net
 of issuance cost of $4,725.......      138         $1
Issuance of Class A Common Stock
 for Skyline, Bridan Tower, and
 Henry Mergers....................
Conversion of Class B Common Stock
 to Class A Common Stock..........
Exercise of common stock
 options..........................
Amortization of unearned
 compensation.....................
Net income........................
                                        ---         --       ------       ---        ----         --        ----        ---
BALANCE, DECEMBER 31, 1996........      138          1            0         0           0          0           0          0
Dividends payable.................
Distributions paid................
Issuance of Class A Common
 Stock............................
Issuance of Preferred Stock, net
 of issuance costs of $7,750......
Conversion of Class B Common Stock
 to Class A Common Stock..........
Exercise of common stock
 options..........................
Tax benefit of stock options......
Acquisition of treasury stock.....
Amortization of unearned
 compensation.....................
Net loss..........................
                                        ---         --       ------       ---        ----         --        ----        ---
BALANCE, DECEMBER 31, 1997........      138         $1            0       $ 0           0         $0           0        $ 0
                                        ===         ==       ======       ===        ====         ==        ====        ===


                                          CLASS A                CLASS B
                                        COMMON STOCK           COMMON STOCK
                                    --------------------   --------------------
                                      SHARES                 SHARES
                                    OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT
                                    -----------   ------   -----------   ------
                                                  (IN THOUSANDS)
BALANCE, JANUARY 1, 1995..........
Repayment of note receivable......
Stock options granted below fair
 market value.....................
Reclassification of Series A, B
 and C redeemable stock...........
Two-for-one stock exchange........
Distributions on redeemable
 stock............................
Reversal of dividends payable.....
Conversion to Class A Common
 Stock............................     1,813       $ 18
Conversion to Class B Common
 Stock............................                             5,731      $ 57
Conversion to Class C Common
 Stock............................
Shares allocated to treasury......
Issuance of Class A Common Stock,
 net of issuance costs of
 $8,303...........................     4,770         47
Exercise of common stock option
 and warrant......................         1
Conversion of Senior Series C
 Common Stock to Class B and Class
 C Common Stock...................                               268         3
Acquisition of treasury stock.....                               (18)
Amortization of unearned
 compensation.....................
Conversion of Class B Common Stock
 to Class A Common Stock..........        61          1          (61)       (1)
Retirement of treasury stock......
Net income........................
Reclassification of capital
 deficiency account...............
                                      ------       ----      -------      ----
BALANCE, DECEMBER 31, 1995........     6,645         66        5,920        59
Dividends payable.................
Distributions paid................
Issuance of Class A Common Stock,
 net of issuance cost of $7,034...     4,501         45
Shareholder conversion in
 conjunction with issuance of
 Class A Common Stock.............       838          8         (338)       (3)
Issuance of Preferred Stock, net
 of issuance cost of $4,725.......
Issuance of Class A Common Stock
 for Skyline, Bridan Tower, and
 Henry Mergers....................     2,165         22
Conversion of Class B Common Stock
 to Class A Common Stock..........       952         10         (952)      (10)
Exercise of common stock
 options..........................                                28         1
Amortization of unearned
 compensation.....................
Net income........................
                                      ------       ----      -------      ----
BALANCE, DECEMBER 31, 1996........    15,101        151        4,658        47
Dividends payable.................
Distributions paid................
Issuance of Class A Common
 Stock............................     8,362         83
Issuance of Preferred Stock, net
 of issuance costs of $7,750......
Conversion of Class B Common Stock
 to Class A Common Stock..........     1,193         12       (1,193)      (12)
Exercise of common stock
 options..........................        53          1           44         0
Tax benefit of stock options......
Acquisition of treasury stock.....        (1)
Amortization of unearned
 compensation.....................
Net loss..........................
                                      ------       ----      -------      ----
BALANCE, DECEMBER 31, 1997........    24,708       $247        3,509      $ 35
                                      ======       ====      =======      ====


                See notes to Consolidated Financial Statements.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY) -- (CONTINUED)

                                             CLASS C
                                           COMMON STOCK          NOTE
                                       --------------------   RECEIVABLE    TREASURY STOCK                   ADDITIONAL
                                         SHARES                  FROM       ---------------     UNEARNED      PAID-IN
                                       OUTSTANDING   AMOUNT   STOCKHOLDER   SHARES   AMOUNT   COMPENSATION    CAPITAL
                                       -----------   ------   -----------   ------   ------   ------------   ----------
                                                                        (IN THOUSANDS)
BALANCE, JANUARY 1, 1995.............                            $(500)      (26)    $(340)                   $ 18,357
Repayment of note receivable.........                              500
Stock options granted below fair
 market value........................                                                            $(473)            473
Reclassification of Series A, B and C
 redeemable stock....................                                                                            3,121
Two-for-one stock exchange...........                                        (26)                                  (43)
Distributions on redeemable stock....
Reversal of dividends payable........                                                                              265
Conversion to Class A Common Stock...
Conversion to Class B Common Stock...
Conversion to Class C Common Stock...     1,046       $11
Shares allocated to treasury.........
Issuance of Class A Common Stock, net
 of issuance costs of $8,303.........                                                                           70,355
Exercise of common stock option and
 warrant.............................        79         1                                                           11
Conversion of Senior Series C Common
 Stock to Class B and Class C Common
 Stock...............................       671         6
Acquisition of treasury stock........                                        (18)     (438)                        438
Amortization of unearned
 compensation........................                                                               82
Conversion of Class B Common Stock to
 Class A Common Stock................
Retirement of treasury stock.........                                         52       340                        (340)
Net income...........................
Reclassification of capital
 deficiency account..................                                                                          (21,709)
                                          -----       ---        -----       ---     -----       -----        --------
BALANCE, DECEMBER 31, 1995...........     1,796        18            0       (18)     (438)       (391)         70,928
Dividends payable....................
Distributions paid...................
Issuance of Class A Common Stock, net
 of issuance cost of $7,034..........                                                                          114,457
Shareholder conversion in conjunction
 with issuance of Class A Common
 Stock...............................      (500)       (5)
Issuance of Preferred Stock, net of
 issuance cost of $4,725.............                                                                          132,774
Issuance of Class A Common Stock for
 Skyline, Bridan Tower, and Henry
 Mergers.............................                                                                           72,131
Conversion of Class B Common Stock to
 Class A Common Stock................
Exercise of common stock options.....                                                                              441
Amortization of unearned
 compensation........................                                                               94
Net income...........................
                                          -----       ---        -----       ---     -----       -----        --------
BALANCE, DECEMBER 31, 1996...........     1,296        13            0       (18)     (438)       (297)        390,731
Dividends payable....................                                                                          (25,210)
Distributions paid...................
Issuance of Class A Common Stock.....                                                                          311,213
Issuance of Preferred Stock, net of
 issuance costs of $7,750............                                                                           (7,750)
Conversion of Class B Common Stock To
 Class A Common Stock................
Exercise of common stock options.....                                                                              930
Tax benefit of stock options.........                                                                            1,297
Acquisition of treasury stock........                                         (1)      (20)
Amortization of unearned
 compensation........................                                                               95
Net loss.............................
                                          -----       ---        -----       ---     -----       -----        --------
BALANCE, DECEMBER 31, 1997...........     1,296       $13        $   0       (19)    $(458)      $(202)       $671,211
                                          =====       ===        =====       ===     =====       =====        ========


                                         CAPITAL
                                       DEFICIENCY    RETAINED
                                          UPON       EARNINGS    DIVIDENDS
                                       COMBINATION   (DEFICIT)    PAYABLE     TOTAL
                                       -----------   ---------   ---------    -----
                                                       (IN THOUSANDS)
BALANCE, JANUARY 1, 1995.............   $ (21,709)    $(1,680)   $    265    $ (5,564)
Repayment of note receivable.........                                             500
Stock options granted below fair
 market value........................
Reclassification of Series A, B and C
 redeemable stock....................                                           3,121
Two-for-one stock exchange...........
Distributions on redeemable stock....                    (815)                   (815)
Reversal of dividends payable........                                (265)
Conversion to Class A Common Stock...
Conversion to Class B Common Stock...
Conversion to Class C Common Stock...
Shares allocated to treasury.........
Issuance of Class A Common Stock, net
 of issuance costs of $8,303.........                                          70,402
Exercise of common stock option and
 warrant.............................                                              12
Conversion of Senior Series C Common
 Stock to Class B and Class C Common
 Stock...............................                                               9
Acquisition of treasury stock........
Amortization of unearned
 compensation........................                                              82
Conversion of Class B Common Stock to
 Class A Common Stock................
Retirement of treasury stock.........
Net income...........................                   8,288                   8,288
Reclassification of capital
 deficiency account..................      21,709
                                        ---------     -------    --------    --------
BALANCE, DECEMBER 31, 1995...........           0       5,793           0      76,035
Dividends payable....................                  (4,973)      4,973
Distributions paid...................                              (4,973)     (4,973)
Issuance of Class A Common Stock, net
 of issuance cost of $7,034..........                                         114,502
Shareholder conversion in conjunction
 with issuance of Class A Common
 Stock...............................
Issuance of Preferred Stock, net of
 issuance cost of $4,725.............                                         132,775
Issuance of Class A Common Stock for
 Skyline, Bridan Tower, and Henry
 Mergers.............................                                          72,153
Conversion of Class B Common Stock to
 Class A Common Stock................
Exercise of common stock options.....                                             442
Amortization of unearned
 compensation........................                                              94
Net income...........................                   5,135                   5,135
                                        ---------     -------    --------    --------
BALANCE, DECEMBER 31, 1996...........           0       5,955           0     396,163
Dividends payable....................                  (5,955)     15,613     (15,552)
Distributions paid...................                             (15,613)    (15,613)
Issuance of Class A Common Stock.....                                         311,296
Issuance of Preferred Stock, net of
 issuance costs of $7,750............                                          (7,750)
Conversion of Class B Common Stock To
 Class A Common Stock................
Exercise of common stock options.....                                             931
Tax benefit of stock options.........                                           1,297
Acquisition of treasury stock........                                             (20)
Amortization of unearned
 compensation........................                                              95
Net loss.............................                  (9,982)                 (9,982)
                                        ---------     -------    --------    --------
BALANCE, DECEMBER 31, 1997...........   $       0     $(9,982)   $      0    $660,865
                                        =========     =======    ========    ========

                See notes to Consolidated Financial Statements.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1995        1996        1997
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations....................  $   9,215   $   5,615   $  (4,087)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO CASH PROVIDED
BY OPERATING ACTIVITIES:
  Barter revenues...........................................     (4,678)     (7,989)    (13,137)
  Barter expenses...........................................      4,626       6,973      12,054
  Depreciation and amortization.............................     12,307      16,820      58,417
  Amortization of deferred financing costs..................        278         868       1,287
  Amortization of debt discount.............................                     84         100
  Amortization of debt premium..............................                               (574)
  Provision for losses on accounts receivable...............      1,387       2,930       4,484
  Provision for loss on investment note receivable..........                              6,750
  Deferred taxes............................................      3,490         831      (5,334)
  Accretion of note discount................................        (53)        (42)
  Recovery of allowance on investment note receivable.......                               (500)
  (Gain) loss on sale of station and other, net.............    (11,544)        248        (404)
  Loss on broadcasting contract.............................                              1,670
  Stock compensation........................................         82          94          95
  Change in assets and liabilities, net of effects of
    mergers and acquisitions:
  Accounts receivable.......................................     (5,993)    (27,625)    (12,277)
  Prepaid expenses and other assets.........................       (864)       (975)       (942)
  Restricted cash...........................................                               (703)
  Accounts payable and accrued expenses.....................      2,317       8,994     (13,385)
  Accrued interest..........................................       (993)      6,789       1,738
                                                              ---------   ---------   ---------
    Continuing operations...................................      9,577      13,615      35,252
  Discontinued operations...................................        147       2,044       8,056
                                                              ---------   ---------   ---------
    Cash provided by operating activities...................      9,724      15,659      43,308
                                                              ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of property, equipment and
    intangible assets.......................................     (5,926)    (15,782)    (22,664)
  Proceeds from asset and radio station sales...............     15,302       1,087      86,551
  Repayment of investment notes receivable..................      3,000       1,350       1,243
  Payments for purchase of radio stations...................    (31,013)   (312,591)   (500,824)
  Payments for investment notes receivable and related
    intangible assets.......................................    (48,597)    (56,522)       (410)
  Deposits and other long-term assets.......................     (6,649)    (20,303)      7,537
                                                              ---------   ---------   ---------
    Continuing operations...................................    (73,883)   (402,761)   (428,567)
  Discontinued operations...................................     (7,300)    (19,124)   (216,506)
                                                              ---------   ---------   ---------
    Cash used for investing activities......................    (81,183)   (421,885)   (645,073)
                                                              ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under the Credit Agreements....................    225,000     151,500     639,500
  Repayments under the Credit Agreements....................   (202,500)   (151,500)   (286,000)
  Borrowings under other obligations........................                                750
  Repayment of other obligations............................     (1,288)       (403)       (868)
  Net proceeds from debt offering--net of discount..........                173,581
  Net proceeds from stock offerings and options.............     69,882     247,474     193,165
  Additions to deferred financing costs.....................     (3,896)     (5,344)     (5,642)
  Redemption of Series C Senior Common Stock................    (14,580)
  Dividends paid............................................                 (4,973)    (15,613)
  Purchase of treasury stock................................       (438)
                                                              ---------   ---------   ---------
    Continuing operations...................................     72,180     410,335     525,292
  Discontinued operations...................................          0       2,449      82,669
                                                              ---------   ---------   ---------
    Cash provided by financing activities...................     72,180     412,784     607,961
                                                              ---------   ---------   ---------
INCREASE IN CASH AND CASH EQUIVALENTS.......................        721       6,558       6,196
CHANGE IN CASH AND CASH EQUIVALENTS INCLUDED IN DISCONTINUED
  OPERATIONS................................................        (12)     (2,361)     (2,222)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................      3,168       3,877       8,074
                                                              ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $   3,877   $   8,074   $  12,048
                                                              =========   =========   =========

                See notes to Consolidated Financial Statements.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CBS Radio, Inc. (formerly known as American Radio Systems Corporation) (collectively, "American," "ARS" or the "Company") is a national broadcasting company formed in 1993 to acquire, develop and operate radio stations and communications towers throughout the United States. As of December 31, 1997 the Company owned and/or operated approximately 100 radio stations in 21 markets and owned and/or operated approximately 760 wireless communication sites.


     On June 4, 1998 the merger of ARS and a subsidiary of CBS Corporation (the CBS Merger) was consummated. In connection with the merger, all of the shares of American Tower Systems Corporation (Tower) owned by ARS were distributed (the Distribution) to ARS common stockholders and holders of options to acquire ARS common stock and have been or will be distributed upon conversion of shares of ARS 7% Convertible Exchangeable Preferred Stock (or the debentures into which they were exchanged). As a consequence of the Distribution, Tower ceased to be a subsidiary of, or to be otherwise affiliated with, ARS and now operates as an independent publicly traded company. Consequently, the results of operations and net assets of Tower have been classified as Discontinued Operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," for all periods presented. Net revenues for discontinued operations for 1995, 1996 and 1997 totaled $0.2 million, $2.8 million and $17.1 million, respectively. The Distribution was accounted for as a non-reciprocal (non-cash) transfer to the Company's former shareholders reducing additional paid in-capital by approximately $150.0 million on the CBS Merger date.


     Pursuant to the provisions of the CBS Merger Agreement, Tower entered into an agreement (the Separation Agreement) with CBS and ARS providing for, among other things, the orderly separation of ARS and Tower, the allocation of certain tax liabilities to Tower, certain closing date adjustments relating to ARS, the lease to ARS by Tower of space on certain towers previously owned by ARS and transferred to Tower, and certain indemnification obligations (including with respect to securities law matters) of Tower. As a consequence of the CBS Merger, the Company or CBS is required to divest certain radio stations in order to comply with regulatory orders. (See Note 10).

     Basis of Presentation and Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliates, owned more than 20 percent but not in excess of 50 percent, are accounted for using the equity method, when less than a controlling interest is held.

     Revenue Recognition -- Revenues are recognized when advertisements are broadcast.

     Corporate General and Administrative Expense -- Corporate general and administrative expense consists of corporate overhead costs not specifically allocable to any of the Company's individual business properties.

     Barter Transactions -- Revenue from the stations' exchange of advertising time for goods and services is recorded as the advertising is broadcast at the fair market value of goods or services received or to be received. The value of the goods and services is charged to expense when used. Net barter receivables are included in accounts receivable.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Barter transactions were approximately as follows for the years ended
December 31 (in thousands):

                                                           1995      1996      1997
                                                          ------    ------    -------
Barter revenues.........................................  $4,678    $7,989    $13,137
Barter expenses.........................................   4,626     6,973     12,054
Net barter receivables..................................     248       811      1,457
Barter fixed asset additions............................     131        22        202
Net barter asset (liability) assumed in acquisitions....              (431)        42

     Net Local Marketing Agreement Expense -- Net local marketing agreement ("LMA") expenses consist of fees paid by or earned by American under agreements which permit an entity to program and market stations prior to their acquisition. The Company enters into such agreements prior to the consummation of many of its acquisitions or dispositions. LMA expenses for the years ended December 31, 1996 and 1997 are presented net of approximately $2,333,000 and $4,138,000, respectively, of revenue earned under such agreements with third parties.

     Concentration of Credit Risk -- The Company extends credit to customers on an unsecured basis in the normal course of business. No individual industry or industry segment is significant to the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

     Derivative Financial Instruments -- The Company uses derivative financial instruments as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high probability of being executed. Derivative financial instruments used include interest rate swap agreements and interest rate cap agreements. These instruments are matched with either fixed or variable rate debt and, when matched, are recorded on a settlement basis as an adjustment to interest expense. Premiums paid to purchase interest rate cap agreements are amortized as an adjustment of interest expense over the life of the contract. Derivative financial instruments are not held for trading purposes. (See Notes 3 and 11.)

     Impairment of Long-Lived Assets -- Recoverability of long-lived assets is determined by periodically comparing the forecasted undiscounted net cash flows of the operations to which the assets relate to the carrying amount, including associated intangible assets of such operations. Through December 31, 1997, no impairments requiring adjustment have occurred.

     Stock-Based Compensation -- Compensation related to equity grants or awards to employees is measured using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (See Note 8.)

     Income (Loss) Per Common Share -- In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, (FAS 128) "Earnings Per Share." Prior to the fourth quarter of 1997, the Company computed income (loss) per common share using the methods outlined in Accounting Principles Board Opinion No. 15, "Earnings Per Share," and its interpretations.

     Basic income (loss) per common share is computed using the weighted average number of common shares outstanding during each year. Diluted income (loss) per common share reflects the effect of the Company's outstanding options (using the treasury stock method) and assumes conversion of preferred stock except where such items would be antidilutive.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     A reconciliation of the denominator for the basic and diluted per share calculations is as follows:

                                                           1995      1996      1997
                                                          ------    ------    ------
                                                                (IN THOUSANDS)
Shares for basic computation............................  11,838    19,550    27,290
Effect of stock options.................................     747       960        --
Assumed conversion of redeemable common and preferred
  stock.................................................      --        --        --
                                                          ------    ------    ------
Shares for diluted computation..........................  12,585    20,510    27,290
                                                          ======    ======    ======

     Shares of redeemable common and preferred stock convertible into common stock have been excluded from the diluted computation as they are anti-dilutive. Had such shares been included, shares for diluted computation would have been increased by 410,000, 1,662,000 and 3,235,000 in 1995, 1996 and 1997,
respectively. In addition, because such shares are antidilutive, no adjustment has been made to reconcile from income (loss) for the basic computation to that for the diluted computation. No effect has been given to stock options in 1997 as they are antidilutive for that year. Had such options been included, shares for diluted computation would have been increased by 1,388,000.


     Property and Equipment and Intangible Assets -- Property and equipment are recorded at cost, or at estimated fair value in the case of acquired properties. Cost includes expenditures for radio properties and related assets and the net amount of interest cost associated with significant capital additions. Approximately $463,000 of interest was capitalized for the year ended December 31, 1997. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to fifteen years.


     Non-competition and consulting agreements, FCC licenses, goodwill, and various other intangibles, acquired in connection with the Company's acquisitions of the various radio stations are being amortized over their estimated useful lives, ranging from one to forty years, using the straight-line method. FCC licenses are generally amortized over a twenty-five year period and goodwill over a forty-year period. Other intangible assets consist principally of deferred financing costs, broadcast affiliation agreements, favorable studio and office space leases and costs incurred on pending acquisitions. Accumulated amortization of goodwill aggregated approximately $6,369,000 and $17,318,000 at December 31, 1996 and 1997, respectively. Accumulated amortization of FCC licenses aggregated approximately $7,628,000 and $42,876,000 at December 31, 1996 and 1997, respectively. Accumulated amortization of other intangible assets aggregated approximately $14,112,000 and $18,698,000 at December 31, 1996 and 1997, respectively.

     Property and equipment and intangible assets included approximately $108.6 million and $84.0 million of assets related to radio stations held for sale or under exchange agreements (excluding the Merger Agreement) as of December 31, 1996 and 1997, respectively. The following summary presents the results of operations (excluding depreciation and amortization, net local marketing agreement and corporate general and administrative expenses) relating to these stations that are included in the accompanying consolidated financial statements for each respective period.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                (IN THOUSANDS)
                                                               1996       1997
                                                              -------    -------
Net operating revenues......................................  $15,795    $22,271
Net operating expenses......................................   10,663     15,742

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Restricted Cash -- Restricted cash represents cash held in escrow pursuant to certain exchange agreements. Such agreements may be terminated at the Company's option, in which event such cash held in escrow is required to be utilized to reduce borrowings under the Company's credit agreement.


     Investment Notes Receivable -- In connection with certain transactions discussed in Notes 9, 10 and 14, the Company has loaned funds at varying rates of interest to certain entities which own radio stations and tower properties that the Company is obligated, or has options, to purchase. These notes have varying interest rates ranging from 6% to 12% and are collateralized by substantially all of the assets of the related radio stations.


     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. In the process of preparing its consolidated financial statements, the Company estimates the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. The primary estimates underlying the Company's financial statements include allowances for potential bad debts on accounts and notes receivable, the useful lives of its assets such as property and intangibles, fair values of financial instruments, the realizable value of its tax assets and accruals for health insurance and other matters. Management bases its estimates on certain assumptions, which they believe are reasonable in the circumstances, and while actual results could differ from those estimates, management does not believe that any change in those assumptions in the near term would have a material effect on its financial position, results of operations or liquidity.

     Income Taxes -- Deferred taxes are provided to reflect temporary differences in bases between book and tax assets and liabilities, and net operating loss carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. (See Note 6.)

     Retirement Plans -- The Company has a 401(k) plan covering substantially all employees, subject to certain minimum age and length-of-employment requirements. Under the plan, the Company matches 30% of participants' contributions up to 5% of compensation. The Company contributed approximately $225,000, $293,000 and $849,000 to the plan for the years ended December 31, 1995, 1996, and 1997, respectively.


     Recent Accounting Pronouncements -- In June 1997, the FASB issued FAS No. 130, "Reporting Comprehensive Income" (FAS 130), and FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). These pronouncements will be effective in 1998. FAS 130 establishes standards for reporting and display of comprehensive income items. Financial statement amounts will not be affected by this adoption. FAS 131 established standards for reporting information about the operating segments in its annual report and interim reports. The Company does not anticipate that the adoption of FAS 131 will have a material impact on the Company's financial information.


     In February 1998, the FASB issued SFAS No. 132 (FAS 132) "Employers' Disclosures about Pensions and Other Postretirement Benefits," which the Company will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in the Company's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption will not have any effect on reported results of operations or financial position.

     In June 1998, the FASB issued Statement No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities," which requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and if it

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) is, the type of hedge transaction. For fair-value hedge transactions in which the Company is hedging changes in an asset's, liability's or firm commitment's fair value, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. For cash flow hedge transactions, changes in the fair value of the derivative instrument will be reported in comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current period earnings. The Company currently expects to adopt FAS 133 for the year ending December 31, 1999. Management does not believe that the adoption of FAS 133 will have a material impact on its results of operations or financial position.

     Cash Flow Information -- For purposes of the statements of cash flows, the Company considers all highly liquid, short-term investments with remaining maturities of three months or less when purchased to be cash and cash equivalents.

     Cash payments for interest expense aggregated approximately $9,890,000, $14,239,000 and $55,465,000 for the years ended December 31, 1995, 1996, and
1997, respectively.

     Cash payments for income taxes aggregated approximately $1,808,000, $3,086,000 and $2,675,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

     Significant non-cash investing and financing transactions, apart from the barter transactions discussed above, are as follows:

     For the year ended December 31, 1995:

     Accrued and unpaid Common Deferred Yield Distributions on the Series C Common Stock aggregated $815,000. (See Note 7.)

     In connection with the acquisition of a radio station, the Company issued a $500,000 note to the previous owner.

     Capital lease obligations of approximately $201,000 were incurred for office furniture and equipment.

     In connection with the Company's initial public offering of its Class A Common Stock (the "Initial Public Offering"), the Company exchanged approximately 939,000 shares of Senior Series Common Stock for approximately 268,000 shares of Class B Common Stock and approximately 671,000 shares of Class C Common Stock. (See Note 8).

     The Company's obligation to repurchase the shares of the beneficiaries of a Predecessor Entity's Employee Stock Ownership Plan was canceled as a result of the Initial Public Offering and pursuant to a vote by the Board of Directors effective September 30, 1995. (See Note 7).

     For the year ended December 31, 1996:

     In connection with radio station and tower acquisitions, the Company assumed approximately $4,437,000 in liabilities and issued shares of Class A Common Stock with an agreed upon value of approximately $72,153,000. (See Note
9).

     Capital lease obligations of approximately $390,000 were incurred for office furniture and equipment. (See Note 3).

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) For the year ended December 31, 1997:

     In connection with radio station and tower acquisitions, the Company assumed approximately $227,413,000 in liabilities and issued shares of Class A Common Stock with a value of approximately $311,300,000. The Company received approximately $69,277,000 of restricted cash as consideration for disposed radio stations and approximately $42,848,000 of this restricted cash was used as consideration for radio station acquisitions. The Company also exchanged approximately $44,352,000 in investment notes as consideration towards radio station and tower acquisitions. (See Note 9).

     The Company issued 105,602 additional shares of Cumulative Exchangeable Preferred Stock as dividend payments in kind. (See Note 7).

     Capital lease obligations of approximately $40,000 were incurred for office equipment. (See Note 3).

     Reclassifications -- Certain reclassifications have been made to the prior year financial statements to conform with the 1997 presentation.

2. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31 (in thousands):

                                                               1996        1997
                                                              -------    --------
  Land and improvements.....................................  $10,754    $  9,374
  Buildings and improvements................................   21,842      43,250
  Broadcast equipment.......................................   32,607      73,564
  Office equipment, furniture, fixtures and other
     equipment..............................................    8,318      19,537
  Assets under capital lease obligations....................    1,259       1,311
  Construction in progress..................................    4,627       2,430
                                                              -------    --------
          Total.............................................   79,407     149,466
  Less accumulated depreciation and amortization............   (8,869)    (16,895)
                                                              -------    --------
  Property and equipment--net...............................  $70,538    $132,571
                                                              =======    ========

     Accumulated amortization for the assets under capital leases aggregated approximately $659,000 and $847,000 at December 31, 1996 and 1997, respectively.

3. LONG-TERM DEBT

     Outstanding amounts under the Company's long-term debt arrangements consisted of the following as of December 31 (in thousands):

                                                                1996        1997
                                                              --------    --------
Credit Agreements...........................................  $151,500    $505,000
Senior Subordinated Notes...................................   173,665     327,691
Other Obligations...........................................       972       1,287
                                                              --------    --------
Total.......................................................   326,137     833,978
Less current maturities.....................................      (444)       (340)
                                                              --------    --------
Long-term debt..............................................  $325,693    $833,638
                                                              ========    ========

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. LONG-TERM DEBT -- (CONTINUED)
     Credit Agreements -- In January 1997, the Company entered into two new credit agreements with a syndicate of banks (collectively, the "1997 Credit Agreement"), which replaced the previously existing credit agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the 1997 Credit Agreement; the following discussion, with the exception of information regarding interest rates, is based upon the terms and conditions of the 1997 Credit Agreement. Collectively, the previous credit agreement and the 1997 Credit Agreement are referred to as the Credit Agreements.

     The 1997 Credit Agreement consists of two separate lending agreements, providing for facilities consisting of a $550.0 million reducing revolver credit facility which is available through December 31, 2004, a $200.0 million revolving credit converting to a term loan facility maturing December 31, 2004, and a $150.0 million term loan facility, maturing December 31, 2004, available in connection with certain note obligations of EZ Communications; the $150.0 million facility was not needed, and has expired unused.

     Amounts outstanding under the Credit Agreements bear interest based upon a variable base rate adjusted for a margin which is determined by reference to certain financial ratios of the Company, generally related to leverage. Until such time as the Company requests that rates be fixed or capped, rates are determined, at the option of the Company, by reference to either the Eurodollar rate plus certain percentages, or an alternate base rate (as defined) plus certain percentages. The weighted average interest rates under the Credit Agreements were approximately 8.0% and 7.4% for the years ended December 31, 1996 and 1997, respectively.

     There was $74.8 million and $48.0 million available under the Credit Agreements at December 31, 1996 and 1997, respectively. In connection with the Credit Agreements, the Company is obligated to pay commitment fees based on a percentage of the unused portion of the available commitments (the fee varies depending upon which facility is affected and the Company's leverage ratio). Commitment fees paid related to the Credit Agreements were approximately $24,500, $1,113,000 and $1,111,000 in 1995, 1996 and 1997, respectively.

     The 1997 Credit Agreement contains certain financial and operational covenants and other restrictions with which the Company must comply, including, among others, limitations on certain acquisitions, additional indebtedness, capital expenditures, and payment of cash dividends and stock repurchases. In addition, restrictions are placed upon the use of borrowings under the 1997 Credit Agreement and the Company must maintain certain financial ratios, principally related to leverage. Borrowings under the 1997 Credit Agreement are collateralized by a first security interest in the capital stock of the Company's Restricted Subsidiaries (as defined in the 1997 Credit Agreement), all FCC licenses, and all financial instruments (including the station investment note receivables) and material agreements. The Company's Restricted Subsidiaries have guaranteed the obligations of the Company under the 1997 Credit Agreement.

     Senior Subordinated Notes -- In February 1996, the Company sold $175,000,000 of 9% Senior Subordinated Notes due 2006 (the "Subordinated Notes") at a discount of $1,419,000 to yield 9.125% (the Debt Offering). Proceeds to the Company, net of underwriters' discount and associated costs, were approximately $167.5 million.

     As of December 31, 1997, the Subordinated Notes aggregated approximately $173,765,000 net of an unamortized discount of approximately $1,235,000. Interest is payable semi-annually on February 1 and August 1 with the face amount of the Subordinated Notes due on February 1, 2006. The Subordinated Notes are redeemable at the option of the Company, in whole or in part at any time on or after February 1, 2001 and prior to maturity, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest, if any, to but excluding the redemption date, if redeemed during the 12-month

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. LONG-TERM DEBT -- (CONTINUED)
period beginning February 1 of the years indicated: 2001 -- 104.5%;
2002 -- 103.0%; 2003 -- 101.5%; 2004 and thereafter -- 100.0%. Notwithstanding the foregoing, at any time prior to February 1, 1999, the Company may redeem up to $58.3 million principal amount of the Subordinated Notes from the net proceeds of a public equity offering (as defined in the Subordinated Notes indenture) at a redemption price equal to 109.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date, provided that at least $116.7 million principal amount of the Subordinated Notes remain outstanding immediately after the occurrence of any such redemption. The Subordinated Notes are subordinate in right of payment to the prior payment in full of all obligations under the 1997 Credit Agreement. The Subordinated Notes contain certain covenants including, but not limited to, limitations on sales of assets, dividend payments, future indebtedness and issuance of preferred stock, and require an offer to purchase within 15 days after the occurrence of a Change of Control (as defined) the outstanding subordinated Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. A Change of Control will occur upon the consummation of the CBS Merger. Proceeds from the Debt Offering and the equity offering, discussed in Note 8, were used to repay outstanding borrowings under the Credit Agreements.

     As part of the EZ Merger, the Company assumed EZ's obligations with respect to $150.0 million principal amount of the EZ 9.75% Senior Subordinated Notes (the "9.75% Notes") and repaid all borrowings under the EZ credit facility with borrowings from the 1997 Credit Agreement. As required by the closing of the EZ Merger, the Company offered to repurchase the 9.75% Notes; such offer commenced in April 1997 and expired in May 1997, with no such notes being tendered for purchase. As of December 31, 1997, the 9.75% Notes aggregated approximately $153,926,000 net of an unamortized premium of approximately $3,926,000. Interest is payable semi-annually on June 1 and December 1 with the face amount of the Subordinated Notes due on February 1, 2006. The 9.75% Notes are redeemable at the option of the Company, in whole or in part at any time on or after December 1, 2000 at a redemption price of 104.875% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. The redemption price reduces over three years to a redemption price of 100% of the principal amount in 2003 and thereafter. Notwithstanding the foregoing, at any time prior to December 1, 1998, the Company may redeem up to $50.0 million of the original aggregate principal amount of the 9.75% Note with the net proceeds of one public offering of common stock at 109.75% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption, as long as at least $100.0 million of the original aggregate amount of the 9.75% Notes remain outstanding. The 9.75% Notes are general unsecured obligations of the Company and rank pari passu in right of payment to all obligations under the 1997 Credit Agreement. The 9.75% Notes are guaranteed by the restricted subsidiaries as described in Note 13. The 9.75% Notes contain certain covenants including, but not limited to, limitations on sales of assets, dividend payments, future indebtedness and issuance of preferred stock, and require an offer to purchase within 15 days after the occurrence of a Change of Control (as defined) the outstanding 9.75% Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase.

     Derivative Positions -- Under the terms of the Credit Agreements, the Company is required, under certain conditions, to enter into interest rate protection agreements. At December 31, 1996, ARS maintained two swap agreements with commercial banks, expiring in September 2000, under which the interest rate is fixed with respect to $35.5 million of notional principal amount at approximately 7% and 10%. At December 31, 1997, the Company maintained two swap agreements with commercial banks, one expiring in March 2000, under which the interest rate is fixed with respect to $30.8 million of notional principal amount at approximately 6.3%, and one expiring in March 2002, under which the interest rate is fixed with respect to $9.0 million of notional principal amount at approximately 6.8%. The Company maintained swap agreements

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. LONG-TERM DEBT -- (CONTINUED)
with commercial banks, expiring in September 2001, under which the interest rate is fixed with respect to $35.5 million of notional principal amount at approximately 7.2% and 10.0%. The Company maintained a swap agreement with a commercial bank, expiring in March 2002, under which the interest rate is fixed with respect to $37.0 million notional principal amount from March 2000 up to September 2001 and $72.6 million notional principal amount thereafter at approximately 6.8%. The Company also maintained a cap agreement with a commercial bank, expiring in April 2000, under which the interest rate is fixed with respect to $119.7 million of notional principal amount at approximately 9.5%. The Company intends to enter into new agreements, at least to the extent necessary to comply with the requirements of the 1997 Credit Agreement (50% of the total variable interest rate indebtedness of the Company must bear fixed interest). The Company's exposure under these agreements is limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements if the other parties fail to perform. However, the Company does not anticipate nonperformance by the counterparties. (See Note 11.)

     Other Obligations -- In connection with various acquisitions, the Company has assumed certain long-term obligations of the acquired entities. Substantially all of these obligations were repaid during 1997, with the remaining unpaid obligation payable in monthly installments through 2014. In 1997, the Company also agreed to borrow $750,000 from a lessor to fund leasehold improvements. The unsecured note is payable through 2012 and bears interest at an effective rate of 10.0%.

     Future principal payments required under the Company's long-term debt arrangements at December 31, 1997 are as follows (in thousands):

YEAR ENDING DECEMBER 31:
------------------------------------------------------------

1998........................................................    $    340
1999........................................................         152
2000........................................................         132
2001........................................................          32
2002........................................................          35
Thereafter through 2015.....................................     833,287
                                                                --------
          TOTAL.............................................    $833,978
                                                                ========

     Extraordinary Losses -- In 1995, the Company replaced its then existing credit facility, and, in connection with repayment of borrowings under that facility, recognized an extraordinary loss of $817,000, net of a tax benefit of $614,000, representing the write-off of deferred financing fees for the old facility. Following the closing of the 1997 Credit Agreement in January 1997 and repayment of amounts outstanding under the previous agreement, the Company recognized an extraordinary loss of approximately $1.6 million, net of a tax benefit of $1.0 million, representing the write-off of deferred financing fees associated with the previous agreement.

4. COMMITMENTS AND CONTINGENCIES

     Broadcast Rights -- At December 31, 1997, the Company was committed to the purchase of broadcast rights for various sports events, and other programming, including on-air talent, aggregating approximately $42,120,000. This programming is not yet available for broadcast. Expenses for broadcast rights totaled

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

$5,254,000, $7,040,000, and $8,518,000 for the years ended December 31, 1995,
1996, and 1997, respectively. As of December 31, 1997, aggregate payments related to these commitments are as follows (in thousands):


YEAR ENDING DECEMBER 31:
------------------------------------------------------------

1998........................................................    $13,822
1999........................................................     12,809
2000........................................................     10,795
2001........................................................      4,634
2002........................................................         60
                                                                -------
          TOTAL.............................................    $42,120
                                                                =======

     Leases -- The Company leases various offices, studios, and broadcast and other equipment under operating leases that expire over various terms. Most leases contain renewal options with specified increases in lease payments in the event of renewal by the Company.


     Future minimum rental payments required under non-cancelable operating leases in effect at December 31, 1997 are as follows (in thousands):


YEAR ENDING DECEMBER 31:
------------------------------------------------------------
1998........................................................    $ 6,476
1999........................................................      6,114
2000........................................................      5,596
2001........................................................      4,057
2002........................................................      3,700
Thereafter through 2041.....................................     17,807
                                                                -------
          TOTAL.............................................    $43,750
                                                                =======


     Aggregate rent expense under operating leases for the years ended December 31, 1995, 1996 and 1997 approximated $1,764,000, $3,906,000 and $7,635,000, respectively.


     Audience Rating and Other Service and Employment Contracts -- The Company has entered into various non-cancelable audience rating and other service and employment contracts that expire over the next five years. Most of these audience rating and other service agreements are subject to escalation clauses and may be renewed for successive periods ranging from one to five years on terms similar to current agreements, except for specified increases in payments. Management believes that, in the normal course of business, these contracts will be renewed or replaced by similar contracts.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     Future minimum payments required under these contracts at December 31, 1997 are as follows (in thousands):

YEAR ENDING DECEMBER 31:
------------------------------------------------------------

1998........................................................    $ 8,086
1999........................................................      6,971
2000........................................................      4,527
2001........................................................      2,298
2002........................................................      1,289
Thereafter through 2012.....................................      3,808
                                                                -------
          TOTAL.............................................    $26,979
                                                                =======

     Total expenses under these contracts for the years ended December 31, 1995, 1996 and 1997 approximated $2,426,000, $4,117,000 and $11,438,000, respectively.

     Acquisition Commitments -- See Notes 9, 10 and 14 for information with respect to station acquisition commitments.


     Litigation -- In the normal course of business, the Company is subject to certain suits and other matters. Management believes that the eventual resolution of any pending matters, either individually or in the aggregate, will not have a material effect on the Company's consolidated financial position, results of operations or liquidity.


5. RELATED-PARTY TRANSACTIONS

     An individual, who is a stockholder of the Company and was a limited partner and creditor of two of the Predecessor Entities, is a partner in a law firm which represents the Company, and certain associates of this firm serve as assistant secretaries to the Company. Legal fees and other expenses incurred for services rendered by this firm to the Company approximated $772,000, $2,038,000 and $1,585,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     An affiliate of Chase Equity Associates ("CEA"), a stockholder of the Company, is a co-syndication agent and an approximate 9% participant under prior credit agreements. A company director is also a general partner of CEA. For the years ended December 31, 1995, 1996 and 1997, the stockholder affiliate's share of interest and fees paid by the Company pursuant to the provisions of the Credit Agreements were $1,688,500, $553,000 and $2,711,000, respectively.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. INCOME TAXES

     The income tax provision (benefit) from continuing operations was comprised of the following for the years ended December 31 (in thousands):

                                                          1995      1996      1997
                                                         ------    ------    -------
CURRENT:
  Federal..............................................  $1,914    $2,775    $ 3,474
  State................................................     623       809        914
DEFERRED:
  Federal..............................................   4,023       812     (4,824)
  State................................................     343       141       (805)
Benefit from disposition of stock options (recorded to
  additional paid-in capital)..........................               244      1,297
                                                         ------    ------    -------
Income tax provision...................................  $6,903    $4,781    $    56
                                                         ======    ======    =======


     A reconciliation between the U.S. statutory rate and the effective rate from continuing operations is as follows for the years ended December 31:


                                                              1995    1996    1997
                                                              ----    ----    ----
Statutory tax rate..........................................   34%     34%    (34)%
State taxes, net of federal benefit.........................    4       6      (6)
Goodwill amortization.......................................    1       4      51
Amortization of intangibles.................................            1       1
Meals and entertainment.....................................    1       3      14
Valuation allowance.........................................                  (25)
Other -- net................................................    3      (2)
                                                               --     ---     ---
Effective tax rate -- continuing operations.................   43%     46%      1%
                                                               ==     ===     ===


     Total income taxes (benefit) for the years ended December 31 (in thousands):



                                                          1995      1996       1997
                                                         ------    -------    -------
Continuing operations..................................  $6,903    $ 4,781    $    56
Discontinued operations................................     (74)        45       (935)
Extraordinary items....................................    (614)        --     (1,013)
                                                         ------    -------    -------
Total income taxes (benefit)...........................  $6,215    $ 4,826    $(1,892)
                                                         ======    =======    =======

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. INCOME TAXES -- (CONTINUED)
     Significant components of the Company's deferred tax assets and liabilities, computed using currently enacted tax rates, are as follows at December 31 (in thousands):

                                                                1996        1997
                                                              --------    ---------
CURRENT ASSETS:
  Allowances and accruals made for financial reporting
     purposes which are currently nondeductible.............  $  3,370    $   4,013
  Net operating loss carryforward...........................                     75
  Net operating loss carryback..............................                  2,277
                                                              --------    ---------
          TOTAL CURRENT ASSETS..............................  $  3,370    $   6,365
                                                              ========    =========
LONG-TERM ITEMS:
  Assets:
     Allowances made for financial reporting purposes which
       are currently nondeductible..........................  $    277    $   2,868
     Net operating loss carryforwards.......................     1,010          717
     Valuation allowance....................................    (1,010)
  LIABILITIES:
     Property and equipment and intangible
       assets -- principally due to tax amortization methods
       for tax purposes.....................................   (33,203)    (199,195)
                                                              --------    ---------
  Net long-term deferred tax liabilities....................  $(32,926)   $(195,610)
                                                              ========    =========

     At December 31, 1997, the Company has net operating loss carryforwards available to reduce future taxable income of $2,260,000 for federal and state purposes. These loss carryforwards expire through 2009. During 1997, as a result of increases in taxable income and certain tax planning strategies, certain of these assets were realized and the entire valuation allowance of $1,010,000 was removed.

7. REDEEMABLE STOCK

     Activity related to the classes of redeemable stock for the year ended December 31, 1995 is as follows (in thousands):

                                                      SERIES C            SERIES A
                                                  -----------------   -----------------
                                                  SHARES    AMOUNT    SHARES    AMOUNT
                                                  ------    -------   ------    -------
Balance, January 1, 1995........................  1,714     $13,765     382     $ 3,432
  Reclassification against additional paid-in
     capital....................................                       (382)     (3,432)
  Distributions accrued in kind.................                815
  Distributions paid............................             (2,580)
  Conversion to Common Stock....................   (939)
  Share redemption..............................   (775)    (12,000)
                                                  -----     -------   -----     -------
Balance, December 31, 1995......................      0     $     0       0     $     0
                                                  =====     =======   =====     =======

     Senior Common Stock -- Holders of the Senior Series C Common Stock (the "Senior Common Stock") were entitled to quarterly cash distributions (the "Common Yield Distributions") equal to 10% of the stock's initial "preferred distribution amount," compounded on a daily basis.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. REDEEMABLE STOCK -- (CONTINUED)
     Series A Common Stock -- Repurchase Obligation to ESOP Stockholders -- The Company was obligated to repurchase shares of Class A Common Stock held by an employee stock ownership plan ("ESOP") of a Predecessor Entity. During 1995, the Company repurchased at fair market value approximately 18,000 shares.

     As a result of the Initial Public Offering, the Board of Directors of the Company voted effective September 30, 1995 to amend the ESOP to eliminate the right of beneficiaries to require the Company to purchase their shares. Pursuant to this amendment, the Company reclassified the long-term portion of its obligation of approximately $3.4 million to additional paid-in capital. The Board of Directors also voted effective December 31, 1995 to terminate the ESOP. During 1996, the Company applied for a favorable determination letter from the IRS with respect to termination of the plan, which was received in March 1997. The Company is in the process of terminating the ESOP. Accordingly, the ESOP has distributed approximately 315,000 shares of Class A Common Stock to participants through February 1998. Upon distribution of approximately 13,000 remaining shares, the ESOP will be terminated.

     Cumulative Exchangeable Preferred Stock -- In January 1997, the Company consummated a private offering of 2,000,000 shares of its 11 3/8% Cumulative Exchangeable Preferred Stock ("Exchangeable Preferred Stock") to a group of qualified institutional investors. The Company utilized the net proceeds, which approximated $192.1 million, to repay amounts outstanding under the 1997 Credit Agreement and to fund acquisitions. Shares of Exchangeable Preferred Stock are exchangeable, at the Company's option, in whole but not in part, on any dividend payment date commencing April 15, 1997 into the Company's 11 3/8% Subordinated Exchange Debentures due 2009 ("Exchange Debentures"). As discussed below, the Exchangeable Preferred Stock possesses mandatory redemption features and is classified as such in the Company's consolidated financial statements.

     Dividends on the Exchangeable Preferred Stock are cumulative at an annual rate of 11 3/8% (equivalent to $11.375 per share), accruing from the date of original issuance (January 30, 1997) and are payable quarterly in arrears on April 15, July 15, October 15, and January 15, commencing April 15, 1997. The Company's ability to pay dividends is restricted under the terms of the Subordinated Notes and is prohibited during the existence of a default under the Company's 1997 Credit Agreement or the Subordinated Note Indenture. The Company has the right, on or prior to January 15, 2002, to pay dividends through the issuance of additional shares of Exchangeable Preferred Stock. The Company met all tests and approximately 105,602 additional shares were issued and $5,988,000 of accrued dividends were paid through December 31, 1997.

     The Exchangeable Preferred Stock is redeemable at the option of the Company, for cash at any time after January 15, 2002, initially at 105.688% of the liquidation preference, declining ratably immediately after January 15, 2007, plus accrued and unpaid dividends at the date of the redemption. In addition, prior to January 15, 2000, the Company may, at its option, use the net cash proceeds of an offering to redeem up to 35% of the outstanding Exchangeable Preferred Stock at 111.375% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption; provided that after any such redemption, there must be at least $130.0 million aggregate liquidation preference of the Exchangeable Preferred Stock outstanding. The Company is required, subject to certain conditions, to redeem all Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price to 100% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption. Within 15 days after the occurrence of a Change in Control, the Company, will be required, subject to certain conditions, to offer to purchase all of the then outstanding shares at a price equal to 101% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption. A Change of Control will occur upon the consummation of the CBS

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. REDEEMABLE STOCK -- (CONTINUED)
Merger. During the first quarter of 1998, the Company paid the holders of the Exchangeable Preferred Stock consent fees aggregating $2.1 million in connection with certain amendments to the holders' Exchangeable Preferred Stock agreements.

8. STOCKHOLDERS' EQUITY

     Common Stock Classes -- The Class A Common Stock and Class B Common Stock entitle the holder to one and ten votes, respectively, per share. The Class C Common Stock is nonvoting.

     Convertible Exchangeable Preferred Stock Offering -- The outstanding Convertible Exchangeable Preferred Stock ("Convertible Preferred Stock") consists of 137,500 shares (2,750,000 Depositary Shares, each Depositary Share represents ownership of one-twentieth of a share of Convertible Preferred Stock). Proceeds to the Company of the sale of these shares in June 1996, net of underwriters' discount and associated costs, were approximately $132.8 million. Proceeds from the offering were used to fund acquisitions. Shares of Convertible Preferred Stock are convertible at the option of the holder at any time, unless previously redeemed or exchanged, into shares of Class A Common Stock, par value $.01 per share, of the Company at a conversion price of $42.50 per share of Class A Common Stock (equivalent to a conversion rate of 1.1765 shares of Class A Common Stock per Depositary Share), subject to adjustment in certain events.

     The Convertible Preferred Stock is redeemable, in whole or in part, at the option of the Company, for cash at any time after July 15, 1999, initially at $1,049 per share ($52.45 per Depositary Share), declining ratably immediately after July 15 of each year thereafter to a redemption price of $1,000 per share ($50 per Depositary Share) after July 15, 2006, plus in each case accrued and unpaid dividends. The Convertible Preferred Stock will be exchangeable, subject to certain conditions, at the option of the Company, in whole but not in part, on any dividend payment date commencing June 30, 1997 for the Company's 7% Convertible Subordinated Debentures due 2011 (the "Exchange Debentures") at a rate of $1,000 principal amount of Exchange Debentures for each share of Convertible Preferred Stock ($50 principal amount for each Depositary Share).

     Dividends on the Convertible Preferred Stock are cumulative at an annual rate of 7% (equivalent to $3.50 per Depositary Share), accruing from the date of original issuance (June 25, 1996) and are payable quarterly in arrears on March 31, June 30, September 30, and December 31, commencing September 30, 1996. The Company's ability to pay dividends is restricted under the terms of the Subordinated Notes (see Note 3) and is prohibited during the existence of a default under the Company's Credit Agreements or the Subordinated Notes. The Company met all tests and approximately $9,625,000 of accrued dividends had been paid through December 31, 1997.

     Common Stock Offerings -- In February 1996, the Company consummated an offering of approximately 5,515,000 shares of Class A Common Stock at an offering price of $27 per share, consisting of 4,000,000 shares initially sold by the Company, approximately 1,013,000 shares sold by selling shareholders and approximately 501,000 shares sold by the Company pursuant to the exercise of the underwriters' over-allotment option. Proceeds to the Company, net of underwriters' discount and associated costs, were approximately $114.5 million and were utilized to repay existing debt and fund acquisitions.

     In June 1995, the Company consummated an initial public offering of 5,500,000 shares of the Company's Class A Common Stock ($.01 par value) at a price of $16.50 per share. The total shares issued pursuant to the Initial Public Offering consisted of 4,270,000 shares initially sold by the Company, 730,000 shares by selling shareholders and an additional 500,000 shares sold by the Company pursuant to the underwriters' over-

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. STOCKHOLDERS' EQUITY -- (CONTINUED)
allotment option. Proceeds to the Company, net of underwriters' discount and associated costs, were approximately $70.4 million. The Company used the proceeds of a liquidation preference associated with the Company's Senior Common Stock ($14.6 million) to reduce indebtedness under the then existing credit agreement ($54.0 million) and to repay certain stockholder notes ($1.0 million). The remaining proceeds were used to fund current working capital needs.

     Capital Deficiency Upon Combination -- In connection with accounting for the Combination, the Predecessor Entities' accumulated deficits or retained earnings at formation in 1993 were carried forward into the Company in the form of a capital deficiency account. The Company has reclassified the balance of the capital deficiency upon combination against additional paid-in capital in the accompanying financial statements.

     ARS Stock Option Plan -- ARS has a stock option plan which provides for the granting of options to employees to acquire up to 3,000,000 shares of Class A and B Common Stock. Exercise prices in the case of incentive stock options are not less than the fair value of the underlying Class A Common Stock on the date of grant. Exercise prices in the case of nonqualified stock options are set at the discretion of the Board of Directors. Options vest ratably over various periods, generally five years, commencing one year from the date of grant.

     The following table summarizes option activity:

                                                                        WEIGHTED AVERAGE
                                                                        EXERCISE PRICES
                                                            OPTIONS        PER SHARE
                                                           ---------    ----------------
Outstanding as of December 31, 1994......................    892,000         $ 6.88
  Granted................................................    362,000         $12.58
  Cancelled..............................................     (4,800)        $ 6.38
  Exercised..............................................     (1,200)        $ 6.38
                                                           ---------         ------
Outstanding as of December 31, 1995......................  1,248,000         $ 8.54
  Granted/issued(1)......................................    740,500         $29.40
  Cancelled(1)...........................................   (260,600)        $ 7.11
  Exercised..............................................    (28,800)        $ 6.84
                                                           ---------         ------
Outstanding as of December 31, 1996......................  1,699,100         $14.56
  Granted/issued.........................................    593,000         $28.07
  Issued in connection with EZ Merger....................    362,239         $ 2.70
  Cancelled..............................................     (5,000)        $28.25
  Exercised..............................................    (96,261)        $ 9.67
                                                           ---------         ------
Outstanding as of December 31, 1997......................  2,553,078         $15.55
                                                           =========         ======

---------------

(1) Includes 253,000 options which were canceled and reissued at the December 31, 1996 fair market value of $27.25.

     Options exercisable:

                                                                        WEIGHTED-AVERAGE
                                                                        EXERCISE PRICES
                                                                           PER SHARE
                                                                        ----------------
December 31, 1995.................................    271,200 shares         $6.61
December 31, 1996.................................    520,800 shares         $7.58
December 31, 1997.................................  1,155,095 shares         $7.91

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. STOCKHOLDERS' EQUITY -- (CONTINUED)
     In February 1995, the Board granted options to employees to acquire 282,000 shares of Class B Common Stock with exercise prices below the fair market value at the date of grant ($11.50 per share). In addition, the Board, in June 1995, granted options to an employee to acquire 10,000 shares of Class B Common Stock at an exercise price below fair market value. Fair market value at date of grant was determined based on advice from the Company's investment banker. Unearned compensation with respect to these options aggregated $473,000 and is being amortized over the period that the options vest (five years). Amortization aggregating $82,000, $94,000 and $94,000 was recorded for the years ended December 31, 1995, 1996 and 1997, respectively.

     The following table sets forth information regarding ARS options outstanding at December 31, 1997:

                                                                                          WEIGHTED-AVERAGE
                     RANGE OF        NUMBER      WEIGHTED-AVERAGE                        EXERCISE PRICE FOR
       NUMBER     EXERCISE PRICE    CURRENTLY     EXERCISE PRICE     WEIGHTED-AVERAGE         CURRENTLY
     OF OPTIONS     PER SHARE      EXERCISABLE       PER SHARE        REMAINING LIFE         EXERCISABLE
     ----------   --------------   -----------   -----------------   -----------------   -------------------
       504,916            $ 6.38      403,933         $ 6.38                1.0                $ 6.38
       315,200     $ 6.38- 9.90       189,120         $ 7.80                1.6                $ 7.80
       350,600     $ 9.88-23.75       140,240         $12.66                2.2                $12.66
       465,700     $25.00-39.13        93,140         $26.16                3.5                $26.16
       916,662     $ 1.39-38.81       328,662         $18.98                4.2                $ 2.73
     ---------     ------------     ---------         ------                ---                ------
     2,553,078     $ 1.39-39.13     1,155,095         $15.55                2.8                $ 7.91
     =========     ============     =========         ======                ===                ======

     Pro Forma Disclosure -- As described in Note 1, the Company uses the intrinsic value method to measure compensation expense associated with grants of stock options or awards to employees. Had the Company used the fair value method to measure compensation for grants under all plans made in 1995, 1996 and 1997, reported basic income (loss) applicable to common stockholders and income (loss) per share would have been $7,257,000 or $0.61 per share in 1995, $(858,000) or $(0.04) per share in 1996, and $(44,272) or $(1.62) per share in 1997. Diluted income per share for 1995 would have been $.58 per share.

     The "fair value" of each option grant is estimated on the date of grant using the Black/Scholes option pricing model. Key assumptions used to apply this pricing model are as follows:

                                                              1995 AND 1996     1997
                                                              -------------    -------
Approximate risk-free interest rate.........................         6.0%          6.0%
Expected life of option grants..............................     5 years       5 years
Expected volatility of underlying stock.....................        35.0%         40.0%

     The estimated weighted-average fair value of option grants made during 1995, 1996 and 1997 was $5.47, $11.88 and $7.32, respectively, per option.

     Reserved Shares -- The Company has reserved 1,400,000 shares of Class A Common Stock and 1,600,000 shares of Class B Common Stock for issuance under ARS' stock option plan (the "Plan").

9. ACQUISITIONS AND DISPOSITIONS

     General: The following acquisitions have been accounted for by the purchase method of accounting, and, accordingly, the operating results of the acquired entities, to the extent that a local marketing agreement LMA did not exist, have been included in consolidated operating results since the date of acquisition. Stations

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED) obtained by exchange of similar properties are recorded at the carrying value of the station given as consideration. The purchase price has been allocated to the assets acquired, principally intangible assets, and the liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. The financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for certain acquisitions have not yet been finalized. The Company does not expect the final appraisals will have a material effect on the financial position, results of operations or liquidity of the Company.

  1997 STATION ACQUISITIONS AND DISPOSITIONS:

     EZ Merger: On April 4, 1997, the Company consummated the merger of EZ into the Company (the "EZ Merger"). Pursuant to the EZ Merger, the Company acquired eighteen FM and six AM stations in eight markets: Seattle, St. Louis, Pittsburgh, Sacramento, Charlotte, Kansas City, New Orleans and Philadelphia, assumed approximately $222.4 million of long-term debt (of which approximately $72.7 was paid at closing), paid approximately $108.9 million in cash and issued approximately 8,344,000 shares of Class A Common Stock to the EZ stockholders valued at approximately $310.8 million (excluding approximately 362,000 shares of common stock reserved for options held by former employees of EZ valued at approximately $12.5 million). The aggregate purchase price was approximately $830.0 million, including goodwill, approximately $7.0 million in transaction costs, and assumed liabilities (including deferred income taxes) of approximately $428.0 million. The EZ Merger has been accounted for using an effective closing date of April 1, 1997, as the difference between the actual and effective closing date on the results of operations, liquidity and financial position was not material.

     As part of the EZ Merger, the Company assumed EZ's obligations with respect to $150.0 million principal amount of the EZ 9.75% Senior Subordinated Notes (the 9.75% Notes) and repaid all borrowings under the EZ credit facility with borrowings from the 1997 Credit Agreement. (See Note 3).

     Austin: In March 1997, the Company acquired KAMX-FM, KKMJ-FM, and KJCE-AM for approximately $28.7 million.

     Baltimore: In February 1997, the Company acquired WWMX-FM and WOCT-FM for approximately $90.0 million.

     Boston/Worcester: In January 1997, the Company acquired WAAF-FM and WWTM-AM for approximately $24.8 million. The Company began programming and marketing the station pursuant to an LMA in August 1996.

     In July 1997, the Company acquired WNFT-AM for approximately $4.5 million. The Company began programming and marketing the station pursuant to an LMA agreement in June 1997.

     Charlotte and Pittsburgh: In May 1997, the Company, as successor to EZ, consummated an asset exchange agreement pursuant to which the Company exchanged WIOQ-FM and WUSL-FM in Philadelphia for WRFX-FM, WPEG-FM, WBAV-FM, WGIV-AM (formerly WBAV-AM) and WFNZ-AM serving Charlotte, and also consummated an asset purchase agreement to acquire WNKS-FM serving Charlotte for approximately $10.0 million.

     In February 1997, EZ and the seller entered into a consent decree with the U.S. Justice Department (the "Charlotte Consent Decree"). Pursuant to the Charlotte Consent Decree, and in compliance with the FCC's multiple ownership rules, EZ agreed to dispose of WRFX-FM, which was transferred to an independent and

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED) insulated trustee upon consummation of the exchange. In August 1997, the Company consummated an asset exchange agreement pursuant to which it exchanged WRFX-FM for WDSY-FM, serving Pittsburgh, and $20.0 million.

     Cincinnati: In January 1997, the Company merged with an unaffiliated corporation pursuant to which it became a party to an agreement to acquire WGRR-FM, for approximately $30.5 million. Pursuant to such merger, the Company issued 18,341 shares of Class A Common Stock valued at approximately $0.5 million. In May 1997, the Company consummated the acquisition of WGRR-FM.

     Cincinnati and Rochester: In February 1997, the Company acquired WVOR-FM, WPXY-FM, WHAM-AM and WHTK-AM for approximately $31.5 million including working capital. In April 1997, the Company exchanged WVOR-FM, WHAM-AM and WHTK-AM serving Rochester, together with $16.0 million, for WKRQ-FM serving Cincinnati.

     Dayton: In February 1997, the Company acquired WXEG-FM for approximately $3.6 million and acquired WLQT-FM and WBBT-FM (formerly WDOL-FM) for approximately $12.0 million.

     Detroit, Philadelphia, Sacramento: In February 1997, the Company exchanged WFLN-FM in Philadelphia for KSFM-FM and KMJI-AM serving Sacramento and sold WQRS-FM in Detroit for approximately $20.0 million. The net assets were classified as net assets under exchange agreement as of December 31, 1996. See Sacramento below.

     Fresno: In April 1997, the Company acquired KOOR-AM (formerly KOQO-AM) and KOQO-FM for approximately $6.0 million.

     Hartford: In November 1997, the Company acquired for a nominal amount the New England Weather Service, based in Hartford, Connecticut pursuant to the exercise of an option which the Company acquired for $1.0 million, in connection with its acquisition of WTIC-AM and WTIC-FM in May 1996.

     Lebanon: In October 1997, the Company acquired WYLX-FM (formerly WMMA-FM) serving the Lebanon, Ohio market for approximately $3.0 million.

     Omaha: In May 1997, the Company sold the assets of KGOR-FM, KFAB-AM and Business Music Service Inc. for approximately $38.0 million.

     Palm Springs: In December 1997, the Company acquired KEZN-FM for approximately $5.1 million. The Company began programming and marketing the station pursuant to an LMA agreement in October 1997.

     Portsmouth: In September 1997, the Company acquired WQSO-FM (formerly WSRI-FM), WZNN-AM, WMYF-AM and WEZR-FM for approximately $6.0 million. The Company began programming and marketing the stations pursuant to an LMA agreement in July 1997.

     Rochester: In April 1997, the Company acquired WZNE-FM (formerly WAQB-FM), a newly authorized Class A FM station for approximately $3.5 million.

     In July 1997, the Company sold the assets of WCMF-AM for approximately $0.7 million.

     Sacramento: In March 1997, the Company acquired KXOA-FM, KQPT-AM (formerly KXOA-AM) and KZZO-FM (formerly KQPT-FM) for approximately $50.0 million. Prior to the consummation of the acquisition, in October 1996, the Company entered into an agreement to sell KXOA-FM for approximately $27.5 million. After the expiration of the HSR Act waiting period, the other party to the agreement began

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED) programming and marketing KXOA-FM pursuant to an LMA in January 1997. As a condition to consummation of the EZ merger, KXOA-FM was transferred to an independent and insulated trustee (under a trust for the benefit of the Company) and was held by the trustee subject to sale pursuant to the foregoing agreement. In June 1997, the trustee sold KXOA-FM to the ultimate purchaser.

     In April 1997, the Company sold KMJI-AM for approximately $1.5 million.

     Sacramento and West Palm Beach: In March 1997, the Company consummated an agreement to exchange KSTE-AM in Sacramento and $33.0 million in cash for WEAT-FM, WEAT-AM and WOLL-FM serving West Palm Beach.

     San Jose: In February 1997, the Company acquired KBRG-FM (formerly KBAY-FM) and KKSJ-AM for approximately $31.0 million.

     In September 1997, the Company sold the assets of KKSJ-AM for approximately $3.2 million. The acquirer began programming and marketing the stations pursuant to an LMA agreement in June 1997.

     Seattle and New Orleans: In April 1997, the Company exchanged WEZB-FM, WRNO-FM and WBYU-AM, serving New Orleans, and $7.5 million for KBKS-FM (formerly KCIN-FM) and KRPM-AM serving Seattle.

     In June 1997, the Company sold the assets of KMPS-AM for approximately $1.8 million.

     St. Louis: In July 1997, the Company sold the assets of KTRS-AM (formerly KSD-AM) for approximately $10.0 million.

     West Palm Beach: In October 1997, the Company sold the assets of WKGR-FM, WOLL-FM, and WBZT-AM for approximately $29.0 million in cash and a tower site which was transferred to the Tower Subsidiary.

  1996 STATION ACQUISITIONS AND DISPOSITIONS:

     Baltimore: In October 1996, the Company acquired the assets of WBGR-AM for approximately $2.8 million.

     Buffalo: In August 1996, the Company acquired the assets of WSJZ-FM for approximately $12.5 million. The Company had been programming and marketing the station pursuant to an LMA beginning in April 1996.

     Fresno: In December 1996, the Company acquired the assets of KNAX-FM and KVSR-FM (formerly KRBT-FM) for approximately $11.0 million. The Company had been programming and marketing the stations pursuant to an LMA beginning in August 1996.

     Fresno, Omaha, Portland and Sacramento: In July 1996, the Company consummated the merger of Henry Broadcasting Company ("HBC"). Pursuant thereto, the Company acquired KUFO-FM and KUPL-AM (formerly KBBT-AM) in Portland, Oregon, KYMX-FM and KCTC-AM in Sacramento, California KGOR-FM and KFAB-AM in Omaha, and KSKS-FM, KKDJ-FM, and KMJ-AM in Fresno, California, for an aggregate purchase price of approximately $110.4 million. As part of a related transaction with the principal stockholder of HBC, the Company acquired certain real estate used in the business of HBC for approximately $2.0 million in cash and obtained a five-year option to acquire certain other real estate for a purchase price of approximately $1.0 million.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)
     Hartford: In May 1996, the Company acquired WTIC-AM and WTIC-FM for approximately $39.0 million, including approximately $1.1 million of working capital. The Company also paid $1.0 million for a two-year option to purchase for $1.00 the New England Weather Service which was purchased in 1997.

     In December 1996, the Company sold WNEZ-AM serving New Britain, Connecticut for approximately $710,000, and a loss of approximately $140,000 was recorded upon disposition.

     Las Vegas: In October 1996, the Company acquired KMZQ-FM and KXTE-FM (formerly KFBI-FM) for approximately $28.0 million. The Company had been programming and marketing the stations pursuant to an LMA beginning in May 1996. As part of such transaction, the Company paid an additional $0.2 million to acquire the seller's right (and obligation) to purchase KXNT-AM (formerly KVEG-AM) for approximately $1.9 million which purchase, as noted below, was consummated in September 1996.

     In September 1996, the Company acquired the assets of KXNT-AM for approximately $1.9 million. The Company had been programming and marketing the station pursuant to an LMA beginning in May 1996.

     In July 1996, the Company acquired the assets of KMXB-FM (formerly KJMZ-FM) for approximately $8.0 million. The Company had been programming and marketing the station pursuant to an LMA beginning in May 1996.

     In July 1996, the Company acquired the assets of KLUC-FM and KXNO-AM for approximately $11.0 million.

     Philadelphia and Detroit: In May 1996, the Company consummated the transactions contemplated by a merger agreement with Marlin Broadcasting, Inc. ("Marlin"). The Company acquired WFLN-FM in Philadelphia, Pennsylvania, WQRS-FM in Detroit, Michigan and WTMI-FM in Miami, Florida for an aggregate purchase price of approximately $58.5 million, together with the assumption of approximately $9.0 million of long-term debt which was paid in full at closing. The principal stockholder of Marlin immediately thereafter acquired WTMI-FM from the Company for approximately $18.0 million in cash. Proceeds from the sale of WTMI-FM were held in an escrow account pursuant to a like-kind exchange agreement and were utilized to partially fund the Portland and San Jose transaction discussed below. The Company retained certain Philadelphia real estate and tower assets valued at approximately $1.5 million. In June 1996, the Company entered into an agreement with an unaffiliated party pursuant to which it exchanged the assets of the Philadelphia station for two stations in Sacramento and sold the Detroit station for approximately $20.0 million in cash. This party began programming the Philadelphia and Detroit stations under an LMA beginning in June 1996. The net assets and liabilities of the Detroit and Philadelphia stations included in this exchange agreement were carried on the consolidated balance sheet as of December 31, 1996 as net assets held under exchange agreement.

     Portland: In July 1996, the Company acquired the assets of KBBT-FM (formerly KDBX-FM) for approximately $14.0 million.

     Portland and San Jose: In August 1996, the Company acquired the assets of KUPL-FM and KKJZ-FM in Portland, Oregon and KSJO-FM and KBAY-FM (formerly KUFX-FM) in San Jose, California for approximately $103.0 million.

     Sacramento: In September 1996, the Company acquired the assets of KRRE-FM (formerly KSSJ-FM) for approximately $14.0 million. The Company had been programming and marketing the station pursuant to an LMA beginning in July 1996.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)
     In July 1996, the Company acquired the assets of KSTE-AM serving Rancho Cordova, California for approximately $7.25 million. The Company began programming and marketing the station pursuant to an LMA beginning in April 1996.

  UNAUDITED PRO FORMA INFORMATION:

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions that occurred in 1996 and 1997, respectively, had occurred as of January 1, 1996 and 1997 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on any debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1996 and 1997 or of results which may occur in the future.

                                                                     UNAUDITED
                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                  PER SHARE DATA)
Net revenues................................................   $313,115      $389,184
Loss from continuing operations.............................    (18,388)      (13,024)
Loss from continuing operations applicable to common
  stockholders..............................................    (23,841)      (50,083)
Basic loss per common share -- continuing operations........   $  (0.82)     $  (1.70)

10. PENDING TRANSACTIONS

     Boston and Tampa: In August 1998, the Company entered into a sales agreement to sell WEEI-AM, WRKO-AM, WAAF-FM, WWTM-AM and WEGQ-FM for approximately $140.0 million. Concurrently, the Company entered into an agreement to purchase WYUU-FM and WLLD-FM in Tampa for approximately $75.0 million. Subject to receipt of regulatory approval, these transactions are expected to be consummated in late 1998.

     Boston: In October, 1998 the Company entered into an agreement to sell WNFT-AM for approximately $5.0 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the first quarter of 1999.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein. (See Note 1.)

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash, cash equivalents, accounts receivable, accounts payable, accrued expenses and other short-term obligations -- These carrying amounts approximate fair value because of the short-term nature of these financial instruments.


     Notes receivable -- The fair value of notes receivable is estimated based on discounted cash flows using current interest rates at which similar loans to borrowers with similar credit ratings would be made or if the loan is collateral dependent, management's estimate of the fair value of the collateral. The carrying amount of these notes aggregated $69,920,000 and $26,112,000 at December 31, 1996 and 1997, respectively, and approximated their fair value.


     Deposits on station purchases -- The fair value is not practicable to estimate.

     Long-term debt -- The fair values of long-term debt are estimated based on current market rates and instruments with the same risk and maturities. The fair value of long-term debt approximated the carrying value at December 31, 1996 and 1997.

     Interest rate protection agreements -- The fair values of these agreements are obtained from dealer quotes. These values represent the estimated amount the Company would receive or pay to terminate the agreements taking into consideration the current interest rates. The Company would expect to pay the fair value of these agreements of approximately $1.5 million and $2.6 million as of December 31, 1996 and 1997, respectively. (See Note 3.)

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                    FIRST      SECOND      THIRD       FOURTH
                                                   QUARTER    QUARTER     QUARTER     QUARTER
                                                   -------    --------    --------    --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
Net revenues.....................................  $52,952    $ 98,190    $101,759    $104,119
Operating income.................................    2,176      18,391      15,751      19,767
Income (loss) from continuing operations.........   (2,667)      2,763         284      (4,467)
Net income (loss) before dividends...............   (4,364)      2,421        (324)     (7,715)
Basic and diluted loss per share before
  extraordinary losses(1)(2).....................  $  (.42)   $   (.20)   $   (.30)   $   (.52)
1996
Net revenues.....................................  $23,041    $ 37,231    $ 51,754    $ 63,166
Operating income.................................    1,882       6,862       7,403      11,170
Income (loss) from continuing operations.........     (406)      2,274       1,048       2,699
Net income (loss) before dividends...............     (456)      2,210         934       2,447
Basic income (loss) per share(1)(2)..............  $  (.03)   $    .11    $   (.07)   $    .00
Diluted income (loss) per share(1)(2)............  $  (.03)   $    .10    $   (.07)   $    .00

---------------

(1) The sum of the quarter's earnings per share does not equal the year-to-date earnings per share due to changes in average share calculations. (See Note
    1).

(2) Income (loss) per share has been retroactively restated to conform to FAS No. 128. (See Note 1.)

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUBSIDIARY GUARANTEES

     The Company's payment obligations under the 9.00% Senior Subordinated Notes ("9.00% Notes") and the 9.75% Notes are fully and unconditionally guaranteed on a joint and several basis (collectively, the "Subsidiary Guarantees"), on a senior basis (in the case of the 9.75% Notes) and a senior subordinated basis (in the case of the 9.00% Notes) by all of its present and any future Restricted Subsidiaries (collectively, "Restricted Guarantors"). The Restricted Subsidiaries have also unconditionally guaranteed, and any future Restricted Subsidiaries will be required to guarantee, on a joint and several basis (collectively, the "Senior Subsidiary Guarantees"), all obligations of the Company under the 1997 Credit Agreement. The Tower Subsidiary has not guaranteed obligations under the Credit Agreements or either series of the Senior Subordinated Notes.

     The 9.00% Notes and the Subsidiary Guarantees are subordinated to all Senior Debt (as defined) of the Company including indebtedness under the 1997 Credit Agreement and the Senior Subsidiary Guarantees and 9.75% Notes related guarantees. The indenture governing each series of the Senior Subordinated Notes contains limitations on the amount of indebtedness (including Senior Debt) which the Company may incur.

     With the intent that the Subsidiary Guarantees not constitute fraudulent transfers or conveyances under applicable state or federal law, the obligation of each guarantor under its Subsidiary Guarantee is also limited to the maximum amount as will, after giving effect to any rights to contribution of such guarantor pursuant to any agreement providing for an equitable contribution among such guarantor and other affiliates of the Company of payments made by guarantees by such parties, result in the obligations of such guarantor in respect of such maximum amount not constituting a fraudulent conveyance.

     The following condensed consolidating financial data illustrates the composition of the combined guarantors. The Company believes that separate complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the guarantors. No single guarantor has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in the event of default on the Subsidiary Guarantee, other than in the case of the 9.00% Notes or its subordination to Senior Debt described above.

     Investments in subsidiaries are accounted for by the parent on the equity method for purposes of the unaudited supplemental consolidating presentation. Earnings (losses) of subsidiaries are therefore reflected in the parent's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

     For purposes of FAS No. 14, "Financial Reporting for Segments of a Business Enterprise," the Company's radio segment consists of the Parent, its Divisions and the Guarantor Subsidiaries. The Company's tower segment consists of the Non-Guarantor Subsidiary.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUBSIDIARY GUARANTEES -- (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1997


                                 PARENT AND      GUARANTOR     NON-GUARANTOR                  CONSOLIDATED
                                ITS DIVISIONS   SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS      TOTALS
                                -------------   ------------   -------------   ------------   ------------
                                                          (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash
     equivalents.............    $   10,470      $    1,578                                    $   12,048
  Accounts receivable, net...        52,130          35,099                                        87,229
  Prepaid expenses and other
     assets..................         5,615             998                                         6,613
  Deferred income taxes......         4,006           2,359                                         6,365
                                 ----------      ----------      --------      -----------     ----------
          Total current
            assets...........        72,221          40,034                                       112,255
                                 ----------      ----------      --------      -----------     ----------
PROPERTY AND EQUIPMENT,
  NET........................        86,054          46,517                                       132,571
                                 ----------      ----------      --------      -----------     ----------
OTHER ASSETS:
  Restricted cash............        22,141                                                        22,141
  Investment in and advances
     to subsidiaries.........     1,164,380                                    $(1,164,380)             0
  Investment notes
     receivable..............        25,497             615                                        26,112
  Goodwill -- net............       333,002          20,895                                       353,897
  FCC licenses -- net........             1       1,112,272                                     1,112,273
  Other intangible
     assets -- net...........        28,301           2,159                                        30,460
  Deposits and other
     long-term assets........         9,140                                                         9,140
  Net assets of discontinued
     operations..............                                    $153,207                         153,207
                                 ----------      ----------      --------      -----------     ----------
          Total other
            assets...........     1,582,462       1,135,941       153,207       (1,164,380)     1,707,230
                                 ----------      ----------      --------      -----------     ----------
TOTAL........................    $1,740,737      $1,222,492      $153,207      $(1,164,380)    $1,952,056
                                 ==========      ==========      ========      ===========     ==========

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUBSIDIARY GUARANTEES -- (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1997


                             PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                            ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                            -------------    ------------    -------------    ------------    ------------
                                                        (DOLLARS IN THOUSANDS)
LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of
     long-term debt.......  $         340                                                      $      340
  Accounts payable and
     accrued expenses.....         11,729    $     25,403                                          37,132
                            -------------    ------------      --------       ------------     ----------
          Total current
            liabilities...         12,069          25,403                                          37,472
                            -------------    ------------      --------       ------------     ----------
NONCURRENT LIABILITIES:
  Deferred income taxes...          9,740         185,870                                         195,610
  Other long-term
     liabilities..........          8,875              46                                           8,921
  Long-term debt..........        833,638                                                         833,638
                            -------------    ------------      --------       ------------     ----------
          Total noncurrent
            liabilities...        852,253         185,916                                       1,038,169
                            -------------    ------------      --------       ------------     ----------
REDEEMABLE PREFERRED
  STOCK...................        215,550                                                         215,550
                            -------------    ------------      --------       ------------     ----------
STOCKHOLDERS' EQUITY:
  Preferred stock.........              1                                                               1
  Common stock............            295                      $    356       $       (356)           295
  Additional paid-in
     capital..............        671,211       1,002,769       155,711         (1,158,480)       671,211
  Unearned compensation...           (202)                                                           (202)
  Retained earnings
     (accumulated
     deficit).............         (9,982)          8,404        (2,860)            (5,544)        (9,982)
  Treasury stock..........           (458)                                                           (458)
                            -------------    ------------      --------       ------------     ----------
          Total
            stockholders'
            equity........        660,865       1,011,173       153,207         (1,164,380)       660,865
                            -------------    ------------      --------       ------------     ----------
TOTAL.....................  $   1,740,737    $  1,222,492      $153,207       $ (1,164,380)    $1,952,056
                            =============    ============      ========       ============     ==========

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUBSIDIARY GUARANTEES -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                    PARENT AND
                                       ITS        GUARANTOR     NON-GUARANTOR                  CONSOLIDATED
                                    DIVISIONS    SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS      TOTALS
                                    ----------   ------------   -------------   ------------   ------------
                                                            (DOLLARS IN THOUSANDS)
Net revenues.....................    $231,438      $125,582                                      $357,020
License fees charged to Parent...     (17,320)       17,320                                             0
                                     --------      --------        -------        -------        --------
          TOTAL NET REVENUES.....     214,118       142,902                                       357,020
OPERATING EXPENSES:
  Operating expenses excluding
     depreciation and
     amortization, net local
     marketing agreement and
     corporate general and
     administrative expenses.....     156,524        75,473                                       231,997
  Net local marketing agreement
     expenses....................       1,590           724                                         2,314
  Depreciation and
     amortization................      17,924        40,493                                        58,417
  Corporate general and
     administrative..............       8,207                                                       8,207
                                     --------      --------        -------        -------        --------
OPERATING INCOME.................      29,873        26,212                                        56,085
OTHER INCOME (EXPENSE):
  Interest expense...............     (56,710)                                                    (56,710)
  Interest income and other,
     net.........................       2,114                                                       2,114
  Losses on sale of assets and
     other, net..................      (5,519)           (1)                                       (5,520)
  Equity in income of
     subsidiaries................       7,796                                     $(7,796)              0
                                     --------      --------        -------        -------        --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME
  TAXES..........................     (22,446)       26,211                        (7,796)         (4,031)
INCOME TAX (PROVISION) BENEFIT...      18,359       (18,415)                                          (56)
                                     --------      --------        -------        -------        --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS.....................      (4,087)        7,796                        (7,796)         (4,087)
LOSS FROM DISCONTINUED
  OPERATIONS.....................      (4,256)                     $(2,270)         2,270          (4,256)
EXTRAORDINARY LOSS ON
  EXTINGUISHMENT OF DEBT -- NET
  OF TAX BENEFIT.................      (1,639)                                                     (1,639)
                                     --------      --------        -------        -------        --------
NET INCOME (LOSS)................    $ (9,982)     $  7,796        $(2,270)       $(5,526)       $ (9,982)
                                     ========      ========        =======        =======        ========

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUBSIDIARY GUARANTEES -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                   PARENT AND       GUARANTOR      NON-GUARANTOR    CONSOLIDATED
                                                  ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY         TOTALS
                                                  -------------    ------------    -------------    ------------
                                                                      (DOLLARS IN THOUSANDS)
CASH FLOWS PROVIDED BY (USED FOR) OPERATING
  ACTIVITIES:
  Continuing operations.........................    $(11,678)        $46,930                         $  35,252
  Discontinued operations.......................      (1,579)                        $   9,635           8,056
                                                    --------         -------         ---------       ---------
Cash flows provided by (used for) operating
  activities....................................     (13,257)         46,930             9,635          43,308
                                                    --------         -------         ---------       ---------
INVESTING ACTIVITIES:
  Payments for purchase of property, equipment
    and intangible assets.......................     (22,664)                                          (22,664)
  Proceeds from asset and radio station sales...      86,551                                            86,551
  Repayment of investment note receivables......       1,243                                             1,243
  Payments for purchase of radio stations.......    (500,824)                                         (500,824)
  Payments for investment notes receivable and
    related intangible assets...................        (410)                                             (410)
  Deposits and other long-term assets...........       7,537                                             7,537
                                                    --------         -------         ---------       ---------
  Continuing operations.........................    (428,567)                                         (428,567)
  Discontinued operations.......................           0                          (216,506)       (216,506)
                                                    --------         -------         ---------       ---------
  Cash flows used for investing activities......    (428,567)                         (216,506)       (645,073)
                                                    --------         -------         ---------       ---------
FINANCING ACTIVITIES:
  Borrowings under the Credit Agreements........     639,500                                           639,500
  Repayments under the Credit Agreements........    (286,000)                                         (286,000)
  Borrowing under other obligations.............         750                                               750
  Repayments under other obligations............        (868)                                             (868)
  Additions to deferred financing costs.........      (5,642)                                           (5,642)
  Dividends paid................................     (15,613)                                          (15,613)
  Net proceeds from equity offerings and
    options.....................................     193,165                                           193,165
  Investment in and advances to subsidiaries....      45,352         (45,352)
                                                    --------         -------         ---------       ---------
  Continuing operations.........................     570,644         (45,352)                          525,292
  Discontinued operations.......................    (126,424)                          209,093          82,669
                                                    --------         -------         ---------       ---------
  Cash flows from (used for) financing
    activities..................................     444,220         (45,352)          209,093         607,961
                                                    --------         -------         ---------       ---------
  INCREASE IN CASH AND CASH EQUIVALENTS.........       2,396           1,578             2,222           6,196
  CHANGE IN CASH AND CASH EQUIVALENTS INCLUDED
    IN DISCONTINUED OPERATIONS..................                                        (2,222)         (2,222)
  CASH AND CASH EQUIVALENTS, BEGINNING OF
    YEAR........................................       8,074                                             8,074
                                                    --------         -------         ---------       ---------
  CASH AND CASH EQUIVALENTS, END OF YEAR........    $ 10,470         $ 1,578         $       0       $  12,048
                                                    ========         =======         =========       =========

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUBSIDIARY GUARANTEES -- (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1996

                                PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                               ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                               -------------    ------------    -------------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash
     equivalents.............    $  8,074                                                          $  8,074
  Accounts receivable, net...      49,565         $  2,095                                           51,660
  Prepaid expenses and other
     assets..................       3,509               14                                            3,523
  Deferred income taxes......       3,202              168                                            3,370
                                 --------         --------         -------        ---------        --------
          Total current
            assets...........      64,350            2,277                                           66,627
                                 --------         --------         -------        ---------        --------
PROPERTY AND EQUIPMENT,
  NET........................      67,267            3,271                                           70,538
                                 --------         --------         -------        ---------        --------
OTHER ASSETS:
  Investment in and advances
     to subsidiaries.........     314,983                                         $(314,983)              0
  Investment notes
     receivable..............      69,920                                                            69,920
  Goodwill -- net............     201,208           20,457                                          221,665
  FCC licenses -- net........                      233,558                                          233,558
  Other intangible
     assets -- net...........      23,419              327                                           23,746
  Deposits and other
     long-term assets........      25,589               48                                           25,637
  Net assets held under
     exchange agreement......                       47,495                                           47,495
  Net assets of discontinued
     operations..............                                      $29,727                           29,727
                                 --------         --------         -------        ---------        --------
          Total other
            assets...........     635,119          301,885          29,727         (314,983)        651,748
                                 --------         --------         -------        ---------        --------
TOTAL........................    $766,736         $307,433         $29,727        $(314,983)       $788,913
                                 ========         ========         =======        =========        ========

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUBSIDIARY GUARANTEES -- (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1996

                                PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                               ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                               -------------    ------------    -------------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-
     term debt...............    $    444                          $                               $    444
  Accounts payable and
     accrued expenses........      31,087         $    656                                           31,743
                                 --------         --------         -------        ---------        --------
          Total current
            liabilities......      31,531              656                                           32,187
                                 --------         --------         -------        ---------        --------
NONCURRENT LIABILITIES:
  Deferred income taxes......      11,405           21,521                                           32,926
  Other long-term
     liabilities.............       1,944                                                             1,944
  Long-term debt.............     325,693                                                           325,693
                                 --------         --------         -------        ---------        --------
          Total noncurrent
            liabilities......     339,042           21,521                                          360,563
                                 --------         --------         -------        ---------        --------
STOCKHOLDERS' EQUITY:
  Preferred stock............           1                                                                 1
  Common stock...............         211                              500        $    (500)            211
  Additional paid-in
     capital.................     390,731          284,649          29,817         (314,466)        390,731
  Unearned compensation......        (297)                                                             (297)
  Retained earnings..........       5,955              607            (590)             (17)          5,955
  Treasury stock.............        (438)                                                             (438)
                                 --------         --------         -------        ---------        --------
          Total stockholders'
            equity...........     396,163          285,256          29,727         (314,983)        396,163
                                 --------         --------         -------        ---------        --------
TOTAL........................    $766,736         $307,433         $29,727        $(314,983)       $788,913
                                 ========         ========         =======        =========        ========

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUBSIDIARY GUARANTEES -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                               ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                               -------------    ------------    -------------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
Net revenues.................    $170,940          $4,252                                          $175,192
License fees charged to
  Parent.....................      (7,655)          7,655
                                 --------          ------          ------           -----          --------
TOTAL NET REVENUES...........     163,285          11,907                                           175,192
OPERATING EXPENSES:
  Operating expenses
     excluding depreciation
     and amortization, net
     local marketing
     agreement and corporate
     general and
     administrative
     expenses................     115,219           2,662                                           117,881
  Net local marketing
     agreement expenses......      10,461          (2,333)                                            8,128
  Depreciation and
     amortization............       9,873           6,947                                            16,820
  Corporate general and
     administrative..........       5,046                                                             5,046
                                 --------          ------          ------           -----          --------
OPERATING INCOME.............      22,686           4,631                                            27,317
OTHER INCOME (EXPENSE):
  Interest expense...........     (22,287)                                                          (22,287)
  Interest income and other,
     net.....................       5,489                                                             5,489
  Losses on sale of assets
     and other, net..........        (123)                                                             (123)
  Equity in income of
     subsidiaries............         607                                            (607)
                                 --------          ------          ------           -----          --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME
  TAXES......................       6,372           4,631                            (607)           10,396
                                 --------          ------          ------           -----          --------
INCOME TAX PROVISION.........        (757)         (4,024)                                           (4,781)
                                 --------          ------          ------           -----          --------
INCOME FROM CONTINUING
  OPERATIONS.................       5,615             607                            (607)            5,615
LOSS FROM DISCONTINUED
  OPERATIONS.................        (480)                           (480)            480              (480)
                                 --------          ------          ------           -----          --------
NET INCOME (LOSS)............    $  5,135          $  607          $ (480)          $(127)         $  5,135
                                 ========          ======          ======           =====          ========

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUBSIDIARY GUARANTEES -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                            PARENT AND       GUARANTOR      NON-GUARANTOR    CONSOLIDATED
                                           ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY         TOTALS
                                           -------------    ------------    -------------    ------------
                                                               (DOLLARS IN THOUSANDS)
CASH FLOWS PROVIDED BY OPERATING
  ACTIVITIES:
  Continuing operations..................    $   8,323         $5,292                         $  13,615
  Discontinued operations................         (185)            --         $  2,229            2,044
                                             ---------         ------         --------        ---------
CASH FLOWS PROVIDED BY OPERATING
  ACTIVITIES.............................        8,138          5,292            2,229           15,659
                                             ---------         ------         --------        ---------
INVESTING ACTIVITIES:
  Payments for purchase of property,
     equipment and intangible assets.....      (15,782)                                         (15,782)
  Proceeds from asset and radio station
     sales...............................        1,087                                            1,087
  Repayment of investment notes
     receivable..........................        1,350                                            1,350
  Payments for purchase of radio
     stations............................     (312,591)                                        (312,591)
  Payments for investment notes
     receivable and related intangible
     assets..............................      (56,522)                                         (56,522)
  Deposits and other long-term assets....      (20,303)                                         (20,303)
                                             ---------         ------         --------        ---------
  Continuing operations..................     (402,761)                                        (402,761)
  Discontinued operations................                                      (19,124)         (19,124)
                                             ---------         ------         --------        ---------
          Cash flows used for investing
            activities...................     (402,761)                        (19,124)        (421,885)
                                             ---------         ------         --------        ---------
FINANCING ACTIVITIES:
  Borrowings under the Credit
     Agreements..........................      151,500                                          151,500
  Repayments under the Credit
     Agreements..........................     (151,500)                                        (151,500)
  Repayments under other obligations.....         (403)                                            (403)
  Net proceeds from debt offering -- net
     of discount.........................      173,581                                          173,581
  Additions to deferred financing
     costs...............................       (5,344)                                          (5,344)
  Dividends paid.........................       (4,973)                                          (4,973)
  Net proceeds from equity offerings and
     options.............................      247,474                                          247,474
  Investment in and advances to
     subsidiaries........................        5,292         (5,292)                                0
                                             ---------         ------         --------        ---------
  Continuing operations..................      415,627         (5,292)                          410,335
  Discontinued operations................      (16,807)                         19,256            2,449
                                             ---------         ------         --------        ---------
          Cash flows from (used for)
            financing activities.........      398,820         (5,292)          19,256          412,784
                                             ---------         ------         --------        ---------
INCREASE IN CASH AND CASH EQUIVALENTS....        4,197                           2,361            6,558
CHANGE IN CASH AND CASH EQUIVALENTS
  INCLUDED IN DISCONTINUED OPERATIONS....                                       (2,361)          (2,361)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR...................................        3,877                               0            3,877
                                             ---------         ------         --------        ---------
CASH AND CASH EQUIVALENTS, END OF YEAR...    $   8,074         $    0         $      0        $   8,074
                                             =========         ======         ========        =========

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUBSIDIARY GUARANTEES -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995


                                                                      NON-
                                    PARENT AND      GUARANTOR       GUARANTOR                    CONSOLIDATED
                                   ITS DIVISIONS   SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS      TOTALS
                                   -------------   ------------   -------------   ------------   ------------
                                                             (DOLLARS IN THOUSANDS)
Net revenues.....................     $97,609                                                      $97,609
License fees charged to Parent...        (484)         $484                                              0
                                      -------          ----           -----           ----         -------
NET REVENUES.....................      97,125           484                                         97,609
OPERATING EXPENSES:
  Operating expenses excluding
     depreciation and
     amortization, net local
     marketing agreement and
     corporate general and
     administrative expenses.....      66,148            10                                         66,158
  Net local marketing agreement
     expenses....................         600                                                          600
  Depreciation and
     amortization................      11,833           474                                         12,307
  Corporate general and
     administrative..............       3,908                                                        3,908
                                      -------          ----           -----           ----         -------
OPERATING INCOME.................      14,636             0                                         14,636
OTHER INCOME (EXPENSE):
  Interest expense...............     (12,497)                                                     (12,497)
  Interest income and other,
     net.........................       2,435                                                        2,435
  Gains on sale of assets and
     other, net..................      11,544                                                       11,544
                                      -------          ----           -----           ----         -------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES............      16,118                                                       16,118
INCOME TAX PROVISION.............      (6,903)                                                      (6,903)
                                      -------          ----           -----           ----         -------
INCOME FROM CONTINUING
  OPERATIONS.....................       9,215                                                        9,215
LOSS FROM DISCONTINUED
  OPERATIONS.....................        (110)                        $(110)          $110            (110)
EXTRAORDINARY LOSS ON
  EXTINGUISHMENT OF DEBT.........        (817)                                                        (817)
                                      -------          ----           -----           ----         -------
NET INCOME (LOSS)................     $ 8,288          $  0           $(110)          $110         $ 8,288
                                      =======          ====           =====           ====         =======

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. SUBSIDIARY GUARANTEES -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                            PARENT AND       GUARANTOR      NON-GUARANTOR    CONSOLIDATED
                                           ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY         TOTALS
                                           -------------    ------------    -------------    ------------
                                                               (DOLLARS IN THOUSANDS)
CASH FLOWS PROVIDED BY OPERATING
  ACTIVITIES:
  Continuing operations..................    $   9,577                                        $   9,577
                                             ---------                                        ---------
  Discontinued operations................                                      $   147              147
                                             ---------          ----           -------        ---------
          Cash flows provided by
            operating activities.........        9,577                             147            9,724
                                             ---------          ----           -------        ---------
INVESTING ACTIVITIES:
  Payments for purchase of property,
     equipment and intangible assets.....       (5,926)                                          (5,926)
  Proceeds from asset and radio station
     sales...............................       15,302                                           15,302
  Payments for purchase of radio
     stations............................      (31,013)                                         (31,013)
  Payment for investment notes receivable
     and related intangible assets.......      (48,597)                                         (48,597)
  Repayments of investment notes
     receivable..........................        3,000                                            3,000
  Deposits and other long-term assets....       (6,649)                                          (6,649)
                                             ---------          ----           -------        ---------
  Continuing operations..................      (73,883)                                         (73,883)
                                             ---------          ----           -------        ---------
  Discontinued operations................       (3,218)                         (4,082)          (7,300)
                                             ---------          ----           -------        ---------
          Cash flows used for investing
            activities...................      (77,101)                         (4,082)         (81,183)
                                             ---------          ----           -------        ---------
FINANCING ACTIVITIES:
  Borrowings under the Credit
     Agreements..........................      225,000                                          225,000
  Repayments under the Credit
     Agreements..........................     (202,500)                                        (202,500)
  Repayments under other obligations.....       (1,288)                                          (1,288)
  Additions to deferred financing
     costs...............................       (3,896)                                          (3,896)
  Redemption of Series C Common Stock....      (14,580)                                         (14,580)
  Purchase of treasury stock.............         (438)                                            (438)
  Net proceeds from equity offering and
     exercise of options.................       69,882                                           69,882
                                             ---------          ----           -------        ---------
  Continuing operations..................       72,180                                           72,180
                                             ---------          ----           -------        ---------
  Discontinued operations................       (3,947)                          3,947                0
                                             ---------          ----           -------        ---------
          Cash flows from financing
            activities...................       68,233                           3,947           72,180
                                             ---------          ----           -------        ---------
INCREASE IN CASH AND CASH EQUIVALENTS....          709                              12              721
CHANGE IN CASH AND CASH EQUIVALENTS
  INCLUDED IN DISCONTINUED OPERATIONS....                                          (12)             (12)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR...................................        3,168                                            3,168
                                             ---------          ----           -------        ---------
CASH AND CASH EQUIVALENTS, END OF YEAR...    $   3,877          $  0           $     0        $   3,877
                                             =========          ====           =======        =========

14. SUBSEQUENT EVENTS

  Radio Transactions

     Dayton and Kansas City: In January 1998, the Company consummated an agreement to exchange WXEG-FM, WBTT-FM, WLQT-FM, WMMX-FM, WTUE-FM and WONE-AM serving Dayton for WDAF-AM, KOZN-FM (formerly KYYS-FM), KMXV-FM and KUDL-FM serving Kansas City. The

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14. SUBSEQUENT EVENTS -- (CONTINUED)
Company began programming and marketing KYYS-FM and KMXV-FM pursuant to an LMA agreement in September 1997.

     Kansas City, Sacramento and St. Louis: In January 1998, the Company acquired KLOU-FM in St. Louis in exchange for KUDL-FM and WDAF-AM in Kansas City and approximately $7.0 million. The Company also consummated a related agreement with the same party, pursuant to which the Company sold KCTC-AM serving Sacramento for approximately $4.0 million.

     Riverside/San Bernardino and Sun City: In March 1998, the Company acquired KFRG-FM, serving the Riverside/San Bernardino market, and KXFG-FM, serving Sun City, California, for approximately $60.0 million. The Company began programming and marketing the stations pursuant to an LMA agreement in August 1997.

     Portsmouth: In August 1998, the Company sold the assets of WQSO-FM and WZNN-AM serving Rochester, New Hampshire and WERZ-FM and WMYF-AM, serving Exeter, New Hampshire for approximately $6.0 million.

     Portland, Sacramento, San Francisco and San Jose: In May 1998, the Company consummated an asset exchange agreement pursuant to which it will acquire KINK-FM, serving Portland, Oregon, KUFX-FM (formerly KBRG-FM), serving Fremont/San Francisco, California, $2.0 million in a promissory note due September 30, 1998, or at the time of certain earlier events, and 150,000 shares of common stock of Latin Communications, Inc., in exchange for KBRG-FM (formerly KBAY-FM), serving San Jose, and KRRE-FM (formerly KSSJ-FM), serving Sacramento. The Company began programming and marketing KINK-FM and KRRE-FM pursuant to an LMA agreement in January 1998. Concurrently, the purchase of KBRG-FM began programming and marketing KBRG-FM pursuant to the LMA.

     Sacramento: In September 1998, the Company consummated an asset exchange agreement pursuant to which the Company's KRAK-FM exchanged FCC frequencies with another radio station also located in the Sacramento market for approximately $4.4 million.

     San Jose and Monterey: In May 1998, the Company consummated a merger agreement pursuant to which the Company acquired the assets of KEZR-FM serving San Jose, California and KLUE-FM serving Monterey, California in exchange for approximately 723,000 shares of Class A Common Stock valued at approximately $20.0 million and $4.0 million in cash.


     San Jose: In August 1998, the Company consummated the sale of KSJO-FM for approximately $30.0 million.


     St. Louis: In July 1998, the Company sold the assets of KFNS-AM serving the St. Louis, Missouri market for approximately $3.8 million.


     Temple: In June 1998, the Company acquired radio station KKIK-FM, licensed to Temple, Texas (in the Austin area) for approximately $3.7 million.


     West Palm Beach: In July 1997, the Company entered into an agreement to acquire WTPX-FM for approximately $11.0 million. The Company began programming and marketing the station pursuant to an LMA in June 1997. In October 1997, the Company entered into an agreement to terminate these agreements. In May 1998, the WTPX-FM termination agreement was consummated and a third party acquired WTPX-FM from the Company pursuant to which the Company received the net proceeds of certain investment notes.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14. SUBSEQUENT EVENTS -- (CONTINUED)
     In July 1998, the Company sold WEAT-AM serving West Palm Beach, Florida for approximately $1.5 million.

     Columbus, St. Louis, Baltimore and San Jose: In August of 1998 the Company acquired WHOK-FM, WLVQ-FM and WAZU-FM in Columbus in exchange for KSD-FM and KLOU-FM in St. Louis, WOCT-FM in Baltimore and KUFX-FM in San Jose.

  Tower Separation


     The Separation Agreement requires Tower to reimburse the Company on a "make-whole" (after tax) basis for the tax liabilities incurred by the Company attributable to the Distribution and certain related transactions to the extent that the aggregate liability exceeds $20.0 million (the "Tower Liability"). The amount of that tax liability was dependent on the "fair market value" of the common stock of Tower at the time of the consummation of the CBS merger. Tower received an appraisal from an independent appraisal firm that the "fair market value" of Tower's common stock was equal to $17.25 per share. Based on such appraisal, CBS paid estimated taxes of approximately $212.0 million with respect to the Tower Liability for which CBS was reimbursed by Tower. As required by the Separation Agreement, Tower provided CBS with security of $9.8 million in cash (which may be replaced at Tower's option with a letter of credit reasonably satisfactory to CBS) in connection with the filing of estimated tax returns based on such appraisal. Such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities. Tower's reimbursement obligation with respect to such taxes would change by approximately $21.0 million for each $1.00 change in the "fair market value" of Tower's common stock from the value reported for tax purposes. The average of the high and low trading prices of Tower's common stock in the when-issued over-the-counter market on June 4, 1998 was $20.50.



     The $212.0 million payment did not include all the taxes payable with respect to merger consideration that has or will be paid upon conversion of the Convertible Exchangeable Preferred Stock; such taxes will be based on the "fair market value" of Tower common stock at the time of conversion. Conversions have occurred at various times since June 4, 1998. Tower's reimbursement obligation associated with such conversions is expected to approximate $22.7 million, of which Tower has already paid approximately $8.5 million, assuming that the fair market value of Tower's common stock distributed by CBS on the date of conversion is $20.375 per share, which was the closing price of Tower's common stock as traded on the New York Stock Exchange on November 3, 1998. Tower's reimbursement obligation with respect to such taxes would change by approximately $1.15 million for each $1.00 change in the fair market value of Tower's common stock from the assumed value.



     The Merger Agreement also provides for closing date balance sheet adjustments based upon the working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS at the effective time of the CBS Merger which may result in payments to be made by either ARS or ATS to the other party following the closing date of the CBS Merger. ATS will benefit from or bear the cost of such adjustments.


  Debt and Equity Securities.

     In connection with the CBS Merger, all classes of American Radio common stock were retired and 1,000 shares of a new common stock were issued with a par value of $.01 per share. Below is summarized activity in the Company's debt and preferred equity securities subsequent to the CBS Merger.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14. SUBSEQUENT EVENTS -- (CONTINUED)
     Credit Agreement -- The outstanding balance of this security was repaid using the proceeds from the Junior Preferred Stock issued in conjunction with the CBS Merger.

     Senior Subordinated Notes -- In July 1998, $7.6 million of the outstanding principal was redeemed at a price equal to 101% of the principal pursuant to an offer to purchase in connection with the CBS Merger.

    11 3/8 Cumulative Exchangeable Preferred Stock -- On July 15, 1998, the outstanding shares of 11 3/8 Subordinated Exchange Debentures were exchanged into 11 3/8% Subordinated Exchange Debentures due January 15, 2009. Interest is payable semi-annually each January 15 and July 15.


     7% Convertible Exchangeable Preferred Stock -- On September 30, 1998 the outstanding shares of 7% Convertible Exchangeable Preferred Stock were exchanged into 7% Convertible Subordinated Debentures due June 30, 2011 at the rate of $1,000 principal amount of 7% Debentures for each share of Convertible Preferred Stock. Interest is payable quarterly on each March 31, June 30, September 30 and December 31. These debentures are unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness. Prior to the CBS Merger these securities were convertible at the option of the holder at any time into ARS common stock. Subsequent to the CBS Merger these securities are convertible at the option of the holder into merger consideration consisting of cash and shares of Tower common stock. During the third quarter of 1998, 58,823 shares were redeemed at a cost of $60.9 million.



     The Convertible Preferred Stock is redeemable, in whole or in part, at the option of American Radio, for cash at any time after July 15, 1999, initially at $1,049 per share ($52.45 per Depositary Share), declining ratably to $1,000 per share immediately after July 15, 2006, plus accrued and unpaid dividends. The Convertible Preferred Stock is exchangeable at the option of ARS for 7% Convertible Subordinated Debentures due 2011 (the 7% Debentures) at a rate of $1,000 principal amount of 7% Debentures for each share of Convertible Preferred Stock ($50 principal amount for each Depositary Share.) On August 31, 1998 the holders of the Convertible Preferred Stock were given notice that these securities will be converted into 7% Debentures as of September 30, 1998.



     Dividends on the Convertible Preferred Stock are cumulative at an annual rate of 7% (equivalent to $3.50 per Depositary Share), accruing from the date of original issuance (June 25, 1995) and are payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing September 30, 1996. The ability of ARS to pay dividends is restricted under the terms of the 9% Notes and the 9 3/4% Notes and is prohibited during the existence of a default under the indentures.



     Junior Preferred Securities -- On June 4, 1998, the Company issued 567,000 shares of Junior Preferred Stock with a par value of $0.01 per share and a liquidation preference value of $1,000 per share. These shares have voting rights only in special circumstances and the dividends are payable only if and when declared by the Board of Directors. These securities are subordinate to the Company's previously outstanding preferred stock. The proceeds from the issuance of these securities, which totaled $567.0 million, were used to pay off the outstanding balance and accrued interest under the Company's Revolving Credit Agreement. In July 1998, the number of shares authorized was increased to one million. As of September 30, 1998, 68,828 additional shares were issued. The proceeds from the issuance of these securities, totaling $68.8 million, were used to redeem the Senior Subordinated Notes and 7% Convertible Exchangeable Preferred Stock.


     Securities held by CBS -- As of September 30, 1998 CBS had purchased and continues to hold $6.0 million of Senior Subordinated Notes and $16.9 million of the 11 3/8% Subordinated Exchange Debentures.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31, 1997    MARCH 31, 1998
                                                              -----------------    --------------
                                                                                    (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $   12,048          $    6,198
  Accounts receivable (less allowance for doubtful accounts
     of $7,578 in 1997 and $7,846 in 1998)..................         87,229              73,211
  Prepaid expenses and other assets.........................          4,363               7,629
  Current portion of investment notes receivable (less
     valuation allowance of $6,750 in 1997 and 1998)........          2,250               2,250
  Deferred income taxes.....................................          6,365               6,365
                                                                 ----------          ----------
          Total current assets..............................        112,255              95,653
                                                                 ----------          ----------
PROPERTY AND EQUIPMENT -- NET...............................        132,571             121,492
                                                                 ----------          ----------
OTHER ASSETS:
  Restricted cash...........................................         22,141
  Investment notes receivable...............................         26,112              26,108
  Intangible Assets, net
     Goodwill...............................................        353,897             351,634
     FCC licenses...........................................      1,112,273           1,171,196
     Other intangible assets................................         30,460              28,577
  Deposits and other long-term assets.......................          9,140               3,186
  Net assets of discontinued operations.....................        153,207             155,710
                                                                 ----------          ----------
          Total other assets................................      1,707,230           1,736,411
                                                                 ----------          ----------
TOTAL.......................................................     $1,952,056          $1,953,556
                                                                 ==========          ==========

       See notes to Unaudited Condensed Consolidated Financial Statements

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31, 1997    MARCH 31, 1998
                                                              -----------------    --------------
                                                                                    (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................     $      340          $      282
  Accounts payable..........................................          5,949               4,759
  Accrued compensation......................................          1,704               3,391
  Accrued expenses..........................................         16,216              17,914
  Accrued interest..........................................         13,263               9,267
  Income taxes payable......................................             --                 564
                                                                 ----------          ----------
          Total current liabilities.........................         37,472              36,177
                                                                 ----------          ----------
DEFERRED INCOME TAXES.......................................        195,610             186,237
                                                                 ----------          ----------
OTHER LONG-TERM LIABILITIES.................................          8,921               8,546
                                                                 ----------          ----------
LONG-TERM DEBT..............................................        833,638             863,361
                                                                 ----------          ----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK:
  Cumulative Exchangeable Preferred Stock, $0.01 par value;
     10,000,000 shares authorized; 2,105,602 shares issued
     and outstanding; liquidation preference $100 per
     share..................................................        215,550             215,550
                                                                 ----------          ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock; $0.01 par value; 10,000,000 shares
     authorized:
     Convertible Exchangeable Preferred Stock; 137,500
       shares issued and outstanding (represented by
       2,750,000 depositary shares); liquidation preference
       $1,000 per share.....................................              1                   1
  Class A Common Stock; $.01 par value; 100,000,000 shares
     authorized; 24,708,096 and 24,746,510 shares issued and
     outstanding, respectively..............................            247                 247
  Class B Common Stock; $.01 par value; 15,000,000 shares
     authorized; 3,508,639 and 3,494,325 shares issued and
     outstanding, respectively..............................             35                  35
  Class C Common Stock; $.01 par value; 6,000,000 shares
     authorized; 1,295,518 shares issued and outstanding....             13                  13
  Additional paid-in capital................................        671,211             663,036
  Unearned compensation.....................................           (202)               (178)
  Accumulated deficit.......................................         (9,982)            (19,011)
                                                                 ----------          ----------
          Total.............................................        661,323             644,143
  Less:
     Treasury stock, at cost, 19,019 shares.................           (458)               (458)
                                                                 ----------          ----------
          Total stockholders' equity........................        660,865             643,685
                                                                 ----------          ----------
TOTAL.......................................................     $1,952,056          $1,953,556
                                                                 ==========          ==========

       See notes to Unaudited Condensed Consolidated Financial Statements

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
NET REVENUES................................................   $ 52,952       $ 88,593
                                                               --------       --------
OPERATING EXPENSES:
  Operating expenses excluding depreciation and
     amortization, net local marketing agreement and
     corporate general and administrative expenses..........     40,147         65,351
  Net local marketing agreement expenses....................      1,932            709
  Depreciation and amortization.............................      6,920         18,018
  Corporate general and administrative......................      1,777          1,905
                                                               --------       --------
          Total expenses....................................     50,776         85,983
                                                               --------       --------
OPERATING INCOME............................................      2,176          2,610
                                                               --------       --------
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (7,408)       (16,583)
  Interest income...........................................        631            330
  Gains on sale of assets and other, net....................        298            340
                                                               --------       --------
          Total other (expense).............................     (6,479)       (15,913)
                                                               --------       --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES.......     (4,303)       (13,303)
INCOME TAX BENEFIT..........................................      1,636          9,372
                                                               --------       --------
LOSS FROM CONTINUING OPERATIONS.............................     (2,667)        (3,931)
Loss from discontinued operations, net of income taxes......        (58)        (5,099)
Extraordinary loss on extinguishment of debt, net of income
  tax benefit of $1,013 in 1997.............................     (1,639)
                                                               --------       --------
NET LOSS....................................................     (4,364)        (9,030)
PREFERRED STOCK DIVIDENDS...................................     (6,198)        (8,394)
                                                               --------       --------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS..................   $(10,562)      $(17,424)
                                                               ========       ========
BASIC AND DILUTED PER COMMON SHARE AMOUNTS:
  Continuing operations.....................................   $   (.42)      $   (.42)
  Discontinued operations...................................                      (.17)
  Extraordinary loss........................................       (.08)
                                                               --------       --------
  Net loss..................................................   $   (.50)      $   (.59)
                                                               ========       ========
BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING........................................     21,095         29,533
                                                               ========       ========


       See notes to Unaudited Condensed Consolidated Financial Statements

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES:
  Continuing operations.....................................  $  (1,878)   $  12,689
  Discontinued operations...................................        291       (1,738)
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES.............     (1,587)      10,951
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of property, equipment and
     intangible assets......................................     (5,395)      (2,994)
  Proceeds from radio station sales.........................     20,403        3,952
  Payments for radio station acquisitions...................   (262,863)     (42,153)
  Issuance of investment notes receivable...................       (375)
  Repayment of investment note receivable...................      1,243            4
  Deposits and other long-term assets.......................     16,407          (79)
                                                              ---------    ---------
  Continuing operations.....................................   (230,580)     (41,270)
  Discontinued operations...................................     (2,697)     (91,835)
                                                              ---------    ---------
          Cash used for investing activities................   (233,277)    (133,105)
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under Credit Agreements and other..............    276,500       30,000
  Repayments under Credit Agreements........................   (230,000)
  Repayments of other obligations...........................       (245)        (208)
  Net proceeds from equity offerings and options............        160          219
  Net proceeds from exchangeable preferred stock offering...    192,350
  Additions to deferred financing costs.....................     (5,526)
  Dividends paid............................................     (2,406)      (8,394)
                                                              ---------    ---------
  Continuing operations.....................................    230,833       21,617
  Discontinued operations...................................       (134)      96,891
                                                              ---------    ---------
          Cash provided by financing activities.............    230,699      118,508
                                                              ---------    ---------
DECREASE IN CASH AND CASH EQUIVALENTS.......................     (4,165)      (3,646)
  Change in cash and cash equivalents included in
     discontinued operations................................        720       (2,204)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      8,074       12,048
                                                              ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $   4,629    $   6,198
                                                              =========    =========


      See notes to Unaudited Condensed Consolidated Financial Statements.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The financial statements included herein have been prepared by CBS Radio, Inc. (formerly American Radio Systems Corporation) and subsidiaries (collectively, "American Radio," "ARS" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the Commission). Although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, the Company believes that the disclosures are adequate to make the information presented not misleading and reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. Results of interim periods may not be indicative of results for the full year. These financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 1997 and the notes thereto included in the Company's audited consolidated financial statements included elsewhere in this Registration Statement.


     On June 4, 1998 the merger of ARS and a subsidiary of CBS Corporation (the CBS Merger) was consummated. In connection with the merger, all of the shares of American Tower Systems Corporation (Tower) owned by ARS were distributed (the Distribution) to ARS common stockholders and holders of options to acquire ARS common stock and have been or will be distributed upon conversion of shares of ARS 7% Convertible Exchangeable Preferred Stock (or the debentures into which they are exchangeable). As a consequence of the Distribution, Tower ceased to be a subsidiary of, or to be otherwise affiliated with, ARS and now operates as an independent publicly traded company. Consequently, the results of operations and net assets of Tower have been classified as Discontinued Operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," for all periods presented. Net revenues for discontinued operations for the three months ended March 31, 1997 and 1998 totaled $1.3 million and $17.6 million, respectively. The Distribution was accounted for as a non-reciprocal (non-cash) transfer to the Company's former shareholders reducing additional paid in-capital by approximately $150.0 million on the CBS Merger date.


     Pursuant to the provisions of the CBS Merger Agreement, Tower entered into an agreement (the Separation Agreement) with CBS and ARS providing for, among other things, the orderly separation of ARS and Tower, the allocation of certain tax liabilities to Tower, certain closing date adjustments relating to ARS, the lease to ARS by Tower of space on certain towers previously owned by ARS and transferred to Tower, and certain indemnification obligations (including with respect to securities law matters) of Tower. As a consequence of the CBS Merger, the Company or CBS is required to divest certain radio stations in order to comply with regulatory orders.

Accounting Policies

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income," which became effective for the Company for periods beginning after December 15, 1997. FAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. FAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. Reclassification of financial statements for earlier periods provided for

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. BASIS OF PRESENTATION -- (CONTINUED)
comparative purposes is required. The Company has adopted this statement in the first quarter of 1998. Comprehensive income does not differ from net income.

     In June 1998, the FASB issued Statement No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities," which requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and if it is, the type of hedge transaction. For fair-value hedge transactions in which the Company is hedging changes in an asset's, liability's or firm commitment's fair value, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. For cash flow hedge transactions, changes in the fair value of the derivative instrument will be reported in comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current period earnings. The Company currently expects to adopt FAS 133 for the year ending December 31, 1999. Management does not believe that the adoption of FAS 133 will have a material impact on its results of operations or financial position.

Reclassifications

     Certain reclassifications have been made to the 1997 financial statements to conform to the 1998 presentation.

2. PER SHARE DATA

     In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). Prior to the fourth quarter of 1997, the Company computed income (loss) per common share using the methods outlined in Accounting Principles Board Opinion No. 15, "Earnings Per Share", and its interpretations.

     Basic income (loss) per common share is computed using the weighted average number of common shares outstanding during each year. Diluted income (loss) per common share reflects the effect of the Company's outstanding options (using the treasury stock method), except where such items would be anti-dilutive. Shares of redeemable preferred stock convertible into common stock have been excluded from the diluted computation as they are anti-dilutive. Had such shares been included, shares for the diluted computation would have been increased by approximately 3,235,000 in 1997 and 1998. In addition, because such shares are anti-dilutive, no adjustment has been made to reconcile from income (loss) for the basic computation to that for the diluted computation. No effect has been given to stock options in 1997 and 1998 as they are anti-dilutive for that year. Had such options been included, shares for the diluted computation would have been increased by 1,067,000 and 1,870,000 in 1997 and 1998, respectively.

3. INCOME TAXES

     The Company provides for income taxes at the end of each interim period based on the estimated effective tax rate for the full fiscal year for each tax reporting corporate entity. Cumulative adjustments to the tax benefit (provision) are recorded in the interim period in which a change in the estimated annual effective rate is determined.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

     Property and equipment and intangible assets included approximately $84.0 million and $56.9 million of assets related to radio stations held for sale or under exchange agreements (excluding the CBS Merger Agreement) as of December 31, 1997 and March 31, 1998, respectively. The following summary presents the results of operations (excluding depreciation and amortization, net local marketing agreement and corporate general and administrative expenses) relating to these stations that are included in the accompanying unaudited condensed consolidated financial statements for each respective period.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Net operating revenues......................................  $1,835     $2,195
Net operating expenses......................................   1,787      2,621

5. ACQUISITIONS AND DISPOSITIONS

     General: The following acquisitions have all been accounted for by the purchase method of accounting, and, accordingly, the operating results of the acquired entities, to the extent that a local marketing agreement (LMA) did not exist, have been included in consolidated operating results since the date of acquisition. The purchase price has been allocated to the assets acquired, principally intangible assets, and the liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. The financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for certain acquisitions have not yet been finalized. The Company does not expect the final appraisals will have a material effect on the financial position, results of operations or liquidity of the Company.

     During the first three months of 1998, the Company consummated the following station and tower related transactions.

  1998 ACQUISITIONS AND DISPOSITIONS:

     Dayton and Kansas City: In January 1998, the Company consummated an agreement to exchange WXEG-FM, WBTT-FM, WLQT-FM, WMMX-FM, WTUE-FM and WONE-AM serving Dayton in exchange for WDAF-AM, KOZN-FM (formerly KYYS-FM), KMXV-FM and KUDL-FM serving Kansas City. The Company began programming and marketing KYYS-FM and KMXV-FM pursuant to an LMA agreement in September 1997.

     Kansas City, Sacramento and St. Louis: In January 1998, the Company acquired KLOU-FM in St. Louis in exchange for KUDL-FM and WDAF-AM in Kansas City and approximately $7.0 million. The Company also consummated a related agreement with the same party, pursuant to which the Company sold KCTC-AM serving Sacramento for approximately $4.0 million.

     Riverside/San Bernardino and Sun City: In March 1998, the Company acquired KFRG-FM, serving the Riverside/San Bernardino market, and KXFG-FM, serving Sun City, California, for approximately $60.0 million. The Company began programming and marketing the stations pursuant to an LMA agreement in August 1997.

     The following unaudited pro forma summary for the three months ended March 31, 1997 and 1998 presents the consolidated results of operations as if the acquisitions had occurred as of January 1, 1997 after

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED) giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on any debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1997 or of results which may occur in the future.

                                                 THREE MONTHS ENDED    THREE MONTHS ENDED
                                                   MARCH 31, 1997        MARCH 31, 1998
                                                 ------------------    ------------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues...................................       $ 84,144              $ 88,593
Loss from continuing operations................         (9,229)               (4,068)
Net loss.......................................        (10,926)               (9,167)
Loss from continuing operations applicable to
  common stockholders..........................        (17,066)              (12,462)
Basic and diluted net loss per common share --
  continuing operations........................       $   (.58)             $   (.42)

6. PENDING TRANSACTIONS

     Boston and Tampa: In August 1998, the Company entered into a sales agreement to sell WEEI-AM, WRKO-AM, WAAF-FM, WWTM-AM and WEGQ-FM for approximately $140.0 million. Concurrently, the Company entered into an agreement to purchase WYUU-FM and WLLD-FM in Tampa for approximately $75.0 million. Subject to receipt of regulatory approval, these transactions are expected to be consummated in late 1998.

     Boston: In October, 1998 the Company entered into an agreement to sell WNFT-AM for approximately $5.0 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the first quarter of 1999.

7. SUBSIDIARY GUARANTEES

     The Company's payment obligations under the 9.00% Senior Subordinated Notes ("9.00% Notes") and the 9.75% Senior Subordinated Notes ("9.75% Notes") are fully and unconditionally guaranteed on a joint and several basis (collectively, the "Subsidiary Guarantees"), on a senior basis (in the case of the 9.75% Notes) and a senior subordinated basis (in the case of the 9.00% Notes) by all of its present and any future Restricted Subsidiaries (collectively "Restricted Guarantors"). The Restricted Subsidiaries have also unconditionally guaranteed, and any future Restricted Subsidiaries will be required to guarantee, on a joint and several basis (collectively, the "Senior Subsidiary Guarantees"), all obligations of the Company under the 1997 Credit Agreement. The Tower Subsidiary has not guaranteed obligations under the Credit Agreements or either series of the Senior Subordinated Notes.

     The 9.00% Notes and the Subsidiary Guarantees are subordinated to all Senior Debt (as defined) of the Company including indebtedness under the 1997 Credit Agreement and the Senior Subsidiary Guarantees and 9.75% Notes related guarantees. The indenture governing each series of the Senior Subordinated Notes contains limitations on the amount of indebtedness (including Senior Debt) which the Company may incur.

     With the intent that the Subsidiary Guarantees not constitute fraudulent transfers or conveyances under applicable state or federal law, the obligation of each guarantor under its Subsidiary Guarantee is also limited to the maximum amount as will, after giving effect to any rights to contribution of such guarantor pursuant to

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. SUBSIDIARY GUARANTEES -- (CONTINUED)
any agreement providing for an equitable contribution among such guarantor and other affiliates of the Company of payments made by guarantees by such parties, result in the obligations of such guarantor in respect of such maximum amount not constituting a fraudulent conveyance.

     The following unaudited condensed consolidating financial data illustrates the composition of the combined guarantors. The Company believes that separate complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the guarantors. No single guarantor has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in event of default on the Subsidiary Guarantee, other than in the case of the 9.00% Notes its subordination to Senior Debt described above.

     Investments in subsidiaries are accounted for by the parent on the equity method for purposes of the unaudited supplemental consolidating presentation. Earnings (losses) of subsidiaries are therefore reflected in the parent's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. SUBSIDIARY GUARANTEES -- (CONTINUED)
                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET
                                 MARCH 31, 1998

                              PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                             ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                             -------------    ------------    -------------    ------------    ------------
                                                         (DOLLARS IN THOUSANDS)
          ASSETS
CURRENT ASSETS:
  Cash and cash
     equivalents...........   $    4,303       $    1,895                                       $    6,198
  Accounts receivable,
     net...................       44,460           28,751                                           73,211
  Prepaid expenses and
     other assets..........        8,243            1,636                                            9,879
  Deferred income taxes....        4,006            2,359                                            6,365
                              ----------       ----------       --------       -----------      ----------
          Total current
            assets.........       61,012           34,641                                           95,653
                              ----------       ----------       --------       -----------      ----------
PROPERTY AND EQUIPMENT,
  NET......................       75,078           46,414                                          121,492
                              ----------       ----------       --------       -----------      ----------
OTHER ASSETS:
  Investment in and
     advances to
     subsidiaries..........    1,344,168                                       $(1,344,168)
  Investment notes
     receivable............       25,498              610                                           26,108
  Intangible assets -- net
     Goodwill -- net.......      330,875           20,759                                          351,634
     FCC licenses -- net...                     1,171,196                                        1,171,196
     Other intangible
       assets -- net.......       26,373            2,204                                           28,577
  Deposits and other long-
     term assets...........        3,120               66                                            3,186
  Deferred income taxes....
  Net assets of
     discontinued
     operations............          415                        $233,318           (78,023)        155,710
                              ----------       ----------       --------       -----------      ----------
          Total other
            assets.........    1,730,449        1,194,835        233,318        (1,422,191)      1,736,411
                              ----------       ----------       --------       -----------      ----------
TOTAL......................   $1,866,539       $1,275,890       $233,318       $(1,422,191)     $1,953,556
                              ==========       ==========       ========       ===========      ==========

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. SUBSIDIARY GUARANTEES -- (CONTINUED)
                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

                                 MARCH 31, 1998

                              PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                             ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                             -------------    ------------    -------------    ------------    ------------
                                                         (DOLLARS IN THOUSANDS)
LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of
     long-term debt........   $      282                                                        $      282
  Accounts payable and
     accrued expenses......       27,771       $    7,560                                           35,331
  Income taxes payable.....      107,016           18,758                      $  (125,210)            564
                              ----------       ----------       --------       -----------      ----------
          Total current
            liabilities....      135,069           26,318                         (125,210)         36,177
                              ----------       ----------       --------       -----------      ----------
NONCURRENT LIABILITIES:
  Deferred income taxes....          367          185,870                                          186,237
  Other long-term
     liabilities...........        8,507               39                                            8,546
  Long-term debt...........      863,361                                                           863,361
                              ----------       ----------       --------       -----------      ----------
          Total noncurrent
            liabilities....      872,235          185,909                                        1,058,144
                              ----------       ----------       --------       -----------      ----------
REDEEMABLE PREFERRED
  STOCK....................      215,550                                                           215,550
                              ----------       ----------       --------       -----------      ----------
STOCKHOLDERS' EQUITY:
  Preferred stock..........            1                                                                 1
  Common stock.............          295                             490              (490)            295
  Notes receivable, due
     from stockholders.....                                      (49,375)           49,375
  Additional paid-in
     capital...............      663,036        1,053,602        286,590        (1,340,192)        663,036
  Unearned compensation....         (178)                                                             (178)
  Retained earnings
     (accumulated
     deficit)..............      (19,011)          10,061         (4,387)           (5,674)        (19,011)
  Treasury stock...........         (458)                                                             (458)
                              ----------       ----------       --------       -----------      ----------
          Total
            stockholders'
            equity.........      643,685        1,063,663        233,318        (1,296,981)        643,685
                              ----------       ----------       --------       -----------      ----------
          TOTAL............   $1,866,539       $1,275,890       $233,318       $(1,422,191)     $1,953,556
                              ==========       ==========       ========       ===========      ==========

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. SUBSIDIARY GUARANTEES -- (CONTINUED)
           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998


                                PARENT AND
                                   ITS         GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                                DIVISIONS     SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                                ----------    ------------    -------------    ------------    ------------
                                                          (DOLLARS IN THOUSANDS)
Net revenues..................   $53,789        $34,804                                          $88,593
License fees charged to
  Parent......................    (4,283)         4,283                                                0
                                 -------        -------          -------          ------         -------
Total net revenues............    49,506         39,087                                           88,593
OPERATING EXPENSES:
  Operating expenses excluding
       depreciation and
       amortization, net local
       marketing agreement and
       corporate general and
       administrative
       expenses...............    39,664         25,687                                           65,351
  Net local marketing
     agreement expenses.......       683             26                                              709
  Depreciation and
     amortization.............     5,228         12,790                                           18,018
  Corporate general and
     administrative...........     1,905                                                           1,905
                                 -------        -------          -------          ------         -------
OPERATING INCOME..............     2,026            584                                            2,610
OTHER INCOME (EXPENSE):
  Interest expense............   (16,583)                                                        (16,583)
  Interest income.............       330                                                             330
  Gain (loss) on sale of
     assets and other, net....       394            (54)                                             340
  Equity in income of
     subsidiaries.............       270                                            (270)              0
                                 -------        -------          -------          ------         -------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME
  TAXES.......................   (13,563)           530                             (270)        (13,303)
INCOME TAX PROVISION
  (BENEFIT)...................    (9,632)           260                                           (9,372)
                                 -------        -------          -------          ------         -------
Income (loss) from continuing
  operations..................    (3,931)           270                             (270)         (3,931)
                                 -------        -------          -------          ------         -------
Loss from discontinued
  operations..................    (5,099)                         (1,527)          1,527          (5,099)
                                 -------        -------          -------          ------         -------
Net income (loss).............   $(9,030)       $   270          $(1,527)         $1,257         $(9,030)
                                 =======        =======          =======          ======         =======

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. SUBSIDIARY GUARANTEES -- (CONTINUED)
           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998


                                                PARENT AND
                                                   ITS        GUARANTOR     NON-GUARANTOR   CONSOLIDATED
                                                DIVISIONS    SUBSIDIARIES    SUBSIDIARY        TOTALS
                                                ----------   ------------   -------------   ------------
                                                                 (DOLLARS IN THOUSANDS)
CASH PROVIDED BY OPERATING ACTIVITIES:
  Continuing operations.......................   $ (7,595)     $ 20,284                      $  12,689
  Discontinued operations.....................                                $ (1,738)         (1,738)
                                                 --------      --------       --------       ---------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES...   $ (7,595)     $ 20,284       $ (1,738)      $  10,951
                                                 --------      --------       --------       ---------
INVESTING ACTIVITIES:
  Payments for purchase of property equipment
     and intangible assets....................     (2,994)                                      (2,994)
  Proceeds from asset and radio station
     sales....................................      3,952                                        3,952
  Repayment of investment notes receivable....          4                                            4
  Payments for purchase of radio stations.....    (42,154)                                     (42,153)
  Repayments for investment notes
     receivable...............................
  Deposits and other long-term assets.........        (79)                                         (79)
                                                 --------      --------       --------       ---------
  Continuing operations.......................    (41,271)                                     (41,270)
  Discontinued operations.....................                                 (91,835)        (91,835)
                                                 --------      --------       --------       ---------
          Cash flows used for investing
            activities........................    (41,271)                     (91,835)       (133,105)
                                                 --------      --------       --------       ---------
Financing Activities:
  Borrowings under the Credit Agreements and
     other....................................     30,000                                       30,000
  Repayments under the Credit Agreements
     Repayments under other obligations.......       (208)                                        (208)
  Dividends paid..............................     (8,394)                                      (8,394)
  Net proceeds from equity offerings and
     options..................................        219                                          219
  Investment in and advances to
     subsidiaries.............................     19,966       (19,966)                             0
                                                 --------      --------       --------       ---------
  Continuing operations.......................     41,583       (19,966)                        21,617
  Discontinued operations.....................      1,115                       95,776          96,891
                                                 --------      --------       --------       ---------
          Cash flows from (used for) financing
            activities........................     42,698       (19,966)        95,776         118,508
                                                 --------      --------       --------       ---------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.................................     (6,168)          318          2,203          (3,646)
CHANGE IN CASH AND CASH EQUIVALENTS INCLUDED
  IN DISCONTINUED OPERATIONS..................                                  (2,203)         (2,204)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD......................................     10,470         1,578              0          12,048
                                                 --------      --------       --------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD......   $  4,302      $  1,896       $      0       $   6,198
                                                 ========      ========       ========       =========


8. SUBSEQUENT EVENTS

  Radio Transactions

     Dayton and Kansas City: In January 1998, the Company consummated an agreement to exchange WXEG-FM, WBTT-FM, WLQT-FM, WMMX-FM, WTUE-FM and WONE-AM serving Dayton for

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. SUBSEQUENT EVENTS -- (CONTINUED)
WDAF-AM, KOZN-FM (formerly KYYS-FM), KMXV-FM and KUDL-FM serving Kansas City. The Company began programming and marketing KYYS-FM and KMXV-FM pursuant to an LMA agreement in September 1997.

     Kansas City, Sacramento and St. Louis: In January 1998, the Company acquired KLOU-FM in St. Louis in exchange for KUDL-FM and WDAF-AM in Kansas City and approximately $7.0 million. The Company also consummated a related agreement with the same party, pursuant to which the Company sold KCTC-AM serving Sacramento for approximately $4.0 million.

     Riverside/San Bernardino and Sun City: In March 1998, the Company acquired KFRG-FM, serving the Riverside/San Bernardino market, and KXFG-FM, serving Sun City, California, for approximately $60.0 million. The Company began programming and marketing the stations pursuant to an LMA agreement in August 1997.

     Portsmouth: In August 1998, the Company sold the assets of WQSO-FM and WZNN-AM serving Rochester, New Hampshire and WERZ-FM and WMYF-AM, serving Exeter, New Hampshire for approximately $6.0 million.

     Portland, Sacramento, San Francisco and San Jose: In May 1998, the Company consummated an asset exchange agreement pursuant to which it will acquire KINK-FM, serving Portland, Oregon, KUFX-FM (formerly KBRG-FM), serving Fremont/San Francisco, California, $2.0 million in a promissory note due September 30, 1998, or at the time of certain earlier events, and 150,000 shares of common stock of Latin Communications, Inc., in exchange for KBRG-FM (formerly KBAY-FM), serving San Jose, and KRRE-FM (formerly KSSJ-FM), serving Sacramento. The Company began programming and marketing KINK-FM and KRRE-FM pursuant to an LMA agreement in January 1998. Concurrently, the purchase of KBRG-FM began programming and marketing KBRG-FM pursuant to the LMA.

     Sacramento: In September 1998, the Company consummated an asset exchange agreement pursuant to which the Company's KRAK-FM exchanged FCC frequencies with another radio station also located in the Sacramento market for approximately $4.4 million.

     San Jose and Monterey: In May 1998, the Company consummated a merger agreement pursuant to which the Company acquired the assets of KEZR-FM serving San Jose, California and KLUE-FM serving Monterey, California in exchange for approximately 723,000 shares of Class A Common Stock valued at approximately $20.0 million and $4.0 million in cash.


     San Jose: In August 1998, the Company consummated the sale of KSJO-FM for approximately $30.0 million.


     St. Louis: In July 1998, the Company sold the assets of KFNS-AM serving the St. Louis, Missouri market for approximately $3.8 million.


     Temple: In June 1998, the Company acquired radio station KKIK-FM, licensed to Temple, Texas (in the Austin area) for approximately $3.7 million.


     West Palm Beach: In July 1997, the Company entered into an agreement to acquire WTPX-FM for approximately $11.0 million. The Company began programming and marketing the station pursuant to an LMA in June 1997. In October 1997, the Company entered into an agreement to terminate these agreements. In May 1998, the WTPX-FM termination agreement was consummated and a third party acquired

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. SUBSEQUENT EVENTS -- (CONTINUED)
WTPX-FM from the Company pursuant to which the Company received the net proceeds of certain investment notes.

     In July 1998, the Company sold WEAT-AM serving West Palm Beach, Florida for approximately $1.5 million.

     Columbus, St. Louis, Baltimore and San Jose: In August of 1998 the Company acquired WHOK-FM, WLVQ-FM and WAZU-FM in Columbus in exchange for KSD-FM and KLOU-FM in St. Louis, WOCT-FM in Baltimore and KUFX-FM in San Jose.

  Tower Separation


     The Separation Agreement requires Tower to reimburse the Company on a "make-whole" (after tax) basis for the tax liabilities incurred by the Company attributable to the Distribution and certain related transactions to the extent that the aggregate liability exceeds $20.0 million (the "Tower Liability"). The amount of that tax liability was dependent on the "fair market value" of the common stock of Tower at the time of the consummation of the CBS merger. Tower received an appraisal from an independent appraisal firm that the "fair market value" of Tower's common stock was equal to $17.25 per share. Based on such appraisal, CBS paid estimated taxes of approximately $212.0 million with respect to the Tower Liability for which CBS was reimbursed by Tower. As required by the Separation Agreement, Tower provided CBS with security of $9.8 million in cash (which may be replaced at Tower's option with a letter of credit reasonably satisfactory to CBS) in connection with the filing of estimated tax returns based on such appraisal. Such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities. Tower's reimbursement obligation with respect to such taxes would change by approximately $21.0 million for each $1.00 change in the "fair market value" of Tower's common stock from the value reported for tax purposes. The average of the high and low trading prices of Tower's common stock in the when-issued over-the-counter market on June 4, 1998 was $20.50.



     The $212.0 million payment did not include all the taxes payable with respect to merger consideration that has or will be paid upon conversion of the Convertible Exchangeable Preferred Stock; such taxes will be based on the "fair market value" of Tower common stock at the time of conversion. Conversions have occurred at various times since June 4, 1998. Tower's reimbursement obligation associated with such conversions is expected to approximate $22.7 million, of which Tower has already paid approximately $8.5 million, assuming that the fair market value of Tower's common stock distributed by CBS on the date of conversion is $20.375 per share, which was the closing price of Tower's common stock as traded on the New York Stock Exchange on November 3, 1998. Tower's reimbursement obligation with respect to such taxes would change by approximately $1.15 million for each $1.00 change in the fair market value of Tower's common stock from the assumed value.



     The Merger Agreement also provides for closing date balance sheet adjustments based upon the working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS at the effective time of the CBS Merger which may result in payments to be made by either ARS or ATS to the other party following the closing date of the CBS Merger. ATS will benefit from or bear the cost of such adjustments.

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. SUBSEQUENT EVENTS -- (CONTINUED)
  Debt and Equity Securities.

     In connection with the CBS Merger, all classes of American Radio common stock were retired and 1,000 shares of a new common stock were issued with a par value of $.01 per share. Below is summarized activity in the Company's debt and preferred equity securities subsequent to the CBS Merger.

     Credit Agreement -- The outstanding balance of this security was repaid using the proceeds from the Junior Preferred Stock issued in conjunction with the CBS Merger.

     Senior Subordinated Notes -- In July 1998, $7.6 million of the outstanding principal was redeemed at a price equal to 101% of the principal pursuant to an offer to purchase in connection with the CBS Merger.

    11 3/8 Cumulative Exchangeable Preferred Stock -- On July 15, 1998, the outstanding shares of 11 3/8 Subordinated Exchange Debentures were exchanged into 11 3/8% Subordinated Exchange Debentures due January 15, 2009. Interest is payable semi-annually each January 15 and July 15.


     7% Convertible Exchangeable Preferred Stock -- On September 30, 1998 the outstanding shares of 7% Convertible Exchangeable Preferred Stock were exchanged into 7% Convertible Subordinated Debentures due June 30, 2011 at the rate of $1,000 principal amount of 7% Debentures for each share of Convertible Preferred Stock. Interest is payable quarterly on each March 31, June 30, September 30 and December 31. These debentures are unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness. Prior to the CBS Merger these securities were convertible at the option of the holder at any time into ARS common stock. Subsequent to the CBS Merger these securities are convertible at the option of the holder into merger consideration consisting of cash and shares of Tower common stock. During the third quarter of 1998, 58,823 shares were redeemed at a cost of $60.9 million.



     The Convertible Preferred Stock is redeemable, in whole or in part, at the option of American Radio, for cash at any time after July 15, 1999, initially at $1,049 per share ($52.45 per Depositary Share), declining ratably to $1,000 per share immediately after July 15, 2006, plus accrued and unpaid dividends. The Convertible Preferred Stock is exchangeable at the option of ARS for 7% Convertible Subordinated Debentures due 2011 (the 7% Debentures) at a rate of $1,000 principal amount of 7% Debentures for each share of Convertible Preferred Stock ($50 principal amount for each Depositary Share.) On August 31, 1998 the holders of the Convertible Preferred Stock were given notice that these securities will be converted into 7% Debentures as of September 30, 1998.



     Dividends on the Convertible Preferred Stock are cumulative at an annual rate of 7% (equivalent to $3.50 per Depositary Share), accruing from the date of original issuance (June 25, 1995) and are payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing September 30, 1996. The ability of ARS to pay dividends is restricted under the terms of the 9% Notes and the 9 3/4% Notes and is prohibited during the existence of a default under the indentures.


     Junior Preferred Securities -- On June 4, 1998, the Company issued 567,000 shares of Junior Preferred Stock with a par value of $0.01 per share and a liquidation preference value of $1,000 per share. These shares have voting rights only in special circumstances and the dividends are payable only if and when declared by the Board of Directors. These securities are subordinate to the Company's previously outstanding preferred stock. The proceeds from the issuance of these securities, which totaled $567.0 million, were used to pay off the outstanding balance and accrued interest under the Company's Revolving Credit Agreement. In July 1998, the number of shares authorized was increased to one million. As of September 30, 1998, 68,828

                                CBS RADIO, INC.

         (FORMERLY AMERICAN RADIO SYSTEMS CORPORATION) AND SUBSIDIARIES

                 (A WHOLLY OWNED SUBSIDIARY OF CBS CORPORATION)

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. SUBSEQUENT EVENTS -- (CONTINUED)
additional shares were issued. The proceeds from the issuance of these securities, totaling $68.8 million, were used to redeem the Senior Subordinated Notes and 7% Convertible Exchangeable Preferred Stock.

     Securities held by CBS -- As of September 30, 1998 CBS had purchased and continues to hold $6.0 million of Senior Subordinated Notes and $16.9 million of the 11 3/8% Subordinated Exchange Debentures.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Infinity Media Corporation:


     We have audited the consolidated balance sheets of Infinity Media Corporation (formerly known as Infinity Broadcasting Corporation) and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Infinity Media Corporation (formerly known as Infinity Broadcasting Corporation) and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

New York, New York
September 15, 1998,
except for Note 14,
  which is as of
  October 29, 1998

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1995        1996
                                                              --------    ---------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 20,340       19,836
  Receivables (less allowance of $2,139 in 1995 and $6,688
     in 1996)...............................................    86,720      179,366
  Prepaid expenses and other current assets.................     1,305        7,777
  Assets held for sale......................................        --       70,347
                                                              --------    ---------
                                                               108,365      277,326
                                                              --------    ---------
Property and equipment at cost (net of accumulated
  depreciation of $14,676 in 1995 and $18,141 in 1996)......    20,561       38,714
Intangible assets (net of accumulated amortization of
  $147,158 in 1995 and $235,230 in 1996)....................   451,220    1,435,340
Other assets................................................    14,310       20,462
                                                              --------    ---------
                                                              $594,456    1,771,842
                                                              ========    =========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other accrued expenses...............    18,392       38,032
  Transit franchise payable.................................        --       14,752
  Accrued compensation......................................     6,799       12,641
  Accrued interest..........................................     7,131        6,430
  Income taxes..............................................     4,866        1,433
  Merger related liabilities................................        --       12,818
  Other current liabilities.................................    15,892       41,194
  Current portion of long-term debt.........................        --          563
                                                              --------    ---------
          Total current liabilities.........................    53,080      127,863
                                                              --------    ---------
Long-term debt..............................................   267,384    1,077,976
Deferred income taxes.......................................        --      186,374
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value: 10,000,000 shares
     authorized; none issued................................        --           --
  Class A Common Stock, $.002 par value: 200,000,000 shares
  authorized in 1995 and 300,000,000 shares authorized in
  1996; 78,142,278 shares issued in 1995 and 83,011,870
  shares issued in 1996.....................................       156          166
  Class B Common Stock, $.002 par value: 17,500,000 shares
     authorized; issued and outstanding 8,325,047 shares in
     1995 and 8,310,465 shares in 1996......................        17           17
  Class C Common Stock, $.002 par value: 30,000,000 shares
     authorized; issued and outstanding 1,116,257 in 1995
     and -0- in 1996........................................         2           --
Additional paid-in capital..................................   529,837      613,302
Foreign currency translation................................        --        1,096
Retained earnings (deficit).................................  (196,338)    (170,449)
                                                              --------    ---------
                                                               333,674      444,132
Less treasury stock at cost, 4,191,218 shares in 1995 and
  4,370,517 shares in 1996..................................   (59,682)     (64,503)
                                                              --------    ---------
          Total stockholders' equity........................   273,992      379,629
                                                              --------    ---------
                                                              $594,456    1,771,842
                                                              ========    =========

          See accompanying Notes to Consolidated Financial Statements.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
                                                              --------    -------
Total revenues..............................................  $372,429    773,187
Less agency commissions.....................................   (46,723)   (95,184)
                                                              --------    -------
          Net revenues......................................   325,706    678,003
                                                              --------    -------
Operating expenses excluding depreciation and
  amortization..............................................   167,285    439,610
Depreciation and amortization...............................    50,482     96,056
Corporation general and administration expenses.............     6,135      7,602
                                                              --------    -------
                                                               223,902    543,268
                                                              --------    -------
          Operating income..................................   101,804    134,735
                                                              --------    -------
Other (expense) income:
  Interest expense..........................................   (44,385)   (64,201)
  Interest income...........................................       387      1,022
  Other income (expense)....................................    (1,715)     1,636
  Merger costs..............................................        --    (19,800)
                                                              --------    -------
          Earnings before income taxes......................    56,091     53,392
Income taxes................................................     1,588     27,503
                                                              --------    -------
          Net earnings......................................  $ 54,503     25,889
                                                              ========    =======

          See accompanying Notes to Consolidated Financial Statements.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Net cash flows from operating activities:
  Net earnings..............................................  $  54,503        25,889
  Depreciation and amortization.............................     50,482        96,056
  Amortization of deferred financing costs..................      2,056         1,812
  Deferred taxes............................................         --         1,149
  Other.....................................................         --        (1,077)
                                                              ---------     ---------
                                                                107,041       123,829
  Increase in receivables...................................    (10,171)      (49,212)
  Decrease (increase) in other current assets...............       (769)        1,080
  Decrease in accounts payable and accrued expenses.........        (47)         (266)
  Decrease in accrued interest..............................     (2,474)         (701)
  Increase in income taxes..................................         --        11,440
  Other, net................................................     (7,442)        5,847
                                                              ---------     ---------
       Net cash flow from operating activities..............     86,138        92,017
                                                              ---------     ---------
Investing activities:
  Capital expenditures......................................      2,789         7,387
  Acquisitions:
     Property and equipment.................................        200        21,750
     Intangibles............................................     52,800     1,150,489
     Other assets...........................................         --        56,506
     Less liabilities.......................................     (2,415)     (273,529)
     Less: stock issued.....................................         --       (67,189)
                                                              ---------     ---------
       Net cash used for investing activities...............     53,374       895,414
                                                              ---------     ---------
       Cash provided (required) before financing
        activities..........................................  $  32,764      (803,397)
                                                              =========     =========
Financing activities:
  Borrowings under debt agreements..........................     56,000       928,896
  Reduction of debt.........................................   (320,366)     (119,474)
  Proceeds from issuance of stock...........................    269,852         1,411
  Deferred financing costs..................................       (792)       (3,119)
  Repurchase of Class A Common Stock........................    (24,838)       (4,821)
                                                              ---------     ---------
       Net cash and cash equivalents (used for) provided by
        financing activities................................    (20,144)      802,893
  Decrease (increase) in cash and cash equivalents..........    (12,620)          504
                                                              ---------     ---------
       Total cash (used for) provided by financing
        activities..........................................  $ (32,764)      803,397
                                                              =========     =========

          See accompanying Notes to Consolidated Financial Statements.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1996
                                 (IN THOUSANDS)

                               CLASS A           CLASS B           CLASS C
                            COMMON STOCK      COMMON STOCK      COMMON STOCK      ADD'L      FOREIGN     RETAINED
                           ---------------   ---------------   ---------------   PAID-IN    CURRENCY     EARNINGS
                           SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL   TRANSLATION   (DEFICIT)
                           ------   ------   ------   ------   ------   ------   -------   -----------   ---------
BALANCE AT DECEMBER 31,
  1994...................  64,729    $129    8,652     $18     1,116     $ 2     260,011         --      (250,841)
Net earnings.............     --       --       --      --        --      --          --         --        54,503
Issuance of Class A
  Common Stock...........  13,086      26       --      --        --      --     269,826         --            --
Conversion of Class B
  Common Stock to Class A
  Common Stock...........    327        1     (327)     (1)       --      --          --         --            --
Treasury Stock
  acquired...............     --       --       --      --        --      --          --         --            --
                           ------    ----    -----     ---     ------    ---     -------      -----      --------
BALANCE AT DECEMBER 31,
  1995...................  78,142     156    8,325      17     1,116       2     529,837         --      (196,338)
Net earnings.............     --       --       --      --        --      --          --         --        25,889
Issuance of Class A
  Common Stock related to
  acquisition of TDI.....  2,370        5       --      --        --      --      67,184         --            --
Issuance of Class A
  Common Stock upon
  exercise of stock
  options................    581        1       --      --        --      --       1,401         --            --
Issuance of Class B
  Common Stock...........     --       --      788       2        --      --           7         --            --
Conversion of Class B
  Common Stock to Class A
  Common Stock...........    803        2     (803)     (2)       --      --          --         --            --
Conversion of Class C
  Common Stock to Class A
  Common Stock...........  1,116        2       --      --     (1,116)    (2)         --         --            --
Foreign currency
  translation
  adjustment.............     --       --       --      --        --      --          --      1,096            --
Income tax benefit from
  exercise of stock
  options................     --       --       --      --        --      --      14,873         --            --
Treasury Stock
  acquired...............     --       --       --      --        --      --          --         --            --
                           ------    ----    -----     ---     ------    ---     -------      -----      --------
BALANCE AT DECEMBER 31,
  1996...................  83,012    $166    8,310     $17        --     $--     613,302      1,096      (170,449)
                           ======    ====    =====     ===     ======    ===     =======      =====      ========


                            TREASURY STOCK
                           -----------------
                           SHARES    AMOUNT     TOTAL
                           ------   --------   -------
BALANCE AT DECEMBER 31,
  1994...................  (2,935)  $(34,844)  (25,525)
Net earnings.............     --          --    54,503
Issuance of Class A
  Common Stock...........     --          --   269,852
Conversion of Class B
  Common Stock to Class A
  Common Stock...........     --          --        --
Treasury Stock
  acquired...............  (1,256)   (24,838)  (24,838)
                           ------   --------   -------
BALANCE AT DECEMBER 31,
  1995...................  (4,191)   (59,682)  273,992
Net earnings.............     --          --    25,889
Issuance of Class A
  Common Stock related to
  acquisition of TDI.....     --          --    67,189
Issuance of Class A
  Common Stock upon
  exercise of stock
  options................     --          --     1,402
Issuance of Class B
  Common Stock...........     --          --         9
Conversion of Class B
  Common Stock to Class A
  Common Stock...........     --          --        --
Conversion of Class C
  Common Stock to Class A
  Common Stock...........     --          --        --
Foreign currency
  translation
  adjustment.............     --          --     1,096
Income tax benefit from
  exercise of stock
  options................     --          --    14,873
Treasury Stock
  acquired...............   (179)     (4,821)   (4,821)
                           ------   --------   -------
BALANCE AT DECEMBER 31,
  1996...................  (4,370)  $(64,503)  379,629
                           ======   ========   =======

          See accompanying Notes to Consolidated Financial Statements.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1) BUSINESS COMBINATION WITH WESTINGHOUSE ELECTRIC CORPORATION

     On June 20, 1996, CBS Corporation, formerly Westinghouse Electric Corporation, and Infinity Media Corporation, formerly Infinity Broadcasting Corporation, (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement").

     The merger was consummated on December 31, 1996 and pursuant to the Merger Agreement each share of issued and outstanding share of the Company's common stock was converted into 1.71 shares of CBS Corporation common stock. The accompanying consolidated financial statements are presented on the historical basis of the Company prior to the merger and reflect the results of operations through December 31, 1996. Costs incurred by the Company related to the merger are reflected in the accompanying 1996 statement of earnings.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation and Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned radio broadcasting and outdoor advertising subsidiaries. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

  (b) Revenue Recognition

     Revenues derived from the sale of radio advertising spots are recognized when the spots are broadcast. Revenues from the sale of outdoor advertising space are recognized proportionately over the contract term.

  (c) Property and Equipment

     Property and equipment are recorded at cost. Depreciation is provided on a straight-line basis over estimated useful lives.

  (d) Intangible Assets

     Intangible assets including goodwill are being amortized over their estimated useful lives ranging from 5 to 25 years for identifiable intangibles, and 15 to 25 years for goodwill.

     Management continuously monitors and evaluates the realizability of recorded intangibles to determine whether their carrying values have been impaired. In evaluating the value and future benefits of intangible assets, their carrying value is compared to management's best estimate of undiscounted future cash flows over the remaining amortization period. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds their fair value. The Company believes that the carrying value of recorded intangibles is not impaired.

  (e) Impairment of Long-Lived Assets

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 did not have any impact on the Company's consolidated financial position, results of operations, or liquidity.

  (f) Income Taxes

     The Company and its subsidiaries file a consolidated Federal income tax return.

     The Company accounts for income taxes under SFAS No. 109 "Accounting for Income Taxes," which requires the use of the asset and liability method of financial accounting and reporting for income taxes. Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. In accordance with SFAS No. 109 the deferred taxes are measured by applying currently enacted tax laws.

  (g) Cash Equivalents

     Cash equivalents include certificates of deposit and commercial paper with maturities of one month or less.

  (h) Fair Value of Financial Instruments

     The estimated fair value of financial instruments is determined by the Company using the best available market information and appropriate valuation methodologies. However, considerable judgment is necessary in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented are not neccessarily indicative of the amounts that the Company could realize in a current market exchange or the value that ultimately will be realized by the Company upon maturity or disposition. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. Most of the Company's financial instruments, including cash, trade receivables and payables and accruals, are short term in nature. Accordingly, the carrying amount of such financial instruments approximates their fair value. The carrying amount of long-term debt other than subordinated debt approximates fair value. The fair value of subordinated debt is based on quoted market prices.

  (i) Stock Option Plans

     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to measure compensation cost for stock-based awards using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and to provide pro forma net income disclosures as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  (j) Foreign Currency Translation

     The statutory accounts of the Company's consolidated foreign subsidiaries are maintained in accordance with local accounting regulations and are stated in local currencies. Local statements are translated into U.S.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

generally accepted accounting principles and U.S. dollars in accordance with SFAS No. 52, "Accounting for Foreign Currency Translation."

     Under SFAS No. 52, foreign currency assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as part of the foreign currency translation adjustment in consolidated stockholders' equity. Gains and losses from foreign currency transactions are included in net earnings in the period in which they occur.

  (k) Advertising Costs

     Advertising costs are expensed as incurred.

  (l) New Pronouncements

     Consolidated Statement of Comprehensive Income

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," were issued. SFAS No. 130 requires that an enterprise report by major component and as a single total the change in its net assets from nonowner sources during the period. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations, or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997.

(3) STOCK OFFERINGS AND STOCK DIVIDENDS

     Effective May 12, 1995, the Company declared a three-for-two stock split in the form of a stock dividend payable on May 19, 1995 to shareholders of record at the close of business on May 12, 1995.

     On October 24, 1995, the Company, through a public offering sold 12,750,000 shares of Class A Common Stock, resulting in proceeds to the Company of approximately $269 million.

     On March 18, 1996, the Company declared a three-for-two stock split in the form of a stock dividend payable on April 11, 1996 to holders of record on March 28, 1996. The accompanying consolidated financial statements reflect the effect of all of the above stock dividends.

     On July 10, 1996, the Company amended its Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock to 300,000,000.

(4) ACQUISITIONS

     In April 1995, the Company acquired Dallas/Ft. Worth radio station KLUV-FM from TK Communications, Inc. for approximately $51 million, plus costs.

     On January 16, 1996 the Company completed the acquisition of radio stations KYNG-FM and KSNN-FM in Dallas, KFRC-FM, KFRC-AM and KYCY-FM in San Francisco, WYCD-FM in Detroit and KYCW-FM in Seattle from various entities affiliated with Alliance Broadcasting, Inc. for approximately $275 million, plus costs. On May 22, 1996, the Company completed the sale of its Seattle radio station KYCW-FM to EZ Communications for $26 million.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On March 26, 1996, the Company completed the acquisition of all of the outstanding stock of TDI Worldwide, Inc. ("TDI"), a seller of advertising space on buses and transit systems, for approximately $300 million plus costs.

     On June 27, 1996, the Company completed the acquisition of twelve radio stations from Granum Holdings L.P. for approximately $425 million including working capital, plus costs. The radio stations are KRBV-FM, KHVN-AM and KOAI-FM in Dallas/Ft. Worth, WBOS-FM and WOAZ-FM in Boston, WCAO-AM and WXYV-FM in Baltimore, WAOK-AM and WVEE-FM in Atlanta and WHTQ-FM, WMMO-FM and WHOO-AM in Orlando.

     The purchase price of the above acquisitions were funded by borrowings under the Company's bank credit agreement (the "Credit Agreement") and issuance of approximately 2.4 million shares of the Company's Class A Common Stock.

     The above acquisitions have been accounted for by the purchase method of accounting. The purchase price has been allocated to the assets acquired, principally intangible assets, and the liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill.

     The operating results of these acquisitions are included in the Company's consolidated results of operations from the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the 1995 and 1996 acquisitions had occurred as of the beginning of 1995, after giving effect to certain adjustments, including amortization of intangible assets and interest expense on the acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future.

                                                         YEARS ENDED DECEMBER 31,
                                                         ------------------------
                                                            1995          1996
                                                         ----------     ---------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS)
Net revenues...........................................   $656,752       750,521
Net earnings...........................................     15,361         6,682

     In May 1996, the Company entered into an agreement with Cox Broadcasting, Inc. ("Cox") to swap its radio stations WHTQ-FM, WMMO-FM and WHOO-AM in Orlando for Cox's radio stations WCKG-FM and WYSY-FM in Chicago. In addition, the Company has agreed to pay Cox $20 million. The transaction has been structured as a tax-free, like-kind exchange. The acquisitions closed in February 1997. In August 1996, the Company entered into an agreement to sell WYSY-FM to Spanish Broadcasting System, Inc. for $33 million upon completion of the Company's acquisition of the station from Cox. This transaction closed in March 1997.

     In October 1996, the Company entered into an agreement to sell its Dallas radio station KEWS-FM for $32 million to Salem Communications Corp. ("Salem") and as part of the consideration, the Company will receive Salem's Dallas station KDFX-AM. The Company also entered into an agreement to sell its Dallas station KDMM-AM for $675,000 to Marcos Rodriguez, Inc. Such transactions closed February 1997.

     The Company has reported the carrying value of the assets held for sale at the lower of cost or their estimated net realizable value. The Company has presented the assets held for sale as a separate line item in its consolidated balance sheets.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On February 3, 1994, the Company, Unistar Communications Group, Inc. ("UCG"), Unistar Radio Networks, Inc. ("Unistar") and Westwood One, Inc. ("Westwood One") consummated the purchase by Westwood One of Unistar for approximately $101.3 million. In connection with this transaction, an affiliate of the Company received 5 million newly issued shares of common stock of Westwood One for $3 per share and a warrant to purchase an additional 3 million shares of Westwood One's common stock at a purchase price of $3 per share, subject to certain vesting requirements. The Company manages Westwood One pursuant to a management agreement which provides for a base management fee plus a bonus based on achieving cash flow targets and additional warrants to acquire shares of Westwood One's common stock in the event that Westwood One's common stock trades above certain target price levels. In September 1994 and August 1995, pursuant to such provision, the Company received a warrant to purchase 500,000 shares of Westwood One's common stock at an exercise price of $3 per share and 500,000 shares at an exercise price of $4 per share, respectively. In December 1995 and 1996, the Company received approximately $5,593,750 and $5,750,000, respectively, as a result of Westwood One's purchase and cancellation of the Company's warrants exercisable at $3 and $4 per share, respectively. The Company accounts for its investment in Westwood One on the equity basis.

(5) PROPERTY AND EQUIPMENT

     A summary of property and equipment, at cost, for the years ended December 31, 1995 and 1996 follows:

                                                             1995       1996
                                                            -------    ------
                                                             (IN THOUSANDS)
Machinery, equipment and fixtures.........................  $24,845    45,908
Land, building and improvements...........................   10,392    10,947
                                                            -------    ------
                                                            $35,237    56,855
                                                            =======    ======

     For the years ended December 31, 1995 and 1996, depreciation expense was $4,714,000 and $7,984,000, respectively.

(6) LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1996 consists of the following:


                                                          1995        1996
                                                        --------    ---------
                                                           (IN THOUSANDS)
Bank Borrowings(a)....................................  $ 84,750      935,401
10 3/8% Subordinated Debentures due 2002(b)...........   182,634      141,734
Other.................................................        --        1,404
                                                        --------    ---------
                                                         267,384    1,078,539
Less: Current portion.................................        --         (563)
                                                        --------    ---------
                                                        $267,384    1,077,976
                                                        ========    =========


---------------
(a) On June 13, 1996, the Company and its subsidiaries amended and restated its existing Credit Agreement to provide for aggregate borrowings of up to $1,500 million. As of December 31, 1996, the Company had additional borrowings available under the facility of approximately $565 million.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Under the terms of a Security Agreement among the Company, its subsidiaries and one of the banks acting as collateral agent, substantially all of the assets of the Company and its subsidiaries, as well as the stock of the Company's subsidiaries, are pledged to secure borrowings under the Credit Agreement.

    The Credit Agreement provides for quarterly principal payments beginning September 1999, and also permits voluntary prepayments in whole or in part at any time.

    Under the Credit Agreement, interest is payable quarterly, based on the (i) prime rate or (ii) London Interbank Offer Rate.

    In the normal course of business, the Company enters into a variety of interest rate protection agreements, options and swaps in order to limit its exposure due to adverse fluctuations in interest rates. These instruments are executed with creditworthy financial institutions. As a matter of policy the Company does not engage in derivatives trading. Generally, payments and receipts associated with financial instruments used to manage interest rate risk are recognized along with the effects of associated transactions. As of December 31, 1996, the Company has entered into various interest rate protection agreements under which the Company's interest rate on $55 million of borrowings under the Credit Agreement is fixed at between 6.85% and 7.0% per annum, plus applicable margin. These agreements expire on various dates ranging from April 1997 to July 2000.

(b) At December 31, 1996, the fair value of the Company's 10 3/8% Senior Subordinated Notes was estimated to be $149,090,000, based on the quoted market prices for the same issue.

    During 1995 and 1996, the Company redeemed a face amount of $17,366,000 and $40,900,000, respectively, of its 10 3/8 Senior Subordinated Notes.

     The scheduled maturities of long-term debt for the next five years and after are as follows:

                  YEAR ENDING DECEMBER 31,                        AMOUNT
                  ------------------------                    --------------
                                                              (IN THOUSANDS)
       1997.................................................    $      563
       1998.................................................           638
       1999.................................................       150,207
       2000.................................................       225,068
       2001.................................................       300,000
       After 2001...........................................       402,063
                                                                ----------
                                                                $1,078,539
                                                                ==========

     For the years ended 1995 and 1996, the Company paid cash for interest of $44,802,000 and $63,090,000, respectively.

     During 1995, the Company registered with the Securities and Exchange Commission, pursuant to a shelf registration statement, $500 million in aggregate principal amount of its debt securities.

(7) EMPLOYEE AND OTHER POSTRETIREMENT BENEFIT PLANS

     The Company and its subsidiaries have qualified 401(k) profit sharing plans covering substantially all of its non-union full-time employees. For the years ended December 31, 1995 and 1996, contributions to these plans by the Company were de minimus.

     The Company does not provide any postretirement health care and life insurance benefits to its employees and, accordingly, has no liabilities for such benefits.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8) INCOME TAXES

     The provision for income taxes for the years ended December 31, 1995 and 1996 is as follows:


                                                              1995      1996
                                                             ------    ------
                                                              (IN THOUSANDS)
Current:
  Federal..................................................  $   --    18,894
  State and local..........................................   1,588     2,840
  Foreign..................................................      --     4,620
                                                             ------    ------
          Total current income tax expense.................   1,588    26,354
Deferred income tax expense................................      --     1,149
                                                             ------    ------
                                                             $1,588    27,503
                                                             ======    ======


     No federal income taxes were provided in 1995 as a result of available net loss carryforwards.

     The Company had pre-tax income from foreign operations in 1996 of approximately $12 million. Pre-tax income from domestic operations was approximately $56 million and $41 million in 1995 and 1996, respectively.

     Temporary differences which give rise to the deferred tax liabilities at December 31, 1996 primarily relate to intangibles acquired as part of the TDI and Granum stock acquisitions. Additionally, the value of the deferred tax asset resulting from net operating loss carryforwards is offset by a valuation allowance of equal amount.

     The Company's income tax expense for the year ended December 31, 1996 differs from the expense that would have resulted from applying the federal statutory rates during that period to income before income tax expense. The reasons for these differences are explained in the following table:

                                                                   1996
                                                              --------------
                                                              (IN THOUSANDS)
Expense based upon federal statutory rate of 35%............     $18,687
Amortization of goodwill....................................       5,422
State and local taxes, net of federal benefit...............       1,846
Nondeductible expenses......................................       5,635
Utilization of net operating loss...........................      (4,936)
Other, net..................................................         849
                                                                 -------
Income tax expense..........................................     $27,503
                                                                 =======

     At December 31, 1996, the Company had available net operating loss carryforwards of approximately $67 million which will expire from 2004 to 2009. Approximately $34 million and $26 million of the net operating loss carryforwards relate to benefits arising from exercise of stock options and acquisitions, respectively. These amounts will be reflected as credits to additional paid in capital ($12 mil) and goodwill ($9 mil) when they are ultimately utilized. During 1996, the tax effect of utilizing net operating loss carryforwards arising from acquisitions was reflected as a credit to goodwill in the amount of $7,123,000.

     For the years ended December 31, 1995 and 1996, the Company paid cash for income taxes of $3,620,000 and $10,338,000, respectively.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9) EMPLOYEE STOCK PLANS

  Employee Stock Option Plan

     The Company's 1988 Employee Stock Option Plan as amended provides for a grant of options to purchase 10,494,788 shares of the Company's Class A Common Stock and 1,771,875 shares of Class B Common Stock. The options are exercisable in equal amounts generally over five years from the date of the grant. At December 31, 1996, options for approximately 9,500,000 shares of Class A Common Stock had been cumulatively granted and options for 3,838,900 shares were exercisable.

  Employee Deferred Share Plan

     The Deferred Share Plan permits the grant of up to 541,443 Class A Deferred Shares and 1,761,681 Class B Deferred Shares to executives or other key employees of the Company.

     The following is a table summarizing the changes during the years ended December 31, 1995 and 1996 in options and deferred shares outstanding:

                                                   CLASS A COMMON STOCK
                                       ---------------------------------------------
                                        DEFERRED       EXERCISE     WEIGHTED AVERAGE
                                       SHARES AND     PRICE PER      EXERCISE PRICE
                                        OPTIONS         SHARE          PER SHARE
                                       ----------    ------------   ----------------
Outstanding as of December 31,
  1994...............................  7,237,937     $ .002-12.67         6.63
Granted/Issued.......................         --               --
Canceled.............................    (65,813)      3.90-11.55         7.73
Exercised............................   (335,528)       .06-12.45         2.79
                                       ---------     ------------        -----
          Total outstanding as of
            December 31, 1995........  6,836,596                          6.81
                                       ---------
Granted/Issued.......................  1,712,528      23.50-33.63        25.70
Canceled.............................         --               --
Exercised............................   (581,053)      .002-12.45         3.51
                                       ---------     ------------        -----
          Total outstanding as of
            December 31, 1996........  7,968,071                         11.11
                                       =========

     At December 31, 1996, the range of exercise prices was $.06-$33.63 and the weighted-average remaining contractual lives of outstanding options was 7 years.

     During 1988, the Company issued options with an exercise price of $0.12 per share to an officer of the Company to purchase 4,742,996 shares of the Company's Class B Common Stock. Through the year ended December 31, 1995 and during 1996, options to purchase 379,556 and 750,000 shares, respectively, were exercised.

     In addition, the Company issued 265,689 options and 29,705 deferred shares in 1995 and 770,166 options and 8,282 deferred shares in 1996 to purchase shares of Class B Common Stock at an exercise price per share of $14.05, $.002, $27.58 and $.002 per share, respectively. As of December 31, 1996, 1,457,370 and 37,987 of such options and deferred shares, respectively, were outstanding.

     The per share weighted-average fair value of stock options granted during 1995 and 1996 was $7.72 and $13.86, respectively, on the date of the grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 35.14% in 1995 and 38.33% in 1996, expected dividend

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

yield of zero percent, risk-free interest rate of 6.24% in 1995 and 6.27% in 1996 and an expected life of 7 years in both 1995 and 1996.

     The Company applies APB Opinion No. 25 in recording the value of stock options granted pursuant to its plans. No compensation cost has been recognized for stock options granted under the Company's Plans. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have decreased to the pro forma amounts indicated below:

                                                             1995       1996
                                                            -------    ------
                                                             (IN THOUSANDS)
Net income:
  As reported.............................................  $54,503    25,889
  Pro forma...............................................   54,207    21,085

     Pro forma net income reflects only options granted under the Company Plans in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 5 years and compensation cost for options granted prior to January 1, 1995 is not considered.

(10) STOCKHOLDERS' EQUITY

     Each share of Class A Common Stock and each share of Class C Common Stock is entitled to one vote per share. Each Share of Class B Common Stock is generally entitled to ten votes per share. Shares of Class B Common Stock and Class C Common Stock, at the option of the holder, may be converted at any time into an equal number of shares of Class A Common Stock. Each share of Class B Common Stock and Class C Common Stock automatically converts into one share of Class A Common Stock upon the sale, gift or other transfer of such share to any person other than an associate of the Company (as defined) and upon certain other events. On October 4, 1996, the Class C Common Stockholders converted all shares into Class A Common Stock.

     The Company has reserved 72,989 shares of Class A Common Stock, with an exercise price of $.001 and 20,104,934 shares of Class C Common Stock with an exercise price of $.001 for issuance upon the exercise of certain warrants and options outstanding as of December 31, 1996.

(11) RELATED PARTY TRANSACTIONS

     Several of the Company's radio stations are affiliated with Westwood One's radio network and the Company sells several programs to Westwood One. During 1995 and 1996, the Company earned revenue related to such transactions aggregating approximately $14,657,000 and $17,700,000 respectively.

     In addition, as of December 31, 1995 and 1996, the Company had accounts receivable from Westwood One amounting to approximately $6,179,000 and $7,780,000, respectively.

(12) COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries occupy certain office space and transmitting facilities under lease agreements expiring at various dates through 2008. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Most leases provide for escalation of rent based on increases in the Consumer Price Index and/or real estate taxes.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of the future minimum rental commitments under existing leases:

YEAR ENDING DECEMBER 31,                                          TOTAL
------------------------                                      --------------
                                                              (IN THOUSANDS)
       1997.................................................     $15,431
       1998.................................................      12,440
       1999.................................................      10,698
       2000.................................................       8,820
       2001.................................................       7,749
       After 2001...........................................      12,456
                                                                 -------
                                                                 $67,594
                                                                 =======

     Rent expense applicable to such leases amounted to approximately $4,363,000 and $6,360,348 for the years ended December 31, 1995 and 1996, respectively.

     At December 31, 1996, the Company is committed to the purchase of broadcast rights for various sports events and other programming including on-air talent, aggregating approximately $155 million. The aggregate payments related to these commitments are as follows:

YEAR ENDING DECEMBER 31,                                          TOTAL
------------------------                                      --------------
                                                              (IN THOUSANDS)
1997........................................................     $ 53,560
1998........................................................       37,500
1999........................................................       33,616
2000........................................................       29,243
2001........................................................        1,021
                                                                 --------
                                                                 $154,940
                                                                 ========

  Guaranteed Franchise Payments

     The Company's outdoor advertising business has franchise rights entitling it to display advertising on such media as buses, taxis, trains, bus shelters, terminals, billboards, and phone kiosks. Under most of these franchise agreements, the franchiser is entitled to receive the greater of a percentage of the relevant advertising revenues, net of advertising agency fees, or a specified guaranteed minimum annual payment. At December 31, 1996, the future minimum franchise payments are as follows:

                  YEAR ENDING DECEMBER 31,                        TOTAL
                  ------------------------                    --------------
                                                              (IN THOUSANDS)
       1997.................................................     $119,645
       1998.................................................      106,401
       1999.................................................       96,718
       2000.................................................       59,438
       2001.................................................       17,435
       After 2001...........................................        9,531
                                                                 --------
          Total guaranteed franchise payments...............     $409,168
                                                                 ========

     Franchise costs totaled $127 million in 1996.

                           INFINITY MEDIA CORPORATION
                  (FORMERLY INFINITY BROADCASTING CORPORATION)
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) INTANGIBLE AND OTHER ASSETS

     Intangible assets at cost, as of December 31, 1995 and 1996, include:

                                                          1995        1996
                                                        --------    ---------
                                                           (IN THOUSANDS)
FCC licenses..........................................  $370,394      727,276
Franchise costs.......................................        --      276,700
Goodwill..............................................   152,724      591,334
Covenants not to compete..............................    45,000       45,000
Favorable leasehold interest..........................    30,260       30,260
                                                        --------    ---------
                                                        $598,378    1,670,570
                                                        ========    =========

     For the years ended December 31, 1995 and 1996, amortization expense was $45,768,000 and $88,072,000, respectively.

     Other assets include principally deferred financing costs and are amortized over the term of the financing.

(14) SUBSEQUENT EVENT

     Effective October 29, 1998, the Company changed its name from Infinity Broadcasting Corporation to Infinity Media Corporation.

             ------------------------------------------------------
             ------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                             Page
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................    8
Use of Proceeds............................   16
Dividend Policy............................   16
Dilution...................................   17
Capitalization.............................   18
Selected Combined and Pro Forma Financial
  Data.....................................   19
Unaudited Combined Pro Forma Financial
  Information..............................   21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   25
Business...................................   32
Management.................................   48
Principal Stockholder and Stock
  Ownership................................   56
Relationships Between the Company and
  CBS......................................   57
Description of Capital Stock...............   64
Certain Provisions of the Certificate of
  Incorporation and By-Laws of the
  Company..................................   67
Description of Indebtedness................   72
Shares Eligible for Future Sale............   76
United States Tax Consequences to
  Non-United States Holders................   77
Underwriting...............................   79
Legal Matters..............................   82
Experts....................................   82
Available Information......................   82
Index to Financial Statements..............  F-1


    UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                               135,000,000 SHARES

                                 INFINITY LOGO

                                    INFINITY
                                  BROADCASTING
                                  CORPORATION

                              CLASS A COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                              MERRILL LYNCH & CO.

                                 BT ALEX. BROWN


                              GOLDMAN, SACHS & CO.



                          ALLEN & COMPANY INCORPORATED


                           CREDIT SUISSE FIRST BOSTON


                          DONALDSON, LUFKIN & JENRETTE


                                LEHMAN BROTHERS


                           MORGAN STANLEY DEAN WITTER


                     NATIONSBANC MONTGOMERY SECURITIES LLC


                              SALOMON SMITH BARNEY



                            BEAR, STEARNS & CO. INC.


                            DEUTSCHE BANK SECURITIES


                           ING BARING FURMAN SELZ LLC


                            LAZARD FRERES & CO. LLC


                            PAINEWEBBER INCORPORATED


                        SANFORD C. BERNSTEIN & CO., INC.


                              SCHRODER & CO. INC.


                                    SG COWEN



                               ABN AMRO ROTHCHILD


                         BANCBOSTON ROBERTSON STEPHENS


                             CHASE SECURITIES INC.


                               J.P. MORGAN & CO.

                      WASSERSTEIN PERELLA SECURITIES, INC.
                                           , 1998
             ------------------------------------------------------
             ------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS DATED NOVEMBER 9, 1998


PROSPECTUS
                               135,000,000 SHARES

                                 INFINITY LOGO

                       INFINITY BROADCASTING CORPORATION

                              CLASS A COMMON STOCK
                            ------------------------
    All of the shares of Class A Common Stock, par value $.01 per share, offered hereby are being sold by Infinity Broadcasting Corporation (the "Company"). Of the 135,000,000 shares of Class A Common Stock offered hereby, 20,250,000 shares are being offered for sale initially outside the United States and Canada (the "International Offering") by the International Managers and 114,750,000 shares are being offered for sale initially in a concurrent offering in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offerings") by the U.S. Underwriters (collectively with the International Managers, the "Underwriters"). The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

    Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price
of the Class A Common Stock offered hereby will be between $         and
$         per share. For a discussion of the factors considered in determining the initial public offering price of the Class A Common Stock, see
"Underwriting."


    The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "INF", subject to official notice of issuance.


                                                        (continued on next page)



     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN MATERIAL RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                PRICE TO               UNDERWRITING             PROCEEDS TO
                                                 PUBLIC                DISCOUNT(1)               COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per Share.............................. $                        $                        $
------------------------------------------------------------------------------------------------------------------
Total(3)............................... $                        $                        $
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $         .
(3) The Company has granted the International Managers and the U.S. Underwriters options to purchase up to an additional 3,037,500 and 17,212,500 shares of Class A Common Stock, respectively, in each case, exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."
                            ------------------------
    The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New York, New
York on or about              , 1998.
                            ------------------------

                          MERRILL LYNCH INTERNATIONAL


BT ALEX. BROWN INTERNATIONAL                        GOLDMAN, SACHS INTERNATIONAL



ALLEN & COMPANY INCORPORATED                          CREDIT SUISSE FIRST BOSTON


DONALDSON, LUFKIN & JENRETTE                                     LEHMAN BROTHERS


MORGAN STANLEY & CO. INCORPORATED          NATIONSBANC MONTGOMERY SECURITIES LLC


                       SALOMON SMITH BARNEY INTERNATIONAL


BEAR, STEARNS INTERNATIONAL LIMITED   DEUTSCHE BANK  ING BARINGS  LAZARD CAPITAL
MARKETS


PAINEWEBBER INTERNATIONAL   SANFORD C. BERNSTEIN & CO., INC.   SCHRODERS      SG
COWEN INTERNATIONAL


ABN AMRO ROTHCHILD      BANCBOSTON ROBERTSON STEPHENS      CHASE SECURITIES INC.


J.P. MORGAN SECURITIES LIMITED              WASSERSTEIN PERELLA SECURITIES, INC.

                            ------------------------

              The date of this Prospectus is              , 1998.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING


     Merrill Lynch International, BT Alex. Brown International and Goldman, Sachs International are acting as lead managers (the "Lead Managers") for each of the International Managers named below (the "International Managers"). Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company and the International Managers, and concurrently with the sale of 114,750,000 shares of Class A Common Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Company, the aggregate number of shares of shares of Class A Common Stock set forth opposite its name below.



                                                                     NUMBER OF
                           INTERNATIONAL MANAGERS                     SHARES
                           ----------------------                   -----------
Merrill Lynch International.....................................
BT Alex. Brown International....................................
Goldman, Sachs International....................................
Allen & Company Incorporated....................................
Credit Suisse First Boston (Europe) Limited.....................
Donaldson, Lufkin & Jenrette International......................
Lehman Brothers International (Europe)..........................
Morgan Stanley & Co. International Limited......................
NationsBanc Montgomery Securities LLC...........................
Salomon Brothers International Limited..........................
Bear, Stearns International Limited.............................
Deutsche Bank AG London.........................................
ING Barings.....................................................
Lazard Capital Markets..........................................
PaineWebber International.......................................
Sanford C. Bernstein & Co., Inc. ...............................
J. Henry Schroder & Co. Limited.................................
SG Cowen International L.P. ....................................
ABN AMRO Rothchild..............................................
BancBoston Robertson Stephens Inc. .............................
Chase Securities Inc. ..........................................
J.P. Morgan Securities Ltd. ....................................
Wasserstein Perella Securities, Inc. ...........................
             Total..............................................     20,250,000
                                                                    ===========



     The Company has also entered into an U.S. purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and together with the International Managers, the "Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), BT Alex. Brown Incorporated and Goldman, Sachs & Co. are acting as Representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 20,250,000 shares of Class A Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Company, an aggregate of 114,750,000 shares of Class A Common Stock. The initial public offering price per share of Class A Common Stock and the total underwriting discount per share of Class A Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.


     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of the Class A Common Stock being sold pursuant to each such Purchase Agreement if any of the shares of Class A Common Stock being sold pursuant to each such Purchase Agreement are purchased. Under certain circumstances under the Purchase Agreements, the

                                      Alt-1

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Class A Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

     The International Managers have advised the Company that the International Managers propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $     per share of Class A Common Stock. The International Managers may
allow, and such dealers may reallow, a discount not in excess of $     per share
of Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 3,037,500 additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise this option solely to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of the Class A Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company has also granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 17,212,500 additional shares of Class A Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

     At the request of the Company, the U.S. Underwriters have reserved for
sale, at the initial public offering price, up to           shares of Class A
Common Stock offered hereby to be sold to certain directors, officers and employees of CBS and the Company (including Messrs. Karmazin, Suleman, Mason and Apfelbaum). The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered by this Prospectus.

     The Company, CBS and Mr. Karmazin have agreed, subject to certain exceptions, with the Underwriters not to directly or indirectly: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock (other than in the Offerings, pursuant to the Company's 1998 Plan, Annual Incentive Plan and Savings Plan or in connection with any acquisitions to be made by the Company in the future in consideration for shares of Class A Common Stock or securities convertible into or exchangeable or issuances of shares of Class A Common Stock issued as consideration for future acquisitions by the Company exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing; or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell

                                      Alt-2

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

shares of Class A Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives and Lead Managers believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.


     The Class A Common Stock has been approved for listing on the NYSE under the symbol "INF", subject to official notice of issuance. In order to meet the requirements for listing of the Class A Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and International Managers may be required to make in respect thereof.

     Until the distribution of the Class A Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

     If the Underwriters create a short position in the Class A Common Stock in connection with the Offerings, i.e., if they sell more shares of the Class A Common Stock than are set forth on the cover pages of this Prospectus, the U.S. Representatives and Lead Managers, respectively, may reduce that short position by purchasing Class A Common Stock in the open market. The U.S. Representatives and Lead Managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives and Lead Managers, respectively, may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the Lead Managers purchase shares of the Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Class A Common Stock to the extent that it were to discourage resales of the Class A Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the
                                      Alt-3

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     Each International Manager has agreed that: (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Class A Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.


     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Class A Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company or shares of Class A Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Class A Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Class A Common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     The U.S. Underwriters and the International Managers have informed the Company that they do not intend to confirm sales of the shares of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Certain of the Underwriters or their affiliates from time to time provided investment banking financial advisory services to the Company, CBS Corporation and their respective affiliates, for which they have received customary compensation, and may continue to do so in the future.

                                      Alt-4

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

             ------------------------------------------------------
             ------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                             Page
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................    8
Use of Proceeds............................   16
Dividend Policy............................   16
Dilution...................................   17
Capitalization.............................   18
Selected Combined and Pro Forma Financial
  Data.....................................   19
Unaudited Combined Pro Forma Financial
  Information..............................   21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   25
Business...................................   32
Management.................................   48
Principal Stockholder and Stock
  Ownership................................   56
Relationships Between the Company and
  CBS......................................   57
Description of Capital Stock...............   64
Certain Provisions of the Certificate of
  Incorporation and By-Laws of the
  Company..................................   67
Description of Indebtedness................   72
Shares Eligible for Future Sale............   76
United States Tax Consequences to
  Non-United States Holders................   77
Underwriting...............................   79
Legal Matters..............................   82
Experts....................................   82
Available Information......................   82
Index to Financial Statements..............  F-1


    UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                               135,000,000 SHARES

                                 INFINITY LOGO

                                    INFINITY
                                  BROADCASTING
                                  CORPORATION

                              CLASS A COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                          MERRILL LYNCH INTERNATIONAL

                          BT ALEX. BROWN INTERNATIONAL


                          GOLDMAN, SACHS INTERNATIONAL



                          ALLEN & COMPANY INCORPORATED


                           CREDIT SUISSE FIRST BOSTON


                          DONALDSON, LUFKIN & JENRETTE


                                LEHMAN BROTHERS


                       MORGAN STANLEY & CO. INCORPORATED


                     NATIONSBANC MONTGOMERY SECURITIES LLC


                       SALOMON SMITH BARNEY INTERNATIONAL



                      BEAR, STEARNS INTERNATIONAL LIMITED


                                 DEUTSCHE BANK


                                  ING BARINGS


                             LAZARD CAPITAL MARKETS


                           PAINEWEBBER INTERNATIONAL


                        SANFORD C. BERNSTEIN & CO., INC.


                                   SCHRODERS




                             SG COWEN INTERNATIONAL



                               ABN AMRO ROTHCHILD


                         BANCBOSTON ROBERTSON STEPHENS


                             CHASE SECURITIES INC.


                          J.P. MORGAN SECURITIES LTD.

                      WASSERSTEIN PERELLA SECURITIES, INC.

                                           , 1998
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby:

SEC Registration Fee........................................  $834,170
NASD Filing Fee.............................................    30,500
New York Stock Exchange Listing Fee.........................         *
Legal Fees and Expenses.....................................         *
Blue Sky Fees and expenses (including counsel fees).........         *
Accounting Fees and Expenses................................         *
Transfer Agent and Registrar Fees...........................         *
Printing and Engraving Expenses.............................         *
Underwriting Expense Allowance..............................         *
Miscellaneous Expense.......................................         *
                                                              --------
          Total.............................................  $
                                                              ========

---------------
* To be furnished by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

     Section 145 further provides that the indemnification provisions of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The certificate of incorporation of the Company provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of such director's fiduciary duty owed to the Company or its stockholders, other than liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or (iii) any transaction from which the director derived an improper personal benefit. The by-laws of the Company provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including, under certain circumstances, an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee or agent of the Company. Such indemnity provides for reimbursement of expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the party to be indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. With respect to any criminal action or proceeding, such indemnification will be available if the party to be indemnified had no reasonable cause to believe his conduct was unlawful. Any such indemnification shall be made by the Company only as specifically authorized upon a determination by a majority of a quorum of disinterested directors, by independent legal counsel or by the stockholders that indemnification is proper in the circumstances because the party to be indemnified has met the applicable standard of conduct set forth in the indemnification provisions of the by-laws. To the extent, however, that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of specific authorization.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since the Company's inception, the Company has not sold any unregistered securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   1.     UNDERWRITING AGREEMENTS.
 **1.1    Form of U.S. Underwriting Agreement.
 **1.2    Form of International Underwriting Agreement.
   3.     CERTIFICATE OF INCORPORATION AND BY-LAWS.
 **3.1    Certificate of Incorporation of the Registrant.
 **3.2    By-Laws of the Registrant.
 **3.3    Form of Restated Certificate of Incorporation of the
          Registrant.
 **3.4    Form of Restated By-Laws of the Registrant.
   4.     INSTRUMENTS DEFINING THE RIGHT OF SECURITY HOLDERS,
          INCLUDING INDENTURES.
 **4.1    Specimen Certificate of Class A Common Stock.
 **4.2    Specimen Certificate of Class B Common Stock.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   5.     OPINIONS.
 **5.1    Opinion of Cravath, Swaine & Moore with respect to the
          legality of the Class A Common Stock.
  10.     MATERIAL CONTRACTS.
**10.1    Asset Transfer Agreement between CBS and the Registrant.
**10.2    Stock Purchase Agreement between CBS and the Registrant.
**10.3    Intercompany Agreement between CBS and the Registrant.
**10.4    Tax Sharing Agreement between CBS and the Registrant.
  10.5    $4.0 billion Credit Agreement among CBS Corporation, the
          Lenders parties thereto, Nationsbank, N.A. and The
          Toronto-Dominion Bank as Syndication Agents, The Chase
          Manhattan Bank as Documentation Agent, and Morgan Guaranty
          Trust Company of New York as Administrative Agent, dated
          August 29, 1996, is incorporated herein by reference to
          Exhibit 10(1) to the report on Form 10-Q of CBS Corporation for the quarter ended September 30, 1996.
  10.6    First Amendment, dated January 29, 1997, to the CBS Credit
          Agreement, dated as of August 29, 1996, among CBS
          Corporation, the Lenders parties thereto, Nationsbank, N.A.
          and The Toronto-Dominion Bank as Syndication Agents, The
          Chase Manhattan Bank as Documentation Agent, and Morgan
          Guaranty Trust Company of New York as Administrative Agent,
          is incorporated herein by reference to Exhibit 10(p) to the report on Form 10-Q of CBS Corporation for the quarter ended
          March 31, 1997.
  10.7    Second Amendment, dated March 21, 1997, to the CBS Credit
          Agreement, dated as of August 29, 1996, as amended by the
          First Amendment thereto dated as of January 29, 1997, among
          CBS Corporation, the Subsidiary Borrowers parties thereto, the Lenders parties thereto, Nationsbank, N.A. and The
          Toronto-Dominion Bank as Syndication Agents, The Chase
          Manhattan Bank as Documentation Agent, and Morgan Guaranty
          Trust Company of New York as Administrative Agent, is
          incorporated herein by reference to Exhibit 10(q) to the
          report on Form 10-Q of CBS Corporation for the quarter ended
          March 31, 1997.
  10.8    Third Amendment, dated March 3, 1998, to the CBS Credit
          Agreement, dated as of August 29, 1996, as amended by the
          First Amendment thereto dated as of January 29, 1997, as
          amended by the Second Amendment thereto dated as of March
          21, 1997 among CBS Corporation, the Subsidiary Borrowers
          parties thereto, the Lenders parties thereto, Nationsbank,
          N.A. and The Toronto-Dominion Bank as Syndication Agents,
          The Chase Manhattan Bank as Documentation Agent, and Morgan
          Guaranty Trust Company of New York as Administration Agent,
          is incorporated herein by reference to Exhibit 10(x) to the report on Form 10-Q of CBS Corporation for the quarter ended
          March 31, 1998.
  10.9    Employment Agreement, entered into on June 20, 1996 and
          effective as of December 31, 1996, between CBS and Mel
          Karmazin is incorporated herein by reference to Exhibit
          10(s) to the report on Form 10-Q of CBS Corporation for the quarter ended March 31, 1997.
  10.10   Employment Agreement, entered into on May 1996, effective as of November 28, 1995 and amended as of January 29, 1997,
          between CBS Broadcasting Inc. and Daniel Mason.
**10.11   Employment Agreement, entered into as of December 22, 1989 as amended, between TDI Worldwide, Inc. and William
          Apfelbaum.
  10.12   The CBS 1991 Long-Term Incentive Plan, as amended to January
          28, 1998, is incorporated herein by reference to Exhibit
          10(g) to the report on Form 10-K of CBS Corporation for the year ended December 31, 1997.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  10.13   The CBS 1993 Long-Term Incentive Plan, as amended to January
          28, 1998, is incorporated herein by reference to Exhibit
          10(b) to the report on Form 10-K of CBS Corporation for the year ended December 31, 1997.
**10.14   1998 Long-Term Incentive Plan of the Registrant.
**10.15   Executive Annual Incentive Plan of the Registrant.
  10.16   The CBS Annual Performance Plan, as amended to November 1,
          1996 is incorporated herein by reference to Exhibit 10(a) to the report on Form 10-Q of CBS Corporation for the quarter ended September 30, 1996.
  10.17   The Westinghouse Executive Pension Plan, as amended to
          December 1, 1997 is incorporated herein by reference to
          Exhibit 10(d) to the report on Form 10-K of CBS Corporation for the year ended December 31, 1997.
  10.18   The CBS 1998 Executive Annual Incentive Plan is incorporated herein by reference to Exhibit A to the Proxy Statement of
          CBS Corporation dated May 6, 1998.
  10.19   The amended and restated Infinity Broadcasting Corporation
          Stock Option Plan is incorporated herein by reference to
          Exhibit 4.4 to the CBS Corporation's Registration Statement
          No. 333-13219 on Post-Effective Amendment No. 1 on Form S-8
          to Form S-4 filed with the Securities and Exchange
          Commission on January 2, 1997.
  10.20   Infinity Broadcasting Corporation Warrant Certificate No. 3
          to Mel Karmazin is incorporated herein by reference to
          Exhibit 4.6 to the CBS Corporation's Registration Statement
          No. 333-13219 on Post-Effective Amendment No. 1 on Form S-8
          to Form S-4 filed with the Securities and Exchange
          Commission on January 2, 1997.
  21.     SUBSIDIARIES.
 *21.1    Subsidiaries of the Registrant.
  23.     CONSENTS OF EXPERTS AND COUNSEL.
 *23.1    Consent of KPMG Peat Marwick LLP.
 *23.2    Consent of KPMG Peat Marwick LLP.
 *23.3    Consent of KPMG Peat Marwick LLP.
**23.4    Consent of Cravath, Swaine & Moore (included in Exhibit
          5.1).
  24.     POWERS OF ATTORNEY.
 *24.1    Power of Attorney of Mel Karmazin (included in the signature page).
 *24.2    Power of Attorney of Farid Suleman (included in the
          signature page).
  27.     FINANCIAL DATA SCHEDULE.
 *27.1    Financial Data Schedule.


---------------
 * Filed herewith.

** To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) It will provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 9, 1998.


                                          INFINITY BROADCASTING CORPORATION

                                          By: /s/ FARID SULEMAN
                                            ------------------------------------
                                            Farid Suleman


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates stated below.



                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                         *                           Chairman, President and Chief    November 9, 1998
---------------------------------------------------    Executive Officer (Principal
                   Mel Karmazin                        Executive Officer) and
                                                       Director

                         *                           Executive Vice President, Chief  November 9, 1998
---------------------------------------------------    Financial Officer, Treasurer
                   Farid Suleman                       and Secretary (Principal
                                                       Financial and Accounting
                                                       Officer) and Director

               *By /s/ FARID SULEMAN
  ----------------------------------------------
                   Farid Suleman
                 Attorney-In-Fact

                       INFINITY BROADCASTING CORPORATION
                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                ADDITIONS
                                                 ----------------------------------------
                                   BALANCE AT    CHARGED TO    CHARGED        INCREASE                         BALANCE
                                   BEGINNING     COSTS AND     TO OTHER    RESULTING FROM                     AT END OF
DESCRIPTION                        OF PERIOD      EXPENSES     ACCOUNTS     ACQUISITIONS     DEDUCTIONS(1)     PERIOD
-----------                        ----------    ----------    --------    --------------    -------------    ---------
1995
Allowance for doubtful
  accounts.......................    $1,834       $   734        --            $2,717(2)        $  (953)       $4,332
1996
Allowance for doubtful
  accounts.......................     4,332         2,398        --             7,722(3)         (3,035)       11,417
1997
Allowance for doubtful
  accounts.......................    11,417        10,382        --                --            (6,713)       15,086

---------------
(1) Represents amounts written off.

(2) Relates to the acquisition of CBS Inc. on November 24, 1995.

(3) Relates to the acquisition of Old Infinity on December 31, 1996.

                                 EXHIBIT INDEX

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
  NO.                             DESCRIPTION                                 PAGE
-------                           -----------                             ------------
   1.     UNDERWRITING AGREEMENTS.....................................
 **1.1    Form of U.S. Underwriting Agreement.........................
 **1.2    Form of International Underwriting Agreement................
   3.     CERTIFICATE OF INCORPORATION AND BY-LAWS....................
 **3.1    Certificate of Incorporation of the Registrant..............
 **3.2    By-Laws of the Registrant...................................
 **3.3    Form of Restated Certificate of Incorporation of the
          Registrant..................................................
 **3.4    Form of Restated By-Laws of the Registrant. ................
   4.     INSTRUMENTS DEFINING THE RIGHT OF SECURITY HOLDERS,
          INCLUDING INDENTURES. ......................................
 **4.1    Specimen Certificate of Class A Common Stock................
 **4.2    Specimen Certificate of Class B Common Stock................
   5.     OPINIONS. ..................................................
 **5.1    Opinion of Cravath, Swaine & Moore with respect to the
          legality of the Class A Common Stock........................
  10.     MATERIAL CONTRACTS. ........................................
**10.1    Asset Transfer Agreement between CBS and the Registrant. ...
**10.2    Stock Purchase Agreement between CBS and the Registrant. ...
**10.3    Intercompany Agreement between CBS and the Registrant.......
**10.4    Tax Sharing Agreement between CBS and the Registrant........
  10.5    $4.0 billion Credit Agreement among the CBS Corporation, the
          Lenders parties thereto, Nationsbank, N.A. and The
          Toronto-Dominion Bank as Syndication Agents, The Chase
          Manhattan Bank as Documentation Agent, and Morgan Guaranty
          Trust Company of New York as Administrative Agent, dated
          August 29, 1996, is incorporated herein by reference to
          Exhibit 10(1) to the report on Form 10-Q of CBS Corporation for the quarter ended September 30, 1996....................
  10.6    First Amendment, dated January 29, 1997, to the CBS Credit
          Agreement, dated as of August 29, 1996, among CBS
          Corporation, the Lenders parties thereto, Nationsbank, N.A.
          and The Toronto-Dominion Bank as Syndication Agents, The
          Chase Manhattan Bank as Documentation Agent, and Morgan
          Guaranty Trust Company of New York as Administrative Agent,
          is incorporated herein by reference to Exhibit 10(p) to the report on Form 10-Q of CBS Corporation for the quarter ended
          March 31, 1997. ............................................
  10.7    Second Amendment, dated March 21, 1997, to the CBS Credit
          Agreement, dated as of August 29, 1996, as amended by the
          First Amendment thereto dated as of January 29, 1997, among
          CBS Corporation, the Subsidiary Borrowers parties thereto, the Lenders parties thereto, Nationsbank, N.A. and The
          Toronto-Dominion Bank as Syndication Agents, The Chase
          Manhattan Bank as Documentation Agent, and Morgan Guaranty
          Trust Company of New York as Administrative Agent, is
          incorporated herein by reference to Exhibit 10(q) to the
          report on Form 10-Q of CBS Corporation for the quarter ended
          March 31, 1997. ............................................

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
  NO.                             DESCRIPTION                                 PAGE
-------                           -----------                             ------------
  10.8    Third Amendment, dated March 3, 1998, to the CBS Credit
          Agreement, dated as of August 29, 1996, as amended by the
          First Amendment thereto dated as of January 29, 1997, as
          amended by the Second Amendment thereto dated as of March
          21, 1997 among CBS Corporation, the Subsidiary Borrowers
          parties thereto, the Lenders parties thereto, Nationsbank,
          N.A. and The Toronto-Dominion Bank as Syndication Agents,
          The Chase Manhattan Bank as Documentation Agent, and Morgan
          Guaranty Trust Company of New York as Administrative Agent,
          is incorporated herein by reference to Exhibit 10(x) to the report on Form 10-Q of CBS Corporation for the quarter ended
          March 31, 1998. ............................................
  10.9    Employment Agreement, entered into on June 20, 1996 and
          effective as of December 31, 1996, between CBS and Mel
          Karmazin is incorporated herein by reference to Exhibit
          10(s) to the report on Form 10-Q of CBS Corporation for the quarter ended March 31, 1997................................
  10.10   Employment Agreement, entered into in May 1996, effective as of November 28, 1995 and amended as of January 29, 1997,
          between CBS Broadcasting Inc. and Daniel Mason. ............
**10.11   Employment Agreement, entered into as of December 22, 1989 and amended, between TDI Worldwide, Inc. and William
          Apfelbaum. .................................................
  10.12   The CBS 1991 Long-Term Incentive Plan, as amended to January
          28, 1998, is incorporated herein by reference to Exhibit
          10(g) to the report on Form 10-K of CBS Corporation for the year ended December 31, 1997. ..............................
  10.13   The CBS 1993 Long-Term Incentive Plan, as amended to January
          28, 1998, is incorporated herein by reference to Exhibit
          10(b) to the report on Form 10-K of CBS Corporation for the year ended December 31, 1997. ..............................
**10.14   1998 Long-Term Incentive Plan of the Registrant.............
**10.15   Executive Annual Incentive Plan of the Registrant. .........
  10.16   The CBS Annual Performance Plan, as amended to November 1,
          1996 is incorporated herein by reference to Exhibit 10(a) to the report on Form 10-Q of CBS Corporation for the quarter ended September 30, 1996. ..................................
  10.17   The Westinghouse Executive Pension Plan, as amended to
          December 1, 1997 is incorporated herein by reference to
          Exhibit 10(d) to the report on Form 10-K of CBS Corporation for the year ended December 31, 1997........................
  10.18   The CBS 1998 Executive Annual Incentive Plan is incorporated herein by reference to Exhibit A to the Proxy Statement of
          CBS Corporation dated May 6, 1998...........................
  10.19   The amended and restated Infinity Broadcasting Corporation
          Stock Option Plan is incorporated herein by reference to
          Exhibit 4.4 to the CBS Corporation's Registration Statement
          No. 333-13219 on Post-Effective Amendment No. 1 on Form S-8
          to Form S-4 filed with the Securities and Exchange
          Commission on January 2, 1997. .............................
  10.20   Infinity Broadcasting Corporation Warrant Certificate No. 3
          to Mel Karmazin is incorporated herein by reference to
          Exhibit 4.6 to the CBS Corporation's Registration Statement
          No. 333-13219 on Post-Effective Amendment No. 1 on Form S-8
          to Form S-4 filed with the Securities and Exchange
          Commission on January 2, 1997. .............................
  21.     SUBSIDIARIES. ..............................................
 *21.1    Subsidiaries of the Registrant..............................

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
  NO.                             DESCRIPTION                                 PAGE
-------                           -----------                             ------------
  23.     CONSENTS OF EXPERTS AND COUNSEL. ...........................
 *23.1    Consent of KPMG Peat Marwick LLP............................
 *23.2    Consent of KPMG Peat Marwick LLP............................
 *23.3    Consent of KPMG Peat Marwick LLP............................
**23.4    Consent of Cravath, Swaine & Moore (included in Exhibit
          5.1). ......................................................
  24.     POWERS OF ATTORNEY. ........................................
 *24.1    Power of Attorney of Mel Karmazin (included in the signature page).......................................................
 *24.2    Power of Attorney of Farid Suleman (included in the
          signature page).............................................
  27.     FINANCIAL DATA SCHEDULE.....................................
 *27.1    Financial Data Schedule.....................................


---------------
 * Filed herewith.

** To be filed by amendment.